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TABLE OF CONTENTS
QWEST COMMUNICATIONS INTERNATIONAL INC. INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Qwest Services Corporation	Qwest Communications International Inc.	Qwest Capital Funding, Inc.
(Exact name of each registrant as specified in its charter)
4813 (Primary Standard Industrial Classification Code Number)
Colorado	Delaware	Colorado
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
84-1339283	84-1339282	84-1028672
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Address, including zip code, and telephone number, including area code, of the registrants' principal executive offices)

Stephen E. Brilz
Vice President—Law
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5700

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

QCII 7 1/4% notes due 2011	$525,000,000	100%	$525,000,000	$66,517.50

Guarantees of the QCII 7 1/4% notes by QSC and QCF	$525,000,000	N/A	N/A	(2)

QCII 7 1/2% notes due 2014	$500,000,000	100%	$500,000,000	$63,350.00

Guarantees of the QCII 7 1/2% notes by QSC and QCF	$500,000,000	N/A	N/A	(2)

QCII Floating Rate notes due 2009	$750,000,000	100%	$750,000,000	$95,025.00

Guarantees of the QCII Floating Rate notes by QSC and QCF	$750,000,000	N/A	N/A	(2)

Total		100%	$1,775,000,000	$224,892.50

(1)
Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
The guarantees by Qwest Services Corporation and Qwest Capital Funding, Inc. of the obligations of Qwest Communications International Inc. under the notes are also being registered hereby. No additional registration fee is due for the guarantees, pursuant to Rule 457(n) of the Securities Act of 1933, as amended.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 3, 2004

PROSPECTUS

$1,775,000,000
Qwest Communications International Inc.

Guaranteed by
Qwest Services Corporation and
Qwest Capital Funding, Inc.

Exchange Offer for All Outstanding
7 1/4% Senior Notes due 2011
(CUSIP Nos. 749121BN8 and U74905AT4)
for new 7 1/4% Senior Notes due 2011
which have been registered under the Securities Act of 1933

and

7 1/2% Senior Notes due 2014
(CUSIP Nos. 749121BQ1 and U74905AU1)
for new 7 1/2% Senior Notes due 2014
which have been registered under the Securities Act of 1933

and

Floating Rate Senior Notes due 2009
(CUSIP Nos. 749121BS7 and U74905AV9)
for new Floating Rate Senior Notes due 2009
which have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on                        , 2004, unless extended.

The Exchange Notes:

  •
  The terms of the registered 7 1/4% notes, 7 1/2% notes and Floating Rate notes to be issued in the exchange offer are substantially identical to the terms of the outstanding 7 1/4% notes, 7 1/2% notes and Floating Rate notes, respectively, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.
  •
  We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.
  •
  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the applicable series of exchange notes.
  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.
  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.
  •
  The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.
  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See "Risk Factors" beginning on page 15.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2004

TABLE OF CONTENTS

Where You Can Find More Information
Important Notice
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Historical Consolidated Financial and Other Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Transactions
Beneficial Ownership of Shares of Common Stock
The Exchange Offer
Description of Other Indebtedness
Description of the Exchange Notes
Book-Entry, Delivery and Form
Certain United States Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Index to Financial Statements

        We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

WHERE YOU CAN FIND MORE INFORMATION

        QCII is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and special reports and other information with the SEC. The public may read and copy any reports or other information that QCII files with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. QCII's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of these filings and any and all of the documents referred to herein, including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Corporate Secretary
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202
(303) 992-1400

        In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

i

IMPORTANT NOTICE

        We recently filed our Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Form 10-K") with the Securities and Exchange Commission (the "SEC"). We filed our Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Form 10-K") and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (the "2003 Quarterly Reports") with the SEC in the fourth quarter of 2003. The 2002 Form 10-K contains, among other things, the restatement of our consolidated financial statements for the years ended December 31, 2000 and 2001, which resulted in, among other things, an aggregate reduction in revenue of approximately $2.5 billion. Although we attempted to address in the 2003 Form 10-K, 2002 Form 10-K and in the 2003 Quarterly Reports the comments made by the Staff of the SEC's Division of Corporation Finance with respect to our Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Form 10-K") and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the "March 2002 Form 10-Q"), we have not filed an amendment to our 2001 Form 10-K or the March 2002 Form 10-Q, have not filed our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002, and have not received any comments from the Staff of the SEC's Division of Corporation Finance as to the 2003 Form 10-K, 2002 Form 10-K or the 2003 Quarterly Reports. Pending receipt of such comments, no assurance can be given that the information contained herein will not be subject to change. If any such information or additional disclosures were available to you, it could be material to a decision as to whether or not to participate in the exchange.

ii

PROSPECTUS SUMMARY

        This prospectus summary contains basic information about us and this exchange offer, but does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

  As used in this prospectus, unless the context otherwise requires or indicates:

  •
  "notes" refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively;

  •
  "QCII" refers to Qwest Communications International Inc., a Delaware corporation, which is the issuer of the notes;

  •
  "QSC" refers to Qwest Services Corporation, a Colorado corporation, which is a wholly owned subsidiary of QCII and a guarantor of the notes;

  •
  "QCF" refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a wholly owned finance subsidiary of QCII and a guarantor of the notes;

  •
  "QCC" refers to Qwest Communications Corporation, a Delaware corporation, which is a wholly owned subsidiary of QSC; and

  •
  "QC" refers to Qwest Corporation, a Colorado corporation, which is also a wholly owned subsidiary of QSC.

        When we refer to "Qwest," "we," "us," and "our" in this prospectus, we are referring to QCII and its consolidated subsidiaries, including QSC, QCF, QCC and QC, unless the context indicates otherwise.

The Company

        We provide local telecommunications and related services, IntraLATA (services provided within the same local access transport area, or LATA) and InterLATA (services provided across more than one LATA) long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We also provide long-distance services and reliable, scalable and secure broadband data and voice communications outside our local service area as well as globally.

        We previously provided directory publishing services in our local service area. In 2002, we entered into contracts for the sale of our directory publishing business. In November 2002, we closed the sale of our directory publishing business in 7 of the 14 states in which we offered these services (referred to as Dex East). In September 2003, we completed the sale of the directory publishing business in the remaining states (referred to as Dex West). As a consequence, the results of operations of our directory publishing business are included in income from discontinued operations in our consolidated statements of operations.

        We currently operate in three segments:

  •
  wireline services;

  •
  wireless services; and

  •
  other services.

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories:

  •
  small businesses;

  •
  national and global businesses;

  •
  governmental entities; and

  •
  public and private educational institutions.

        We also provide our products and services to other telecommunications providers on a wholesale basis. We seek to distinguish ourselves from our competitors though our recent and continuing customer service initiatives.

Recent Developments

        2004 Debt Exchanges.    Subsequent to December 31, 2003 and through March 31, 2004, we exchanged, through privately negotiated transactions, $43.0 million face amount of debt issued by QCF, for equity of QCII with an aggregate value of $37.0 million (the "2004 Debt Exchanges"). We recorded a gain of $6.0 million related to the 2004 Debt Exchanges.

        Legal Reserves.    As we have previously disclosed, we have engaged in preliminary discussions for purposes of resolving certain of the investigations and securities matters to which we are subject. These matters are described in detail in "Business—Legal Proceedings" below. We recently concluded that a reserve should be provided. Accordingly, we have recorded a reserve in our consolidated financial statements for the estimated minimum liability associated with certain of these matters. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss we ultimately incur could be substantially more than the reserve we have provided. At this time, we believe that it is probable that all but $100 million of the recorded reserve will be recoverable out of a portion of the insurance proceeds, but the use and allocation of these proceeds has yet to be resolved between us and individual insureds. See Note 10—Other Financial Information to our consolidated financial statements contained in this prospectus.

        The securities actions are in a preliminary phase and we continue to defend against these matters vigorously. We have not yet conducted discovery on damages and other relevant issues. We are currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment on one or more of these matters in excess of our recorded reserves could be significant, and we can give no assurance that we will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected.

        Redemption of QC Notes.    On March 15, 2004, QC notified the trustee of various series of its notes and debentures of its intention to redeem all $100 million outstanding principal amount of its 5.65% Notes due November 1, 2004 and all $40.8 million outstanding principal amount of its 39 Year 5.5% Debentures due June 1, 2005. The redemption date for each of these redemptions was May 1, 2004, at which time all related interest ceased to accrue.

Corporate Information

        Qwest Communications International Inc., a Delaware corporation, was incorporated on February 18, 1997. QCII is the issuer of the notes.

        Qwest Services Corporation, a Colorado corporation, was incorporated on January 16, 1996. QSC is a guarantor of the notes. QCII is the direct corporate parent of QSC. QSC is the direct corporate parent of QC, the entity that, among other things, operates our regulated local telephone business, and QCC, the entity through which we conduct substantially all of our unregulated businesses.

        Qwest Capital Funding, Inc., a Colorado corporation, was incorporated on June 10, 1986. QCF is a guarantor of the notes. QCII is the direct corporate parent of QCF.

        Our offices are located at 1801 California Street, Denver, Colorado 80202, and our telephone number is (303) 992-1400.

Our Corporate Structure

        The following illustrates our corporate structure and debt capitalization as of December 31, 2003, as adjusted for the following:

  •
  the issuance of the outstanding notes on February 5, 2004, which were issued with a total discount of $12 million at a total issuance cost of $32 million;

  •
  the repayment on February 5, 2004 of all amounts outstanding under QSC's existing credit facility and the establishment of a new three-year, $750 million revolving credit facility (the "2004 QSC Credit Facility"), which is undrawn;

  •
  the consummation of the cash tender offer by QCF on February 26, 2004 for up to $963 million in aggregate principal amount of its 5.875% notes due August 2004, of which approximately $921 million in aggregate principal amount was tendered and accepted for a total of $939 million of cash (the "2004 QCF Tender Offer");

  •
  the consummation of the 2004 Debt Exchanges through March 31, 2004; and

  •
  the redemption on May 1, 2004, by QC of $140.8 million in aggregate principal amount of its 5.65% Notes due November 1, 2004 and its 39 Year 5.5% Debentures due June 1, 2005 (the "2004 QC Redemptions").

        This chart is provided for illustrative purposes only and does not represent all legal entities of Qwest or all obligations of QCII and its subsidiaries. For more information on our outstanding indebtedness, see "Description of Other Indebtedness."

Adjusted Consolidated Debt: $17.4 Billion(1)

(1)
Adjusted consolidated debt is total long-term borrowings of QCII and its consolidated subsidiaries, adjusted as set forth above, and inclusive of net discounts and premiums totaling $14 million, capital lease obligations totaling $98 million and $30 million of notes payable to a related party.

(2)
The notes are senior unsecured obligations of QCII. The notes are guaranteed on a senior subordinated secured basis by QSC and a senior unsecured basis by QCF. The QSC Guarantee is secured by a lien on certain assets of QSC, including the stock of QC and all debt owed to QSC (the "QSC Collateral"). Such lien ranks junior to the 2004 QSC Credit Facility but prior to the 2002 QSC notes.

(3)
QCII's senior notes due 2008 (the "2008 QCII notes"), with $70 million in aggregate principal amount outstanding, are secured by a lien on the stock of QSC and QCF (the "QCII Collateral") and are guaranteed on a senior unsecured basis by QCF and on a senior secured basis by QSC. The QSC guarantee is secured by a lien on the QSC Collateral, that is junior to the lien securing the QSC Guarantee.

(4)
The QCF senior notes are guaranteed by QCII on a senior unsecured basis.

(5)
The 2004 QSC Credit Facility is secured by a first priority lien on the QSC Collateral and guaranteed by QCII.

(6)
The QSC 2002 notes are secured by a junior lien on the QSC Collateral, guaranteed by QCII and QCF, and are contractually subordinated to all obligations of QSC under the QSC Guarantee, the 2004 QSC Credit Facility and other Senior Debt (as defined herein). The guarantee by QCII of the QSC 2002 notes is secured by a lien on the QCII Collateral.

Summary of the Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "outstanding notes" refers collectively to QCII's outstanding 7 1/4% notes due 2011, 7 1/2% notes due 2014 and Floating Rate notes due 2009, all of which were issued on February 5, 2004. The term "exchange notes" refers collectively to QCII's 7 1/4% notes due 2011, 7 1/2% notes due 2014 and Floating Rate notes due 2009 offered by this prospectus, which have been registered under the Securities Act. The term "indenture" refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer
QCII is offering to exchange $1,000 principal amount of each series of its exchange notes, which have been registered under the Securities Act of 1933, as amended, for each $1,000 principal amount of the corresponding series of the outstanding notes. As of the date of this prospectus, $525 million aggregate principal amount of 7 1/4% notes are outstanding, $500 million aggregate principal amount of 7 1/2% notes are outstanding and $750 million aggregate principal amount of Floating Rate notes are outstanding. QCII issued the outstanding notes in a private transaction for resale pursuant to Rule 144A of the Securities Act. The terms of each series of the exchange notes are substantially identical to the terms of the corresponding series of outstanding notes, except that the transfer restrictions, registration rights and Additional Interest (as defined below) provisions relating to the outstanding notes will not apply to the exchange notes.
In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless the exchange offer is extended, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, see "Exchange Offer—Conditions to the Exchange Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes (or series of outstanding notes) being tendered.

Procedures for Tendering Outstanding Notes
You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:
•
complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under "The Exchange Offer—The Exchange Agent;" or
•
arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company.
You may tender your outstanding notes for exchange notes in whole or in part in integral multiples of $1,000.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time on or prior to 5:00 p.m., New York City time, on the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."

Acceptance of Outstanding Notes and Delivery of Exchange Notes
Upon consummation of the exchange offer, QCII will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."
Registration Rights Agreement
We are making the exchange offer pursuant to the registration rights agreement that we entered into with the initial purchasers of the outstanding notes. Upon consummation of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, you will not be eligible to receive the Additional Interest, if any, described in the registration rights agreement.
For a description of the registration rights agreement, see "The Exchange Offer—Filing of Registration Statements."
Resales of Exchange Notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
	•	you are not an "affiliate" of ours;
	•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and
•
if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.
If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."
Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Upon consummation of the exchange offer, generally you will not have any further registration or exchange rights. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.
See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Exchange Agent
The exchange agent for the exchange offer is J.P. Morgan Trust Company, National Association. For additional information, see "The Exchange Offer—Exchange Agent" and the accompanying letter of transmittal.
Certain Federal Income Tax Consequences
The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see "Certain United States Federal Income Tax Considerations."

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are substantially the same as the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Exchange Notes."

Issuer	Qwest Communications International Inc.
Securities Offered
$525,000,000 aggregate principal amount of 7 1/4% notes due 2011;
$500,000,000 aggregate principal amount of 7 1/2% notes due 2014; and
$750,000,000 aggregate principal amount of Floating Rate notes due 2009.
Maturity	February 15, 2011 for the 7 1/4% notes; February 15, 2014 for the 7 1/2% notes; and February 15, 2009 for the Floating Rate notes.
Interest Rate	7 1/4% per annum for the 7 1/4% notes. 7 1/2% per annum for the 7 1/2% notes. Three-month LIBOR plus 3.50% per year for the Floating Rate notes.
Interest Payment Dates	Interest has accrued from February 5, 2004, the issue date of the outstanding notes, and is payable:
• each February 15 and August 15, beginning August 15, 2004, for the 7 1/4% notes and the 7 1/2% notes, and
• each February 15, May 15, August 15 and November 15, beginning May 15, 2004, for the Floating Rate notes.
Guarantees	The exchange notes will be guaranteed by QSC and QCF.
Ranking
The exchange notes will be senior unsecured obligations of QCII, ranking pari passu in right of payment with all other unsubordinated obligations of QCII. The exchange notes will rank senior in right of payment to all existing and future obligations of QCII that are, by their terms, subordinated in right of payment to the exchange notes. The exchange notes will be effectively subordinated to all secured obligations of QCII to the extent of the value of the assets of QCII securing such other obligations.

The guarantee by QSC (the "QSC Guarantee") is a senior subordinated secured guarantee, ranking senior in right of payment to the QSC 2002 notes and all other existing and future obligations of QSC that are expressly subordinated in right of payment to the QSC Guarantee. The QSC Guarantee is subordinated in right of payment to all existing and future Senior Debt (as defined under "Description of the Exchange Notes"), but the amount of Senior Debt is limited under the indenture governing the notes. The QSC Guarantee ranks pari passu in right of payment with all existing and future obligations of QSC that do not constitute Senior Debt but are not expressly subordinated to the QSC Guarantee.

The guarantee by QCF (the "QCF Guarantee") is a senior unsecured obligation of QCF, ranking pari passu in right of payment with all other unsubordinated obligations of QCF and ranking senior in right of payment to all existing and future obligations of QCF that are expressly subordinated to the QCF Guarantee. QCF is a finance company with no independent operations.
Security for the QSC Guarantee
QSC's obligations in respect of the QSC Guarantee are secured by a junior lien on certain assets of QSC, including the stock of QC and all debt owed to QSC (the "QSC Collateral"). These are also the assets of QSC that presently secure the QSC 2002 notes, although the QSC Guarantee is secured on a basis that is senior, or prior, to the QSC 2002 notes and certain other obligations. The lien securing the QSC Guarantee is a junior priority lien relative to a limited amount of other debt that is secured by the QSC Collateral, which includes the 2004 QSC Credit Facility. Holders of the notes have limited rights with respect to the QSC Collateral so long as senior liens are in existence. QSC is a holding company subsidiary of QCII. It owns all of the outstanding capital stock of QC and QCC and its consolidated assets represent a significant portion of those of QCII.
Termination of QSC Guarantee Subordination and Security
The subordination provisions applicable to the QSC Guarantee may be eliminated at the option of QSC, and the QSC Collateral securing the QSC Guarantee will be released, once the lien on the QSC Collateral securing the QSC 2002 notes and certain other obligations secured by the QSC Collateral are released. In such event, the QSC Guarantee will become a senior unsecured obligation of QSC.
Optional Redemption
On or after February 15, 2008 in the case of the 7 1/4% notes, February 15, 2009 in the case of the 7 1/2% notes, and February 15, 2006 in the case of the Floating Rate notes, we may redeem some or all of the notes of the applicable series at any time at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption."

In addition, prior to such dates, we may redeem the 7 1/4% notes and the 7 1/2% notes at 100% of principal amount, plus a "make whole" premium, plus accrued interest.

We also may redeem up to 35% of the 7 1/4% notes and the 7 1/2% notes before February 15, 2007 and of the Floating Rate Notes before February 15, 2006 with the proceeds of certain equity offerings of QCII at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption."
Mandatory Offer to Repurchase
If a Change of Control Triggering Event occurs, as that term is defined in "Description of the Exchange Notes—Change of Control Triggering Event," holders of notes will have the right, subject to certain conditions, to require us to repurchase their notes at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued interest, if any, as of the date of repurchase. See "Description of the Exchange Notes—Change of Control Triggering Event" for further information regarding the conditions that would apply if we must offer holders this repurchase right.
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our and our subsidiaries' ability to:
	•	incur or guarantee additional debt;
	•	pay dividends or distributions on or redeem or repurchase capital stock;
	•	make investments and other restricted payments;
	•	grant liens;
	•	transfer or sell assets;
	•	consolidate or merge or transfer all or substantially all of our assets; and
	•	enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions. For more details, see "Description of the Exchange Notes—Certain Covenants." If the notes receive an investment grade rating, most of the covenants with respect to the notes in the indenture governing the notes will be subject to suspension or termination.

Form and Denomination
The exchange notes will be initially issued only in the form of global notes.
Except as otherwise provided under the indenture, holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the owners of the exchange notes under the indenture governing the notes.
Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
Risk Factors	See "Risk Factors" for a discussion of certain risks you should carefully consider.

Summary Historical Consolidated Financial and Other Data

        The following summary financial data should be read in conjunction with, and are qualified by reference to, the consolidated financial statements and notes thereto in the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained in this prospectus. The summary financial data for the years ended December 31, 2003, 2002 and 2001 are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The summary financial data for the year ended December 31, 2000 is derived from, and is qualified by reference to, our audited consolidated financial statements, and the summary financial data for the year ended December 31, 1999 is derived from and qualified by reference to our unaudited consolidated financial statements, neither of which is included in this prospectus, but which are included in prior SEC filings.

	Year ended December 31,
	2003	2002	2001	2000	1999
					(unaudited)
	(in millions)
Consolidated Statement of Operations Data:
Operating revenue	$14,288	$15,371	$16,530	$14,148	$11,746
Operating expenses	14,542	34,288	18,882	14,422	9,101
Operating (loss) income	(254)	(18,917)	(2,352)	(274)	2,645
(Loss) income from continuing operations	(1,313)	(17,618)	(6,117)	(1,442)	884
Net income (loss)	$1,512	$(38,468)	$(5,603)	$(1,037)	$1,084
	As of December 31, 2003
	Actual	As Adjusted(1)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,756	$1,657
Total assets	26,216	26,148
Total stockholders' deficit	(1,016)	(991)
Total Debt(2)	17,508	17,417
	Year Ended December 31,
	2003	2002	2001
	(in millions)
Other Financial Data:
Cash provided by operating activities	$2,175	$2,388	$3,001
Cash used for investing activities	(2,340)	(2,738)	(8,152)
Cash provided by (used for) financing activities	(4,856)	(789)	4,660
Capital expenditures	2,088	2,764	8,042
	Year ended December 31,
	2003	2002	2001	2000	1999
					(unaudited)
	(in millions)
Ratio of earnings to fixed charges(3)	nm	nm	nm	nm	2.75

nm—not meaningful

(1)
Gives effect to the issuance of the 2004 QCII notes ($1,775 million in principal, $12 million in discount and $32 million in issuance costs), the repayment of all amounts outstanding under the existing QSC credit facility ($750 million), and the consummation of the 2004 QCF Tender Offer ($921 million in principal for $939 million in cash and a $18 million loss), 2004 Debt Exchanges through March 31, 2004 ($43 million in principal for $37 million of QCII stock and a gain of $6 million) and the 2004 QC Redemptions ($141 million in principal for $141 million in cash).

(2)
Total Debt is total long-term borrowings of Qwest, inclusive of discounts and premiums and current portion, including capital lease obligations.

(3)
"Earnings" is computed by adding income (loss) before income taxes, discontinued operations and cumulative effect of changes in accounting principles and fixed charges. "Fixed charges" consist of interest on indebtedness and an interest factor on rentals. For the years ended December 31, 2003, 2002, 2001 and 2000, our earnings were insufficient to cover fixed charges. The amount of additional earnings needed to cover fixed charges was $1.9 million, $20.2 million, $7.6 million and $2.1 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

RISK FACTORS

        The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should consider carefully the risk factors set forth below, together with all of the other information included in this prospectus.

Risks Relating to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

        There is no existing public market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on a securities exchange or quotation system. The liquidity of any trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the notes or that, if you can sell your notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Relating to the Notes

Our high debt levels, the restrictive terms of our debt instruments and the substantial litigation pending against us pose risks to our viability and may make us more vulnerable to adverse economic and competitive conditions, as well as other adverse developments.

        We are highly leveraged. As of December 31, 2003, our consolidated debt was approximately $17.5 billion. As shown in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Payment Obligations and Contingencies" in this prospectus, a considerable amount of our debt obligations come due over the next few years. While we currently believe we will have the financial resources to meet our obligations when they come due, we cannot anticipate what our future condition will be. We may have unexpected costs and liabilities and we may have limited access to financing.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of non-strategic assets) if cash provided by operations does not improve, if revenue and cash provided by operations continue to decline, if economic conditions weaken or if we become subject to significant judgments and/or settlements as further discussed in "Business—Legal Proceedings" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations—Liquidity and Capital Resources" in this prospectus. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in "Business—Legal Proceedings."

        If we fail to repay in excess of $100 million of our indebtedness when due, or fail to comply with the financial maintenance covenants contained in the 2004 QSC Credit Facility, if and when drawn, the applicable creditors or their representatives could declare the entire amount owed under the 2004 QSC Credit Facility immediately due and payable. Any such event could adversely affect our ability to conduct business or access the capital markets and could adversely impact our credit ratings.

        Additionally, the degree to which we are leveraged may have important limiting consequences, including the following:

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures or general corporate purposes may be impaired;

  •
  our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors, including some who have significantly reduced their debt through a bankruptcy proceeding;

  •
  our leverage may make us more vulnerable to the current or future downturns in general economic conditions or in any of our businesses;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

  •
  our high debt levels could adversely impact our credit ratings.

We may be unable to significantly reduce the substantial capital requirements or operating expenses necessary to continue to operate our business, which may in turn affect our operating results.

        We anticipate that our capital requirements relating to maintaining and routinely upgrading our network will continue to be significant in the coming years. We also may be unable to significantly reduce the operating expenses associated with our future contractual cash obligations, including future purchase commitments, which may in turn affect our operating results. As we will need to maintain the quality of our products and services in the future, we may be unable to further significantly reduce our capital requirements or operating expenses, even if revenues are decreasing. Such non-discretionary capital outlays and operating expenses may lessen our ability to compete with other providers who face less significant spending requirements.

Our debt agreements will allow us to incur additional debt, which, if incurred, could exacerbate the other risks described herein.

        The terms of our debt instruments permit us to incur additional indebtedness. Such debt may be necessary to comply with regulatory obligations to maintain our assets, to satisfy regulatory service obligations, to adequately respond to competition or for financial reasons alone. Incremental borrowings or borrowings at maturities that impose additional financial risks to our various efforts to improve our financial condition and results of operations could exacerbate the other risks described herein.

QCII and QSC are holding companies and depend on subsidiaries to satisfy their obligations under the notes and the QSC Guarantee.

        As holding companies, QCII and QSC conduct all of their operations through their subsidiaries, which own substantially all of our consolidated assets. Consequently, the principal source of cash to pay QCII's and QSC's obligations, including obligations under the notes and the QSC Guarantee, is the cash that our subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable QCII and/or QSC to make payments in respect of their obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit QCII's and QSC's ability to obtain cash from our subsidiaries. While the indentures governing certain of our existing notes and the notes limit the ability of our subsidiaries to restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event QCII and QSC do not receive distributions from our subsidiaries, QCII and QSC may be unable to make required payments on their indebtedness or under their guarantees. QCF is a finance company with no independent operations.

Except for the guarantees by QCF and QSC, the notes are not guaranteed by our subsidiaries and are structurally subordinated to the indebtedness and other liabilities of these subsidiaries.

        QCII, as issuer, and QCF and QSC, as guarantors, are the sole obligors under the notes. Our other subsidiaries do not guarantee the notes and have no legal obligation to make payments on the notes or make funds available for those payments, whether by dividends, loans or other payments. The notes, therefore, are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, other than QCF and QSC, including indebtedness of QCC and QC. See "Description of Other Indebtedness." Accordingly, there may only be a limited amount of assets available to satisfy your claims as a holder of the notes.

        In the event of a bankruptcy, liquidation, reorganization or similar proceeding with respect to us or any of our subsidiaries, the assets of our subsidiaries will be available to QCII, QCF and QSC only after all outstanding liabilities of those subsidiaries have been paid in full. As of December 31, 2003, our subsidiaries (other than QCF and QSC) had approximately $8.1 billion of indebtedness, not including accounts payable, indebtedness to affiliates and other liabilities outstanding. The terms of our debt instruments permit these subsidiaries to incur additional indebtedness.

Claims of holders of the notes with respect to the QSC Guarantee will be, prior to a Termination Event, expressly subordinated in right of payment to certain other existing and future senior debt of QSC, including indebtedness under the 2004 QSC Credit Facility.

        Prior to a Termination Event (as defined under "Description of the Exchange Notes"), the claims of holders of the notes with respect to the QSC Guarantee will be expressly subordinated in right of payment to certain other indebtedness of QSC that constitutes Senior Debt, including the 2004 QSC Credit Facility. Senior Debt is defined to include initially up to $2.5 billion in principal amount of indebtedness, but could exceed such amount if our leverage improves. See the definition of Senior Debt under "Description of the Exchange Notes." The subordination provisions contained in the QSC Guarantee provides that, prior to a Termination Event, holders of Senior Debt will be entitled to receive payment in full of all obligations due in respect thereof before beneficiaries of the QSC Guarantee will be entitled to receive any payment or distribution of any kind or character with respect to any obligations on or relating thereto in the event of any distribution to creditors of QSC:

  •
  in a total liquidation, dissolution or winding up of QSC; or

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to QSC or its assets.

        In addition, prior to a Termination Event, QSC may not make any payment or distribution of any kind or character with respect to any obligations on or relating to the notes or acquire any notes for cash or assets or otherwise, if:

  •
  a payment default on any Senior Debt occurs and is continuing; or

  •
  any other default occurs in respect of certain Senior Debt and is continuing for up to 179 days in any 360-day period that permits the acceleration of its maturity and the trustee for the notes receives a notice of such default.

Claims of holders of the notes in respect of the QSC Guarantee will rank junior in right of payment to Senior Debt with respect to the collateral securing the QSC Guarantee and the collateral may be released upon the occurrence of a Termination Event.

        The priority of the lien on the assets of QSC securing the QSC Guarantee is expressly junior in right of payment to certain Senior Debt outstanding from time to time. As a result of the junior priority of the lien to secure the QSC Guarantee, as well as the contractual subordination summarized above, holders of the notes will not be entitled to receive payments in respect of the collateral securing the QSC Guarantee (or otherwise under certain circumstances in the contractual subordination provisions summarized above) until the prior payment in full of the Senior Debt. The relative priorities of the liens and the subordination terms pertaining to the liens themselves in favor of senior lienholders are described under "Description of the Exchange Notes" and certain consequences thereof are discussed under the risk factor below captioned "Holders of the notes will not control decisions regarding the collateral securing the QSC Guarantee for so long as there is any Senior Debt secured by the QSC Collateral." In addition, upon the occurrence of a Termination Event, QSC may require the collateral securing its guarantee to be released and thereafter the QSC Guarantee would be a senior unsecured obligation of QSC.

The value of the collateral securing the QSC Guarantee may be insufficient to provide for payment in full of the notes.

        The value of the collateral securing the QSC Guarantee may be insufficient to satisfy the claims of the holders of the notes. Such value may be materially diminished or impaired by any bankruptcy, reorganization or other proceedings involving QSC or any of its subsidiaries or by the regulatory consequences thereof or by any of the other matters discussed in these risk factors, as well as other factors beyond our control and the control of our creditors. QSC also may grant future liens on the collateral to secure debt that also could impair the value thereof.

        In addition, the holders of the notes will not be entitled to recover amounts with respect to the collateral securing the QSC Guarantee until the claims of holders of Senior Debt secured by such collateral on a prior basis are satisfied. Any recovery on the liens securing the QSC Guarantee would also be ratably shared with any other holders of debt of QSC secured on an equal and ratable basis by the collateral. In addition, actions taken by holders of Senior Debt pursuant to their control rights may diminish the amount of any recovery in respect of the QSC Guarantee by holders of the notes, as described in the immediately following risk factor.

        To the extent that the collateral is insufficient to satisfy the claims of holders of the notes in respect of the QSC Guarantee, such holders will have unsecured claims against QSC in respect of the QSC Guarantee for the benefit of their notes that will rank equally and ratably with the claims of other unsecured creditors of QSC that are not subordinated to the notes or to which the notes are not contractually subordinated.

Holders of the notes will not control decisions regarding the collateral securing the QSC Guarantee for so long as there is any Senior Debt secured by the QSC Collateral.

        The liens on the collateral securing the QSC Guarantee are junior to the liens on the collateral securing certain Senior Debt, as described elsewhere in these risk factors. Under the terms of the relevant security and pledge agreement, holders of such Senior Debt will be entitled to control substantially all matters related to the collateral securing the QSC Guarantee. The terms of the security and pledge agreement provide that in a bankruptcy or insolvency proceeding, holders of such Senior

Debt may consent to any post-petition financing or the use of cash collateral in their sole discretion and may receive liens on the collateral senior to those securing the notes. Furthermore, the terms of the security and pledge agreement provide that in such a proceeding, the holders of the notes may not oppose or otherwise contest any motion for relief from any automatic stay in respect of any collateral securing the QSC Guarantee, or for the use of cash collateral by the holders of the Senior Debt, on the basis that their interest in the collateral securing the QSC Guarantee is impaired or inadequately protected by such use, nor may holders of the notes otherwise contest any sale or other disposition of any assets comprising part of the collateral securing the QSC Guarantee on that basis. Furthermore, holders of the notes will not be permitted to contest post-petition financing (i.e., financing entered into following commencement of a bankruptcy proceeding) and the creation of prior liens on the collateral therefor. As a result, all decisions with respect to the time and method of any disposition of or other matters relating to the collateral securing the QSC Guarantee may be made by the representatives of holders of the Senior Debt secured by the collateral solely for the benefit of such holders of the Senior Debt. Holders of the notes may disagree with any such decision, and any such decision may be contrary to the interests of holders of the notes and may materially impair or reduce the value of the collateral securing the QSC Guarantee.

Rights of holders of the notes in the collateral securing the QSC Guarantee may be adversely affected by bankruptcy proceedings.

        The right of the trustee under the indenture governing the notes to repossess and dispose of the collateral securing the QSC Guarantee in respect of the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the indenture trustee has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor such as the indenture trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The meaning of the term "adequate protection" varies according to circumstance, but in general the doctrine of "adequate protection" requires a troubled debtor to protect the value of a secured creditor's interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the QSC Guarantee for the benefit of the notes could be delayed following commencement of a bankruptcy case, whether or when the indenture trustee would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the QSC Guarantee for the benefit of the notes, the holders of the notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, or attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

        In addition, the rights of holders of the notes in respect of the QSC Guarantee following the initiation of a bankruptcy proceeding will be subject to the control rights of holders of certain Senior Debt secured by the collateral, as more fully described in the preceding risk factors.

The ability of holders of the notes to realize value from the QSC Collateral securing the QSC Guarantee may be adversely affected by regulatory considerations.

        The ability of holders of the notes to realize value from the lien on the collateral is subject to regulatory restrictions and prohibitions. This is because the lien granted by QSC on the capital stock of QC, the provider and/or holding company for our local exchange carriers and wireless telephone business is subject to regulatory restrictions and prohibitions including:

  •
  restrictions on the ability or right of any person to acquire or exercise control over QC or any of its subsidiaries without the prior consent of the Federal Communications Commission (the "FCC"), certain state public utility commissions and/or other governmental authorities, and

  •
  restrictions on the right of QC to afford its creditors or creditors of its affiliates recourse to or against its assets.

        Such restrictions and prohibitions may adversely affect the ability of the holders of the notes to realize value from the QC stock collateral in respect of the QSC Guarantee.

Holders of the notes will not have a secured claim against any of the assets of QCII.

        The notes are unsecured obligations of QCII, and holders of the notes will not have a secured claim against any of the assets of QCII. QCII has provided a guarantee for the benefit of the 2002 QSC notes secured by the capital stock of QSC and QCF. QCII has also granted equal and ratable liens on the QCII Collateral to secure its obligations in respect of the QCII 2008 notes. In the event the QSC Guarantee for the benefit of the notes is voided or otherwise found to be unenforceable, the claims of the holders of the notes to the assets of QCII would be senior unsecured claims subordinate to the 2002 QSC notes and the QCII 2008 notes to the extent of their security in the capital stock of QSC and QCF. In such event, the notes would no longer have any claim in the assets of QSC and would also be effectively structurally subordinated to holders of the 2002 QSC notes and the QCII 2008 notes.

We may be unable to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require QCII to repurchase any or all of their notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. A change of control may result in an event of default under our other debt agreements and may cause the acceleration of our other indebtedness. If a purchase of the notes were required upon a change of control, we can give no assurance that we would have sufficient funds to pay the purchase price for any and all debt that we are required to purchase or repay. Any requirement to offer to purchase any notes outstanding may result in our having to refinance our outstanding indebtedness, which we may not be able to do. If we fail to repurchase the notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the notes.

We could enter into significant transactions that would not constitute a change of control requiring us to repurchase the notes, but that could adversely affect our risk profile.

        We could in the future enter into transactions, such as acquisitions, refinancings, recapitalizations or highly leveraged transactions, that would not constitute a change of control requiring us to repurchase the notes, but that could adversely affect our risk profile. Such transactions could alter our capital structure, including by increasing the amount of our indebtedness outstanding (to the extent permitted by the 2004 QSC Credit Facility and our indentures), alter the nature of our business, adversely affect our credit ratings, or otherwise adversely affect the holders of the notes.

The guarantees may not be enforceable because of fraudulent conveyance laws.

        QCF's and QSC's guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of any unpaid creditors of QCF or QSC. Under these laws, if in such a case or lawsuit a court were to find that, at the time QCF and QSC incurred the obligation represented by the guarantees:

  •
  QCF or QSC incurred this obligation with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  QCF or QSC received less than reasonably equivalent value or fair consideration for incurring this obligation and QCF or QSC:

  •
  were insolvent or were rendered insolvent by reason of the issuance of the guarantees;

  •
  were engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantees or subordinate the amounts owing under such guarantee to QCF or QSC's presently existing or future debt or take other actions detrimental to holders of the notes.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent obligations) is greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the notes will not have a claim against the guarantor and will only be a creditor of QCF or QSC, as the case may be, to the extent the guarantee was not set aside or found to be unenforceable.

Additional Risks Affecting Our Liquidity

The restrictive covenants in our debt instruments may affect our ability to operate our business successfully.

        The indenture governing the notes and the terms of certain of the indentures governing our other long-term debt securities contain various provisions that limit our ability to, among other things:

  •
  incur or guarantee additional debt and issue preferred stock;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  make investments and other restricted payments;

  •
  issue or sell capital stock of restricted subsidiaries;

  •
  grant liens;

  •
  transfer or sell assets;

  •
  consolidate, merge or transfer all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        If we fail to repay any of our indebtedness when due, or fail to comply with the financial covenant restrictions contained in any agreements governing our indebtedness, the applicable creditors or their representatives could declare the entire amount owed under such indebtedness immediately due and payable. This could precipitate a bankruptcy or insolvency of our company.

If we are unable to renegotiate a significant portion of our future purchase commitments, we may suffer related losses.

        As of December 31, 2003, our aggregate future purchase commitments totaled approximately $4.4 billion. We entered into these commitments, which obligate us to purchase network services and capacity, hardware or advertising from other vendors, with the expectation that we would use these commitments in association with projected revenues. We currently do not expect to generate revenues in the near-term that are sufficient to offset the costs associated with some of these commitments. Although we are attempting to renegotiate and restructure certain of these contracts, there can be no assurance that we will be successful to any material degree. If we cannot renegotiate or restructure a significant portion of these contracts on terms that are favorable to us, we will continue to have substantial ongoing expenses without sufficient revenues to offset the expenses related to these arrangements. In addition, we may incur substantial losses in connection with these restructurings and renegotiations.

Declines in the value of pension plan assets could require us to provide significant amounts of funding for our pension plan.

        While we do not expect to be required to make material cash contributions to our defined benefit pension plan in the near-term based upon current actuarial analyses and forecasts, a significant decline in the value of pension plan assets in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. As a result, we may be required to fund our benefit plans with cash from operations, perhaps by a material amount.

If we pursue and are involved in any business combinations, our financial condition could be affected.

        On a regular and ongoing basis, we review and evaluate other businesses and opportunities for business combinations that would be strategically beneficial. As a result, we may be involved in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our financial condition (including short-term or long-term liquidity) or short-term or long-term results of operations.

        Should we make an error in judgment when identifying an acquisition candidate, or should we fail to successfully integrate acquired operations, we will likely fail to realize the benefits we intended to derive from the acquisition and may suffer other adverse consequences. Acquisitions involve a number of other risks, including:

  •
  incurrence of substantial transaction costs;

  •
  diversion of management's attention from operating our existing business;

  •
  charges to earnings in the event of any write-down or write-off of goodwill recorded in connection with acquisitions;

  •
  depletion of our cash resources or incurrence of additional indebtedness to fund acquisitions; and

  •
  assumption of liabilities of an acquired business (including unforeseen liabilities).

        We can give no assurance that we will be able to successfully complete and integrate strategic acquisitions.

Risks Affecting Our Business

We face pressure on profit margins as a result of increasing competition, including product substitution, which could adversely affect our operating results and financial performance.

        We compete in a rapidly evolving and highly competitive market, and we expect competition to intensify. We have faced greater competition in our core local business from cable companies, wireless providers (including ourselves), facilities-based providers using their own networks as well as those leasing parts of our network (unbundled network elements), and resellers. Regulatory developments have generally increased competitive pressures on our business, such as the recent decision allowing for number portability from wireline to wireless phones.

        Due to these and other factors, we believe competitive telecommunications providers are no longer hindered by historical barriers to entry. As a result, we are seeking to distinguish ourselves from our competitors through a number of customer service initiatives. These initiatives include expanded product bundling, simplified billing, improved customer support and other ongoing measures. However, these initiatives are new and untested. We may not have sufficient resources to distinguish our service levels from those of our competitors, and we may not be successful in integrating our product offerings, especially products for which we act as a reseller, such as Sprint's wireless services and the video services of our satellite provider partners. Even if we are successful, these initiatives may not be sufficient to offset our continuing loss of access lines.

        We have also begun to experience and expect further increased competitive pressure from telecommunications providers either emerging from bankruptcy protection or reorganizing their capital structure to more effectively compete against us. As a result of these increased competitive pressures, we have been and may continue to be forced to respond with lower profit margin product offerings and pricing schemes in an effort to retain and attract customers. These pressures could adversely affect our operating results and financial performance.

Rapid changes in technology and markets could require substantial expenditure of financial and other resources in excess of contemplated levels, and any inability to respond to those changes could reduce our market share.

        The telecommunications industry is experiencing significant technological changes, and our ability to execute on our business plans and compete depends upon our ability to develop new products and accelerate the deployment of advanced new services, such as broadband data, wireless services, video services and voice over Internet protocol services. The development and deployment of new products could require substantial expenditure of financial and other resources in excess of contemplated levels. If we are not able to develop new products to keep pace with technological advances, or if such products are not widely accepted by customers, our ability to compete could be adversely affected and our market share could decline. Any inability to keep up with changes in technology and markets could also adversely affect the trading price of our securities and our ability to service our debt.

Risks Relating to Our Legal and Regulatory Matters

Any adverse outcome of investigations currently being conducted by the SEC and the U.S. Attorney's Office or the assessment being undertaken by the General Services Administration could have a material adverse impact on us, on the trading price for our debt and equity securities, and on our ability to access the capital markets.

        On April 3, 2002, the SEC issued an order of investigation that made formal an informal investigation initiated on March 8, 2002. We are continuing in our efforts to cooperate fully with the SEC in its investigation. The investigation includes, without limitation, inquiry into several specifically identified accounting practices and transactions and related disclosures that are the subject of the various adjustments and restatements described in our 2002 Form 10-K. The investigation also includes inquiry into disclosure and other issues related to transactions between us and certain of our vendors and certain investments in the securities of those vendors by individuals associated with us.

        On July 9, 2002, we were informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of Qwest. We believe the U.S. Attorney's Office is investigating various matters that include the subjects of the investigation by the SEC.

        While we are continuing in our efforts to cooperate fully with the SEC and the U.S. Attorney's Office in each of their respective investigations, we cannot predict the outcome of those investigations. We have engaged in discussions with the SEC staff in an effort to resolve the issues raised in the SEC's investigation of us. While our most recent discussions and further analysis have led us to conclude that a reserve should be provided for this matter and our securities actions (see "Business—Legal Proceedings" in this prospectus for a description of these actions), such discussions are preliminary and we cannot predict the likelihood of whether those discussions will result in a settlement and, if so, the terms of such settlement. However, settlements typically involve, among other things, the SEC making claims under the federal securities laws in a complaint filed in United States District Court that, for purposes of the settlement, the defendant neither admits nor denies. Were such a settlement to occur, we would expect such claims to address many of the accounting practices and transactions and related disclosures that are the subject of the various restatements we have made as well as additional transactions. In addition, any settlement with the SEC may also involve, among other things, the imposition of disgorgement and a civil penalty, the amounts of which could be materially in excess of our recorded reserve, and the entry of a court order that would require, among other things, that we and our officers and directors comply with provisions of the federal securities laws as to which there have been allegations of prior violations.

        In addition, the SEC has conducted an investigation concerning our earnings release for the fourth quarter and full year 2000 issued on January 24, 2001. The release provided pro forma normalized earnings information that excluded certain nonrecurring expense and income items resulting primarily from the Merger. On November 21, 2001, the SEC staff informed us of its intent to recommend that the SEC authorize an action against us that would allege we should have included in the earnings release a statement of our earnings in accordance with generally accepted accounting principles in the United States of America ("GAAP"). At the date of this filing, no action has been taken by the SEC. However, we expect that if our current discussions with the staff of the SEC result in a settlement, such settlement would include allegations concerning the January 24, 2001 earnings release.

        Also, the General Services Administration, or GSA, is conducting a review of all contracts with us for purposes of determining present responsibility. On September 12, 2003, we were informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether we should be considered for debarment. We are cooperating fully with the GSA and believe that we will remain a supplier of the government, although we cannot predict the outcome of this referral.

        An adverse outcome with respect to one or more of the SEC investigations, the U.S. Attorney's Office investigation or the GSA evaluation could have a material and significant adverse impact upon us.

Further review by the SEC could result in additional adjustments to our annual and quarterly reports.

        We have engaged in discussions with the staff of the SEC's Division of Corporation Finance regarding our periodic filings. They have reviewed and commented upon our 2001 Form 10-K and March 2002 Form 10-Q. As appropriate, we have attempted to address the Staff's comments in our current filings and have provided responses to those other comments that we could address. It is also possible that these comments may lead to further investigations from the SEC's Division of Enforcement. We may receive additional comments from the staff of the Division of Corporation Finance and may be required to make further adjustments or additional disclosures.

        While we have attempted to address all the matters identified in our internal analysis of our accounting policies, practices and procedures, due to the breadth of this analysis, the passage of time and the turnover in accounting personnel employed by us, we may have overlooked some matters in our internal analysis.

Major lawsuits have been brought against us involving our accounting practices and other matters. The outcomes of these lawsuits and other lawsuits affecting us may have a material adverse effect on our business, financial condition and operating results.

        Several lawsuits have been filed against us, as well as certain of our past and present officers and directors. These lawsuits include putative class action lawsuits in which the plaintiffs allege numerous violations of securities laws. In one of these actions, lead counsel for the plaintiffs has indicated that plaintiffs will seek damages in the tens of billions of dollars. For a description of these legal actions, see "Business—Legal Proceedings" in this prospectus.

        The consolidated securities action, the consolidated ERISA action, the CalSTRS, New Jersey, SURSI, SPA, SHC and TRSL actions described in "Business—Legal Proceedings" present material and significant risk to us. Some of the allegations in these lawsuits include many of the same subjects that the SEC and U.S. Attorney's Office are investigating. The size, scope and nature of the recent restatements of our consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these matters, and we can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from these matters. As we have previously disclosed, we have engaged in preliminary discussions for purposes of resolving certain of these matters. We recently concluded that a reserve should be provided. Accordingly, we have recorded a reserve in our consolidated financial statements for the estimated minimum liability associated with certain of these matters. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss we ultimately incur could be substantially more than the reserve we have provided.

        The securities actions are in a preliminary phase and we continue to defend against these matters vigorously. We have not yet conducted discovery on damages and other relevant issues. We are currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment in one or more of these matters in excess of our recorded reserves could be significant, and we can give no assurance that we will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected.

        Further, given the size and nature of our business, we are subject from time to time to various other lawsuits which, depending on their outcome, may have a material adverse effect on our financial position. Thus, we can give no assurances as to the impacts on our financial results or financial condition as a result of these matters.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which we operate, could reduce investor confidence and affect our business opportunities.

        As a result of our accounting issues and the increased scrutiny of financial disclosure, investor confidence in us has suffered and could suffer further. Congress, the SEC, other government authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. In addition, as discussed earlier, the SEC and the U.S. Attorney's Office are currently conducting investigations including, without limitation, inquiries into several specifically identified accounting practices and transactions and related disclosures and our earnings release for the fourth quarter and full year 2000.

        A criminal trial of former Qwest executives occurred in the first and second quarters of 2004. Additional civil and criminal trials could take place in the future. Evidence that is introduced at such trials may result in further scrutiny by governmental authorities and others.

        Also, our 2002 Form 10-K was filed in October of 2003 and contains our restated consolidated financial statements for the years ended December 31, 2001 and 2000. These restatements involved, among other matters, revenue recognition issues related to optical capacity asset transactions, equipment sales, directory publishing and purchase accounting and resulted in, among other things, an aggregate reduction in revenue of approximately $2.5 billion. We cannot assure you that the information in our 2003 Form 10-K, 2002 Form 10-K or in this prospectus will not be subject to change upon receipt of any comments from the SEC relevant to these filings, and any such changes could be material. In addition, we cannot assure you that we will not have to further restate earnings for prior periods as a result of any formal actions or the SEC's review of our filings. Any such restatement could further impact our ability to access the capital markets and the trading price of our securities.

We operate in a highly regulated industry, and are therefore exposed to restrictions on our manner of doing business and a variety of claims relating to such regulation.

        Our operations are subject to extensive federal regulation, including the Communications Act of 1934, as amended, and FCC regulations thereunder. We are also subject to the applicable laws and regulations of various states, including regulation by Public Utility Commissions ("PUCs") and other state agencies. Federal laws and FCC regulations generally apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities generally have jurisdiction over telecommunications that originate and terminate within the same state. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services in most of these jurisdictions. Our businesses are subject to numerous, and often quite detailed, requirements under federal, state and local laws, rules and regulations. Accordingly, we cannot ensure that we are always in compliance with all these requirements at any single point in time.

        Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. All of our operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our operations, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        We monitor our compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although we believe that we are in compliance with such regulations, any such discharge, disposal or emission might expose us to claims or actions that could have a material adverse effect on our business, financial condition and operating results.

Other Risks Relating to QCII

If conditions or assumptions differ from the judgments, assumptions or estimates used in our critical accounting policies, the accuracy of our financial statements and related disclosures could be affected.

        The preparation of financial statements and related disclosures in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are described in this prospectus, describe the significant accounting policies and methods used in the preparation of our consolidated financial statements. These accounting policies are considered "critical" because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies or different assumptions are used in the future, such events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Taxing authorities may determine we owe additional taxes relating to various matters, which could adversely affect our financial results.

        As a significant taxpayer, we are subject to frequent and regular audits from the IRS, as well as from state and local tax authorities. These audits could subject us to risk due to adverse positions that may be taken by these tax authorities.

        For example, the IRS has proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves our allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by us. The IRS disputes our allocation of the costs between us and third parties for whom we were building similar network assets during the same time period. Similar claims have been asserted against us with respect to 1997 and 1998, and it is possible that claims could be made against us for other periods. We are contesting these claims and do not believe the IRS will be successful. Even if they are, we believe that any significant tax obligations will be substantially offset as a result of available net operating losses and tax sharing agreements. However, the ultimate effect of these claims is uncertain.

        Because prior to 1999 QCII was a member of an affiliated group filing a consolidated U.S. federal income tax return, we could be severally liable for tax examinations and adjustments not directly applicable to current members of the QCII affiliated group. Tax sharing agreements have been executed between us and previous affiliates, and we believe the liabilities, if any, arising from adjustments to tax liability would be borne by the affiliated group member determined to have a deficiency under the terms and conditions of such agreements and applicable tax law. We have not provided for the liability of former affiliated members in our consolidated financial statements.

        As a result of the recent restatement of our financial results for 2001 and 2000, previously filed returns and reports may be required by legal, regulatory, or administrative provisions to be amended to reflect the tax related impacts, if any, of such restatements. Where legal, regulatory or administrative rules would require or allow us to amend our previous tax filings, we intend to comply with our obligations under applicable law. To the extent that tax authorities do not accept the tax consequences of restatement entries, liabilities for taxes could differ materially from what has been recorded in our consolidated financial statements.

        While we believe we have adequately provided for taxes associated with these restatements, risks and contingencies, tax audits and examinations may result in liabilities that differ materially from those we have recorded in our consolidated financial statements.

If we fail to extend or renegotiate our collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed.

        We are a party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business. In August 2003 we reached agreements with the Communications Workers of America ("CWA") and the International Brotherhood of Electrical Workers ("IBEW") on new two-year labor contracts. Each of these agreements was ratified by union members and expires on August 13, 2005.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements," about our financial condition, results of operations and business. These statements include, among others:

  •
  statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

  •
  statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus.

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described above under "Risk Factors." These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information contained in this document is a statement of our intention as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes.

        We received approximately $1,730 million from the issuance of the outstanding notes. We are using the net proceeds from the offering for general corporate purposes, including repayment of indebtedness.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2003:

  •
  on an actual basis; and

  •
  as adjusted to give effect to the issuance of the 2004 QCII notes, the repayments of all amounts outstanding under the existing QSC credit facility, the consummation of the 2004 QCF Tender Offer and the 2004 Debt Exchanges through March 31, 2004 and the 2004 QC Redemptions.

        The information in this table should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus.

	As of December 31, 2003
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,756	$1,657

Debt and capital leases
Qwest Corporation:
Notes with various rates ranging from 5.50% to 9.125% including LIBOR + 4.75% and maturities from 2004 to 2043	7,887	7,746
Unamortized discount	(157)	(157)
Capital lease obligations and other	25	25
Qwest Services Corporation:
Notes with various rates ranging from 13.00% to 14.00% and maturities from 2007 to 2014(1)	3,377	3,377
Unamortized premium	174	174
Credit facility due 2005 with rate of LIBOR + 3.50%	750	—
2004 QSC Credit facility(2)	—	—
Qwest Communications Corporation:
7.25% Senior Notes due in 2007(3)	314	314
Unamortized discount	(7)	(7)
Capital lease obligations and other	40	40
Qwest Capital Funding:
Notes with various rates ranging from 5.875% to 7.90% and maturities from 2004 to 2031(4)	4,952	3,988
Unamortized discount	(11)	(9)
Qwest Communications International Inc.:
2004 Notes with various rates ranging from 7.250% to 7.50% and maturities from 2011 to 2014(5)	—	1,025
2004 Floating rate notes maturing 2009(5)	—	750
7.50% Senior Notes due in 2008(6)	62	62
7.25% Senior Notes due in 2008(6)	8	8
Unamortized discount and other	(2)	(15)
Senior Notes with various rates ranging from 8.29% to 10.875% and maturities from 2007 to 2008	33	33
Note payable to ADMI(7)	30	30
Other:
Capital lease obligations	33	33

Total debt and capital leases	17,508	17,417

Total stockholders' deficit	(1,016)	(991)

Total capitalization	$16,492	$16,426

(1)
The 2002 QSC notes are secured by a lien on the QSC Collateral, guaranteed by QCII and QCF, and are contractually subordinated to all obligations of QSC under the QSC Guarantee, the 2004 QSC Credit Facility and other Senior Debt. The guarantee by QCII of the 2002 QSC notes is secured by a lien on the QCII Collateral.

(2)
The 2004 QSC Credit Facility provides for borrowings of up to $750 million on a revolving basis, and is undrawn. However, the use of proceeds is restricted. See Note 18 to our consolidated financial statements contained in this prospectus.

(3)
QCC debt is not guaranteed by any other entity.

(4)
These QCF notes are guaranteed by QCII on a senior unsecured basis.

(5)
The notes are guaranteed on a senior subordinated basis by QSC and on a senior unsecured basis by QCF. The QSC Guarantee is secured by a lien on the QSC Collateral. Such lien ranks junior to the 2004 QSC Credit Facility but prior to the 2002 QSC notes.

(6)
The QCII 2008 notes are secured by a lien on the QCII Collateral and are guaranteed on a senior unsecured basis by QCF and on a senior basis by QSC. The QSC guarantee is secured by a lien on the QSC Collateral that is junior to the lien securing the QSC Guarantee.

(7)
See Note 16—Related Party Transactions to our consolidated financial statements in this prospectus for a description of the note payable to Anschutz Digital Media, Inc.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        On June 30, 2000, we completed our merger with U S WEST (the "Merger"). We accounted for the Merger as a reverse acquisition under the purchase method of accounting, with U S WEST being deemed the accounting acquirer and pre-Merger Qwest the acquired entity. As a result, our consolidated financial statements do not include financial results of pre-Merger Qwest for any period prior to June 30, 2000. The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in this prospectus. The selected consolidated financial data as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The selected consolidated financial data as of December 31, 2001 and 2000 and for the year ended December 31, 2000 is derived from and is qualified by reference to our audited consolidated financial statements and the consolidated financial data as of and for the year ended December 31, 1999 is derived from and qualified by reference to our unaudited consolidated financial statements, neither of which is included in this prospectus but which are included in prior SEC filings.

	Years Ended December 31,
	2003	2002	2001	2000	1999 (Unaudited)
	(Dollars in millions, shares in thousands except per share amounts)
Operating revenue	$14,288	$15,371	$16,530	$14,148	$11,746
Operating expenses	14,542	34,288	18,882	14,422	9,101
Operating (loss) income	(254)	(18,917)	(2,352)	(274)	2,645
(Loss) income from continuing operations	(1,313)	(17,618)	(6,117)	(1,442)	884
Net income (loss)(1)	$1,512	$(38,468)	$(5,603)	$(1,037)	$1,084
(Loss) earnings per share(2)
Continuing operations:
Basic	$(0.76)	$(10.48)	$(3.68)	$(1.13)	$1.01
Diluted	$(0.76)	$(10.48)	$(3.68)	$(1.13)	$1.00
Net income (loss):
Basic	$0.87	$(22.87)	$(3.37)	$(0.82)	$1.24
Diluted	$0.87	$(22.87)	$(3.37)	$(0.82)	$1.23
Weighted-average common shares outstanding (in thousands)(2):
Basic	1,738,766	1,682,056	1,661,133	1,272,088	872,309
Diluted	1,738,766	1,682,056	1,661,133	1,272,088	880,753
Dividends per common share	$0.00	$0.00	$0.05	$0.31	$1.36
Balance sheet data:
Total assets	$26,216	$29,345	$72,166	$72,816	$22,914
Total debt(3)	17,508	22,540	25,037	19,157	13,071
Debt to total capital ratio(4)	106.16%	114.36%	41.42%	31.55%	94.04%
Other data:
Cash provided by operating activities	$2,175	$2,388	$3,001	$3,762	$4,546
Cash used for investing activities	(2,340)	(2,738)	(8,152)	(5,256)	(6,462)
Cash (used for) provided by financing activities	(4,856)	(789)	4,660	1,268	1,945
Capital expenditures	2,088	2,764	8,042	7,135	3,944

(1)
Amounts that follow in this footnote are on an after-tax basis. Also, as described in footnote (2), all share and per share amounts for the periods 1999 through 2000 assume the conversion of U S WEST common stock into Qwest common stock.

  2003.    The 2003 net income includes a charge of $140 million ($0.08 per basic and diluted share) for an impairment of assets (primarily cell sites, switches, related tools and equipment inventory and certain information technology systems supporting the wireless network), a net gain of $206 million ($0.12 per basic and diluted share) resulting from the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations", or SFAS No. 143, relating to the reversal of net removal costs where there was not a legal removal obligation, a net charge of $241 million ($0.14 per basic and diluted share) resulting from the termination of services arrangements with Calpoint and another service provider, a net charge of $69 million ($0.04 per basic and diluted share) for restructuring charges, a net charge of $61 million ($0.04 per basic and diluted share) for litigation related losses, a net gain of $23 million ($0.01 per basic and diluted share) relating to the early retirement of debt and a net gain on sale of discontinued operations of $2.619 billion ($1.51 per basic and diluted share).

  2002.    2002 net loss includes a charge of $22.800 billion ($13.55 per basic and diluted share) for a transitional impairment from the adoption of a change in accounting for goodwill and other intangible assets, charges aggregating $14.927 billion ($8.87 per basic and diluted share) for additional goodwill and asset impairments, a net charge of $112 million ($0.07 per basic and diluted share) for Merger-related, restructuring and other charges, a charge of $1.190 billion ($0.71 per basic and diluted share) for the losses and impairment of investment in KPNQwest, a gain of $1.122 billion ($0.67 per basic and diluted share) relating to the gain on the early retirement of debt and income from and gain on sale of discontinued operations of $1.950 billion ($1.16 per basic and diluted share).

  2001.    2001 net loss includes charges aggregating $697 million ($0.42 per diluted share) for Merger-related, restructuring and other charges, a charge of $3.300 billion ($1.99 per basic and diluted share) for the losses and impairment of investment in KPNQwest, a charge of $136 million ($0.08 per basic and diluted share) for a depreciation adjustment on access lines returned to service, a charge of $163 million ($0.10 per basic and diluted share) for investment write-downs, a charge of $154 million ($0.09 per basic and diluted share) for asset impairments, a charge of $65 million ($0.04 per basic and diluted share) for the early retirement of debt and a gain of $31 million ($0.02 per basic and diluted share) for the sale of rural exchanges.

  2000.    2000 net loss includes a charge of $907 million ($0.71 per basic and diluted share) for Merger-related costs, a charge of $531 million ($0.42 per basic and diluted share) for the loss on sale of Global Crossing investments and related derivatives, a charge of $208 million ($0.16 per basic and diluted share) for asset impairments and a net gain of $126 million ($0.10 per basic and diluted share) on the sale of investments.

  1999.    1999 net income includes expenses of $282 million ($0.32 per basic and diluted share) related to a terminated merger, a loss of $225 million ($0.26 per basic and diluted share) on the sale of marketable securities and a charge of $34 million ($0.04 per basic and diluted share) on the decline in the market value of derivative financial instruments.

(2)
In connection with the Merger, each outstanding share of U S WEST common stock was converted into the right to receive 1.72932 shares of Qwest common stock (and cash in lieu of fractional shares). The weighted-average common shares outstanding assume the 1-for-1.72932 conversion of U S WEST shares for Qwest shares for all periods presented. In addition, weighted-average common shares outstanding also assume a one-for-one conversion of U S WEST Communications Group common shares outstanding into shares of U S WEST as of the date of the separation of U S WEST's former parent company.

(3)
Amounts include outstanding commercial paper borrowings of $3.165 billion, $2.035 billion and $1.265 billion for 2001, 2000 and 1999, respectively, and exclude future purchase commitments, operating leases, letters of credit and guarantees. There were no commercial paper borrowings outstanding as of December 31, 2003 and 2002. At December 31, 2003, the amount of those future purchase commitments, operating leases, letters of credit and guarantees was approximately $7.359 billion.

(4)
The debt to total capital ratio is a measure of the amount of debt in our capitalization. The ratio is calculated by dividing total debt by total capital. Total debt is as reflected in the table above. Total capital is the sum of total debt and total stockholders' (deficit) equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements, including the related notes, and other financial information included in this prospectus. Certain statements set forth below under this caption constitute "forward-looking statements". See "Risk Factors" and "Forward-Looking Statements" in this prospectus for additional factors relating to such statements as well as for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Business Overview and Presentation

        We provide local telecommunications and related services, IntraLATA (services provided within the same LATA) and InterLATA (services provided across more than one LATA) long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We also provide long-distance services and reliable, scalable and secure broadband data and voice communications outside our local service area as well as globally.

        We previously provided directory publishing services in our local service area. In 2002, we entered into contracts for the sale of our directory publishing business. In November 2002, we closed the sale of our directory publishing business in 7 of the 14 states in which we offered these services (referred to as Dex East). In September 2003, we completed the sale of the directory publishing business in the remaining states (referred to as Dex West). As a consequence, the results of operations of our directory publishing business are included in income from discontinued operations in our consolidated statements of operations.

        Our analysis presented below is organized in a way that provides the information required, while highlighting the information that we believe will be instructive for understanding the relevant trends going forward. Specific variances from overall trends are further explained in the relevant revenue and expense discussion and analysis that follows the trends discussions. Our operating revenues are generated from our wireline, wireless and other services segments. The presentation of "Operating Revenue" includes revenue results for each of our customer channels: business, consumer and wholesale for the wireline segment. Also, an overview of the segment results is provided in "—Segment Results" below. The segment discussion below reflects the way we reported our segment results to our Chief Executive Officer in 2003.

Restatement of Prior Years' Consolidated Financial Statements

        Our 2002 Form 10-K was filed in October 2003 and contains, among other things, our restated consolidated financial statements for the years ended December 31, 2001 and 2000. In our 2003 Form 10-K and 2002 Form 10-K, we attempted to address comments received from the SEC on our previous filings. To date, we have not received comments from the SEC regarding our restatement, the 2002 Form 10-K, the 2003 Form 10-K or the adequacy of our responses to its previous comments.

Business Trends

        Our results continue to be impacted by two primary factors influencing the telecommunications industry. First, technology substitution and competition are expected to continue to cause additional access line losses. We expect industry-wide competitive factors to continue to impact our results and we have developed new strategies for offering complementary services such as satellite television and wireless. Second, our results continue to be impacted by regulatory responses to the competitive landscape for both our local and long-distance services.

Revenue Trends

        Historically, at least 95% of our revenue comes from our wireline segment, which provides voice services and data and Internet services. In general, we have experienced a decline in local voice-related revenue as a result of a decrease in access lines and our competitors' accelerated use of unbundled network element-platform ("UNE-P") and unbundled local loops to deliver voice services. Access lines are expected to continue decreasing primarily because of technology substitution, including wireless and cable substitution for wireline telephony, and cable modem substitution for dial-up Internet access lines. Unbundled network element ("UNE") rules, which require us to sell access to our wireline network to our competitors at wholesale rates, will continue to impact our results. The use of UNEs, including UNE-P, is expected to precipitate incremental losses of retail access lines and apply downward pressure on our revenue. The recent action by the Washington DC Circuit Court vacating the Federal Communications Commission ("FCC") UNE-P rules, in conjunction with our efforts to negotiate new contracts with competitive local exchange carriers ("CLECs") and data access service providers may help mitigate this downward pressure on wireline margins.

        We have also begun to experience and expect increased competitive pressure from telecommunications providers either emerging from bankruptcy protection or reorganizing their capital structure to more effectively compete against us. As a result of technology substitution and low-cost competitors benefiting from low UNE rates or bankruptcy reorganization, we have been and may continue to be forced to respond with less profitable product offerings and pricing plans in an effort to retain and attract customers.

        We recently re-entered the long-distance market within our local service area; and we expect the anticipated increase in InterLATA long-distance revenue and wireless revenue to offset some of the above mentioned revenue declines. Broadband services have been expanded geographically to allow more of our customers to convert from dial-up Internet connections to our digital subscriber line ("DSL") services.

        Our wireless revenue has declined as a result of reduced marketing efforts and intense industry competition. Starting in late 2003, we expanded our consumer and small business product offerings to bundle wireless services with our local voice services, broadband services, video services and long-distance services. By offering our customers a complete telecommunications solution, we hope to experience a decrease in the rate of our wireline access line losses. We have redesigned and simplified our local services package to provide customers with the choices they expect. Wireless offerings are being expanded through a new arrangement with Sprint Corporation ("Sprint"). This arrangement enables utilization of Sprint's nationwide digital wireless network to offer our customers nationwide wireless coverage as well as new voice and data capabilities.

Expense Trends

        Our expenses continue to be impacted by shifting demand due to increased competition and the expansion of our product offerings. Expenses associated with our new product offerings tend to be more variable in nature. While existing products tend to rely upon our embedded cost structure, the mix of products we expect to sell, combined with regulatory and market pricing stresses, may pressure operating margins. Facility costs are third-party telecommunications expenses we incur to connect customers to networks or to end-user product platforms not owned by us. As revenue decreases, associated facilities costs are not always reduced at the same rate as those revenue declines. However, due to the renegotiation of unconditional purchase obligations in 2003, the transition of long-distance traffic from third-party networks to our own network and continuing line optimization efforts, we expect our 2004 cost of sales to remain below 2003 levels.

        In order to improve operational efficiencies, and in response to continued declines in revenue, we have implemented restructuring plans in which we reduced the number of our employees and consolidated and subleased idle real estate properties. While we have realized savings due to reductions in salaries and wages resulting from our restructuring efforts and lower sales commission expense as a result of lower revenues and a revision to our sales compensation plan, we continue to experience offsetting increases in costs related to our pension and post-retirement benefit plans and to health insurance costs.

Results of Operations

Overview

        Our operating revenues are generated within our segments: wireline, wireless and other services. Our wireline segment includes revenue from the provision of voice services and data and Internet services. Within each of the revenue categories described below, we present the customer channel from which the revenue was earned (consumer, business or wholesale). Certain prior year revenue amounts have been reclassified to conform to the current year presentations. Depending on the product or service purchased, a customer may pay an up-front fee, a monthly fee, a usage charge or a combination of these. The following is a description of the sources of our revenue:

  •
  Voice services. Voice services revenue includes local voice services, long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, public telephone services, collocation services and customer premises equipment, or CPE. Long-distance voice services revenue includes revenue from InterLATA and IntraLATA long-distance services. Access services revenue includes fees charged to other long-distance providers to connect to our network.

  •
  Data and Internet services. Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, integrated services digital network, or ISDN, asynchronous transfer mode, or ATM and related CPE) and Internet services (such as digital subscriber line, or DSL, dedicated Internet access, or DIA, virtual private network, or VPN, Internet dial access, web hosting, professional services and related CPE).

  •
  Wireless services. Our wireless services are provided primarily through our wholly owned subsidiary, Qwest Wireless LLC. We offer wireless services to residential and business customers, providing them with pricing and features designed to make it attractive to add wireless service to their other Qwest services. In August 2003, Qwest Wireless LLC entered into a services agreement with a subsidiary of Sprint that allows us to resell Sprint wireless services, including access to Sprint's nationwide personal communications service ("PCS") wireless network, to consumer and business customers, primarily within our local service area. We began offering these Sprint services under our brand name in March 2004.

  •
  Other services. Other services revenue is predominantly derived from the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

        The following table summarizes our results of operations:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions, except per share amounts)
Operating revenue	$14,288	$15,371	$16,530	$(1,083)	$(1,159)	(7)%	(7)%
Operating expenses, excluding goodwill and asset impairment charges	14,312	15,280	18,631	(968)	(3,351)	(6)%	(18)%
Goodwill impairment charge	—	8,483	—	(8,483)	8,483	nm	nm
Asset impairment charges	230	10,525	251	(10,295)	10,274	(98)%	nm

Operating loss	(254)	(18,917)	(2,352)	18,663	(16,565)	99%	nm
Other expense—net	1,578	1,198	5,010	380	(3,812)	32%	(76)%

Loss before income taxes, discontinued operations, and cumulative effect of changes in accounting principles	(1,832)	(20,115)	(7,362)	18,283	(12,753)	91%	(173)%
Income tax benefit	519	2,497	1,245	(1,978)	1,252	(79)%	101%

Loss from continuing operations	(1,313)	(17,618)	(6,117)	16,305	(11,501)	93%	(188)%
Income from and gain on sale of discontinued operations—net of tax	2,619	1,950	490	669	1,460	34%	nm

Income (loss) before cumulative effect of changes in accounting principles	1,306	(15,668)	(5,627)	16,974	(10,041)	nm	(178)%
Cumulative effect of changes in accounting principles—net of tax	206	(22,800)	24	23,006	(22,824)	nm	nm

Net income (loss)	$1,512	$(38,468)	$(5,603)	$39,980	$(32,865)	nm	nm

Basic and diluted income (loss) per share	$0.87	$(22.87)	$(3.37)	$23.74	$(19.50)	nm	nm

nm—not meaningful

Operating Revenue

        The following table compares operating revenue for 2003, 2002 and 2001:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Operating revenue
Wireline revenue
Business local voice	$2,277	$2,534	$2,687	$(257)	$(153)	(10)%	(6)%
Consumer local voice	3,933	4,298	4,419	(365)	(121)	(8)%	(3)%
Wholesale local voice	806	888	1,046	(82)	(158)	(9)%	(15)%

Total local voice	7,016	7,720	8,152	(704)	(432)	(9)%	(5)%
Business long-distance	775	809	875	(34)	(66)	(4)%	(8)%
Consumer long-distance	297	335	554	(38)	(219)	(11)%	(40)%
Wholesale long-distance	826	952	1,087	(126)	(135)	(13)%	(12)%

Total long-distance	1,898	2,096	2,516	(198)	(420)	(9)%	(17)%
Business access	87	76	77	11	(1)	14%	(1)%
Consumer access	102	97	100	5	(3)	5%	(3)%
Wholesale access	756	849	1,052	(93)	(203)	(11)%	(19)%

Total access	945	1,022	1,229	(77)	(207)	(8)%	(17)%

Total voice services	9,859	10,838	11,897	(979)	(1,059)	(9)%	(9)%
Business data and Internet	2,291	2,230	1,990	61	240	3%	12%
Consumer data and Internet	216	194	212	22	(18)	11%	(8)%
Wholesale data and Internet	1,284	1,373	1,704	(89)	(331)	(6)%	(19)%

Total data and Internet	3,791	3,797	3,906	(6)	(109)	—	(3)%

Total wireline revenue	13,650	14,635	15,803	(985)	(1,168)	(7)%	(7)%
Wireless revenue	594	694	688	(100)	6	(14)%	1%
Other services revenue	44	42	39	2	3	5%	8%

Total operating revenue	$14,288	$15,371	$16,530	$(1,083)	$(1,159)	(7)%	(7)%

Wireline Revenue

        Wireline revenue declined by $985 million, or 7%, in 2003 and by $1.168 billion, or 7%, in 2002. Data and Internet revenue, as a percentage of total wireline revenue, increased to 28% in 2003, from 26% in 2002 and 25% in 2001. Voice services revenue, as a percentage of total wireline revenue, declined to 72% in 2003, from 74% in 2002 and 75% in 2001. Changes in the components of wireline revenue are described in more detail below.

  Voice Services

        Voice services revenue decreased $979 million, or 9%, in 2003 and decreased $1.059 billion, or 9%, in 2002. The voice services decreases were the result of declines in local voice, long-distance, and access service revenue, as described in more detail below.

  Local voice

        Local voice revenue decreased $704 million, or 9%, in 2003 and decreased $432 million, or 5%, in 2002. Local voice revenue declines were driven by losses of access lines as we have experienced competition from both technology substitution and other telecommunications providers reselling our services by using UNE-Ps. Access lines declined by 797,000, or 5%, in 2003, and by 781,000, or 4%, in 2002. In 2003, we experienced consumer access line declines of 897,000, or 8%, while business retail access lines decreased by 443,000 (which included 145,000 lines lost due to the impact of the MCI bankruptcy), or 9%. UNE-Ps, which are reflected in our wholesale channel, increased by 543,000, or 52%. The increase in UNE-Ps partially offset the loss of retail access lines, but because of the regulated pricing structure of UNE-Ps this applied downward pressure on our revenue. In 2002, we experienced consumer access line declines of 667,000, or 6%, and business retail access line declines of 234,000, or 4%, while UNE-Ps increased by 120,000, or 13%. We also experienced declines in sales of enhanced features and installation and repair services in the consumer channel in both 2003 and 2002, and in the business channel in 2002. Wholesale local voice revenue declined in 2003 and 2002 primarily due to reductions in demand for services such as operator assistance, pay phones, and collocation.

  Long-distance

        Long-distance revenue decreased $198 million, or 9%, in 2003 and decreased $420 million, or 17%, in 2002. In 2002, we evaluated specific long-distance services sold primarily outside of our local service area. Based upon that evaluation, we de-emphasized and stopped promoting certain products, including IntraLATA long-distance in the consumer and business markets and wholesale long-distance, which resulted in a decline in both our 2003 and 2002 revenue. However, in 2003, we re-entered the long-distance market within our local service area and expanded our offerings to provide complementary local and long-distance services. As a result, InterLATA long-distance revenue within our service area increased due to the addition of 2.3 million new customers, partially offsetting other 2003 long-distance revenue declines. The 2002 decline was also due to downward pressure on our prices by our competitors.

  Access services

        Access services revenue decreased $77 million, or 8%, in 2003 and decreased $207 million, or 17%, in 2002, primarily due to the access line losses described above as well as the increase in the number of customers using our local service area long-distance services. In 2003, we recorded a reserve, through reduction of revenue, of $34 million for anticipated customer credits resulting from regulatory rulings that redefined tariffs on local calls. The 2002 decline was also due to reduced demand caused by the bankruptcy of several large customers.

  Data and Internet Services

        Data and Internet services revenue was relatively flat in 2003 and decreased $109 million, or 3%, in 2002.

        In 2003, revenue increases in our Internet products were largely offset by declines in data services. Business channel revenue increased primarily due to increases in Internet dial access and VPN. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher retail rates rather than the lower wholesale rates we charged Microsoft. We have also increased our DSL subscriber base by 25%. We have also expanded our DSL service area to 45% of our local service area. In addition, wholesale channel revenue declined primarily due to decreases in private data lines resulting from the bankruptcies of large customers such as Touch America, Inc. and MCI, Inc. (formerly known as Worldcom, Inc.).

        In 2002, we experienced revenue increases of $91 million from Internet products. Internet dial access revenue increased primarily from sales to large Internet service providers, or ISPs, and businesses for use in their internal telecommunication networks, while DSL and DIA grew in response to increased demand for access to the Internet. These increases were more than offset by declines of $200 million in data services such as wholesale private line, precipitated in part by the weakened economy.

Wireless Revenue

        Revenue from wireless services decreased by $100 million, or 14%, in 2003 and increased by $6 million, or 1%, in 2002. The decrease in wireless revenue in 2003 was due to our strategic decision to de-emphasize marketing of wireless services on a stand-alone basis coupled with tightened credit policies and intense industry competition. Although the wireless industry revenue grew in total in 2002, our wireless revenue was relatively flat in 2002, due in part to our limited ability to offer a competitive wireless product. Our wireless offerings, which were expanded to allow the bundling of wireless and local voice services, will be further enhanced in 2004 through our aforementioned arrangement with Sprint.

Other Services Revenue

        Other services revenue consists primarily of sublease income from our owned and leased real estate. Other services revenue increased $2 million, or 5%, in 2003 and increased $3 million, or 8%, in 2002. Through our restructuring and other efforts, we have decreased the amount of real estate we manage by 3.4 million square feet, or 8%, in 2003 and by 4.9 million square feet, or 10%, in 2002.

Operating Expenses

        The following table provides further detail regarding our operating expenses:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Operating expenses:
Cost of sales	$6,386	$6,032	$6,634	$354	$(602)	6%	(9)%
Selling, general and administrative	4,646	5,219	5,496	(573)	(277)	(11)%	(5)%
Depreciation	2,739	3,268	3,704	(529)	(436)	(16)%	(12)%
Goodwill and other intangible amortization	428	579	1,660	(151)	(1,081)	(26)%	(65)%
Goodwill impairment charge	—	8,483	—	(8,483)	8,483	nm	nm
Asset impairment charges	230	10,525	251	(10,295)	10,274	(98)%	nm
Restructuring, Merger-related and other charges	113	182	1,137	(69)	(955)	(38)%	(84)%

Total operating expenses	$14,542	$34,288	$18,882	$(19,746)	$15,406	(58)%	82%

nm—not meaningful

Cost of Sales

        The following table shows a breakdown of cost of sales by major component:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Facility costs	$3,294	$2,962	$3,042	$332	$(80)	11%	(3)%
Network costs	391	384	538	7	(154)	2%	(29)%
Employee and service-related costs	1,988	1,888	1,868	100	20	5%	1%
Non-employee related costs	713	798	1,186	(85)	(388)	(11)%	(33)%

Total cost of sales	$6,386	$6,032	$6,634	$354	$(602)	6%	(9)%

        Cost of sales includes: facility costs, network costs, salaries and wages directly attributable to products or services, benefits, materials and supplies, contracted engineering services, computer systems support and the cost of CPE sold.

        Cost of sales, as a percentage of revenue, was 45% for 2003, 39% for 2002 and 40% for 2001. Total cost of sales increased $354 million, or 6%, in 2003 and decreased $602 million, or 9%, in 2002. The increase in 2003 was caused in part by the deterioration in product margins as retail access line losses were partially offset by lower margin UNE-Ps sold to our competitors at regulated rates. Margins were also adversely impacted by the settlement of certain purchase obligations. More discussion of these changes is provided below.

        Facility costs increased $332 million, or 11%, in 2003 and decreased $80 million, or 3%, in 2002. The increase in 2003 was primarily due to a $393 million charge resulting from the termination of our services arrangements with Calpoint and another service provider. Exclusive of this one time charge, facility costs decreased $61 million, or 2%, as the result of reduced third-party network services and declines in our out-of-region long-distance volumes. The decrease in 2002 was due to network optimization savings whereby we eliminated excess capacity from the network and migrated from lower-speed services to more cost efficient higher-speed services where applicable. Beginning in the fourth quarter of 2003, we satisfied certain FCC requirements that allowed us to begin providing in-region InterLATA long-distance using our proprietary network assets, thereby reducing our reliance on third-party facility providers.

        Network costs include third-party expenses to repair and maintain our network and supplies to provide services to customers. Our network costs were relatively flat in 2003 and decreased $154 million, or 29%, in 2002. In 2003 we focused on maintenance activities and experienced a slight increase in expense associated with our recent re-entry in to the InterLATA long-distance market. Additionally, the July 2003 amendment of our agreement with Microsoft required that we become responsible for all costs associated with providing broadband services to end-user customers. As a result, the revenue and costs associated with this expanded service offering increased. During 2002, we reduced our reliance on third-party contractors to provide network maintenance services by shifting this work to our employees. We also experienced lower costs associated with wireless handset sales as a result of lower unit prices and decreases in the number of new wireless subscribers.

        Employee and service-related costs, such as salaries and wages, benefits, commissions, overtime and third-party customer service increased $100 million, or 5%, in 2003 and were essentially unchanged in 2002. While we have realized savings due to reductions in salaries and wages and professional fees resulting from our restructuring efforts, we continue to experience offsetting increases in costs related to our pension and post-retirement benefit plans due to the change to a net expense of $125 million in 2003 from a net credit of $40 million in 2002, as described more fully below. Additionally, in 2003 we experienced increased information technology costs as resources were partially shifted to system maintenance activities from development activities, which are generally capitalized. In 2002, we significantly reduced our employee incentive compensation. We did not experience a similar reduction of employee incentive compensation in 2003.

        Non-employee related costs, such as real estate, cost of sales for CPE and reciprocal compensation payments decreased $85 million, or 11%, in 2003 and decreased $388 million, or 33%, in 2002. The decrease in 2003 is attributable to lower sales of CPE equipment to customers, corresponding with lower CPE revenue, a decrease in external commissions and a decrease in reciprocal compensation. Reciprocal compensation costs, which are charges we must pay other carriers to terminate IntraLATA local calls, declined in 2003 and 2002 due to the decline in local voice services revenue, and also as a result of regulatory action which limited the amount of charges. The decrease in 2002 is also attributable to lower postage and shipping costs associated with improved management expense controls and lower cost of sales for data and Internet CPE, associated with lower CPE revenue.

Selling, General and Administrative Expenses

        The following table shows a breakdown of selling, general and administrative, or SG&A, expenses by major component:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Property and other taxes	$451	$540	$437	$(89)	$103	(16)%	24%
Bad debt	304	511	615	(207)	(104)	(41)%	(17)%
Employee and service-related costs	2,464	2,743	3,276	(279)	(533)	(10)%	(16)%
Non-employee related costs	1,427	1,425	1,168	2	257	—	22%

Total SG&A	$4,646	$5,219	$5,496	$(573)	$(277)	(11)%	(5)%

        SG&A expenses include taxes other than income taxes, bad debt charges, salaries and wages not directly attributable to products or services, benefits, sales commissions, rent for administrative space, advertising, professional service fees and computer systems support.

        Total SG&A decreased $573 million, or 11%, in 2003 and decreased $277 million, or 5%, in 2002. SG&A, as a percent of revenue, was 33% for 2003, 34% for 2002 and 33% for 2001. The 2003 decreases primarily result from decreases in professional fees, bad debt expense, and other factors discussed in more detail below.

        Property and other taxes, such as taxes on owned or leased assets and real estate, and transactional items such as certain sales, use and excise taxes, decreased $89 million, or 16%, in 2003 and increased $103 million, or 24%, in 2002. The decrease in 2003 is primarily a result of reduced property taxes, which resulted from lower asset valuations related to our impairments. The increase in our 2002 expense is attributable to higher levels of capital expansion for both the traditional telephone network and global fiber optic broadband network that took place during the years ended December 31, 2001 and 2000.

        Bad debt expense decreased $207 million, or 41%, in 2003 and decreased $104 million, or 17%, in 2002. Bad debt decreased as a percentage of revenue to 2.1% for 2003 from 3.3% for 2002 and 3.7% for 2001. The decrease in our 2003 expense as compared to 2002 was primarily caused by large provisions associated with uncollectible receivables from MCI, Touch America and others which we recorded in 2002, improved collection practices and tighter credit policies in 2003. The 2002 decrease as a percentage of revenue was due primarily to improved collections practices and tighter credit policies offset by bankruptcies of certain wholesale customers.

        Employee and service-related costs, such as salaries and wages, benefits, sales commissions and professional fees (such as telemarketing and customer service costs) decreased $279 million, or 10%, in 2003 and decreased $533 million, or 16%, in 2002. The decrease in 2003 was due to reduced salaries and wages resulting from staffing reductions implemented in 2003 and 2002, reduced professional fees to third-party vendors as we re-incorporated certain previously outsourced customer service functions into our operations, and reduced sales commissions due to lower revenues and a revision to our sales compensation plan. These cost reductions were partially offset by increases in incentive compensation and increases in our pension and post-retirement benefit plan expenses due to the change to a net benefit expense of $84 million in 2003 from a net credit of $57 million in 2002, as described more fully below. The decrease in 2002 was due to reduced salaries and wages resulting from staffing reductions implemented in 2002 and 2001, reduced professional fees, reduced incentive compensation and reduced sales commissions. Partially offsetting these decreases were expenses associated with the settlement of outstanding litigation and increases in our pension and post-retirement benefit plan expenses.

        Non-employee related costs, such as marketing and advertising, rent for administrative space and software expenses, were flat in 2003 and increased $257 million, or 22%, in 2002. Our 2003 expenses declined due to lower real estate expenses and lower maintenance costs, reflecting the reduction in Qwest managed real estate holdings which was partially a result of our restructuring activities. These declines were offset by a net charge of $100 million related to pending litigation. The 2002 increase primarily resulted from software costs related to our re-entry into the InterLATA long-distance market, and a shift of information technology resources to maintenance activities from development activities that were eligible for capitalization. The increase was partially offset by lower postage and shipping costs, reduced customer care costs and lower marketing and advertising expenses.

Pension and Post-Retirement Benefits

        Our results include pension credits and post-retirement benefit expenses, which we refer to on a combined basis as a net pension expense or credit. We recorded a net pension expense of $209 million in 2003, a net pension credit of $97 million in 2002 and a net pension credit of $337 million in 2001. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated primarily to cost of sales and the remaining balance to SG&A.

        The change to a net pension expense for 2003 from a net pension credit in 2002 was due primarily to a $123 million reduction in the expected return on plan assets, a $122 million reduction in recognized actuarial gains resulting in a change to losses and a $59 million increase in interest costs. These changes are due to lower expected and actual rates of return on plan assets, lower discount rates, and increased medical costs for plan participants. A reduction of $209 million in the expected return on plan assets as well as a reduction of $122 million in recognized actuarial gains, offset by lower service and interest costs of $98 million, accounted for the decrease in the net pension credit in 2002.

        We expect that our 2004 net pension expense will be higher than 2003 due to a reduction in the expected rate of return on plan assets, the effect of amortizing losses incurred in the volatile equity market of 2000 through 2002, a lower discount rate and rising healthcare rates.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Act, became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with Financial

Accounting Standards Board, or FASB, Staff Position FAS No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", we elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information. Currently, we do not believe we will need to amend our plan to benefit from the Act.

        For additional information on our pension and post-retirement plans see Note 11—Employee Benefits to our consolidated financial statements in this prospectus. Also, for a discussion of the accounting treatment and assumptions regarding pension and post-retirement benefits, see the discussion of "Critical Accounting Policies and Estimates" below.

Depreciation

        Depreciation expense decreased $529 million, or 16%, in 2003 and decreased $436 million, or 12%, in 2002. The decrease in 2003 was primarily the result of the asset impairment charges we recorded as of June 30, 2002 and September 30, 2003 and the resulting decreases in the depreciable basis of our fixed assets as discussed below. The decrease in 2002 was primarily the result of the June 30, 2002 impairment charge. The impact of the June 30, 2002 impairment reduced our annual depreciation expense by approximately $900 million, beginning July 1, 2002. The impact of the September 30, 2003 impairment further reduced our annual depreciation expense by approximately $30 million, beginning October 1, 2003. These savings were partially offset by depreciation on assets acquired during 2003 and 2002.

Goodwill and Other Intangibles Amortization

        Amortization expense decreased $151 million, or 26%, in 2003 and decreased $1.081 billion, or 65%, in 2002. The decrease in 2003 was primarily the result of the asset impairment charge we recorded as of June 30, 2002, which included an impairment charge of approximately $1.2 billion to other intangible assets with finite lives, reducing the amortizable basis by that amount. The decrease in 2002 was the result of the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets", or SFAS No. 142, which required us to cease amortization of indefinite-lived intangible assets effective January 1, 2002, and the June 30, 2002 impairment charge. The impact of the impairment reduced our annual amortization expense by approximately $400 million, beginning July 1, 2002. The impact of the discontinuance of amortization on indefinite-lived intangibles reduced our annual amortization expense by approximately $1.0 billion, beginning January 1, 2002.

Goodwill Impairment Charges

        As discussed in greater detail under "Critical Accounting Policies and Estimates" below, on January 1, 2002 we adopted the provisions of SFAS No. 142. Prior to the adoption of SFAS No. 142, we reviewed our goodwill and other intangibles with indefinite lives for potential impairment based on the fair value of our entire enterprise using undiscounted cash flows. SFAS No. 142 requires that goodwill impairments be assessed based on allocating our goodwill to reporting units and comparing the net book value of the reporting unit to its estimated fair value. A reporting unit is an operating segment or one level below.

        We performed a transitional impairment test of goodwill and intangible assets with indefinite lives on January 1, 2002. Based on this analysis, we recorded a charge for the cumulative effect of adopting SFAS No. 142 of $22.800 billion on January 1, 2002. Changes in market conditions, downward revisions to our projections of future operating results and other factors indicated that the carrying value of the remaining goodwill should be evaluated for impairment as of June 30, 2002. Based on the results of that impairment analysis, we determined that the remaining goodwill balance of $8.483 billion was completely impaired and we recorded an impairment charge on June 30, 2002 to write-off the remaining balance.

Asset Impairment Charges

        During 2003, 2002 and 2001, we recorded asset impairment charges of $230 million, $10.525 billion and $251 million, respectively, detailed as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Property, plant and equipment and internal use software	$230	$10,493	$134
Real estate assets held for sale	—	28	—
Capitalized software due to restructuring and Merger activities	—	4	101
Other Merger-related	—	—	16

Total asset impairments	$230	$10,525	$251

        Pursuant to the agreement with Sprint that allows us to resell Sprint wireless services, our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network. Due to the anticipated decrease in usage of our own wireless network following the transition of our customers onto Sprint's network, in the third quarter of 2003 we performed an evaluation of the recoverability of the carrying value of our long-lived wireless network assets.

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", or SFAS No. 144, we compared gross undiscounted cash flow projections to the carrying value of the wireless network assets and determined that the carrying value of those assets was not expected to be recovered through future projected cash flows. We then estimated the fair value using recent selling prices for comparable assets and determined that our cell sites, switches, related tools and equipment inventory and certain information technology systems that support the wireless network were determined to be impaired by an aggregate amount of $230 million.

        The fair value of the impaired assets becomes the new basis for accounting purposes. Approximately $25 million in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments is expected to reduce our annual depreciation and amortization expense by approximately $40 million, beginning October 1, 2003.

        Effective June 30, 2002, a general deterioration of the telecommunications market, downward revisions to our expected future results and other factors indicated that our investments in our long-lived assets may have been impaired at that date. We performed an evaluation of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. For impairment analysis purposes, we grouped our property, plant and equipment and projected cash flows as follows: traditional telephone network, national fiber optic broadband network, international fiber optic broadband network, wireless network, web hosting and application service provider, or ASP, assets held for sale and out-of-region DSL. Based on the gross undiscounted cash flow projections, we determined that all of our asset groups, except our traditional telephone network, were impaired at June 30, 2002. For those asset groups that were impaired, we then estimated the fair value using a variety of techniques. For the year ended December 31, 2002, we determined that the fair values were less than our carrying amounts by $10.493 billion in the aggregate.

        Approximately $1.9 billion in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments reduced our annual depreciation and amortization expense by approximately $1.3 billion, beginning July 1, 2002.

        As part of our restructuring activities in 2001, we reviewed all of our existing construction projects. Following this review, we recorded asset impairment charges of $134 million related to the abandonment of certain of the web hosting centers and other internal use construction projects.

        We also recorded asset impairment charges of $101 million in 2001 related to internal software projects that we terminated.

Restructuring and Merger-related Charges

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, we reviewed employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $131 million to cover the related costs of this plan. The 2003 activities include charges of $107 million for severance benefits and other charges pursuant to established severance policies. As part of this plan we identified approximately 2,300 employees from various functional areas to be terminated. Through December 31, 2003, approximately 1,600 of the planned reductions had been completed. The remaining 700 reductions will occur over the next year. Severance payments generally extend for two to 12 months. In addition, we established a reserve of $24 million for real estate obligations, which primarily include estimated future net payments on abandoned operating leases. As a result of these restructuring activities, we expect to realize annual cost savings of approximately $170 million. Also during 2003, we reversed $18 million of the 2001 and 2002 restructuring plan reserves as those plans were complete and the actual cumulative costs associated with those plans were less than had been anticipated.

        In response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below), during 2002 we identified employee reductions in several functional areas. As a result, we established a reserve and recorded a charge to our 2002 consolidated statement of operations of $299 million for these restructuring activities. This reserve was comprised of $179 million for severance costs and $120 million for real estate exit costs. The 2002 restructuring plan included the termination of 4,500 employees. During 2002 we recorded an additional charge of $71 million relative to the 2001 restructuring plan, which was associated with higher than originally anticipated real estate exit costs. In addition, during 2002 we reversed $135 million of severance and real estate exit related accruals relative to the 2001 restructuring plan, as actual terminations and real estate exit costs were lower than had been planned. The 2001 plan reversal was comprised of $113 million of severance and $22 million of real estate exit costs. Also during the year ended December 31, 2002, in relation to the Merger, we reversed $53 million of reserves that were originally recorded in 2000. The reversals resulted from favorable developments relative to matters underlying the related contractual settlements.

        During the fourth quarter of 2001, a plan was approved to reduce employee levels and consolidate or abandon certain real estate locations and projects. As a result, we established a reserve and recorded a charge to our 2001 consolidated statement of operations of $825 million for these restructuring activities. This reserve was comprised of $332 million for severance costs and $493 million for real estate exit costs. This reserve was partially offset by a reversal of $9 million of leased real estate-related reserves. The 2001 restructuring plan included the anticipated termination of 10,000 employees. In relation to the Merger as earlier described, during 2001, we charged to our consolidated statement of operations $189 million for additional contractual settlements, legal contingencies and other related costs, and $132 million for additional severance charges, net of Merger reversals. The additional provisions and reversals of Merger-related costs were due to additional Merger-related activities and modification to the previously accrued Merger-related activities.

Total Other Expense—Net

        Other expense—net.    Other expense—net includes interest expense, net of capitalized interest; investment write-downs; gains and losses on the sales of investments and fixed assets; gains and losses on early retirement of debt; declines in derivative instrument market values; and our share of the investees income or losses for investments accounted for under the equity method of accounting.

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Interest expense	$1,757	$1,789	$1,437	$(32)	$352	(2)%	24%
Losses and impairment of investment in KPNQwest	—	1,190	3,300	(1,190)	(2,110)	(100)%	(64)%
Loss on sale of investments and other investment write-downs	13	88	267	(75)	(179)	(85)%	(67)%
(Gain) loss on early retirement of debt	(38)	(1,836)	106	1,798	(1,942)	98%	nm
Gain on sales of fixed assets	—	—	(51)	—	51	nm	nm
Other income—net	(154)	(33)	(49)	(121)	16	nm	33%

Total other expense—net	$1,578	$1,198	$5,010	$380	$(3,812)	32%	(76)%

nm—not meaningful

        Interest expense.    Interest expense was $1.757 billion for 2003, compared to $1.789 billion for 2002 and $1.437 billion for 2001. This decrease was primarily due to a reduction of our total outstanding debt by $5.0 billion during 2003 and more specifically due to the reduction of the credit facility held by Qwest Services Corporation, or the QSC Credit Facility, by $750 million in September 2003. As a result of the timing of these repayments, there was only a minimal impact on interest expense for 2003.

        Interest expense was $1.789 billion for 2002, compared to $1.437 billion for 2001. The increase in interest expense was attributable to the issuance of new indebtedness during 2002. In March 2002 we issued $1.5 billion of ten-year bonds at an 8.875% interest rate. These bonds ultimately replaced short-term debt, which consisted primarily of commercial paper that had a weighted-average interest rate of 2.59% at December 31, 2001. In the first quarter of 2002, we borrowed $4.0 billion from our syndicated credit facility to fund the repayment of approximately $3.2 billion of outstanding commercial paper, which had a lower interest rate than the new credit facility. Our directory publishing business borrowed $750 million in August 2002. Finally, interest expense in 2002 was higher due to $146 million decrease in capitalized interest as a result of lower capital expenditures.

        Losses and impairment of investment in KPNQwest.    As more fully discussed in Note 7—Investments to our consolidated financial statements in this prospectus, we reviewed the carrying value of our investment in KPNQwest as of June 30, 2001 and as of December 31, 2001, to evaluate whether the carrying amount of our investment in KPNQwest was impaired. In both instances we determined that there was an other-than-temporary decline in the value of our investment. As a result, we recorded an asset impairment loss of $3.3 billion in our 2001 consolidated statement of operations. In 2002, after KPNQwest filed for bankruptcy and ceased operations, we wrote-off the remaining $1.2 billion of our investment.

        Loss (gain) on sale of investments and other investment write-downs.    We review our portfolio of equity securities on a quarterly basis to determine whether declines in value on individual securities are other-than-temporary. If we determine that a decline in value of an equity security is other-than-temporary, we record a charge in the statement of operations to reduce the carrying value of the security to its estimated fair value. We recorded write-downs of our investments for other-than-temporary declines of $19 million, $7 million and $115 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Our portfolio of equity securities includes a number of warrants to purchase securities in other entities. We carry these securities at fair market value and include any gains or losses recognized in our consolidated statement of operations. We recorded losses of $1 million, $20 million and $6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        We also have owned a number of other public and private investments. During 2002 and 2001 we recorded charges totaling $8 million and $63 million, respectively, related to other-than-temporary declines in value relating to our investments in publicly traded marketable securities. There were no charges recorded during 2003. During 2002 and 2001 we sold various equity investments. As a result of these sales we received approximately $12 million and $2 million in cash and recognized a loss of $37 million and a loss of $22 million for the years ended December 31, 2002 and 2001, respectively. We had no significant sales of investments in 2003.

        Qwest owned an interest in Qwest Digital Media, LLC as discussed in Note 7—Investments to our consolidated financial statements in this prospectus. We accounted for this investment under the equity method of accounting. We recorded charges of $14 million and $20 million in the years ended December 31, 2002 and 2001, respectively, representing primarily our equity share of losses in this investment.

        (Gain) loss on early retirement of debt.    On December 22, 2003, we completed a cash tender offer for the purchase of $3 billion aggregate face amount of outstanding debt of QCII, QSC, and QCF for approximately $3 billion in cash. As a result, we recorded a loss of $15 million on the early retirement of this debt. In addition, during 2003, we exchanged $454 million of face amount of existing QCF and QCC, notes for $198 million of cash and 52.5 million shares of our common stock with an aggregate value of $202 million. As a result, a gain of $53 million was recorded on the early retirement of this debt.

        On December 26, 2002, we completed an offer to exchange up to $12.9 billion in aggregate principal face amount of outstanding unsecured debt securities of QCF for new unsecured debt securities of QSC. We received valid tenders of approximately $5.2 billion in total principal amount of the QCF notes and issued in exchange approximately $3.3 billion in face value of new debt securities of QSC. The majority of these debt exchanges were accounted for as debt retirements resulting in the recognition of a $1.8 billion gain. The cash flows for two of the new debt securities were not considered "substantially" different than the exchanged debt and therefore no gain was realized upon exchange. For these two debt instruments, the difference between the fair value of the new debt and the carrying amount of the exchanged debt of approximately $70 million was recorded as a premium and is being amortized as a credit to interest expense using the effective interest method over the life of the new debt.

        In March 2001, we completed a tender offer to buy back certain outstanding debt. In the tender offer, we repurchased approximately $995 million in principal of the outstanding debt for $1.1 billion in cash. As a result, a loss of $106 million was recorded on the early retirement of this debt.

        Other (income) expense—net.    Other (income) expense—net, which primarily includes interest income and early contract termination income, decreased $121 million in 2003 and increased $16 million in 2002. Interest income increased $19 million to $47 million in 2003 as compared to $28 million in 2002 due to increases in our cash balances resulting from the Dex proceeds. Interest income was essentially flat in 2002 as compared to 2001.

        Included in other (income) expense—net for 2003 were gains totaling $82 million related to the early termination of services contracts and indefeasible rights of use, or IRU arrangements with certain customers. Under these arrangements, we received cash up-front and we were recognizing revenue over the multi-year terms of the related agreements. In these cases where the customers elected to terminate the agreements prior to their contractual end and we had no continuing obligations, we recognized the remaining portion of the deferred revenue as other income as of the termination date.

Income Tax Benefit

        Our continuing operations effective tax benefit rate was 28.3% in 2003, 12.4% in 2002 and 16.9% in 2001. Our 2003 effective tax benefit rate was less than the expected rate of 38.9% because of an increase in beginning of year valuation allowance of $195 million. Our 2003 effective tax benefit increased primarily because 2002 included significant non-deductible impairments that were not included in our 2003 income tax benefit. Our 2002 effective tax benefit rate also decreased compared to 2001, due to the non-deductible charges we recorded related to the impairment of our goodwill, and the deferred tax asset valuation allowance we recorded in the second quarter of 2002. We recorded a non-cash charge of $1.677 billion to establish a valuation allowance against the 2002 net federal and state deferred tax assets. The valuation allowance is determined in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes", or SFAS No. 109, which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. Our losses in recent years represented sufficient negative evidence to require a valuation allowance beginning in 2002 under SFAS No. 109. We intend to maintain the valuation allowance until sufficient positive evidence exists to support realization of the federal and state deferred tax assets in excess of deferred tax liabilities. In the future, until we generate taxable income, we do not expect to record any significant net tax benefit in our consolidated statement of operations.

Income from and gain on sale of Discontinued Operations—net of tax

        Income from discontinued operations increased $669 million, or 34%, in 2003 and increased $1.460 billion, or 298%, in 2002. Income from discontinued operations in all years predominately relates to our directory publishing business, Dex, and has been adjusted to reflect a change in the composition of our other discontinued operations. The increase in income from discontinued operations in 2003 is primarily the result of the completion of the sale of the Dex West business resulting in a gain on sale of $4.3 billion ($2.5 billion after tax). The increase in income from discontinued operations in 2002 is primarily the result of the completion of the sale of the Dex East business resulting in a gain on sale of $2.6 billion ($1.6 billion after tax).

Segment Results

        We report select information about operating segments, that offer similar products and services. Our three segments are (1) wireline, (2) wireless and (3) other services. Until September 2003, we operated a fourth segment, our directory publishing business which, as described in Note 6—Assets Held for Sale including Discontinued Operations to our consolidated financial statements in this prospectus, has been classified as discontinued operations and accordingly is not presented in our segment results below. Our chief operating decision maker, or CODM, regularly reviews the results of operations at a segment level to evaluate the performance of each segment and allocate capital resources based on segment income as defined below.

        The wireline segment utilizes our traditional telephone and our fiber optic broadband networks to provide voice services and data and Internet services to consumer and business customers. The wireless segment, which operates a PCS wireless network, serves consumer and business customers in a select area within our local service area. The August, 2003 services agreement with Sprint will allow us to expand our wireless service by reselling access to Sprint's nationwide PCS wireless network, primarily within our local service area. The other services segment primarily contains results of sublease activities of unused real estate assets.

        Segment income consists of each segment's revenue and direct expenses. Segment revenue is based on the types of products and services offered as described in "Results of Operations" above. Segment expenses include employee and service-related costs, facility costs, network expenses and non-employee related costs such as customer support, collections and marketing. We manage indirect administrative services costs such as finance, information technology, real estate and legal centrally; consequently, these costs are allocated to the other services segment. Our network infrastructure is designed to be scalable and flexible to handle multiple products and services. As a result, we do not allocate network infrastructure costs, which include all engineering expense, design, repair and maintenance costs and all third-party facilities costs, to individual products. We evaluate depreciation, amortization, interest expense, interest income, and other income (expense) on a total company basis. As a result, these charges are not allocated to any segment.

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", or SFAS No. 146, establishes standards for reporting information about restructuring activities. Effective for exit or disposal activities initiated after December 31, 2002, SFAS No. 146 requires disclosure of the total amount of costs expected to be incurred in connection with these activities for each reportable segment. The 2003 restructuring provisions for our wireline, wireless and other services segments were $87 million, $0 million and $44 million, respectively. We do not include restructuring costs in the segment results which are reviewed by our CODM. As a result, we have excluded restructuring costs from our presentation below. For additional information on restructuring costs by segment please see Note 9—Restructuring and Merger-related Charges to our consolidated financial statements in this prospectus.

        Set forth below is revenue and operating expense information for the years ended December 31, 2003, 2002 and 2001. Since all expenses have not been allocated to the segments, we have disclosed segment expenses without distinguishing between cost of sales and SG&A.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Operating revenue:
Wireline	$13,650	$14,635	$15,803
Wireless	594	694	688
Other services	44	42	39

Total operating revenue	$14,288	$15,371	$16,530

Operating expenses:
Wireline	$7,840	$8,130	$8,996
Wireless	349	507	751
Other services	2,843	2,614	2,383

Total segment expenses	$11,032	$11,251	$12,130

Segment income (loss):
Wireline	$5,810	$6,505	$6,807
Wireless	245	187	(63)
Other services	(2,799)	(2,572)	(2,344)

Total segment income	$3,256	$4,120	$4,400

Wireline

  Wireline Revenue

        For a discussion of wireline revenue please see "Results of Operations—Operating Revenue—Wireline Revenue" above. Since it is expected to continue to be by far the largest component of our business, this segment will continue to be our primary focus going forward.

  Wireline Expenses

        The following table sets forth additional expense information to provide greater detail as to the composition of wireline expenses for the years of 2003, 2002 and 2001.

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Facility costs	$3,289	$2,955	$2,999	$334	$(44)	11%	(1)%
Network expenses	268	252	312	16	(60)	6%	(19)%
Bad debt	252	440	531	(188)	(91)	(43)%	(17)%
Employee and service-related costs	2,999	3,205	3,696	(206)	(491)	(6)%	(13)%
Non-employee related costs	1,032	1,278	1,458	(246)	(180)	(19)%	(12)%

Total wireline operating expenses	$7,840	$8,130	$8,996	$(290)	$(866)	(4)%	(10)%

        Wireline operating expenses decreased $290 million, or 4%, in 2003 and decreased $866 million, or 10%, in 2002. The decreases were due primarily to reduced outlays in employee and service-related costs and non-employee related costs. These factors and other items are discussed in more detail below.

        Facility costs increased $334 million, or 11%, in 2003 and decreased $44 million, or 1%, in 2002. The 2003 increase was primarily due to the termination of services contracts with Calpoint and another service provider. Exclusive of this one-time charge, facilities costs decreased in both 2003 and 2002 as we eliminated excess capacity that had been provided by third-party vendors.

        Network expenses increased $16 million, or 6%, in 2003 and decreased $60 million, or 19%, in 2002. In 2003 we focused on maintenance activities and experienced a slight increase in activity associated with our recent re-entry in to the InterLATA long-distance market. In 2002 we reduced our reliance on third-party vendors to provide network maintenance services, by shifting this work to our employees.

        Bad debt expense decreased $188 million, or 43%, in 2003 and decreased $91 million, or 17%, in 2002. Wireline bad debt expense declined to 1.8% of revenue in 2003 from 3.0% of revenue in 2002 and 3.4% of revenue in 2001. The 2003 decrease in bad debt expense was primarily due to improved collection practices and the 2002 provisions for bankrupt customers.

        Employee and service-related costs, such as salaries and wages, benefits, commissions and overtime, decreased $206 million, or 6%, in 2003 and decreased $491 million, or 13%, in 2002. Reduced headcount levels resulting from our recent restructuring activities have reduced salaries and wages in both 2003 and 2002. The reduced staffing requirements resulted from efficiently managing resources to repair and maintain our network and reduced demand for our services. Additionally, we re-incorporated certain previously outsourced functions into our operations, resulting in a reduction of professional fees. Commission expense has declined due to lower revenue and the implementation of a new commission plan in 2003. The 2003 reductions were partially offset by increases in the combined benefits and post-retirement plan expenses, discussed previously.

        Non-employee related costs, such as network real estate, cost of sales for CPE and reciprocal compensation payments, decreased $246 million, or 19%, in 2003 and decreased $180 million, or 12%, in 2002. Reciprocal compensation costs, which are charges we must pay other carriers to terminate local calls, declined in 2003 and 2002 due to the decrease in local voice services revenue. In 2003 we experienced a decline in CPE revenue, thus precipitating reductions in our CPE costs. In addition, we experienced reductions in our per unit cost of CPE. In 2002 we reduced marketing and advertising efforts due to cost cutting measures, which partially offset settlement charges we recorded which related to outstanding litigation.

Wireless

  Wireless Revenue

        For a discussion of wireless revenue please see "Results of Operations—Operating Revenue—Wireless Revenue" above.

  Wireless Expenses

        The following table sets forth additional expense information to provide greater detail as to the composition of wireless expenses for the years of 2003, 2002 and 2001.

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Network expenses	$118	$126	$230	$(8)	$(104)	(6)%	(45)%
Bad debt	52	71	84	(19)	(13)	(27)%	(15)%
Employee and service-related costs	100	206	310	(106)	(104)	(51)%	(34)%
Non-employee related costs	79	104	127	(25)	(23)	(24)%	(18)%

Total wireless operating expenses	$349	$507	$751	$(158)	$(244)	(31)%	(32)%

        Wireless operating expenses decreased $158 million, or 31%, in 2003 and decreased $244 million, or 32%, in 2002.

        Network expenses, such as handset costs, roaming fees, and third-party expenses to repair and maintain the network, decreased $8 million, or 6%, in 2003 and decreased $104 million, or 45%, in 2002. The 2003 decline was associated with lower purchases of handsets due to fewer new customers. The 2002 decline was associated with purchasing handsets at more competitive prices and lower costs associated with fewer new subscribers. Additionally, in 2002 we reduced our reliance on third-party contractors to provide network maintenance services. Pursuant to the agreement with Sprint, our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network over time. The cost to complete the transition of our customers to Sprint's network is estimated to be $55 million, of which $10 million had been incurred as of December 31, 2003. Some of these costs may be capitalized.

        Bad debt expense decreased $19 million, or 27%, in 2003 and decreased $13 million, or 15%, in 2002. Wireless bad debt as a percentage of revenue declined to 8.8% in 2003 from 10.2% in 2002 and 12.2% in 2001. The decreases in bad debt expense can be attributed to lower customer acquisitions and tighter credit policies.

        Employee and service-related costs, such as salaries and wages, benefits, commissions, overtime, telemarketing and customer service costs, decreased $106 million, or 51%, in 2003 and decreased $104 million, or 34%, in 2002. The 2003 reduction was primarily a result of reduced sales activity and reduced reliance on third-party vendors for customer care services. The 2002 reduction was due to reduced salaries and wages and reduced professional fees for customer care services.

        Non-employee related costs, such as real estate and marketing and advertising expense, decreased $25 million, or 24%, in 2003 and decreased $23 million, or 18%, in 2002. The 2003 decrease was primarily a result of lower postage and shipping costs and a decrease in the costs associated with providing wireless accessories to our customers. The 2002 decrease resulted from lower marketing and advertising costs associated with our strategic decision to de-emphasize the sale of wireless services on a stand-alone basis.

Other Services

  Other Services Revenue

        For a discussion of other services revenue please see "Results of Operations—Operating Revenue—Other Services Revenue" above.

  Other Services Expense

        As previously noted, other services includes unallocated corporate expenses for functions such as finance, information technology, real estate, legal, marketing services and human resources, which we centrally manage. The following table sets forth additional expense information to provide greater detail as to the composition of other services expenses for the years of 2003, 2002 and 2001.

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Property and other taxes	$451	$540	$437	$(89)	$103	(16)%	24%
Real estate costs	409	422	436	(13)	(14)	(3)%	(3)%
Employee and service-related costs	1,354	1,220	1,137	134	83	11%	7%
Non-employee related costs	629	432	373	197	59	46%	16%

Total other services expenses	$2,843	$2,614	$2,383	$229	$231	9%	10%

        Other services operating expenses increased $229 million, or 9%, in 2003 and increased $231 million, or 10%, in 2002.

        Property and other taxes decreased $89 million, or 16%, in 2003 and increased $103 million, or 24%, in 2002. The decrease in 2003 was primarily a result of reduced property taxes, which resulted from lower asset valuations. The increase in 2002 was attributable to valuations for capital expansion to local telephone and global fiber optic broadband networks that occurred during the years ended December 31, 2001 and 2000.

        Real estate costs decreased $13 million, or 3%, in 2003 and decreased $14 million, or 3%, in 2002 due to reduced administrative space needs attributable to lower staffing requirements and our decision to abandon certain properties which no longer supported our business plan.

        Employee and service-related costs, such as salaries and wages, benefits and overtime, increased $134 million, or 11%, in 2003 and increased $83 million, or 7%, in 2002. The increase was primarily due to the increase in the combined benefits and post-retirement plan expenses as discussed above and increased employee incentive compensation costs. Additionally, in 2002 we incurred professional fees as part of our re-entry into the InterLATA long-distance market.

        Non-employee related costs increased $197 million, or 46%, in 2003 and increased $59 million, or 16%, in 2002. The 2003 increase was driven by losses related to litigation, increases in marketing and advertising costs and a shift of information technology resources to maintenance activities from development activities that were eligible for capitalization. The 2002 increase primarily resulted from software costs related to our re-entry into the InterLATA long-distance market and a shift of information technology resources to maintenance activities from development activities that were eligible for capitalization.

Liquidity and Capital Resources

Near-Term View

        Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $289 million and $1.132 billion as of March 31, 2004 and December 31, 2003, respectively. Our working capital deficit decreased by $843 million during the first quarter of 2004 compared to December 31, 2003, primarily due to a $873 million reduction in current borrowings. The reduction resulted from our February 2004 refinancing of a portion of our borrowings that were previously due in 2004. We believe that our cash on hand together with our cash flows from operations would be sufficient to meet our cash needs through the next twelve months. However, if we become subject to significant judgments and/or settlements, as further discussed in "Business—Legal Proceedings" in this prospectus, we may need to obtain additional financing or explore other methods to generate cash. Therefore, in the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in "Business—Legal Proceedings" in this prospectus.

        The wireline segment provides over 95% of our total operating revenue with the balance attributed to wireless and other services segments. Accordingly, the wireline segment provides all of the consolidated cash flows from operations. Cash flows used in operations of our wireless segment are not expected to be significant in the near term. Cash flows used in operations of our other services segment are significant, however, we expect that the cash flows provided by the wireline segment will be sufficient to fund these operations in the near term.

        We expect that our 2004 capital expenditures will approximate 2003 levels, with the majority being used in our wireline segment.

        We continue to pursue our strategy to improve our near-term liquidity and our capital structure in order to reduce financial risk. Since December 31, 2003, we have taken the following measures to improve our near term financial position:

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  On February 5, 2004, QCII issued a total of $1.775 billion of notes which consisted of $750 million in floating rate notes due in 2009 with interest at London Interbank Offered Rates, or LIBOR, plus 3.50% (4.63% as of March 31, 2004), $525 million in fixed rate notes due in 2011 with an interest rate of 7.25%, and $500 million in fixed rate notes due in 2014 with an interest rate of 7.50%;

  •
  Also in February 2004, QSC paid off in full the outstanding balance of $750 million and terminated the QSC Credit Facility. QSC established the 2004 QSC Credit Facility providing for $750 million of availability. If drawn, the 2004 QSC Credit Facility bears interest, at our election, at adjusted LIBOR or a base rate, in each case plus an applicable margin. The margin varies based on the credit ratings of the debt issued under the facility, and is currently 3.0% for LIBOR based borrowings and 2.0% for base rate borrowings;

  •
  On February 26, 2004, we completed a cash tender offer for the purchase of $921 million aggregate principal face amount of QCF's 5.875% notes due in August 2004 with $939 million in cash. A loss of $18 million was recorded for the early retirement of debt which will be included in our March 31, 2004 results; and

  •
  On March 15, 2004, QC notified the trustee of various series of its notes and debentures of its intention to redeem all $100 million outstanding principal amount of its 5.65% notes due November 1, 2004 and all $40.8 million outstanding principal amount of its 39-year 5.5% debentures due June 1, 2005. The redemption date for each of these redemptions was May 1, 2004, at which time all related interest ceased to accrue.

Long-Term View

        We have historically operated with a working capital deficit as a result of our highly leveraged position. We expect this trend to continue. However, we believe that cash provided by operations, combined with our current cash position and continued access to capital markets to refinance our current portion of debt, should allow us to meet our cash requirements for the foreseeable future.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of non-strategic assets) if cash provided by operations does not improve, if revenue and cash provided by operations continue to decline, if economic conditions weaken or if we become subject to significant judgments and/or settlements as further discussed in "Business—Legal Proceedings" in this prospectus. Furthermore, in the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in "Business—Legal Proceedings" in this prospectus.

Payment Obligations and Contingencies

Payment obligations

        The following table summarizes our future contractual cash obligations as of December 31, 2003:

	Payments Due by Period
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Future Contractual Obligations:(1)(2)
Long-term debt	$1,834	$1,391	$491	$2,246	$592	$10,859	$17,413
Interest on debt (3)	1,421	1,301	1,247	1,160	1,032	8,215	14,376
Capital lease and other obligations	47	28	5	5	5	34	124
Operating leases	325	313	268	247	219	1,534	2,906
Purchase commitment obligations:
Telecommunications commitments	706	517	158	65	60	10	1,516
IRU operating and maintenance obligations	54	52	52	52	52	776	1,038
Advertising and promotion	53	50	32	26	26	219	406
Services	282	259	234	199	196	254	1,424

Total future contractual cash obligations	$4,722	$3,911	$2,487	$4,000	$2,182	$21,901	$39,203

(1)
This table does not include our pension and other post-employment benefit obligations, as we cannot presently determine when such payments will be made.

(2)
This table does not include accounts payable of $759 million, accrued expenses and other current liabilities of $2.3 billion, deferred income taxes of $121 million and other long-term liabilities of $1.8 billion all of which are recorded on our December 31, 2003 consolidated balance sheet. This table does not include our open purchase orders as of December 31, 2003 as they are primarily cancelable without penalty and, therefore, do not represent a contractual obligation.

(3)
Interest expense in all years will differ due to refinancing of debt. In February 2004, we have refinanced long-term debt. See Note 18—Subsequent Events to our consolidated financial statements in this prospectus for additional information. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2003.

        Purchase Commitment Obligations.    We have telecommunications commitments with competitive local exchange carriers, or CLECs, interexchange carriers, or IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments generally require us to maintain minimum monthly and/or annual billings, based on usage.

        Included in the telecommunications commitments are purchase commitments that we entered into with KMC Telecom Holdings, Inc. ("KMC") in connection with sales of equipment to KMC. At that time we also entered into facilities management services agreements with them. In connection with the KMC arrangements, we also agreed to pay the monthly service fees directly to trustees that serve as paying agents on debt instruments issued by special purpose entities sponsored by KMC. These unconditional purchase obligations require us to pay at least 75% of the monthly service fees for the entire term of the agreements, regardless of whether KMC provides us services. Our remaining unconditional purchase obligations under this agreement were $418 million as of December 31, 2003.

        A portion of our fiber optic broadband network includes facilities that were purchased or are leased from third parties in the form of IRUs. These agreements are generally 20 to 25 years in length and generally include the requirement for us to pay operating and maintenance fees to a third party for the term of the agreement.

        We also have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support. Future payments under certain services contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to use.

Letters of Credit and Guarantees

        At December 31, 2003, we had outstanding letters of credit of approximately $67 million and guarantees of approximately $2 million.

Contingencies

        We are a defendant in a number of legal actions and the subject of a number of investigations by federal and state agencies. While we intend to defend against these actions vigorously, the ultimate outcomes of these cases are very uncertain, and we can give no assurance as to the impacts on our financial results or financial condition as a result of these matters. For a description of these legal matters and the potential impact on our liquidity, please see "Business—Legal Proceedings" in this prospectus and the "Near-Term View" and the "Long-Term View" above.

Historical View

        Operating activities.    We generated cash from continuing operating activities of $2.175 billion, $2.388 billion and $3.001 billion in 2003, 2002 and 2001, respectively. The $213 million decrease in cash provided by continuing operating activities in 2003 compared to 2002 resulted primarily from a decrease in income from continuing operations of $1.098 billion after adjusting for non-cash items including depreciation, amortization, cumulative effect of changes in accounting principles and asset impairments. The decrease in income from continuing operations was primarily due to the continued trend of decreasing revenues. The 7% annualized decrease in revenue over the last two years is attributed to increasing competition and general downturn in the economy and telecommunications industry evidenced by access line losses, pricing declines and reduction in access services revenue. During 2003 the reduction in cash from declines in revenue was partially offset by reductions in cash outlays for operating expenditures.

        The $613 million decrease in cash provided by continuing operating activities in 2002 compared to 2001 was the result of lower income from continuing operations of $194 million after adjusting for non-cash items such as depreciation, amortization, cumulative effect of changes in accounting principles and asset impairments. The decrease in income from continuing operations was primarily due to the continued trend of decreasing revenues. Also contributing to the decrease in cash provided by continuing operating activities in 2002 was the higher level of cash outlays attributed to non-recurring merger and restructuring expenditures.

        Cash provided by continuing operating activities in 2001 was negatively impacted by the payment of $492 million in accounts payable and accrued expenses and the build-up in accounts receivable of $439 million due to higher sales resulting from the Merger, and an overall slowdown in receipts from customers as a result of the weak economic environment.

        Investing activities.    Cash used in continuing investing activities was $2.340 billion, $2.738 billion and $8.152 billion in 2003, 2002 and 2001, respectively. Cash used in continuing investing activities in 2003 decreased $398 million compared to 2002 primarily as a result of a $676 million reduction in capital expenditures in 2003 partially offset by the purchase of marketable securities investments of $198 million during 2003. As of March 31, 2004, we had investments of $199 million in publicly traded debt securities.

        Cash used in continuing investing activities in 2002 decreased $5.414 billion compared to 2001 primarily as a result of a $5.278 billion reduction in capital expenditures in 2002. The decrease in capital expenditures was the result of our decision to reduce our expansion efforts as a result of the general economic downturn and the completion of many of our major capital projects in 2001.

        Financing activities.    Cash (used) provided by financing activities was ($4.856) billion in 2003, ($789) million in 2002 and $4.660 billion in 2001. During 2003, we were able to obtain new debt, refinance current debt with long-term debt and retire some long-term debt with cash, new long-term debt or stock. At December 31, 2003 we were in compliance with all provisions or covenants of our borrowings. For additional information regarding the covenants of our existing debt instruments, see Note 8—Borrowings to our consolidated financial statements in this prospectus.

  2003 Financing activities

        On June 9, 2003, QC entered into a senior term loan with two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of QC's current indebtedness. The floating rate tranche is non-prepayable for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as other senior QC indebtedness. The net proceeds were used to refinance QC's debt that was due in 2003 and to fund or refinance QC's investment in telecommunications assets. Concurrently with this issuance, our obligation under the QSC Credit Facility was paid down by $429 million to a balance of $1.57 billion.

        The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.5% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        On August 12, 2003 we used cash to pay the outstanding balance of $750 million of the Dex Term loan in full.

        On September 9, 2003, we completed the sale of the Dex West business. The gross proceeds from the sale of the Dex West business were $4.3 billion and were received in cash. We used $321 million of the cash proceeds to reduce our QSC Credit Facility obligation to $1.25 billion. We have used some of the proceeds from the Dex West sale to redeem indebtedness in December 2003. We expect to use the remainder of the proceeds from the Dex West sale to invest in telecommunications assets and/or to redeem other indebtedness.

        On December 22, 2003, we completed a cash tender offer for the purchase of $3 billion aggregate principal face amount of outstanding debt of QCII, QSC and QCF for approximately $3 billion in cash.

        In December of 2003, the QSC Credit Facility was reduced by an additional $500 million. At December 31, 2003 the outstanding balance of the QSC Credit Facility was $750 million. The QSC Credit Facility was paid in full and terminated in February 2004 as discussed above.

        During 2003, we exchanged $454 million of existing QCF and QCC notes for $198 million of cash and 52.5 million shares of our common stock with an aggregate value of $202 million. The trading prices of our shares at the time the exchange transactions were consummated ranged from $3.22 to $5.11 per share. During 2003, we also exchanged $406 million of new QSC notes for $560 million face amount of QCF notes. The new QSC notes have interest rates ranging from 13.0% to 13.5% with maturities of 2007 and 2010 while the QCF notes had interest rates ranging from 6.875% to 7.90%.

        We paid no dividends in 2003.

  2002 Financing activities

        Until February 2002, we maintained commercial paper programs to finance our short-term operating cash needs. We had a $4.0 billion syndicated credit facility, or the Credit Facility, available to support our commercial paper program. As a result of reduced demand for our commercial paper, in February 2002 we borrowed the full amount under the Credit Facility and used the proceeds to repay the $3.2 billion of commercial paper outstanding and terminated our commercial paper program. The remainder of the proceeds was used to pay maturities and capital lease obligations and to fund operations.

        In March 2002, we amended the Credit Facility and converted the $4.0 billion balance into a one-year term loan due May 2003, with $3.0 billion designated to QCF and $1.0 billion designated to QC. QC used approximately $608 million of the proceeds from its March 2002 bond offering discussed below to reduce the total amount outstanding under the Credit Facility. Following this repayment, the Credit Facility had $3.39 billion outstanding as of March 31, 2002, all of which was allocated to QCF.

        Also in March 2002, QC issued $1.5 billion in bonds with a ten-year maturity and an 8.875% interest rate. At December 31, 2003, the interest rate was 9.125%. Once we have registered the notes with the SEC, the interest rate will return to 8.875%, the original stated rate. The proceeds from the sale of the bonds were used to repay $608 million on the Credit Facility, short-term obligations and currently maturing long-term borrowings.

        During the first quarter of 2002, we exchanged, through private transactions, $97 million in face amount of debt issued by QCF. In exchange for the debt, we issued approximately 9.88 million shares of our common stock with a fair value of $87 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $8.29 per share to $9.18 per share.

        In August 2002, we amended the Credit Facility a second time. In connection with the second amendment, we reconstituted the Credit Facility as a revolving credit facility with QSC as the primary borrower. The term of this reconstituted facility, or the QSC Credit Facility, was extended to May 2005. The QSC Credit Facility contained financial reporting covenants that required delivery of annual and quarterly periodic reports. We obtained extensions under the QSC Credit Facility for the delivery of certain annual and quarterly financial information. The waivers extended the compliance date to provide certain annual and quarterly financial information to March 31, 2004. On February 5, 2004, the QSC Credit Facility was paid off and terminated (See Note 18—Subsequent Events, Debt-related matters in our consolidated financial statements in this prospectus).

        In August 2002, Dex borrowed $750 million under a term loan agreement, or the Dex Term Loan, due September 2004 to fund costs in connection with the construction, installation, acquisition and improvement of telecommunications assets. We classified this term loan as a current liability based upon the requirement to pay this debt in full upon the sale of the Dex West business. On August 12, 2003, this loan was paid in full. See Note 6—Assets Held for Sale including Discontinued Operations to our consolidated financial statements in this prospectus, for further discussion of the terms of the Dex sale.

        On November 8, 2002, we completed the sale of the Dex East business. The gross proceeds from the sale of the Dex East business were approximately $2.75 billion and were received in cash. We used approximately $1.4 billion of the cash proceeds we received from the sale of the Dex East business to reduce our obligations under the QSC Credit Facility to $2.0 billion.

        On December 26, 2002, we completed an exchange of approximately $5.2 billion in total face amount of QCF notes for approximately $3.3 billion of new debt securities of QSC. The new QSC notes consist of 13.0% notes due 2007, 13.5% notes due 2010 and 14.0% notes due 2014 that were issued on December 26, 2002.

        We paid no dividends in 2002.

  2001 Financing activities

        In January 2001, we repurchased 22.22 million shares of our common stock from BellSouth for $1.0 billion in cash. As part of this transaction, we entered into an agreement with BellSouth under which BellSouth agreed to purchase services valued at $250 million from us over a five-year period, or the 2001 Agreement. The 2001 Agreement provided that BellSouth could pay for the services with our common stock based upon share values specified in the 2001 Agreement.

        During the first quarter of 2002, we received approximately 278,000 shares of our common stock valued at $13 million from BellSouth in partial satisfaction of the $16 million accounts receivable outstanding at December 31, 2001. In addition, in accordance with the 2001 Agreement, we used $12 million of the $18 million in cash received from certain BellSouth affiliates to purchase approximately 253,000 shares of our common stock. The fair value of the stock tendered in the first quarter of 2002 of $5 million was recorded in treasury stock. The $20 million difference between (i) the fair value of the shares and (ii) the value assigned to the shares in the 2001 Agreement of $25 million was recorded as a reduction to additional paid-in capital. For additional information concerning transactions with BellSouth, see Note 15—Stockholders' Equity to the consolidated financial statements in this prospectus.

        In February 2001, QCF issued a total of $3.25 billion in notes which consisted of $2.25 billion in notes due 2011 with an interest rate of 7.25% and $1.0 billion in notes due 2031 with an interest rate of 7.75%. The net proceeds from the notes were used to repay outstanding commercial paper and for general corporate purposes.

        In March 2001, we completed a cash tender to buy back certain outstanding debt. In the tender offer, we repurchased approximately $995 million in principal of outstanding debt using $1.1 billion of cash. In connection with this tender offer, the indentures were amended to eliminate restrictive covenants and certain default provisions.

        In July 2001, QCF issued a total of $3.75 billion in notes which consisted of $1.25 billion in notes due 2004 with an interest rate of 5.875%, $2.0 billion in notes due 2009 with an interest rate of 7.0%, and $500 million in notes due 2021 with an interest rate of 7.625%. The net proceeds from the notes were used to repay outstanding commercial paper and maturing debt.

        On May 2, 2001, our Board approved a dividend of $0.05 per share on our common stock which was paid to stockholders of record as of the close of business on June 1, 2001 in satisfaction of any prior statement by us in connection with or following the Merger regarding the payment or declaration of dividends. As a result, dividends of $83 million were paid on common stock in 2001.

Credit ratings

        Our credit ratings were lowered by Moody's Investor Services, Standard and Poor's and Fitch Ratings on multiple occasions during 2002. The table below summarizes our ratings for the years ended December 31, 2003 and 2002.

	December 31, 2003			December 31, 2002
	Moody's	S&P	Fitch	Moody's	S&P	Fitch
Corporate rating	NA	B-	NA	NA	B-	NA
Qwest Corporation	Ba3	B-	B	Ba3	B-	B
Qwest Services Corporation	NR	CCC+	NR	NR	CCC+	NR
Qwest Communications Corporation	Caa1	CCC+	CCC+	Caa1	CCC+	CCC+
Qwest Capital Funding, Inc.	Caa2	CCC+	CCC+	Caa2	CCC+	CCC+
Qwest Communications International Inc.	Caa1	CCC+	CCC+	Caa1	CCC+	CCC+

NA = Not applicable

NR = Not rated

        On January 30, 2004, Moody's assigned a senior implied rating of B2 to Qwest and a B3 rating to the new QCII senior notes guaranteed by QSC and QCF issued in February 2004. They also assigned a B2 rating to the 2004 QSC Credit Facility and a Caa1 rating to the senior subordinated notes of QSC. At the same time, Moody's confirmed ratings of other entities and lowered the rating on QCII's outstanding unguaranteed senior secured notes to Caa2. In addition, on March 3, 2004, S&P assigned a B- to the 2004 QSC Credit Facility. All other ratings are still in effect and represent ratings of long-term debt and loans of each entity.

        With respect to Moody's, a Ba rating is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. Issuers with Caa ratings are in poor standing with Moody's. These issuers may be in default, according to Moody's, or there may be present elements of danger with respect to principal and interest. The "1,2,3" modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

        With respect to S&P, any rating below BBB indicates that the security is speculative in nature. A B- rating indicates that the issuer currently has the capacity to meet its financial commitment on the obligation, but adverse business, financial or economic conditions will likely impair the issuers' capacity or willingness to meet its financial commitment on the obligation. A CCC+ indicates that the obligation is currently vulnerable to nonpayment and the issuer is dependent on favorable business, financial and economic conditions in order to meet its financial commitment on the obligation. The plus and minus symbols show relative standing within the major categories.

        With respect to Fitch, any rating below BBB is considered speculative in nature. A B rating is considered highly speculative, meaning that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment. A CCC+ rating indicates default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic developments. The plus and minus symbols show relative standing within major categories.

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and/or impaired ability to borrow. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

        Given our current credit ratings, as noted above, our ability to raise additional capital under acceptable terms and conditions may be negatively impacted.

Critical Accounting Policies and Estimates

        We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. For a detailed discussion on the application of these and other significant accounting policies, see Note 2—Summary of Significant Accounting Policies to the consolidated financial statements in this prospectus. These policies and estimates are considered "critical" because they have the potential to have a material impact on our financial statements, and because they require significant judgments and estimates. Note that our preparation of the financial statements contained in this prospectus requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Estimates and Other Reserves

        Our consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation. If a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. See "Business—Legal

Proceedings" in this prospectus. To the extent there are material differences between these estimates and actual results, our consolidated financial statements are affected.

Restructuring

        Periodically, we commit to exit certain business activities, eliminate office or facility locations and/or reduce our number of employees. The charge to record such a decision depends upon various assumptions, including future severance costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, contractual termination costs and so forth. Such estimates are inherently judgmental and may change materially based upon actual experience. The number of employees and the related estimate of severance costs for employees combined with the estimate of future losses on sublease income and disposal activity generally has the most significant impact. Due to the estimates and judgments involved in the application of each of these accounting policies, changes in our plans and these estimates and market conditions could materially impact our financial condition or results of operations.

Revenue Recognition and Related Reserves

        Revenue from services is recognized when the services are provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, generally one to ten years. Payments received in advance are deferred until the service is provided. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to customer relationship periods and to the assessment of whether a separate earnings process are "critical accounting estimates" because: (1) it requires management to make assumptions about how long we will retain customers; (2) the assessment of whether a separate earnings process exists can be subjective; (3) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (4) the assessment of whether a separate earnings process exists may result in revenues being reported in different periods than significant portions of the related costs. As the telecommunications market experiences greater competition and customers shift from traditional land based telephony services to mobile services, our estimated customer relationship periods will likely decrease and when customers terminate their relationship with us, we may recognize revenue that had previously been deferred under the expectation that services would be provided to that customer over a longer period.

        GAAP requires us to record reserves against our receivable balances based on estimates of future collections and to not record revenue for services provided or equipment sold if collectibility of the revenue is not reasonably assured. We believe that the accounting estimates related to the establishment of reserves for uncollectible amounts in the results of operations is a "critical accounting estimate" because: (1) it requires management to make assumptions about future collections, billing adjustments and unauthorized usage; and (2) the impact of changes in actual performance versus these estimates on the accounts receivable balance reported on our consolidated balance sheets and the results reported in our consolidated statements of operations could be material. In selecting these assumptions, we use historical trending of write-offs, industry norms, regulatory decisions and recognition of current market indicators about general economic conditions that might impact the collectibility of accounts.

Software Capitalization

        Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgement in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Further, the recovery of software projects is periodically reviewed and may result in significant write-offs.

Pension and Post-Retirement Benefits

        Pension and post-retirement health care and life insurance benefits earned by employees during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Pension and post-retirement costs are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method.

        In computing the pension and post-retirement benefit costs, we must make numerous assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected rate of return on plan assets and expected future cost increases. Two of these items generally have the most significant impact on the level of cost: the discount rate and the expected rate of return on plan assets.

        Annually, we set our discount rate primarily based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination we consider, among other things, the yields on Moody's AA corporate bonds as of year-end.

        The expected rate of return on plan assets is the long-term rate of return we expect to earn on the trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets.

        We have a noncontributory defined benefit pension plan, or the Pension Plan, for substantially all management and occupational (union) employees. To compute the expected return on Pension Plan assets, we apply our expected rate of return to the market-related value of the Pension Plan assets. The market-related asset value is a computed value that recognizes changes in fair value of Pension Plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, "Employers' Accounting for Pensions", we elected to recognize actual returns on our Pension Plan assets ratably over a five year period when computing our market-related value of Pension Plan assets. This method has the effect of reducing the annual market volatility that may be experienced from year to year. As a result, our expected return is not significantly impacted by the actual return on Pension Plan assets experienced in the current year.

        Changes in any of the assumptions we made in computing the pension and post-retirement benefit costs could have a material impact on various components that comprise these expenses. Factors to be considered include the strength or weakness of the investment markets, changes in the composition of the employee base, fluctuations in interest rates, significant employee hirings or downsizings and medical cost trends. Changes in any of these factors could impact cost of sales and SG&A in the consolidated statement of operations as well as the value of the asset or liability on our consolidated balance sheet. If our assumed expected rate of return of 9.0% for 2003 was 100 basis points lower, the impact would have been to increase the net pension expense by $110 million. In response to current and expected market conditions, effective January 1, 2004, we lowered our assumed expected long-term rate on plan assets to 8.5%. If our assumed discount rate of 6.75% for 2003 was 100 basis points lower, the impact would have been to increase the net expense by $56 million.

Goodwill and Other Intangible Assets

        We adopted SFAS No. 142 in January 2002, which requires companies to cease amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, SFAS No. 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption on January 1, 2002 and at least annually thereafter. Goodwill impairment is deemed to exist if the carrying value of the reporting unit exceeds its estimated fair value.

        We performed our initial impairment analysis of goodwill and indefinite-lived intangible assets as of January 1, 2002. The implementation involved the determination of the fair value of each reporting unit, where a reporting unit is defined as an operating segment or one level below.

        We estimated the fair value of each significant reporting unit based on discounted forecasts of future cash flows. Significant judgments and assumptions were required in the preparation of the estimated future cash flows, including long-term forecasts of revenue growth, gross margins and capital expenditures.

        Two of the most significant assumptions underlying the determination of the fair value of goodwill and other intangible assets upon our initial implementation were the cash flow forecasts and discount rates used. In connection with the measurement we performed at the date we adopted SFAS No. 142 (January 1, 2002), we determined that a 10% increase in the cash flow forecasts would have decreased the transitional impairment charge by approximately $1.5 billion, resulting in a transitional impairment charge of approximately $21.3 billion instead of $22.8 billion. In contrast, a 10% decrease in the cash flow forecasts would have increased the transitional impairment charge by approximately $1.2 billion, resulting in an impairment charge of approximately $24.0 billion. A 100 basis point increase in the discount rate we used would have resulted in a transitional impairment charge of approximately $25.2 billion instead of $22.8 billion, while a 100 basis point decrease in the discount rate would have resulted in a transitional impairment charge of approximately $17.1 billion.

        Subsequent to adoption on January 1, 2002 of SFAS No. 142, we determined that circumstances indicated that it was more likely than not that an impairment loss was incurred, and as a result, we tested the remaining goodwill for possible impairment. Our impairment analysis as of June 30, 2002, resulted in an impairment of the remaining goodwill of approximately $8.483 billion. As a result of recording the cumulative effect of the change in accounting for the transitional impairment of $22.8 billion and the additional impairment of $8.483 billion, there is no goodwill remaining on our balance sheet as of and subsequent to June 30, 2002. A hypothetical 10% increase or decrease in the fair value estimates used in our June 30, 2002 measurement would have had no impact on the impairment recorded.

Impairments of Long-lived Assets

        Pursuant to the 2003 services agreement with Sprint that allows us to resell Sprint wireless services, our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network. Due to the anticipated decrease in usage of our own wireless network following the transition of our customers onto Sprint's network, in the third quarter of 2003 we performed an evaluation of the recoverability of the carrying value of our long-lived wireless network assets.

        We compared gross undiscounted cash flow projections to the carrying value of the long-lived wireless network assets and determined that certain asset groups were not expected to be recovered through future projected cash flows. For those asset groups that were not recoverable, we then estimated the fair value using estimates of market prices for similar assets. Cell sites, switches, related tools and equipment inventory and certain information technology systems that support the wireless network were determined to be impaired by $230 million.

        Estimating the fair value of the asset groups involved significant judgment and a variety of assumptions. Comparable market data was obtained by reviewing recent sales of similar asset types. However, the market for cell sites and switches is not highly developed or liquid. As such, our estimates of the fair value of such assets are highly subjective and the amounts we might receive from an orderly liquidation of such assets could differ by $25 million or more from our estimates of the fair value of these assets used to record the impairment.

        Effective June 30, 2002, the general deterioration of the telecommunications market, the downward revisions to our expected future results of operations and other factors indicated that our investments in long-lived assets may have been impaired at that date. We performed an evaluation of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. For impairment analysis purposes, we grouped our property, plant and equipment and projected cash flows as follows: traditional telephone network, national fiber optic broadband network, international fiber optic broadband network, wireless network, web hosting and ASP, assets held for sale, and out-of-region DSL. Based on this assessment of recoverability, we concluded that our traditional telephone network was not impaired. However, this analysis revealed that the remaining asset groups were impaired. We then estimated the fair value of these asset groups and, as a result, we recorded a total of $10.493 billion in asset impairment charges during the year ended December 31, 2002 as more fully described below.

        Following is a summary of impairment charges recognized by asset group for the year ended December 31, 2002 net of $120 million for certain web hosting centers that have been reclassified to income from and gain on sale of discontinued operations to our consolidated statements of operations in this prospectus.

Asset Group	Impairment Charge	Fair Value Methodology
	(Dollars in millions)
National fiber optic broadband network	$8,505	Discounted cash flows
International fiber optic broadband network	685	Comparable market data
Wireless network	825	Comparable market data and discounted cash flows
Web hosting and ASP assets	88	Comparable market data
Assets held for sale	348	Comparable market data
Out-of-region DSL	42	Discounted cash flows

Total impairment charges	$10,493

        The national fiber optic broadband network provides long-distance voice services, data and Internet services, and wholesale services to business, consumer and wholesale customers outside of our local service area. The international fiber optic broadband network provides the same services to the same types of customers only outside of the United States. The wireless network provides PCS in select markets in our local service area. Our web hosting and ASP asset group provides business customers both shared and dedicated hosting on our servers as well as application hosting services to help design and manage the customer's website and their hosting applications. Assets held for sale primarily consist of excess network supplies. Our out-of-region DSL assets provide DSL service to customers outside our local service area.

        Calculating the estimated fair value of the asset groups as listed above involves significant judgments and a variety of assumptions. For calculating fair value based on discounted cash flows, we forecasted future operating results and future cash flows, which included long-term forecasts of revenue growth, gross margins and capital expenditures. We also used a discount rate based on an estimate of the weighted-average cost of capital for the specific asset groups as of June 30, 2002. Comparable market data was obtained by reviewing recent sales of similar asset types in third-party market transactions. Relative to the above excluding the wireless network, a hypothetical increase or decrease in the estimated future cash flows of 10% would have changed the impairment charge by approximately $105 million. Also excluding wireless, a hypothetical increase or decrease in the discount rate used of 100 basis points would have changed the impairment charge by approximately $40 million. In respect to the wireless assets, a hypothetical 10% increase or decrease in the current cost factors would have changed the impairment charge by $17.1 million. Also relative to the wireless assets, a hypothetical 100 basis point change in the discount factors related to physical deterioration, functional obsolescence and economic obsolescence would have changed the impairment charge by $10.4 million.

Recently Adopted Accounting Pronouncements and Cumulative Effect of Adoption

        FASB Interpretation, or FIN, No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued in November 2002. The interpretation provides guidance on the guarantor's accounting and disclosure of guarantees, including indirect guarantees of indebtedness of others. We have adopted the disclosure requirements of the interpretation as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued or modified after December 31, 2002, and require that we record a liability for the fair value of such guarantees on our consolidated balance sheet. The adoption of this interpretation did not have a material effect on our consolidated financial statements.

        On January 1, 2003, we adopted SFAS No. 143 which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation required to be settled under law or written or oral contract. If a reasonable estimate of fair value can be made, the fair value of the liability shall be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $28 million (an asset retirement obligation of $43 million net of an incremental adjustment to the historical cost of the underlying assets of $15 million) in 2003.

        Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense and therefore recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143. The net income impact of the adoption is $206 million ($365 million less the $28 million charge disclosed above, net of income taxes of $131 million) in 2003. Beginning January 1, 2003, the net costs of removal related to these assets are charged to our consolidated statement of operations in the period in which the costs are incurred.

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") for the three months ended March 31, 2004. FIN 46R requires an evaluation of three criteria to determine if consolidation of a thinly capitalized entity is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria are met, consolidation is required.

        Upon adoption of FIN 46R, we identified two relationships that may be subject to consolidation by us under the provisions of FIN 46R. Both relationships are with groups of entities that provide internet port access and services to their customers. The first relationship is with special purpose entities created and wholly owned by KMC Telecom Holdings, Inc. (the "KMC Entities"). Our previously disclosed service contracts and consent agreements with the KMC Entities may be variable interests under FIN 46R. We do not currently have sufficient information about the special purpose entities to complete our analysis under FIN 46R. We have requested this information, but have not received any reply. Until further information about their financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. Our maximum exposure to loss related to the KMC Entities is the total remaining amount due under our service contracts which was approximately $375 million as of March 31, 2004. Payments made under our service contracts, which are included in cost of sales, were $73 million and $79 million, respectively for the three months ended March 31, 2004, and 2003.

        We previously recorded a liability and charge associated with our relationship with the second entity. We do not currently have sufficient information about this entity to complete our analysis under FIN 46R. We have requested the information; however, the management of this entity has stated that financial information is not readily available. Until further information about the entity's financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. As a result of previously recording a liability and charge associated with this relationship, we believe that our maximum exposure excluding interest accretion has been reflected in our financial statements.

Risk Management

        We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. We may also employ financial derivatives to hedge foreign currency exposures associated with particular debt. We do not currently have any outstanding derivatives.

        Approximately $2.0 billion of floating-rate debt was exposed to changes in interest rates as of both March 31, 2004 and December 31, 2003. This exposure is linked to LIBOR. A hypothetical increase of 100 basis points in LIBOR and commercial paper rates would increase annual pre-tax interest expense by $20 million. As of March 31, 2004 and December 31, 2003, we also had $900 million and $1.8 billion of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. A hypothetical 10% change in the interest rates on this debt would not have had a material effect on our earnings. We had $14.5 billion and $13.5 billion of long-term fixed rate debt as of March 31, 2004 and December 31, 2003, respectively. A 100 basis point increase in interest rates would result in a decrease in the fair value of these instruments of $800 million and $900 million as of March 31, 2004 and December 31, 2003, respectively. A 100 basis point decrease in interest rates would result in an increase in the fair value of these instruments of $900 million and $1.0 billion as of March 31, 2004 and December 31, 2003, respectively.

        As of March 31, 2004, we had $1.88 billion of cash invested primarily in money market and other short-term investments. Most cash investments are invested at floating rates. As interest rates change so will the interest income derived from these accounts.

BUSINESS

        We provide local telecommunications and related services, IntraLATA and InterLATA long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We also provide long-distance services and reliable, scalable and secure broadband data and voice communications outside our local service area as well as globally.

        We previously provided directory publishing services in our local service area. In 2002, we entered into contracts for the sale of our directory publishing business. In November 2002, we closed the sale of our directory publishing business in 7 of the 14 states in which we offered these services (referred to as Dex East). In September 2003, we completed the sale of the directory publishing business in the remaining states (referred to as Dex West). As a consequence, the results of operations of our directory publishing business are included in income from discontinued operations in our consolidated statements of operations.

        We were incorporated under the laws of the State of Delaware in 1997. Pursuant to the Merger, we acquired all the operations of U S WEST and its subsidiaries. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting with U S WEST being deemed the accounting acquirer and Qwest (prior to the Merger, "pre-Merger Qwest") the acquired entity.

Operations

        We currently operate in three segments: (1) wireline services; (2) wireless services; and (3) other services. We also maintained, until September 2003, a fourth segment consisting of our directory publishing business. Our remaining directory publishing business was sold in September 2003 to a group of private equity investors. As a result, for purposes of calculating the percentages of revenue of our segments provided below, we have excluded the impact of revenue from our directory publishing business. For additional financial information about our segments see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 15—Segment Information to our consolidated financial statements in this prospectus. The segment revenue percentages contained in this section are based upon financial results prepared in accordance with GAAP.

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories: (1) small businesses; (2) national and global businesses; (3) governmental entities; and (4) public and private educational institutions. We also provide our products and services to other telecommunications providers on a wholesale basis. We seek to distinguish ourselves from our competitors through our recent and continuing customer service initiatives.

Wireline Services

        We offer a wide variety of wireline products and services in a variety of categories that help people and businesses communicate. Our wireline products and services are offered through our telecommunications network, which consists of both our traditional telephone network and our fiber optic broadband network. The traditional telephone network is defined as all equipment used in processing telecommunications transactions within our local service area and forms a portion of the public switched telephone network, or PSTN. The PSTN refers to the worldwide voice telephone network that is accessible to every person with a telephone and a dial tone. Our traditional telephone network is made up of both copper cables and fiber optic broadband cables and serves approximately 16.2 million access lines. Access lines are telephone lines reaching from a central office to customers' premises.

        Our fiber optic broadband network extends over 180,000 miles to major cities worldwide and enables long-distance voice services and data and Internet services. We rely on our completed metropolitan area network, or MAN rings, and in-building rights-of-way to expand service to existing customers and provide service to new customers who have locations on or near a ring or in a building where we have a right-of-way or a physical presence. The MAN fiber rings allow us to provide these customers with end-to-end connectivity for our broadband data services to large and multi-location enterprises and other telecommunications carriers in key United States metropolitan markets. End-to-end connectivity provides customers with the ability to transmit and receive information at high speed through the entire connection path rather than be limited by dial-up connection speeds.

Wireline Products and Services

        The following reflects the key categories of our wireline products and services.

        Local voice services—consumer, business and wholesale.    Through our traditional telephone network, we originate and terminate local voice services within local exchange service territories as defined by the state Public Utility Commissions, or PUCs. These local voice services include:

  •
  basic local exchange services provided through access lines connected to our portion of the PSTN;

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  switching services for customers' internal communications through facilities that we own;

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  various custom calling features such as Caller ID, Call Waiting, Call Return and 3-Way Calling;

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  enhanced voice services, such as voice mail;

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  operator services, including directory assistance;

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  public telephone service; and

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  voice customer premises equipment, or CPE.

        Recently, we also began to offer Internet protocol telephony (sometimes referred to as voice over Internet protocol, or VoIP) in Minnesota on a limited basis. This technology allows us to offer more features at reduced costs to customers. We do not expect to recognize a material amount of revenue from our VoIP offerings in 2004.

        On a wholesale basis, we provide network transport, collocation services (i.e. hosting of another provider's telecommunications equipment in our facilities), billing services and access to our local network within our local service area to competitive local exchange carriers, or CLECs, and wireless carriers. These services allow CLECs to provide telecommunications services using our local network. CLECs are communications companies certified by a state PUC or similar agency that provide local exchange service within a local access transport area, or LATA, including LATAs within our local service area. At times, we sell unbundled network elements, or UNEs, that allow our wholesale customers to build their own networks and interconnect with our network.

        Long-distance voice services—consumer, business and wholesale.    We provide three types of long-distance communications services to our consumer, business and wholesale customers.

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  We provide IntraLATA long-distance service to our customers nationwide including within our local service area. IntraLATA long-distance service refers to services that cross local exchange area boundaries but originate and terminate within the same geographic LATA. These services include calls that terminate outside a caller's local calling area but within their LATA and wide area telecommunications service or "800" services for customers with highly concentrated demand;

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  We provide InterLATA long-distance services nationwide. These services include originating long-distance services for communications that cross LATA boundaries and "800" services. Beginning in the fourth quarter of 2003, we satisfied certain FCC requirements that allowed us to begin providing these services throughout our local service area using our proprietary network assets; and

  •
  We also provide international long-distance services for voice calls that terminate or originate with our customers in the United States.

        Access services—wholesale.    We provide access services primarily to interexchange carriers, or IXCs, for the use of our local network to connect their customers to their data and Internet protocol, or IP, networks. IXCs provide long-distance services to end-users by handling calls that are made from a phone exchange in one LATA to an exchange in another LATA or between exchanges within a LATA. Competitive communications companies often operate as both CLECs and IXCs.

        For the years ended December 31, 2003, 2002 and 2001, revenue from voice services (i.e. local voice services, long-distance voice services and access services) accounted for approximately 69%, 71% and 72%, respectively, of our total revenue from continuing operations.

        Data and Internet services—consumer, business and wholesale.    We offer a broad range of products and professional services to enable our customers to transport voice, data and video telecommunications at speeds ranging from 14.4 kilobits per second to 10 gigabits per second. Our customers use these products and services in a variety of ways. Our business customers use them to facilitate internal and external data transmissions, such as transferring files from one location to another. Our consumer customers use them to access email and the Internet under a variety of connection speeds and pricing packages. We provide our data and Internet services in our local service area, nationally and internationally.

        Some of our data and Internet services are described below.

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  Digital subscriber line, or DSL, which permits existing consumer and business customer telephone lines to operate at higher speeds necessary for video and high-speed data communications to the Internet or private networks. Substantially all of our DSL customers are currently located within our local service area;

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  Asynchronous transfer mode, or ATM, which is a broadband, network transport service that provides a fast, efficient way to move large quantities of information over our highly reliable, scalable and secure fiber optic broadband network;

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  Frame relay, which is a switching technology that allows data to travel in individual packets of variable length. The key advantage to this approach is that a frame relay network can accommodate data packets of various sizes associated with virtually any data protocol;

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  Private lines, which are direct circuits or channels specifically dedicated to the use of an end-user organization for the purpose of directly connecting two or more sites. Private lines offer a secure solution for frequent communication of large amounts of data between sites;

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  Integrated services digital network, or ISDN, is a comprehensive digital network architecture allowing users to transmit voice, data, video and images—separately or simultaneously—over standard telephone lines or fiber optics;

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  Dedicated Internet access, or DIA, which offers customers Internet access ranging from 128 kilobits per second to 2.4 gigabits per second;

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  Virtual private network, or VPN, which allows businesses with multiple locations to create a private network accessible only by their various offices. VPN provides businesses with a cost-effective alternative to meet their communication needs;

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  Internet dial access, which provides Internet service providers, or ISPs, and business customers with a comprehensive, reliable and cost-effective dial-up network infrastructure;

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  Web hosting, which provides data center services. In its most basic form, web hosting includes space, power and bandwidth. We also offer a variety of server and application management and professional web design services. We currently operate eleven web hosting centers, or CyberCentersSM; and

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  Professional services, which include network management, the sale, installation and maintenance of data CPE and the building of proprietary fiber-optic broadband networks for our governmental and other business customers.

        On a wholesale basis, we provide collocation services, or hosting of other providers' telecommunications equipment in our facilities. We also provide wholesale private line services primarily to IXCs to allow them use of our local network to connect their customers to their networks.

        For the years ended December 31, 2003, 2002 and 2001, revenue from data and Internet services accounted for approximately 27%, 25% and 24%, respectively, of our total revenue from continuing operations.

Distribution Channels

        We sell our retail wireline products and services through a variety of channels, including direct-sales marketing, telemarketing, arrangements with third-party agents and through our retail stores. We also provide the use of similar products and services, and the use of our network assets on a wholesale basis, as described above.

Wireline Services Revenue

        For the years ended December 31, 2003, 2002 and 2001, revenue from wireline services accounted for approximately 96%, 95% and 96%, respectively, of our total revenue from continuing operations.

Wireless Services

        We operate our wireless services segment primarily through our indirect wholly owned subsidiary, Qwest Wireless LLC. In August 2003, Qwest Wireless entered into a service agreement with a subsidiary of Sprint Corporation that allows us to resell Sprint wireless services, including access to Sprint's nationwide personal communication service, or PCS, wireless network, to consumer and business customers, primarily within our local service area. We began offering these Sprint services under our brand name in March 2004. Under the service agreement, we retain control of all sales and marketing, customer service, billing and collection, pricing, promotion and product offerings relating to the Sprint services that we resell. The service agreement provides that Sprint will be our exclusive wireless provider and has an initial term of five years (with automatic renewal for successive one-year terms until either party provides notice of non-renewal). Through Qwest Wireless, we also continue to operate a PCS wireless network that serves select markets within our local service area, including Denver, Seattle, Phoenix, Minneapolis, Portland, Salt Lake City and other smaller markets. Our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network over time.

        We market our wireless products and services through our website, partnership relationships and our sales/call centers. We offer consumer and business customers a broad range of wireless plans, as well as a variety of custom and enhanced features, such as Call Waiting, Caller ID, 3-Way Calling, Voice Messaging, Enhanced Voice Calling and Two-Way Text Messaging. We also offer integrated service, which enables customers to use the same telephone number and voice mail box for their wireless phone as for their home or business phone.

        For the years ended December 31, 2003, 2002 and 2001, revenue from wireless services accounted for approximately 4%, 5% and 4%, respectively, of our total revenue from continuing operations.

Other Services

        We provide other services that primarily involve the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties. The majority of these properties are located in our local service area.

Directory Publishing

        Through our wholly owned subsidiary, Qwest Dex, Inc., or Dex, we have historically published telephone directories in our local service area. During 2003, we completed the sale of our directory publishing business.

        For the years ended December 31, 2003, 2002 and 2001, revenue from directory publishing was included in income from discontinued operations. For additional information see Note 6—Assets Held for Sale including Discontinued Operations to our consolidated financial statements in this prospectus.

Customer Service Initiatives

        With increased levels of competition in the telecommunications industry resulting from statutory and regulatory developments and technology advancements, we believe competitive providers are no longer hindered by historical barriers to entry. As a result, we are seeking to distinguish ourselves from our competitors through a number of customer service initiatives supporting our Qwest Spirit of Service™ brand commitment. These initiatives include expanded product bundling, simplified billing, improved customer support and other ongoing measures. For example, we have entered into strategic relationships with providers of wireless and video communications to improve our product offerings, we are restructuring our pricing packages and we are investing in improved billing and customer communication systems.

Importance, Duration and Effect of Patents, Trademarks and Copyrights

        Either directly or through our subsidiaries, we own or have licenses to various patents, trademarks, trade names, copyrights and other intellectual property necessary to the conduct of our business. We do not believe that the expiration of any of our intellectual property rights, or the non-renewal of those rights, would materially affect our results of operations.

Competition

Wireline Services

        Local voice services.    In providing local voice services to our consumer and business customers within our local service area, we compete with CLECs, including some owned by national carriers, smaller regional providers, competitive access providers, independent telephone companies, Internet telephony providers, wireless providers and cable companies. Technology substitution, such as wireless substitution for wireline, cable telephony substitution for wireline and cable modem substitution for dial-up modem lines and DSL, has been a significant cause for a decrease in our total access lines in 2003. Competition is based primarily on pricing, packaging of services and features, quality of service and increasingly on meeting customer care needs such as simplified billing and timely response to service calls.

        The obligation to make number portability available from wireline to wireless service, which was recently mandated by the FCC, is another competitive factor that may increase access line losses. Also, revenue for local voice services may be affected adversely should providers of VoIP services attract a sizable base of customers who use VoIP to bypass traditional local exchange carriers. A related concern is the risk that access charge fees we receive from either IXCs or CLECs will be reduced if phone-to-phone VoIP calls remain unregulated and are not subject to intercarrier compensation obligations that apply to traditional telephony.

        Our existing infrastructure and long-standing customer relationships make us the market leader in providing local voice services in our local service area. Although our status as an incumbent local exchange carrier, or ILEC, helps make us the leader in providing wireline services within our local service area, increased competition has resulted in recent declines in billable access lines.

        Our competitors, mainly CLECs and CLEC/IXC combinations, have accelerated their use of unbundled network element-platforms, or UNE-P. This service, which we are required to provide at wholesale rates as a matter of current federal and state laws and regulations, allows our competitors to purchase all of the elements they need to provide competitive local services to our customers. Bell Operating Companies, or BOCs such as Qwest Corporation, are required to make their network elements available to the competitors, which allows CLECs and CLEC/IXC combinations an alternative to building their own telecommunications facilities. Consequently, we believe these competitors are able to provide local service at a cost advantage, allowing them to gain market share. Meanwhile, the obligation to provide UNEs reduces our revenue and margin. We believe the offering of UNE services will continue to cause downward pressure on our margins and result in incremental retail access line losses.

        Long-distance voice services.    National carriers, CLECs and other resellers, such as AT&T Corporation, Sprint and MCI Inc. (formerly known as Worldcom, Inc.) compete with us in providing InterLATA and IntraLATA long-distance services both inside and outside our local service area. Other BOCs, such as BellSouth Corporation, Verizon Communications and SBC Communications, Inc., also compete in the InterLATA market nationally and, as they have gained FCC approval, within the states in their respective local service areas. Wireless providers also market both IntraLATA and InterLATA long-distance services as a substitute to traditional wireline service.

        Competition in the long-distance consumer market is based primarily on price, customer service, quality and reliability. We are the market share leader in providing IntraLATA long-distance service within our local service area, but face increasing competition from national carriers, which have substantial financial and technical resources. Competition in the business market is based on similar factors, as well as the ability to offer a ubiquitous solution nationwide.

        In addition, the emergence of certain competitors, such as MCI, XO Communications, Inc. and McLeodUSA, Inc., from bankruptcy proceedings with substantially reduced debt could precipitate an industry-wide reduction in prices, thereby causing a decline in our revenues.

        Access services.    Within our local service area, we compete primarily with smaller regional providers, including CLECs, competitive access providers and independent telephone companies. Outside our local service area, we compete primarily with other BOCs and with IXCs. We compete on network quality, customer service, product features, the speed with which we can provide a customer with requested services and price. Although our status as an ILEC helps make us the leader in providing these services within our local service area, increased competition has resulted in a reduction in access minutes of use billed to IXCs and wireless carriers. Also, we earn certain revenues when we originate or terminate calls that are carried by IXCs and wireless carriers that generate carrier access charges for the use of our network. To the extent that VoIP networks or VoIP service providers seek to bypass the traditional methods and obligations to pay this form of intercarrier compensation, or the related "reciprocal compensation" which we earn for use of our network in terminating local calls, these providers could enjoy a competitive advantage versus traditional carriers who must factor the costs of carrier access charges and reciprocal compensation into their charges.

        Data and Internet services.    Business customers are the primary market for these network-related services, although we are increasing our DSL offerings to both consumer and business customers in several markets in our local service area. In providing these services, we compete with national long-distance carriers (such as AT&T, Sprint and MCI), cable operators, BOCs, CLECs and large integrators (International Business Machines Corporation and Electronic Data Systems Corporation). Large integrators are also competing in a new manner, providing customers with managed network services, which takes inter-site traffic off our network. Customers are particularly concerned with network reach, but are also sensitive to quality, reliability, customer service and price. We also compete with cable operators who offer high-speed broadband facilities over cable modem, a technology directly competitive with the DSL modems that we employ. Cable operators who sell data or Internet services via broadband enjoy a regulatory advantage in that they are not presently subject, at least in the jurisdictions in which we operate, to regulation as "telecommunications" providers which imposes many costs and obligations, such as that to make UNE-P available to competitors or to provide competitive access and interconnect rights.

        Outside of our local service area, our investment in improving the reach and quality of our network has helped our competitive position. With regards to our hosting business, while many of our competitors, such as Global Crossing Ltd. and Sprint, have abandoned or largely reduced their hosting businesses, competition remains high due to over-capacity from large providers such as Cable & Wireless PLC.

Wireless Services

        The market for wireless services within our local service area remains highly competitive. We compete with AT&T Wireless Services, Inc., Verizon Communications Inc., T-Mobile International, Cingular Wireless LLC, Sprint and Nextel Communications, among others. Although we expect our competitive position to improve through offering Sprint's nationwide wireless service under our brand name to customers in our local service area, we continue to face heavy competition from national, and some regional, wireless carriers. Competition may increase as additional spectrum is made available within our local service area, both to new competitors and to current wireless providers who may acquire additional spectrum in order to increase their coverage areas and service quality. Competition in the wireless market is based primarily on price, coverage area, services, features, handsets, technical quality and customer service. Our future competitive position will depend on our ability to successfully integrate Sprint services into our branded service offerings and our ability to offer new features and services in packages that meet our customers' needs.

Regulation

        As a general matter, we are subject to extensive state and federal regulation, including requirements and restrictions arising under the Federal Communications Act, as modified in part by the Telecommunications Act of 1996, or the Telecommunications Act, state utility laws, and the rules and policies of the FCC, state PUCs and other governmental entities. Federal laws and FCC regulations apply to regulated interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over regulated telecommunications services that are intrastate in nature. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer regulated services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services, where required.

        This structure of public utility regulation generally prescribes the rates, terms and conditions of our regulated wholesale and retail products and services (including those sold or leased to CLECs). While there is some commonality among the regulatory frameworks from jurisdiction to jurisdiction, each state has its own unique set of constitutional provisions, statutes, regulations, stipulations and practices that impose restrictions or limitations on the regulated entities' activities. For example, in varying degrees, jurisdictions may provide limited restrictions on the manner in which a regulated entity can interact with affiliates, transfer assets, issue debt and engage in other business activities.

Interconnection

        The FCC is continuing to interpret the obligations of ILECs under the Telecommunications Act to interconnect their networks with, and make UNEs available to, CLECs. These decisions establish our obligations in our local service area and affect our ability to compete outside of our local service area. In May 2002, the U.S. Supreme Court issued its opinion in the appeal of the FCC's rules on pricing of UNEs. The Court affirmed the FCC's rules. Since we were following the FCC's then current UNE pricing rules, this decision did not impact the pricing of our UNEs.

        In May 2002, the D.C. Circuit Court of Appeals issued an order on the FCC's rules that determined the UNEs are required to be made available to competitors. The court reversed the FCC, finding that the agency had not given adequate consideration to or properly applied the "necessary and impair" standard of the Telecommunications Act. The court also ruled that the FCC impermissibly failed to take into account the relevance of competition by other types of service providers, including cable and satellite companies. Finally, the court overturned a separate order of the FCC that had authorized "line sharing" where a CLEC purchases only a portion of the copper line connecting the end-user. This enables the CLEC to provide high-speed broadband services utilizing DSL technology. The D.C. Circuit stayed its order vacating the FCC's rules to permit the FCC to complete an ongoing rulemaking to determine what elements should be unbundled.

        On August 21, 2003, the FCC issued the triennial review order in response to the court's decision. The triennial review order addressed the regulatory status of a number of UNEs and the obligations of ILECs with respect to them. Among the more significant determinations made by the FCC in the triennial review order were: (i) CLECs are not impaired without access to unbundled switching when serving medium-to-large business and government customers using DS-1 switching capacity and above, but state PUCs are allowed to initiate and conclude proceedings within 90 days of October 2, 2003, to rebut this presumption of no impairment and petition the FCC for a waiver; the Colorado, Minnesota and Oregon PUCs initiated such proceedings but did not petition the FCC for a waiver of the no impairment finding; (ii) CLECs are impaired without access to switching and, concomitantly, the UNE-P, to serve mass market customers, as well as most high capacity loops and dedicated transport services (the transmission facilities between an ILEC's central offices); proceedings before state PUCs to rebut these presumptions of impairment may be initiated and concluded within nine months of October 2, 2003; (iii) state PUCs must initiate and conclude within nine months of October 2, 2003, proceedings to approve a "batch hot cut migration process" (a process by which a CLEC's customers served by the UNE-P would be moved to the CLEC's own switch in the event switching is eliminated from UNE-P) to be implemented by ILECs to address the costs and timeliness of the hot cut process; (iv) ILECs are no longer required to provide other carriers with access to the high frequency portion of a loop that is used by CLECs to provide competing DSL services (referred to as line sharing); however, current line sharing customers are "grandfathered," and the requirement to allow line sharing will be phased out over a three-year period; (v) ILECs are not required to provide CLECs with access to "next generation" networks and facilities used to provide broadband services; and (vi) the FCC modified the prohibition against CLECs using enhanced, extended links, or combinations of unbundled loops, multiplexing and dedicated transport (referred to as EELs) to provide both local and long-distance services; the FCC established requirements designed to prevent the substitution of EELs for special access services needed by a carrier for the provision of its long-distance services.

        We joined with other ILECs in requesting that the D.C. Circuit Court of Appeals invalidate the rules that accompanied and were described in the triennial review order. We argued that the FCC did not comply with the May 2002 ruling by the D.C. Circuit because it failed to properly apply the

"necessary and impair" standard and that the FCC impermissibly, and without adequate guidance, delegated to state PUCs its responsibilities under the Telecommunications Act. Other parties challenged various aspects of the triennial review order. On March 2, 2004, consistent with the ILEC's arguments, a three-judge panel of the D.C. Circuit issued a decision vacating and remanding back to the FCC significant portions of the triennial review order. By its terms, the court's mandate was stayed for 60 days. On April 9, 2004, the FCC filed an unopposed motion with the court to stay its mandate for an additional 45 days until June 15, 2004, to allow parties to negotiate commercially acceptable arrangements for the availability of unbundled network elements. On April 13, 2004, the D.C. Circuit granted the FCC's motion. QCII is currently engaged in such negotiations with a number of CLECs.

        In addition to proceedings before the D.C. Circuit relating to the triennial review order, we have also participated in proceedings in all of our in-region states, except Wyoming, Montana, Idaho and South Dakota, that were authorized by the FCC's triennial review order. In these proceedings, we were attempting to demonstrate both the adequacy of our batch hot cut migration process as well as that CLECs would not be impaired in their attempts to compete in the mass market if switching were removed as a UNE. However, in light of the D.C. Circuit decision, all of our in-region states, except Minnesota, have temporarily suspended their triennial review proceedings.

        On September 15, 2003, the FCC released a Notice of Proposed Rulemaking, instituting a comprehensive review of the rules pursuant to which UNEs are priced and on how the discounts to CLECs are established for their intended resale of our services. In particular, the FCC indicated that it will re-evaluate the rules and principles surrounding Total Element Long Run Incremental Cost which is the basis upon which UNE prices are set.

Access Pricing

        The FCC has initiated a number of proceedings that could affect the rates and charges for access services that we sell or purchase. These proceedings and related implementation of resulting FCC decisions have not yet been completed. Because there are a number of such proceedings that are inter-related, and because new technologies (such as VoIP) are emerging that pose further complications, it may take some time for the rulemaking to be completed. It is possible that the FCC will recommend a major restructuring of the current system of intercarrier compensation for use of local networks, and this would affect our rights to claim payment for carrier access charges. There has been a national trend towards reducing the amounts charged for "reciprocal compensation" for use of our networks to terminate local, IntraLATA and other intrastate calls, in preference for a "bill and keep" approach, but this is subject to varying decisions and interests by the state agencies that govern these intrastate rates. From time to time, the state PUCs which regulate intrastate access charges conduct proceedings that may affect the rates and charges for those services.

        On May 31, 2000, the FCC adopted the access reform and universal service plan developed by the Coalition for Affordable Local and Long-Distance Service, or CALLS. The adoption of the CALLS proposal resolved a number of outstanding issues before the FCC. The CALLS plan has a five-year life and provides for the following: (i) elimination of the residential pre-subscribed IXC charge; (ii) increases in subscriber line charges; (iii) reductions in switched access usage rates; (iv) the removal of certain implicit universal service support from access charges and direct recovery from end-users; and (v) commitments from participating IXCs to pass through access charge reductions to end-users. We have opted into the five-year CALLS plan.

Advanced Telecommunications Services

        The FCC has ruled that advanced services provided by an ILEC are covered by those provisions of the Telecommunications Act that govern telephone exchange and exchange access services. In January 2002, the FCC released a Notice of Proposed Rulemaking regarding the Regulatory

Requirements for ILEC Broadband Telecommunications Services. In this proceeding the FCC has sought comment on what changes should be made in traditional regulatory requirements to reflect the competitive market and create incentives for broadband services growth and investment. The FCC has not yet issued final rules.

Intercarrier Compensation

        On April 27, 2001, the FCC released a Notice of Proposed Rulemaking that commenced a broad inquiry into, and initiated a fundamental re-examination of, all forms of compensation flowing between carriers as a result of their networks being interconnected. There are two primary forms of intercarrier compensation: (i) reciprocal compensation that applies to local traffic; and (ii) access charges that apply to long-distance traffic. The purpose of this FCC proceeding is to examine existing forms of intercarrier compensation and explore alternatives. One form of compensation that is being examined is "bill and keep" under which carriers freely exchange traffic and collect charges from their end-user customers in lieu of the present system in which carriers are obligated to compensate one another for network utilization. The rules emanating from this rulemaking could result in fundamental changes in the charges we collect from other carriers and our end-users.

        On April 27, 2001, the FCC issued an Order with regard to intercarrier compensation for ISP-bound traffic. The Order required carriers serving ISP-bound traffic to reduce reciprocal compensation rates over a 36-month period beginning with an initial reduction to $0.0015 per minute of use and ending with a rate of $0.0007 per minute of use. In addition, a cap was placed on the number of minutes of use on which the terminating carrier may charge such rates. This reduction lowered costs that we paid CLECs for delivering such traffic to other carriers, but has not had, and is not likely to have, a material effect on our results of operations.

        On May 3, 2002, the D.C. Circuit Court of Appeals remanded the matter to the FCC to implement a rate methodology that is consistent with the court's ruling. The rules promulgated by the FCC remain in effect while the agency contemplates further action. Modifications in the FCC's rules or prescribed rates could increase our expenses.

Wireless Local Number Portability

        On November 10, 2003, the FCC issued an order and further notice of proposed rulemaking on local number portability, or LNP, mandating that wireline carriers must port telephone numbers to wireless carriers. The LNP order provided guidance to both the wireline and wireless industries on matters related to "intermodal" LNP, or the ability of customers to switch from a wireline carrier to a wireless carrier or from a wireless to a wireline carrier without changing telephone numbers.

        In the LNP order, the FCC prescribed that porting from a wireline carrier to a wireless carrier is required where the requesting wireless carrier's coverage area overlaps the geographic location in which the wireline number is provisioned, including cases where the wireless carrier does not have point of interconnection or numbering resources in the rate center to which the phone number is assigned. The FCC also sought comment on, and will issue further rules regarding, the facilitation of wireless to wireline porting in cases where the rate center associated with the wireless number is different from the rate center in which the wireline carrier seeks to serve the customer. The LNP order was preceded by an FCC order, dated October 7, 2003, that dealt with issues related to implementation of wireless-to-wireless LNP.

        The FCC's rules, particularly those related to wireline-to-wireless LNP, may result in an acceleration of our access-line losses.

Voice Over Internet Protocol

        On December 1, 2003, the FCC conducted a public forum hearing to gather information concerning advancements, innovations, and regulatory issues related to VoIP services. Chairman Powell of the FCC has announced an intention to make VoIP a higher priority on the FCC's agenda in the next year. Furthermore, on March 10, 2004, the FCC instituted a formal rulemaking proceeding addressing many issues related to VoIP. This rulemaking will likely raise issues that overlap, to a degree, with the rulemaking concerning ILEC Broadband Telecommunications Services and the Intercarrier Compensation proceeding. There are a number of issues that have been presented to the FCC that concern VoIP and that could affect our business. One is whether VoIP, and/or other forms of VoIP, should be subject to ordinary intercarrier compensation requirements and other federal or state requirements such as those that impose a fee to support "universal service" and support the extension of telecommunications and Internet facilities to rural areas and to public schools and facilities in inner cities. Another issue is whether VoIP providers should have any exemption or immunity from either federal or state regulation and, if so, what should be the parameters of this exemption or immunity. We are following these developments closely, as our network is capable of VoIP transport and similarly can be used to carry combinations of voice and other forms of data in an IP-addressed packet format. We are committed to development of VoIP for our customers, and our VoIP offerings are likely to grow as the technology matures and the regulatory situation is clarified.

Operations, Installation and Maintenance

        On March 17, 2004, the FCC released an order eliminating the prohibition on shared network operations, installation and maintenance (OI&M) between Bell Operating Companies (BOCs) and their long distance affiliates. The FCC put the prohibition in place in 1996 as part of its regulatory requirements implementing the 1996 Telecommunications Act. In its recent order the FCC concludes the OI&M prohibition is no longer appropriate because the costs outweigh the benefits and accounting safeguards and other restrictions are adequate to protect against competitive harm. Qwest is aggressively evaluating how to best take advantage of the elimination of the OI&M prohibition in a manner which increases efficiency, reduces costs and improves customer service.

Employees

        As of December 31, 2003, we employed approximately 47,000 people. This does not include approximately 1,450 of our former employees who were transferred to a new company in September 2003 in connection with the completion of our sale of Dex.

        Approximately 27,000 of our employees are represented by collective bargaining agreements with the CWA and the IBEW. In August 2003, we entered into new two-year collective bargaining agreements with the CWA and the IBEW. Each of these agreements was ratified by union members and expires on August 13, 2005. Among other things, these agreements provide for guaranteed wage levels and continuing employment-related benefits.

Financial Information about Geographic Areas

        We provide a variety of telecommunications services on a national and international basis to global and national business, small business, government, consumer and wholesale customers. It is impractical for us to provide financial information about geographic areas.

Properties

        Our principal properties do not lend themselves to simple description by character and location. The percentage allocation of our gross investment in property, plant and equipment consisted of the following:

	December 31,
	2003	2002
Land and buildings	8%	8%
Communications equipment	42%	42%
Other network equipment	43%	42%
General-purpose computers and other	6%	7%
Construction in progress	1%	1%

Total	100%	100%

        Land and buildings consist of land, land improvements, central office and certain administrative office buildings. Communications equipment primarily consists of switches, routers and transmission electronics. Other network equipment primarily includes conduit and cable. General-purpose computers and other consists principally of computers, office equipment, vehicles and other general support equipment. We own substantially all of our telecommunications equipment required for our business. Total gross investment in plant, property and equipment was approximately $45.1 billion and $44.6 billion at December 31, 2003 and 2002, respectively, before deducting accumulated depreciation.

        We own and lease sales offices in major metropolitan locations both in the United States and internationally. Our network management centers are located primarily in buildings that we own at various locations in geographic areas that we serve. Substantially all of the installations of central office equipment for our local service business are located in buildings and on land that we own. Our fiber optic broadband network is generally located in real property pursuant to an agreement with the property owner or another person with rights to the property. It is possible that we may lose our rights under one or more of such agreements, due to their termination or their expiration. If we lose any such rights of way and are unable to renew them, we may find it necessary to move or replace the affected portions of the network. However, we do not expect any material adverse impacts as a result of the loss of any such rights.

Legal Proceedings

Investigations, Securities Actions and Derivative Actions

        The investigations and securities actions described below present material and significant risks to us. The size, scope and nature of the recent restatements of our consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these matters, and we can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from these matters. As we have previously disclosed, we have engaged in preliminary discussions for purposes of resolving certain of these matters. We recently concluded that a reserve should be provided. Accordingly, we have recorded a reserve in our consolidated financial statements for the estimated minimum liability associated with certain of these matters. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss we ultimately incur could be substantially more than the reserve we have provided.

        We believe that it is probable that all but $100 million of the recorded reserve will be recoverable out of a portion of $200 million of insurance proceeds, consisting of $143 million of cash and $57 million of irrevocable letters of credit, that were placed in a trust to cover our losses and the losses of individual insureds following our November 12, 2003 settlement of disputes with certain of our insurance carriers related to, among other things, the investigations and securities and derivative actions described below. However, the use and allocation of these proceeds has yet to be resolved between us and individual insureds. See Note 10—Other Financial Information to the consolidated financial statements contained in this prospectus.

        The securities actions are in a preliminary phase and we continue to defend against these matters vigorously. We have not yet conducted discovery on damages and other relevant issues. We are currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment in one or more of these matters in excess of our recorded reserves could be significant, and we can give no assurance that we will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected.

Investigations

        On April 3, 2002, the SEC issued an order of investigation that made formal an informal investigation of Qwest initiated on March 8, 2002. We are continuing in our efforts to cooperate fully with the SEC in its investigation. The investigation includes, without limitation, inquiry into several specifically identified Qwest accounting practices and transactions and related disclosures that are the subject of the various adjustments and restatements described in our 2002 Form 10-K. The investigation also includes inquiry into disclosure and other issues related to transactions between us and certain of our vendors and certain investments in the securities of those vendors by individuals associated with us.

        On July 9, 2002, we were informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of Qwest's business. We believe the U.S. Attorney's Office is investigating various matters that include the subjects of the investigation by the SEC. We are continuing in our efforts to cooperate fully with the U.S. Attorney's Office in its investigation.

        During 2002, the United States Congress held hearings regarding us and matters that are similar to those being investigated by the SEC and the U.S. Attorney's Office. We cooperated fully with Congress in connection with those hearings.

        While we are continuing in our efforts to cooperate fully with the SEC and the U.S. Attorney's Office in each of their respective investigations, we cannot predict the outcome of those investigations. We have engaged in discussions with the SEC staff in an effort to resolve the issues raised in the SEC's investigation of us. Such discussions are preliminary and we cannot predict the likelihood of whether those discussions will result in a settlement and, if so, the terms of such settlement. However, settlements typically involve, among other things, the SEC making claims under the federal securities laws in a complaint filed in United States District Court that, for purposes of the settlement, the defendant neither admits nor denies. Were such a settlement to occur, we would expect such claims to address many of the accounting practices and transactions and related disclosures that are the subject of the various restatements we have made as well as additional transactions. In addition, any settlement with the SEC may also involve, among other things, the imposition of disgorgement and a civil penalty, the amounts of which could be substantially in excess of our recorded reserve, and the entry of a court order that would require, among other things, that we and our officers and directors comply with provisions of the federal securities laws as to which there have been allegations of prior violations.

        In addition, as previously reported, the SEC has conducted an investigation concerning our earnings release for the fourth quarter and full year 2000 issued on January 24, 2001. The release provided pro forma normalized earnings information that excluded certain nonrecurring expense and income items resulting primarily from the Merger. On November 21, 2001, the SEC staff informed us of its intent to recommend that the SEC authorize an action against us that would allege we should have included in the earnings release a statement of our earnings in accordance with GAAP. At the date of this filing, no action has been taken by the SEC. However, we expect that if our current discussions with the staff of the SEC result in a settlement, such settlement will include allegations concerning the January 24, 2001 earnings release.

        Also, as the GSA previously announced in July 2002, it is conducting a review of all contracts with Qwest for purposes of determining present responsibility. On September 12, 2003, we were informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether Qwest and its subsidiaries should be considered for debarment. We have been informed that the basis for the referral was the February 2003 indictment against four former Qwest employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc. in 2000. We are cooperating fully with the GSA and believe that Qwest and its subsidiaries will remain suppliers of the government, although we cannot predict the outcome of this referral.

Securities Actions and Derivative Actions

        Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against Qwest alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action."

        On August 21, 2002, plaintiffs in the consolidated securities action filed their Fourth Consolidated Amended Class Action Complaint, or the Fourth Consolidated Complaint, which defendants moved to dismiss. On January 13, 2004, the United States District Court for the District of Colorado granted the defendants' motions to dismiss in part and denied them in part. In that order, the court allowed plaintiffs to file a proposed amended complaint seeking to remedy the pleading defects addressed in the court's dismissal order and ordered that discovery, which previously had been stayed during the pendency of the motions to dismiss, proceed regarding the surviving claims. On February 6, 2004, plaintiffs filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. The Fifth Consolidated Complaint attempts to expand the putative class period previously alleged in the Fourth Consolidated Complaint, seeks to restore the claims dismissed by the court, including claims against certain individual defendants who were dismissed as defendants by the court's dismissal order, and to add additional individual defendants who have not been named as defendants in plaintiffs' previous complaints. The Fifth Consolidated Complaint also advances allegations related to a number of matters and transactions that were not pleaded in the earlier complaints. The Fifth Consolidated Complaint is purportedly brought on behalf of purchasers of publicly traded securities of Qwest between May 24, 1999 and July 28, 2002, and names as defendants Qwest, Qwest's former Chairman and Chief Executive Officer, Joseph P. Nacchio, Qwest's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of Qwest's former officers and current directors and Arthur Andersen LLP. The Fifth Consolidated Complaint alleges, among other things, that during the putative class period, Qwest and certain of the individual defendants made materially false statements regarding the results of Qwest's operations in violation of section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act, that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and that certain of the individual defendants sold some of their shares of Qwest's common stock in violation of section 20A of the Exchange Act. The Fifth Consolidated Complaint further alleges that Qwest and certain other defendants violated section 11 of the Securities Act of 1933, as amended, or the Securities Act, by preparing and disseminating false registration statements and prospectuses for the registration of Qwest common stock to be issued to U S WEST shareholders in connection with the merger of the two companies, and for the exchange of $3 billion of Qwest's notes pursuant to a registration statement dated January 17, 2001, $3.25 billion of Qwest's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of Qwest's notes pursuant to a registration statement dated October 30, 2001. Additionally, the Fifth Consolidated Complaint alleges that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on the Company's Board of Directors, or the Board. The Fifth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the purported class will seek damages in the tens of billions of dollars. On March 8, 2004, Qwest and other defendants filed motions to dismiss the Fifth Consolidated Complaint.

        Since March 2002, seven putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until the present. By court order, five of these putative class actions have been consolidated and the claims made by the plaintiff in the sixth case were subsequently included in the Second Amended and Consolidated Complaint, or the Second Consolidated Complaint, filed on May 21, 2003 and referred to as the "consolidated ERISA action". Qwest expects the seventh putative class action to be consolidated with the other cases since it asserts substantially the same claims. Defendants in this matter include Qwest, several former and current directors and certain former officers of Qwest, as well as Qwest Asset Management, Qwest's Plan Design Committee, the Plan Investment Committee and the Plan Administrative Committee of the pre-Merger Qwest 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act alleges, among other things, that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the Plan's assets invested in Qwest's stock, requiring certain participants in the Plan to hold the matching contributions received from Qwest in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in Qwest's stock, continuing to offer Qwest's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing Plan participants from acquiring Qwest's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of Qwest's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. Plaintiffs moved for class certification on January 15, 2003, and Qwest has opposed that motion, which is pending before the court. Defendants filed motions to dismiss the consolidated ERISA action on August 22, 2002. Those motions are also pending before the court.

        On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of Qwest's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that Qwest and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make Qwest appear successful and to inflate the value of Qwest's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified above. The plaintiffs have moved to remand the lawsuit back to state court. Defendants have opposed that motion, which is pending before the court.

        On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against Qwest, certain of Qwest's former officers and certain of Qwest's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. CalSTRS alleged that the defendants engaged in fraudulent conduct that caused CalSTRS to lose in excess of $150 million invested in Qwest's equity and debt securities. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate Qwest's revenue and decrease its expenses so that Qwest would appear more successful than it actually was during the period in which CalSTRS purchased and sold Qwest securities. The complaint purported to state causes of action against Qwest for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California

Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. Qwest and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against Qwest with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against Qwest for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. Qwest filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

        On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, filed a lawsuit similar to the CalSTRS action in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that Qwest, certain of Qwest's former officers and certain current directors and Arthur Andersen LLP caused Qwest's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about Qwest's business, revenues and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against Qwest for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. On November 17, 2003, Qwest filed a motion to dismiss. That motion is pending before the court.

        On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit similar to the CalSTRS and New Jersey lawsuits in the Circuit Court of Cook County, Illinois. SURSI filed suit against Qwest, certain of Qwest's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in Qwest's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate Qwest's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V., and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against Qwest: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement. All the individual defendants moved to dismiss the action against them for lack of personal jurisdiction. To date, neither Qwest nor the individual defendants have filed a response to the second amended complaint, and the Illinois' court's schedule does not contemplate that answers or motions to dismiss be filed until after the challenges to jurisdiction have been resolved.

        On February 9, 2004, Stichting Pensioenfonds ABP, or SPA, filed suit against us, certain of our current and former directors, officers, and employees, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. SPA alleges that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in Qwest's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of Qwest's revenues and growth prospects. SPA alleges claims against Qwest and certain of the individual defendants for violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, misrepresentation and conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause Qwest to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than Qwest. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. On April 19, 2004, defendants filed motions to dismiss, which are pending before the court.

        On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against us, certain of our former employees, and certain unidentified persons in the District Court for the City and County of Denver. SHC alleges that the defendants engaged in fraudulent conduct by a variety of actions, including issuing false and misleading financial statements. The complaint alleges claims against us and the other defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation. SHC alleges damages of $17 million. SHC seeks compensatory and punitive damages, interests, costs and attorneys' fees. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado, where it is now pending.

        On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against us in the District Court for the City and County of Denver. The allegations of the TRSL complaint are substantially the same as the suit filed against us by SHC, except that TRSL alleges damages of $17 to 23 million. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado, where it is now pending.

        On October 22, 2001, a purported derivative lawsuit was filed in the United States District Court for the District of Colorado, or the Federal Derivative Litigation. On February 6, 2004, a third amended complaint was filed in the Federal Derivative Litigation, naming as defendants certain of Qwest's present and former directors and certain former officers and naming Qwest as a nominal defendant. The Federal Derivative Litigation is based upon the allegations made in the consolidated securities action and alleges, among other things, that the defendants breached their fiduciary duties to Qwest by engaging in self-dealing, insider trading, usurpation of corporate opportunities, failing to oversee implementation of securities laws that prohibit insider trading, failing to maintain appropriate financial controls within Qwest, and causing or permitting Qwest to commit alleged securities violations, thus (1) causing Qwest to be sued for such violations and (2) subjecting Qwest to adverse publicity, increasing its cost of raising capital and impairing earnings. On March 26, 2004, a proposed fourth amended complaint was filed in the Federal Derivative Litigation, which names additional defendants, including a former Qwest officer, Citigroup Inc. and corporations affiliated with Citigroup, Inc. The proposed fourth amended complaint contains allegations in addition to those set forth in the third amended complaint, including that certain individual defendants violated securities laws as a result of the filing of false and misleading proxy statements by Qwest from 2000 through 2003, and that the Citigroup defendants aided and abetted breaches of fiduciary duties owed to Qwest. The Federal Derivative Litigation has been consolidated with the consolidated securities action. Plaintiff seeks, among other remedies, disgorgement of alleged insider trading profits.

        On August 9, 2002, a purported derivative lawsuit was filed in the Court of Chancery of the State of Delaware. A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware on or about August 28, 2002. On October 30, 2002, these two alleged derivative lawsuits, or collectively, the Delaware Derivative Litigation, were consolidated. The Second Amended Complaint in the Delaware Derivative Litigation was filed on or about January 23, 2003, naming as defendants certain of Qwest's current and former officers and directors and naming Qwest as a nominal defendant. In the Second Amended Complaint the plaintiffs allege, among other things, that the individual defendants: (i) breached their fiduciary duties by allegedly engaging in illegal insider trading in Qwest's stock; (ii) failed to ensure compliance with federal and state disclosure, anti-fraud and insider trading laws within Qwest, resulting in exposure to it; (iii) appropriated corporate opportunities, wasted corporate assets and self-dealt in connection with investments in initial public offering securities through Qwest's investment bankers; and (iv) improperly awarded severance payments to Qwest's former Chief Executive Officer, Mr. Nacchio and Qwest's former Chief Financial Officer, Mr. Woodruff. The plaintiffs seek recovery of incentive compensation allegedly wrongfully paid to certain defendants, all severance payments made to Messrs. Nacchio and Woodruff, disgorgement, contribution and indemnification, repayment of compensation, injunctive relief, and all costs including legal and accounting fees. On March 17, 2003, defendants moved to dismiss the Second Amended Complaint, or, in the alternative, to stay the action. As described below, a proposed settlement of the Delaware Derivative Litigation has been reached.

        On each of March 6, 2002 and November 22, 2002, a purported derivative action was filed in Denver District Court, which we refer to collectively as the Colorado Derivative Litigation. On February 5, 2004, plaintiffs in one of these cases filed an amended complaint naming as defendants certain of Qwest's current and former officers and directors and Anschutz Company, and naming Qwest as a nominal defendant. The two purported derivative actions were consolidated on February 17, 2004. The amended complaint alleges, among other things, that various of the individual defendants breached their legal duties to Qwest by engaging in various kinds of self-dealings, failing to oversee compliance with laws that prohibit insider trading and self-dealing, and causing or permitting Qwest to commit alleged securities laws violations, thereby causing Qwest to be sued for such violations and subjecting Qwest to adverse publicity, increasing its cost of raising capital and impairing earnings.

        Beginning in May 2003, the parties to the Colorado Derivative Litigation and the Delaware Derivative Litigation participated in a series of mediation sessions with former United States District Judge Layn R. Phillips. On November 14, 2003, as a result of this process, the parties agreed in principle upon a settlement of the claims asserted in the Colorado Derivative Litigation and the Delaware Derivative Litigation, subject to approval and execution of formal settlement documents, approval by the Denver District Court and dismissal with prejudice of the Colorado Derivative Litigation, the Delaware Derivative Litigation and the Federal Derivative Litigation. From November 14, 2003 until February 17, 2004, the parties engaged in complex negotiations to resolve the remaining issues concerning the potential settlement. On February 17, 2004, the parties reached a formal Stipulation of Settlement, which was filed with the Denver District Court. The stipulation of settlement provides, among other things, that if approved by the Denver District Court and upon dismissal with prejudice of the Delaware Derivative Litigation and the Federal Derivative Litigation, $25 million of the $200 million fund from the insurance settlement with certain of our insurance carriers will be designated for the exclusive use of Qwest to pay losses and Qwest will implement a number of corporate governance changes. (The $200 million has been placed in trust to cover losses we may incur and the losses of current and former directors and officers and others who release the carriers in connection with the settlement.) The Stipulation of Settlement also provides that the Denver District Court may enter awards of attorneys' fees and costs to derivative plaintiffs' counsel from the $25 million in amounts not to exceed $7.5 million and $125,000, respectively. On February 17, 2004, the Denver District Court entered a Preliminary Approval Order and scheduled a hearing to take place on June 15, 2004, to consider final approval of the proposed settlement and derivative plaintiffs' counsels' request for an award of fees and costs.

        On or about February 23, 2004, plaintiff in the Federal Derivative Litigation filed a motion in the United States District Court for the District of Colorado to enjoin further proceedings relating to the proposed settlement of the Colorado Derivative Litigation, or alternatively, to enjoin the enforcement of a provision in the Preliminary Approval Order of the Denver District Court which plaintiff claims would prevent the Federal Derivative Litigation from being prosecuted pending a final determination of whether the settlement of the Colorado Derivative Litigation shall be approved. On March 8, 2004, the individual defendants in the Federal Derivative Litigation filed a motion to stay all proceedings in that action pending a determination by the Denver District Court whether to approve the proposed settlement of the derivative claims asserted in the Colorado Derivative Litigation.

  Regulatory Matters

        On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that we, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that we committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that we agreed to provide and did provide to McLeodUSA, Inc. and Eschelon Telecom, Inc. discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

        On February 28, 2003, the Minnesota Commission issued its initial written decision imposing fines and penalties, which was later revised on April 8, 2003 to include a fine of nearly $26 million and ordered us to:

  •
  grant a 10% discount off all intrastate Minnesota wholesale services to all CLECs other than Eschelon and McLeodUSA; this discount would be applicable to purchases made by these CLECs during the period beginning on November 15, 2000 and ending on May 15, 2002;

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  grant all CLECs other than Eschelon and McLeodUSA monthly credits of $13 to $16 per UNE-P line (subject to certain offsets) purchased during the months of November 2000 through February 2001;

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  pay all CLECs other than Eschelon and McLeodUSA monthly credits of $2 per access line (subject to certain offsets) purchased during the months of July 2001 through February 2002; and

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  allow CLECs to opt-in to agreements the Minnesota Commission determined should have been publicly filed.

        The Minnesota Commission issued its final, written decision setting forth the penalties and credits described above on May 21, 2003. On June 19, 2003, we appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. The appeal is pending.

        Arizona, Colorado, New Mexico, Washington, Iowa and South Dakota have also initiated formal proceedings regarding our alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain of our contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado PUC submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. During an open meeting on April 21, 2004, the Arizona Corporation Commission entered final orders upon consideration of recommended orders of the administrative law judge and a settlement between Qwest and three CLECs that was filed with the Commission on April 14, 2004. The Commission ordered Qwest to issue bill credits or pay cash totaling approximately $11.7 million to Arizona CLECs on the basis of the settlement, and also ordered Qwest to pay penalties of $9 million to the state treasury. On June 26, 2003, we received from the FCC a letter of inquiry seeking information about related matters. We submitted our initial response to this inquiry on July 31, 2003. On March 12, 2004, the FCC issued a Notice of Apparent Liability which recommended penalties of $9 million for alleged delays in filing 46 agreements in Arizona and Minnesota. Our response is due May 12, 2004. The proceedings and investigations in New Mexico, Colorado and Washington and at the FCC could result in the imposition of fines and other penalties against us that could be material. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        Illuminet, Inc., a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota and New Mexico, alleging that they are entitled to refunds due to our purported improper implementation of tariffs governing certain signaling services we provide in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $4.8 million, respectively. We sought reconsideration in both states, which was denied and subsequently we perfected appeals in both states. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services.

        As a part of the approval by the FCC of the Merger, the FCC required us to engage an independent auditor to perform an attestation review of our compliance with our divestiture of in-region InterLATA services and our ongoing compliance with Section 271 of the Telecommunications Act. In 2001, the FCC began an investigation of our compliance with the divestiture of in-region InterLATA services and our ongoing compliance with Section 271 for the audit years 2000 and 2001. In connection with this investigation, Qwest disclosed certain matters to the FCC that occurred in 2000, 2001, 2002 and 2003. These matters were resolved with the issuance of a consent decree on May 7, 2003, by which the investigation was concluded. As part of the consent decree, Qwest made a voluntary payment to the U.S. Treasury in the amount of $6.5 million, and agreed to a compliance plan for certain future activities. Separate from this investigation, Qwest disclosed matters to the FCC in connection with its 2002 compliance review, including a change in traffic flow related to wholesale transport for operator services traffic and certain toll-free traffic, certain bill mis-labeling for commercial credit card bills, and certain billing errors for public telephone services originating in South Dakota and for toll free services. If the FCC institutes an investigation into the latter categories of matters, it could result in the imposition of fines and other penalties against us. Separately, the FCC has also instituted an investigation into whether we may have impermissibly engaged in the marketing of InterLATA services in Arizona prior to receiving FCC approval of our application to provide such services in that state.

        We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

  Other Matters

        In January 2001, an amended purported class action complaint was filed in Denver District Court against Qwest and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that Qwest had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim Qwest denies. In September 2002, Qwest filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. The case is now in the class certification stage, which Qwest is challenging.

        From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. In 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

        Several purported class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against Qwest on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in Qwest's favor. A new Louisiana class action complaint has recently been filed. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois proceeding. Class certification has not been resolved yet in the other proceedings. The complaints challenge Qwest's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge Qwest's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenges Qwest's right to install fiber optic cable in any right-of-way, including public highways. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit Qwest to install Qwest's fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which Qwest's network passes. The Alabama, California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which Qwest's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, Qwest filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions are stayed. The settlement and the court's injunction are opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. At this time, Qwest cannot determine whether such settlement will be ultimately approved or the final cost of the settlement if it is approved.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. Qwest is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On January 27, 2004, the Arizona Superior Court granted Qwest's motion to dismiss the state and federal securities law claims. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims.

        On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which we were a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants us, certain of our former executives who were also on the supervisory board of KPNQwest, and others.

        The Internal Revenue Service, or the IRS, has proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves our allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by us. The IRS disputes our allocation of the costs between us and third parties for whom we were building similar network assets during the same time period. Similar claims have been asserted against us with respect to 1997 and 1998, and it is possible that claims could be made against us for other periods. We are contesting these claims and do not believe they will be successful. Even if they are, we believe that any significant tax obligations will be substantially offset as a result of available net operating losses and tax sharing arrangements. However, the ultimate outcomes of these matters are uncertain and we can give no assurance as to whether they will have a material effect on our financial results.

        We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

        Prior to May 29, 2002, we had not engaged independent auditors for 2002. Based on the recommendation of the Audit Committee of our Board of Directors, on May 29, 2002 our Board of Directors decided, effective immediately, not to re-engage Arthur Andersen LLP ("Andersen") as our independent auditor.

        Effective May 29, 2002, our Board of Directors engaged KPMG LLP ("KPMG") to serve as our independent auditor.

        Andersen's reports on our consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through May 29, 2002, there were (1) no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements, and (2) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2001 and 2000 and prior to May 29, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Following our decision not to re-engage Andersen and the engagement of KPMG, we decided to revise certain of our previous accounting practices and policies. Prior to making these revisions, we sought Andersen's input and cooperation and notified Andersen of our determinations prior to their public announcement. During August 2002, we received a letter from Andersen, indicating its disagreement with our proposed restatement to revise the accounting for: (1) contemporaneous sales and purchases of optical capacity; (2) optical capacity asset sales and (3) revenue recognition for our directory publishing business. Although we continued to seek Andersen's input following Andersen's letter as we made further determinations about the restatement of these and other issues, we have not responded to the August correspondence from Andersen. Following our notification to Andersen of certain restatement issues we contemplated discussing with the staff of the SEC, during February 2003, we received a second letter from Andersen indicating it had not received a response to its positions, noting Andersen's continued disagreement with our proposed restatement for the items listed above and expressing Andersen's disagreement with the other restatement issues that we had identified. Andersen has not withdrawn its previously issued opinion related to our financial statements for the three years ended December 31, 2001.

MANAGEMENT

Directors and Executive Officers

        Below you can find information, including biographical information, about our current directors and executive officers:

Name	Age(1)	Position
Richard C. Notebaert	56	Chairman and Chief Executive Officer of QCII and QSC, Chief Executive Officer of QCF
Oren G. Shaffer	61	Vice Chairman and Chief Financial Officer, QCII, Director, Vice Chairman and Chief Financial Officer, QSC and QCF
Clifford S. Holtz	45	Executive Vice President, Business Markets Group, QCII and QSC
Richard N. Baer	47	Executive Vice President, General Counsel and Corporate Secretary, QCII and Executive Vice President and General Counsel, QSC and QCF
Paula Kruger	54	Executive Vice President, Consumer Markets Group, QCII and QSC
Barry K. Allen	55	Executive Vice President, Operations, QSC
John W. Richardson	59	Controller and Senior Vice President, QCII
Linda G. Alvarado	52	QCII Director
Philip F. Anschutz	64	QCII Director
Charles L. Biggs	63	QCII Director
K. Dane Brooksher	65	QCII Director
Thomas J. Donohue	65	QCII Director
Jordan L. Haines	76	QCII Director
Cannon Y. Harvey	63	QCII Director
Peter S. Hellman	54	QCII Director
Vinod Khosla	49	QCII Director
Frank P. Popoff	68	QCII Director
Craig D. Slater	46	QCII Director
W. Thomas Stephens	61	QCII Director

(1)
As of April 15, 2004.

        Richard C. Notebaert has been QCII's Chairman and Chief Executive Officer since June 2002. From August 2000 to June 2002, Mr. Notebaert was President and Chief Executive Officer of Tellabs, a communications equipment provider. Prior to that, Mr. Notebaert was Chairman and Chief Executive Officer of Ameritech Corporation from April 1994 to December 1999, and, in his 30-year career with that organization, had numerous other appointments including President of Ameritech Mobile Communications (1986), President of Indiana Bell (1989), President of Ameritech Services (1992), and President and Chief Operating Officer (1993) of Ameritech Corporation. Ameritech Corporation is a telecommunications provider that was acquired by SBC Communications Inc. in 1999. Mr. Notebaert currently serves as a director of Aon Corporation, Cardinal Health, Inc., and the Denver Center for the Performing Arts. Mr. Notebaert received a bachelor of arts degree in 1969 and an M.B.A. in 1983, both from the University of Wisconsin.

        Oren G. Shaffer has been QCII's Vice Chairman and Chief Financial Officer since July 2002. Prior to joining Qwest, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a maker of optical products, beginning in 2000. From 1994 to 2000, he was Chief Financial Officer of Ameritech Corporation, a telecommunications provider that was acquired by SBC Communications Inc. in 1999. He has also served as President of Virgo Cap Inc., an investment firm, and from 1968 to 1992 in various positions (including Executive Vice President, Chief Financial Officer and director) at Goodyear Tire & Rubber Co. Mr. Shaffer serves on the board of directors of The Thai Capital Fund, Inc., The Singapore Fund, Inc. and The Japan Equity Fund, Inc. He holds a bachelor of science degree in business administration from the University of California at Berkeley and an M.S. degree in management from the Massachusetts Institute of Technology.

        Clifford S. Holtz has been QCII's Executive Vice President, Business Markets Group, since July 2002, and previously served as Executive Vice President of National Business Accounts and, prior to that, as Executive Vice President of Small Business Accounts. Prior to joining Qwest in 2001, Mr. Holtz served as Senior Vice President of consumer business at Gateway, Inc., a computer manufacturer, from February 2000 to January 2001. From January 1997 to February 2000, Mr. Holtz was AT&T's President of Metro Markets, a telecommunications business serving small to mid-sized business customers. From June 1984 to January 1997, he also held a variety of general management, operations, strategy, sales and marketing assignments with AT&T. Mr. Holtz earned a bachelor of science degree in business administration from the State University of New York in Albany and an M.B.A. from the University of Chicago.

        Richard N. Baer has been QCII's Executive Vice President, General Counsel and Corporate Secretary since December 2002. Mr. Baer, who joined Qwest in 2001, served as our Deputy General Counsel from January 2001 to July 2002 and as Special Legal Counsel to our Chairman and CEO from July 2002 to December 2002. From 1998 to December 2000, Mr. Baer was chairman of the litigation department at the Denver law firm of Sherman & Howard. Mr. Baer received his bachelor of arts degree from Columbia University in 1979 and his juris doctor degree from Duke University in 1983.

        Paula Kruger has served as QCII's Executive Vice President, Consumer Markets, since September 2003. From December 2001 to September 2003, Ms. Kruger served as President of the Customer Relationship Management service line at Electronic Data Systems Corporation, a technology company. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and for Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as Executive Vice President of Operations at Excel Communications, Inc., a provider of integrated media communications. Ms. Kruger earned a bachelor of arts degree in economics from C.W. Post—Long Island University and an M.B.A. from C.W. Post—Roth Graduate School of Business.

        Barry K. Allen has served as QSC's Executive Vice President, Operations, since March 2004. From August 2002 to March 2004, Mr. Allen served as our Executive Vice President and Chief Human Resources Officer. From August 2000 to August 2002, Mr. Allen was President of Allen Enterprises, LLC, a private equity investment and management company he founded. From 1995 to July 2000, Mr. Allen was Executive Vice President of Ameritech Corporation, a telecommunications provider. Mr. Allen serves on the board of directors of Harley Davidson Inc. and Fiduciary Management, Inc., which is the investment advisor for certain funds, including FMI Common Stock Fund, Inc., FMI Mutual Funds, Inc. and FMI Funds, Inc., for which companies Mr. Allen also serves as a director. Mr. Allen received a bachelor of arts degree from the University of Kentucky and an M.B.A. from Boston University.

        John W. Richardson has been QCII's Controller and Senior Vice President since April 2003 and was designated QCII's chief accounting officer in April 2004. From 1967 to October 2002, Mr. Richardson held various financial positions at the Goodyear Tire & Rubber Company, the world's largest tire manufacturer, including most recently Vice President of Finance for the North American tire business unit. Mr. Richardson received his B.B.A. degree from Ohio University.

        Linda G. Alvarado has been a director since 2000. Ms. Alvarado has been President and Chief Executive Officer of Alvarado Construction, Inc., a commercial general contractor, construction management, design and build, development and property management company, since 1978.

Ms. Alvarado currently serves as a director of 3M Company, Pepsi Bottling Group, Lennox International and Pitney Bowes, Inc. Ms. Alvarado earned a bachelor's degree from Pomona College.

        Philip F. Anschutz has been a director since 1993. Mr. Anschutz is our founder and served as non-executive Chairman of the Board until June 2002. He has been a director and Chairman of the Board of Anschutz Company, our largest stockholder, for more than five years. Anschutz Company is a holding company for Anschutz's portfolio of companies with holdings in energy, transportation, media, communications, professional sports, agriculture, entertainment and real estate. Mr. Anschutz is the non-executive Vice Chairman and a director of Union Pacific Corporation, and is a director of Regal Entertainment Group and Pacific Energy GP, Inc., general partner of Pacific Energy Partners, L.P. Mr. Anschutz holds a bachelor's degree in business from the University of Kansas.

        Charles L. Biggs has been a director since April 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, Mr. Biggs held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and chairman of Deloitte/Holt Value Associates. Mr. Biggs earned a bachelor's degree in industrial management from Kent State University.

        K. Dane Brooksher has been a director since April 2004. Mr. Brooksher has served as Chairman and Chief Executive Officer of ProLogis, a provider of distribution facilities and services, since March 1999 and a member of its Board of Trustees since November 1993. Mr. Brooksher served as Co-Chairman and Chief Operating Officer of ProLogis from November 1993 to March 1999. Before joining ProLogis, Mr. Brooksher spent more than 32 years with KPMG Peat Marwick (now KPMG LLP), an independent public accounting firm. Mr. Brooksher is a director of Butler Manufacturing Company and Pactiv Corporation. Mr. Brooksher earned a bachelor's degree from the College of William and Mary.

        Thomas J. Donohue has been a director since 2001. Mr. Donohue has been the President and Chief Executive Officer of the U.S. Chamber of Commerce, a business federation in Washington, D.C., since 1997. He was President and Chief Executive Officer of the American Trucking Association from 1984 to 1997 and an executive with the U.S. Postal Service from 1969 to 1976 and Fairfield University from 1967 to 1969. Mr. Donohue serves on the board of directors of Union Pacific Corporation, XM Satellite Radio Holdings Inc., Sunrise Senior Living, Inc. and Marymount University. Mr. Donohue earned a bachelor's degree from St. John's University and an M.B.A. from Adelphi University.

        Jordan L. Haines has been a director since 1997. Mr. Haines was the President, Chairman and Chief Executive Officer of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1968 until 1991. Mr. Haines retired from Fourth Financial Corporation in 1991. Mr. Haines earned a bachelor's degree and a J.D. from the University of Kansas.

        Cannon Y. Harvey has been a director since 1996. Mr. Harvey has been President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation since December 1996. Anschutz Company is the parent company of The Anschutz Corporation and is a holding company for Anschutz's portfolio of companies with holdings in energy, transportation, media, communications, professional sports, agriculture, entertainment and real estate. From February 1995 until September 1996, he served as Executive Vice President, Finance and Law of Southern Pacific. From March 1989 to February 1995, he held several senior positions at Southern Pacific, including General Counsel. Before joining Southern Pacific, Mr. Harvey was a partner in the law firm of Holme Roberts & Owen LLP for more than 20 years. Mr. Harvey earned a bachelor's degree from the University of Missouri. He also earned a master's degree from Harvard University and an LL.B. degree from Harvard Law School.

        Peter S. Hellman has been a director since 2000. Mr. Hellman has been President of Nordson Corporation, a designer, manufacturer and marketer of industrial equipment, since 2004, Chief Financial and Administrative Officer of that entity since 2000 and a director of that entity since 2001. Mr. Hellman was the President and Chief Operating Officer and a director of TRW Inc. from 1995 to 1999, the Assistant President of TRW from 1994 to 1995, and Chief Financial Officer of TRW from 1991 to 1994. Mr. Hellman held a variety of positions with BP America from 1979 to 1989 and The Irving Trust Company from 1972 to 1979. Mr. Hellman earned a bachelor's degree from Hobart College and an M.B.A. from Case Western Reserve University.

        Vinod Khosla has been a director since 1998. Mr. Khosla was a co-founder of Daisy Systems and founding Chief Executive Officer of Sun Microsystems, where he pioneered open systems and commercial RISC processors. Mr. Khosla has also been a general partner of the venture capital firm Kleiner Perkins Caufield & Byers since 1986. He serves on the board of directors of Juniper Networks, Inc., as well as several private companies. Mr. Khosla earned a bachelor of technology degree in electrical engineering from the Indian Institute of Technology in New Delhi and a master's degree in biomedical engineering from Carnegie Mellon University and an M.B.A. from the Stanford Graduate School of Business.

        Frank P. Popoff has been a director since 2000. Mr. Popoff was Chairman of The Dow Chemical Company, which manufactures chemical, plastic and agricultural products, from 1992 until his retirement in October 2000. From 1987 to 1995, Mr. Popoff served as the Chief Executive Officer of Dow. Mr. Popoff currently serves as a director of American Express Company, Chemical Financial Corporation, Shin-Etsu Chemical Co. Ltd. and United Technologies Corporation. Mr. Popoff earned a bachelor's degree in chemistry and an M.B.A. from Indiana University.

        Craig D. Slater has been a director since 1996. Mr. Slater has been President of Anschutz Investment Company since August 1997 and Executive Vice President of Anschutz Company and The Anschutz Corporation since August 1995. Mr. Slater served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996 and held various other positions with those companies from 1988 to 1995. Anschutz Company is the parent company of Anschutz Investment Company and The Anschutz Corporation and is a holding company for Anschutz's portfolio of companies with holdings in energy, transportation, media, communications, professional sports, agriculture, entertainment and real estate. He is a director of Regal Entertainment Group. Mr. Slater earned a bachelor's degree in accounting from the University of Colorado Boulder, a master's degree in tax from the University of Denver and a master's degree in finance from the University of Colorado Denver.

        W. Thomas Stephens has been a director since 1997. Mr. Stephens served as President, Chief Executive Officer and a director of MacMillan Bloedel Limited, Canada's largest forest products company, from 1996 to 1999. He served from 1986 until his retirement in 1996 as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation board of directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens is a director of Trans Canada Pipelines, NorskeCanada (formerly Norske Skog Canada Ltd.), The Putnam Funds, and Xcel Energy Inc. Mr. Stephens earned a bachelor's and a master's degree in industrial engineering from the University of Arkansas.

Director Compensation

        Directors who are also our officers or employees do not receive the compensation described below for their service as a director. Mr. Notebaert is our only director who is also an officer or employee of Qwest.

        Each director who is neither an officer nor an employee of Qwest is paid $30,000 per year for serving as a director and $2,000 for each meeting of the Board or any committee meeting attended. The chairman of each committee is also paid an additional $5,000 annually, in quarterly installments, with the exception of the chairman of the Audit Committee, who is paid an additional $20,000 annually, in quarterly installments.

        Directors may elect, on a quarterly basis, to receive their directors' fees in cash or in shares of our common stock under the Qwest Communications International Inc. Equity Compensation Plan for Non-Employee Directors. In addition, directors may elect to defer their directors' fees for the upcoming year pursuant to the Qwest Communications International Inc. Deferred Compensation Plan for Non-Employee Directors. A director's election to defer fees must be made within 30 days of the director's appointment to the Board (with respect to fees not yet earned) and thereafter either on an annual basis in the calendar year before the calendar year in which the fees would otherwise be payable or three months before the director's fees would be payable if we ask all of the directors to elect to defer their fees. We match 50% of any fees deferred. As the fees would have been payable, we credit the director's account with "phantom units," which are held in a notational account. Each phantom unit represents a value equivalent to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and the like that affect shares of our common stock outstanding. The account is ultimately distributed at the time elected by the director or at the end of the plan and is paid (at the director's election) either in: (1) a lump-sum cash payment; (2) annual cash installments over a period of up to 10 years; or (3) some other form selected by the Executive Vice President Human Resources (or his or her designee).

        In addition to cash compensation, each year we typically grant stock options covering 5,000 shares of our common stock to each of our non-employee directors. However, during 2002 and 2003, we did not grant any stock options to our non-employee directors. We also typically grant to each newly appointed, non-employee director a stock option covering 40,000 shares of our common stock concurrent with his or her appointment to the Board.

        All options granted to our directors are granted pursuant to our Equity Incentive Plan and have an exercise price set by the Compensation and Human Resources Committee. The options granted to our directors typically vest over four years at 25% per year or over five years at 20% per year. The options will terminate: (1) if not exercised by the tenth anniversary of the date they were granted; or (2) to the extent not vested, on the director's removal or resignation from the Board. Generally, the options will fully vest upon a change in control, as described below under the caption "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Executive Compensation

        The following table summarizes for the periods indicated the compensation paid to or accrued for the benefit of our Chief Executive Officer, our next four most highly compensated executive officers and one of our former executive officers (collectively referred to herein as the "named executive officers"). The position identified in the table for each person is their current position with us unless otherwise indicated.

SUMMARY COMPENSATION TABLE

										Long Term Compensation
		Annual Compensation								Awards				Payouts
Name/Position	Year	Salary(1)		Bonus(1)			Other Annual Compensation(2)			Restricted Stock Awards(3)		Number of Securities Underlying Options		LTIP Payouts	All Other Compensation
Executive Officers as of December 31, 2003
Richard C. Notebaert Chairman and Chief Executive Officer(4)	2003 2002	$ $	1,100,000 613,462	$ $	2,925,000 825,000		$ $	617,418 252,126	(5) (5)	$	— 1,000,000	2,000,000 5,000,000		— —	$ $	14,256 3,810	(6)
Oren G. Shaffer Vice Chairman and Chief Financial Officer(7)	2003 2002	$ $	800,000 369,231	$ $	2,338,800 600,000		$ $	100,530 50,000	(8) (8)		— —	650,000 2,000,000		— —	$ $	15,108 8,603	(9)
Clifford S. Holtz Executive Vice President, Business Markets Group(10)	2003 2002 2001	$ $ $	446,154 427,885 259,615	$ $	453,690 — 287,500		$ $ $	62,563 50,531 109,222	(11) (11) (11)	$	— 870,000 —	350,000 750,000 525,000		— — —	$ $ $	6,706 228,741 5,510	(12)
Richard N. Baer Executive Vice President, General Counsel and Corporate Secretary(13)	2003 2002	$ $	500,000 353,654	$ $	1,162,625 617,500	(14) (14)	$ $	58,036 27,166	(15) (15)		— —	— 1,100,000		— —	$ $	3,096 4,202	(16)
Paula Kruger Executive Vice President, Consumer Markets Group(17)	2003		$130,769		$127,263			$60,557	(18)		—	350,000		—		$3,698	(19)
Former Executive Officer
Annette M. Jacobs Former Executive Vice President, Consumer Markets Group(20)	2003 2002	$ $	335,385 364,423		— —		$ $	58,642 48,044	(21) (21)		— —	350,000 350,000	(22)	— —	$ $	1,200,640 5,525	(23)

(1)
Amounts shown include salary or bonus earned by each of the named executive officers. Bonus amounts reported for each year have been adjusted to (a) include amounts earned with respect to performance in the year shown but paid in the following year, and (b) exclude amounts earned with respect to performance in the previous year but paid in the year shown.

(2)
Amounts shown include the value of perquisites and other personal benefits for the named executive officer in the year indicated. Flexible benefits paid to the named executive officers are cash payments made at the beginning of the year in lieu of various perquisites commonly paid to executive officers. Named executive officers are not required to apply these payments to any particular purpose.

(3)
Dollar amounts shown equal the number of shares of restricted stock granted multiplied by the stock price on the grant date, which was $5.00 per share in the case of Mr. Notebaert and $8.70 per share in the case of Mr. Holtz. The valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held by the named executive officers on December 31, 2003, based on the closing price of our common stock on December 31,

  2003 ($4.32 per share), were: Mr. Notebaert—200,000 shares ($864,000); and Mr. Holtz—100,000 shares ($432,000). The grant of restricted stock to Mr. Notebaert vests 33% each year on the anniversary of the grant, and the grant to Mr. Holtz vests (1) 25% on the earliest to occur of (a) the date on which we are current in our SEC filings, (b) the date on which Mr. Holtz's employment with us terminates, and (c) February 1, 2004, and (2) an additional 25% each year on February 1 from 2004 until 2006. Dividends are paid on all shares of our restricted stock at the same rate as on our unrestricted shares.

(4)
Mr. Notebaert joined Qwest in June 2002.

(5)
Amount for 2003 includes imputed income for financial consulting services provided to Mr. Notebaert of $96,759 and imputed income for personal use of corporate aircraft of $116,839; and amount for 2002 includes $75,000 in flexible benefits paid to Mr. Notebaert and reimbursement of relocation expenses of $99,178 (including tax gross-up).

(6)
Amount includes 401(k) company matching contributions of $6,000 and imputed income on life insurance policy of $8,256.

(7)
Mr. Shaffer joined Qwest in July 2002.

(8)
Amount for 2003 includes $50,000 in flexible benefits paid to Mr. Shaffer and imputed income for personal use of corporate aircraft of $22,316; and amount for 2002 includes $50,000 in flexible benefits paid to Mr. Shaffer.

(9)
Amount includes 401(k) company matching contributions of $6,000 and imputed income on life insurance policy of $9,108.

(10)
Mr. Holtz joined Qwest in April 2001.

(11)
Amount for 2003 includes $35,000 in flexible benefits paid to Mr. Holtz; amount for 2002 includes $35,000 in flexible benefits paid to Mr. Holtz; and amount for 2001 includes reimbursement of relocation expenses of $74,036 (including tax gross-up).

(12)
Amount includes 401(k) company matching contributions of $6,000 and imputed income on life insurance policy of $706.

(13)
Mr. Baer joined Qwest in January 2001.

(14)
In May 2002, we entered into a retention agreement with Mr. Baer pursuant to which we paid Mr. Baer a cash retention bonus of $926,250 in consideration of his continued employment. In accordance with the terms of that agreement, the retention bonus was paid in three equal installments of $308,750, two of which were paid in 2002 and one of which was paid in January 2003.

(15)
Amount for 2003 includes $35,000 in flexible benefits paid to Mr. Baer; and amount for 2002 includes $25,000 in flexible benefits paid to Mr. Baer.

(16)
Amount includes 401(k) company matching contributions of $2,308 and imputed income on life insurance policy of $788.

(17)
Ms. Kruger joined Qwest in September 2003.

(18)
Amount includes reimbursement of relocation expenses of $41,945 (including tax gross-up).

(19)
Amount includes 401(k) company matching contributions of $3,462 and imputed income on life insurance policy of $236.

(20)
Ms. Jacobs became an executive officer in 2002 and resigned from Qwest on September 5, 2003.

(21)
Amount for 2003 includes $35,000 in flexible benefits paid to Ms. Jacobs; and amount for 2002 includes $35,000 in flexible benefits paid to Ms. Jacobs.

(22)
This option was cancelled pursuant to a Severance Agreement and General Release, as more fully described below under "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(23)
Amount includes severance of $675,000, a bonus payment of $336,575, a payment of $183,750 to compensate Ms. Jacobs for her inability to exercise 87,500 vested stock options with an exercise price of $2.10 during the 90 day period following her resignation, 401(k) company matching contributions of $4,413 and imputed income on life insurance policy of $902. Amount does not include amounts paid out to Ms. Jacobs under Qwest's Pension Plan in connection with the termination of her employment. See "Pension Plans" below.

Stock Option Grants

        The following table provides details regarding the stock options that we granted in 2003 to each of our named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to All Employees During 2003	Exercise Price	Expiration Date	Grant Date Valuation under the Black-Scholes Option Pricing Model(2)
Executive Officers as of December 31, 2003
Richard C. Notebaert	2,000,000	6.3%	$3.44	March 3, 2013	$4,527,332
Oren G. Shaffer	650,000	2.1%	$3.44	March 3, 2013	$1,471,383
Clifford S. Holtz	350,000	1.1%	$3.44	March 3, 2013	$792,283
Richard N. Baer	—	—	—	—	—
Paula Kruger	350,000	1.1%	$4.09	September 8, 2013	$960,104
Former Executive Officer
Annette M. Jacobs	350,000	1.1%	$3.44	March 3, 2013	$792,283	(3)

(1)
Each option vests over four years at a rate of 25% per year and vests immediately upon a change in control of Qwest, as more fully described below under "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(2)
We used the following assumptions with the Black-Scholes option-pricing model to estimate the value of the option on the date of grant:

	Grant Date
	March 3, 2003	September 8, 2003
Risk-free interest rate	2.6%	3.3%
Expected dividend yield	0.0%	0.0%
Expected option life (years)	4.3	4.3
Expected stock price volatility	88.0%	89.5%

  The option granted to Ms. Kruger was granted on September 8, 2003. All other options were granted on March 3, 2003. Two of the more significant assumptions used in this estimate are the expected option life and the expected volatility, both of which we estimated based on historical information. These valuations do not represent our estimate or projection of future increases in the price of our shares of common stock. The closing price of our stock on April 15, 2004 was $4.08 per share.

(3)
This option was cancelled pursuant to a Severance Agreement and General Release, as more fully described below under "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

Option Exercises and Holdings

        The following table provides information for the named executive officers concerning options they exercised during 2003 and unexercised options they held at the end of 2003:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Executive Officers as of December 31, 2003
Richard C. Notebaert	—	—	1,250,000	5,750,000	—	$1,760,000
Oren G. Shaffer	—	—	500,000	2,150,000	$1,110,000	$3,902,000
Clifford S. Holtz	—	—	531,250	1,093,750	$235,875	$1,015,625
Richard N. Baer	—	—	509,000	1,004,000	—	—
Paula Kruger	—	—	—	350,000	—	$80,500
Former Executive Officer
Annette M. Jacobs	—	—	—	—	—	—

(1)
Based on the last sales price of our shares of common stock on December 31, 2003 ($4.32), minus the per share exercise price of the unexercised options, multiplied by the number of shares represented by the unexercised options. The last sales price of our shares of common stock on April 15, 2004 was $4.08 per share.

Pension Plans

        Executive officers are eligible to participate in the Qwest Pension Plan. Under this plan, an amount equal to 3% of each officer's eligible pay (generally defined as the executive's salary and bonus) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30 year Treasury bond rate. In addition, through the end of 2004, an additional interest credit will be made if the cumulative rate of appreciation in the price of our common stock from the end of the year each pay credit is made is greater than the interest credited using the average 30 year Treasury bond rate. When a participant terminates employment, the amount in the hypothetical account balance is converted to an annuity payable for the participant's life. The participants may also elect to receive their benefit in the form of a lump sum payment. A non-qualified pension plan also exists which authorizes the payment of benefits which may exceed the limits otherwise imposed under applicable tax and employee benefit regulations.

        The following table sets forth the estimated lump sum benefits payable under the account balance formula in the Qwest Pension Plan assuming the executives continue to be employed at Qwest until age

65, interest credited to the account balances is 6% per year and each executive's eligible compensation under the plan increases at the rate of 4% per year.

Name	Estimated Lump Sum Benefit Payable at Age 65 Under Qwest Account Balance Formula
Richard C. Notebaert	$1,216,000
Oren G. Shaffer	$343,000
Clifford S. Holtz	$1,645,000
Richard N. Baer	$1,545,000
Paula Kruger	$485,000
Annette M. Jacobs	$0

        In addition, $39,317 was paid out to Ms. Jacobs under the plan in connection with the termination of her employment during 2003.

        Pursuant to their employment agreements, Messrs. Notebaert and Shaffer will also receive additional pension benefits equal to the excess of the benefits calculated based on the applicable pension formulas that were in place when they left their previous employer, SBC Communications Inc., including the service they had at SBC, over the benefits they receive under the Qwest plans outlined above and the pension benefits they received from SBC. The following table sets forth the estimated lump sum value of these additional pension benefits assuming the executives continue to be employed at Qwest until age 65, interest rates are equal to 6% in calculating the lump sum and each executive's eligible compensation increases at the rate of 4% per year.

Name	Estimated Lump Sum Benefit Payable at Age 65 Under the Provisions of Employment Contracts
Richard C. Notebaert	$12,050,000
Oren G. Shaffer	$3,085,000

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        The following is a description of the terms and conditions of each employment or change in control agreement that we have (or had during 2003) with our named executive officers:

        Richard C. Notebaert.    The terms of Mr. Notebaert's employment are governed by an employment agreement dated as of May 14, 2003. The agreement provides for Mr. Notebaert's employment as Chairman and Chief Executive Officer of Qwest, and requires us to use our best efforts to include Mr. Notebaert in the Board's slate of nominees for election as a Class III director at applicable annual meetings. The term of the agreement is for two years beginning on June 17, 2002 and will be automatically extended by twelve months on the first anniversary of June 17, 2002 and on each anniversary thereafter unless one party provides at least 90 days' written notice of non-renewal to the other. The agreement provides for a base salary of $1,100,000 per year, subject to increase (but not decrease) on an annual basis by the Compensation and Human Resources Committee. Pursuant to the agreement, Mr. Notebaert's target bonus will not be less than 150% of his base salary for the year, provided that we achieve the applicable financial and strategic objectives established for that year, and he was entitled to a minimum bonus of $825,000 for 2002 and $825,000 for the first six months of 2003. Mr. Notebaert received non-qualified options to purchase 5,000,000 shares of our common stock at an exercise price of $5.10 per share on June 17, 2002. In addition, he will receive options to purchase a minimum of 250,000 shares of our common stock each calendar year during the agreement term, together with additional options as may be authorized in the discretion of the Compensation and Human Resources Committee, with an exercise price equal to the closing price of our common stock on the applicable award date. Each of the option awards under the agreement will vest in four equal installments on each of the first four anniversaries of the award. Mr. Notebaert also received a grant of 200,000 shares of our restricted stock on June 17, 2002, to vest in equal increments on each of the first three anniversaries thereafter. To the extent not fully vested, on the earliest to occur of a change in control (as defined below), Mr. Notebaert's termination by reason of his death or disability, termination of his employment by us without cause (as defined below), a constructive discharge of Mr. Notebaert, or non renewal by us of the agreement on any renewal date, all outstanding options and restricted stock will vest immediately. For purposes of Mr. Notebaert's agreement, a "change in control" is defined as any of (1) the intentional acquisition by any person (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than Qwest, our subsidiaries, any person holding more than 15% of our outstanding common stock as of June 17, 2002 (a "15% Stockholder"), or any of our employee benefit plans, of 20% or more of the combined voting power of our then outstanding voting securities (provided also that this amount is greater than that held by any 15% Stockholder), or (2) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (and any new director whose election to the Board or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election and nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (3) consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of our assets, unless the holders of our outstanding voting securities before the transaction still hold more than 50% of the combined voting power following the transaction, no person (other than any 15% Stockholder, the company resulting from the transaction or one of our benefit plans) holds 20% or more of the voting power of the resulting company and at least a majority of the board members of the resulting company served on our Board prior to the transaction, or (4) approval by our stockholders of a complete liquidation or dissolution of Qwest; "cause" is defined as conviction of a felony or any crime involving moral turpitude, or a reasonable determination by two-thirds of our directors, after provision of notice and opportunity to be heard, that the executive has willfully and continuously failed to substantially perform his duties or has engaged in gross neglect or gross misconduct resulting in material harm to Qwest; and "constructive discharge" means a reduction in the executive's compensation below levels provided for in the agreement, removal of the executive from the positions provided for in the agreement (including the failure of Mr. Notebaert to be nominated or reelected to our Board), any action by us that results in a significant diminution of the executive's authority, any failure by us to obtain a satisfactory agreement from our successor or assignee to honor our obligations under the agreement, a breach by us of our material obligations under the agreement that is not cured within 30 days, or the occurrence of a change in control.

        Mr. Notebaert is also entitled under the agreement to be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as provided to our other senior executives. Mr. Notebaert's benefits also include use of corporate aircraft (including tax gross-up), reimbursement for expenses related to the negotiation of the agreement and temporary housing in Denver (including tax gross-up), pension benefits, business club memberships (including tax gross-up), home security (including tax gross-up), financial planning, and (following termination of his employment for any reason other than cause and only for so long as he fulfills certain non-competition and non-solicitation covenants) payment of reasonable costs for continued financial planning, a private office, an executive assistant and certain office equipment and services for the rest of his life.

        If Mr. Notebaert is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date, he is entitled to receive a pro-rated annual bonus for the year of termination and the sum of two years' base salary and annual bonus at the then-current rate. However, if such termination, resignation or notification of non-renewal occurs within two years after a change in control, Mr. Notebaert is entitled to receive (i) pension benefits calculated as if he had two additional years of service at his then-current rate and were two years older and (ii) a pro-rated annual bonus for the year of termination and the sum of three years' base salary and annual bonus at the then-current rate. Mr. Notebaert is also entitled to reimbursement for any excise taxes to which he may be subject in connection with amounts or benefits he receives under the agreement. We have agreed to indemnify Mr. Notebaert against all liabilities and expenses incurred in any proceeding, and to reimburse reasonable expenses incurred by Mr. Notebaert in the defense of or participation in any proceeding, to which Mr. Notebaert is a party because of his service to us.

        Mr. Notebaert has agreed that for two years following the termination of his employment for any reason, he will not directly or indirectly (i) engage in any business which is in direct competition with our business or any of our subsidiaries in the telecommunications business, (ii) hire any person who was employed by us or our subsidiaries or affiliates in a non-clerical professional position within the six month period preceding the date of hire or (iii) solicit any person doing business with us or our subsidiaries or affiliates to terminate such relationship.

        Oren G. Shaffer.    The terms of Mr. Shaffer's employment are governed by an employment agreement dated as of May 14, 2003. The agreement provides for Mr. Shaffer's employment as Vice Chairman and Chief Financial Officer of Qwest. The term of the agreement is for two years beginning on July 8, 2002 and will be automatically extended by twelve months on the first anniversary of July 8, 2002 and on each anniversary thereafter unless one party provides at least 90 days' written notice of non-renewal to the other. The agreement provides for a base salary of $800,000 per year, subject to increase (but not decrease) on an annual basis by the Compensation and Human Resources Committee. Pursuant to the agreement, Mr. Shaffer's target bonus will not be less than 150% of his base salary for the year, provided that we achieve the applicable financial and strategic objectives established for that year, and he was entitled to a minimum bonus of $600,000 for 2002 and $600,000 for the first six months of 2003. Mr. Shaffer received non-qualified options to purchase 2,000,000 shares of our common stock at an exercise price of $2.10 per share on July 8, 2002. The option award will vest in four equal installments on each of the first four anniversaries of the award. To the extent not fully vested, on the earliest of a change in control, Mr. Shaffer's termination by reason of his death or disability, termination of his employment by us without cause, a constructive discharge of Mr. Shaffer, or non renewal by us of the agreement on any renewal date, all outstanding options and restricted stock will vest immediately. The definitions of change in control, cause and constructive discharge are identical to those in Mr. Notebaert's agreement. Mr. Shaffer is also entitled under the agreement to be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as provided to our other senior executives. Mr. Shaffer's benefits also include reimbursement for expenses related to the negotiation of the agreement (including tax gross-up), pension benefits and (following termination of his employment for any reason other than cause) payment of reasonable costs for a private office, executive assistant and certain office equipment and services for a period of five years.

        If Mr. Shaffer is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date, he is entitled to receive a pro-rated annual bonus for the year of termination and the sum of two years' base salary and annual bonus at the then-current rate. However, if such termination, resignation or notification of non-renewal occurs within two years after a change in control, Mr. Shaffer is entitled to receive (i) pension benefits calculated as if he had two additional years of service at his then-current rate and were two years older and (ii) a pro-rated annual bonus for the year of termination and the sum of three years' base salary and annual bonus at the then-current rate. Mr. Shaffer is also entitled to reimbursement for any excise taxes to which he may be subject in connection with amounts or benefits he receives under the agreement. We have agreed to indemnify Mr. Shaffer against all liabilities and expenses incurred in any proceeding, and to reimburse reasonable expenses incurred by Mr. Shaffer in the defense of or participation in any proceeding, to which Mr. Shaffer is a party because of his service to us.

        Mr. Shaffer has agreed that for two years following the termination of his employment for any reason, he will not directly or indirectly (i) engage in any business which is in direct competition with our business or any of our subsidiaries in the telecommunications business, (ii) hire any person who was employed by us or our subsidiaries or affiliates in a non-clerical professional position within the six month period preceding the date of hire or (iii) solicit any person doing business with us or our subsidiaries or affiliates to terminate such relationship.

        Clifford S. Holtz.    Mr. Holtz's current base salary is $450,000 per year, and his current target bonus is 100% of his annual base salary. Other terms of Mr. Holtz's employment are governed by a severance agreement dated July 21, 2003, which is described below under "Other Change in Control Arrangements—Severance Agreements."

        Richard N. Baer.    Mr. Baer's current base salary is $500,000 per year, and his current target bonus is 150% of his annual base salary. Other terms of Mr. Baer's employment are governed by a severance agreement dated July 21, 2003, which is described below under "Other Change in Control Arrangements—Severance Agreements." In addition, on May 8, 2002, Mr. Baer and we entered into a retention agreement that provided for cash payments, each in the amount of $308,750, to be made to Mr. Baer on May 17, 2002, December 6, 2002 and January 31, 2003, provided Mr. Baer remained employed on those dates. These payments were made to Mr. Baer on such dates.

        Paula Kruger.    Ms. Kruger's current base salary is $400,000 per year, and her current target bonus is 100% of her annual base salary. Other terms of Ms. Kruger's employment are governed by a severance agreement dated September 8, 2003, which is described below under "Other Change in Control Arrangements—Severance Agreements."

        Annette M. Jacobs.    Ms. Jacobs served as our Executive Vice President, Consumer Markets until her resignation on September 5, 2003. Prior to her resignation, Ms. Jacobs' base salary was $450,000 per year, and her target bonus was 100% of her annual base salary. In connection with her resignation, Ms. Jacobs and we entered into a Severance Agreement and General Release dated as of September 17, 2003. Pursuant to this agreement, we paid Ms. Jacobs severance of $675,000 and a gross bonus amount of $336,575. In addition, we paid Ms. Jacobs $183,750 to compensate her for her inability to exercise 87,500 vested stock options with an exercise price of $2.10 during the 90 day period following her resignation. In exchange for this payment, these vested options were cancelled. Ms. Jacobs has also agreed that, for one year after her resignation, she will not alone or with others (i) compete with us anywhere in the United States where we do business, (ii) solicit any of our employees to leave our employment, and (iii) disclose or use any of our confidential information or trade secrets.

Other Change in Control Arrangements

        Equity Incentive Plan.    Unless otherwise provided by the Compensation and Human Resources Committee at the time an award is granted, our Equity Incentive Plan provides that, on a "change in control," all awards granted under the Equity Incentive Plan will vest immediately. For this purpose, a "change in control" will be deemed to occur if either (1) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz, or a trustee or other fiduciary holding securities under an employee benefit plan of Qwest, acquires beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors or (2) at any time during any period of three consecutive years after June 23, 1997, individuals who at the beginning of such period constitute our Board of Directors (and any new director whose election by our Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof. Options granted under the plan before June 1, 1998 were subject to a different definition of change in control that was triggered by the Merger. Options that we granted to our employees from June 1999 to September 2002 typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Since September 2002, options that we grant to our officers (vice president level and above) typically provide for accelerated vesting and an extended exercise period upon a change of control, and options that we grant to all other employees typically provide for accelerated vesting if the optionee is terminated without cause following a change in control.

        Severance Agreements.    We entered into Severance Agreements with Messrs. Baer and Holtz on July 21, 2003 and with Ms. Kruger on September 8, 2003. Pursuant to these agreements, if we terminate any of these executives without "cause" (as defined below), the executive is entitled to receive a severance amount equal to one-and-one-half times the executive's highest annual base salary in effect during the preceding 12 months, payable over an 18-month period. In addition, if at the end of the 18-month period the executive has not breached or threatened to breach any part of the agreement, the executive will also receive a lump-sum payment equal to one-and-one half times the executive's highest target annual bonus in effect during the 12 months preceding the termination. If we terminate the executive without cause, or the executive terminates his or her employment with "good reason" (as defined below), in either case within two years following a "change in control" as defined in our Equity Incentive Plan, the executive will receive a severance payment equal to three times the executive's annual base salary in effect at the time of termination (or at the change in control, if greater), plus three times the executive's target annual bonus in effect at the time of termination (or at the change in control, if greater), plus a prorated bonus for the portion of the bonus payment measurement period during which the executive was employed prior to the termination. For the purposes of the severance agreements, "cause" means (1) commission of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon us or compromise the performance of the executive's duties, (2) unlawful conduct resulting in material injury to us, (3) conviction of a felony or misdemeanor involving moral turpitude, (4) continued failure to perform the executive's duties, or (5) willful violation of our code of conduct or other policies resulting in injury to us; and "good reason" means (i) a reduction of the executive's compensation, (ii) a material reduction of the executive's responsibilities, (iii) our material breach of the agreement, (iv) our failure to obtain the agreement of any successor to honor the terms of the agreement, or (v) a requirement that the executive's primary work location be moved to a location more than 35 miles from the executive's prior primary work location.

        In order to receive any severance payment, the executive must execute a full waiver and release agreement with us. The waiver agreement contains a provision requiring the executive to pay back to us any severance received by the executive if after the payments are made it is determined that the executive engaged in conduct constituting "cause" while employed by us. Under the agreements, in the event of a covered termination we will also be required to pay the executive's premiums for continuing health care coverage under COBRA for up to 18 months, plus an amount necessary to cover any excise taxes to which the executive might become subject as a result of the above benefits. The agreements prohibit the executive from disclosing or making use of our confidential information after a termination of employment, and from competing against us for 18 months, or inducing any of our employees from leaving our employment for twelve months, after such termination.

Compensation Committee Interlocks and Insider Participation

        Our Compensation and Human Resources Committee consisted of Philip F. Anschutz, Thomas J. Donohue, Jordan L. Haines, Frank P. Popoff and Craig D. Slater during 2003. Mr. Popoff (and Mr. Haines until May 2003) acted as a separate subcommittee of the Compensation and Human

Resources Committee that generally considered matters relating to compensation and perquisites that were referred or delegated to it by the Compensation and Human Resources Committee. No member of the Compensation and Human Resources Committee of our Board has been an officer or employee of Qwest or any of our subsidiaries at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or the Compensation and Human Resources Committee of our Board.

        Mr. Anschutz is Chairman and Chief Executive Officer of Anschutz Company, our largest stockholder. Mr. Slater is the Executive Vice President of Anschutz Company. Mr. Harvey is the President and Chief Operating Officer of Anschutz Company. Certain transactions and relationships that took place or existed in 2003 between us and Anschutz Company or its affiliates are described below. You can find information about transactions and relationships that took place or existed prior to 2003 in our previous filings with the SEC.

        We rent one of our corporate offices in Denver, Colorado at prevailing market rates from an entity associated with Mr. Anschutz and Anschutz Company. During 2003, we paid this entity approximately $2.7 million for rent and related operating expenses. During 2003, various entities associated with Mr. Anschutz and Anschutz Company paid us at prevailing market rates approximately $3.6 million for telecommunications and related services. In January 2004, we entered into an additional sales agreement with an entity associated with Mr. Anschutz and Anschutz Company pursuant to which we will provide to such entity approximately $3 million in additional telecommunications and related services at prevailing market rates over the next two years.

        In April 1999, we entered into a registration rights agreement with Anschutz Company generally covering all of the shares owned by Anschutz Company and one of its affiliates. The agreement provides for eight demand registrations and unlimited piggyback registrations. Demand registrations must cover at least 5 million shares.

        In October 1999, we and Anschutz Digital Media, Inc. ("ADMI"), a subsidiary of Anschutz Company, formed a joint venture called Qwest Digital Media, LLC ("QDM"), which provided advanced digital production, post-production and transmission facilities; digital media storage and distribution services; telephony based data storage; and enhanced access and routing services. At inception, we and ADMI each owned 50% equity and voting interest in QDM. In June 2000, we acquired an additional 25% interest in QDM directly from ADMI. Following this transaction, we owned a 75% economic interest and 50% voting interest in QDM, and ADMI owned the remaining 25% economic interest and 50% voting interest. Prior to 2003, in connection with the operation and subsequent shutdown of QDM's business, ADMI and we made several loans to QDM approximately in accordance with our respective economic interests in QDM. As of December 31, 2003, the aggregate principal balance and accrued interest outstanding on loans to QDM from ADMI and us was $4.4 million and $12.3 million, respectively. We and ADMI have each written off all outstanding balances on such loans made to QDM. In addition, during 2003, ADMI and we received capital distributions from QDM in proportion to our respective economic interests of 25% and 75%.

        In September 2001, Anschutz Entertainment Group, Inc., an affiliate of Anschutz Company, purchased furniture and equipment from QDM for $3.4 million in cash, a 3-year $600,000, non-interest bearing note and the assumption of approximately $1.7 million in future lease payment obligations. During 2003, Anschutz Entertainment Group, Inc. made payments on the note aggregating $400,000 as a result of which the note is paid in full.

        In October 1999, we agreed to purchase certain telephony related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from ADMI in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2003, we paid $4.0 million in interest and $3.4 million in principal on the note. At December 31, 2003, the outstanding accrued interest on the note was approximately $350,000, and the outstanding principal balance on the note was approximately $30.3 million.

        We are a party to a tax sharing agreement with the Anschutz Company with respect to federal and state income taxes attributable to periods prior to June 1998 and during which we were included in Anschutz Company's consolidated tax returns. During 2003, we incurred approximately $227,000 in legal fees and expenses in connection with litigation currently pending in the United States Tax Court against the Anschutz Company concerning tax liabilities for the 1994 through 1996 fiscal years. We have assumed responsibility for the defense of this action because the matters at issue relate solely to our operations and the outcome of the litigation could affect our tax liability with respect to subsequent tax years.

        Mr. Donohue is the President and Chief Executive Officer of the U.S. Chamber of Commerce, a business federation located in Washington D.C. In December 2003, we contributed $100,000 to the U.S. Chamber of Commerce.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Vinod Khosla, one of our directors, is a general partner of Kleiner, Perkins, Caufield and Byers ("KPCB"), a venture capital firm. From time to time, KPCB or entities controlled by it have taken and may take positions (including control positions) in, and have designated and may designate persons (including Mr. Khosla) on the boards of, companies with which we may conduct business.

        Since September of 2001, W. Thomas Stephens, one of our directors, has been the non-executive Deputy Chair of the Board of NorskeCanada (formerly Norske Skog Canada Ltd.). Pacifica Papers, Inc., which was acquired by Norske Skog Canada Ltd. in 2001, is a supplier of paper products to our former directories business, Qwest Dex, under a ten-year contract beginning in 1994. In connection with that contract, which terminated on December 31, 2003, we paid Pacifica Papers approximately $5.1 million in 2003.

        In addition, we provide telephone and related services from time to time in the ordinary course to companies affiliated with several of our directors and holders of more than 5% of our common stock.

        See "Management—Compensation Committee Interlocks and Insider Participation" in this prospectus for descriptions of certain relationships and transactions between us and Mr. Anschutz, Anschutz Company or one or more of their affiliates.

        See "Business—Legal Proceedings" for a description of certain legal proceedings filed against us and certain of our officers and directors.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

        The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of April 15, 2004 (except where another date is indicated) by:

  •
  each person known by us to beneficially own more than five percent of our common stock;

  •
  each director;

  •
  each of the named executive officers listed in the Summary Compensation Table on page 98 of this prospectus; and

  •
  all of our current directors and executive officers as a group.

        The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Unless otherwise indicated, the business address of each person shown below is 1801 California Street, Denver, Colorado 80202.

Name	Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
5% Owners
Philip F. Anschutz, Director	555 Seventeenth Street Denver, CO 80202	300,428,004	(3)	16.8%
Investment Adviser Subsidiaries of Legg Mason, Inc.	100 Light Street Baltimore, MD 21202	159,781,171	(4)	8.9%
State Street Bank and Trust Company, Trustee	225 Franklin Street Boston, MA 02110	130,089,641	(5)	7.3%
AXA Financial, Inc.	1290 Avenue of the Americas New York, NY 10104	126,290,368	(6)	7.1%
FMR Corp.	82 Devonshire Street Boston, MA 02109	124,262,304	(7)	6.9%
Directors and Named Executive Officers
Richard C. Notebaert		1,950,000	(8)	*
Linda G. Alvarado		58,418	(9)	*
Charles L. Biggs		1,000		*
K. Dane Brooksher		5,000		*
Thomas J. Donohue		16,274	(10)	*
Jordan L. Haines		6,500	(11)	*
Cannon Y. Harvey		80,650	(12)	*
Peter S. Hellman		60,146	(13)	*
Vinod Khosla		6,494	(14)	*
Frank P. Popoff		106,665	(15)	*
Craig D. Slater		124,650	(16)	*
W. Thomas Stephens		20,059	(17)	*
Oren G. Shaffer		662,500	(18)	*
Clifford S. Holtz		795,710	(19)	*
Richard N. Baer		596,500	(20)	*
Paula Kruger		0		*
Current directors and executive officers as a group (19 persons)		305,218,570	(21)	17.0%
Former Executive Officer
Annette M. Jacobs	c/o Patrick Folan St. John, Wallace, Brennan & Folan LLP 21515 Hawthorne Boulevard, Suite 1120 Torrance, CA 90503	0		*

*
Less than one percent.

(1)
The number of shares beneficially owned by each entity, person, director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of April 15, 2004 or within 60 days from such date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock and shares of stock held for the account of each person pursuant to Qwest's 401(k) and Employee Stock Purchase Plans. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares such powers with his or her spouse) with respect to the shares set forth in the table above. Figures do not include phantom equity units that we credit to accounts for our non-employee directors, based on their election to defer their director's fees earned in a given year. As of April 15, 2004, the following phantom equity units had been credited to accounts for our non-employee directors: (a) Ms. Alvarado, 135,440; (b) Mr. Anschutz, 7,213; (c) Mr. Biggs, 0; (d) Mr. Brooksher, 0; (e) Mr. Donohue, 86,774; (f) Mr. Haines, 133,985; (g) Mr. Harvey, 90,962; (h) Mr. Hellman, 156,760; (i) Mr. Khosla, 61,329; (j) Mr. Popoff, 123,107; (k) Mr. Slater, 103,112; and (l) Mr. Stephens, 105,245. Each phantom equity unit represents a value equivalent to one share of our common stock.

(2)
Ownership percentage is reported based on 1,791,097,170 shares of common stock outstanding on April 15, 2004, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of April 15, 2004 or within 60 days from such date, through the exercise of stock options or other similar rights.

(3)
Includes, as of April 15, 2004, (a) 283,208,000 shares deemed owned by Anschutz Company, a corporation wholly owned by Mr. Anschutz, (b) 17,200,000 shares held by Anschutz Family Investment Company LLC, of which Anschutz Company is the manager and a one percent equity owner, and (c) 20,000 shares held as custodian for Mr. Anschutz's children. Mr. Anschutz disclaims beneficial ownership of the 20,000 shares. Of the 283,208,000 shares shown as owned by Anschutz Company, 6,075,000 are subject to forward sale contracts pursuant to which Anschutz Company holds no investment control but could, under certain circumstances, reacquire voting power.

(4)
Beneficial ownership information is based on information contained in a report on Schedule 13G filed with the SEC on February 17, 2004 by Legg Mason Funds Management, Inc. ("Legg Mason Funds") and Legg Mason Capital Management, Inc. ("Legg Mason Capital"), as investment adviser subsidiaries of Legg Mason, Inc. According to the schedule, Legg Mason Funds beneficially owns 105,599,081 shares, over which it has shared voting and dispositive power, and Legg Mason Capital beneficially owns 54,182,090 shares, over which it has shared voting and dispositive power. According to an Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004 by Legg Mason, Inc., beneficial ownership of the shares is not attributed to Legg Mason, Inc. as parent company of Legg Mason Funds and Legg Mason Capital.

(5)
Beneficial ownership information is based on information contained in a report on Schedule 13G filed with the SEC on February 6, 2004 by State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities. Of the reported shares, State Street reports that it has sole voting power with respect to 38,355,967 shares, that it shares voting power with respect to 88,230,695 shares, that is has sole dispositive power with respect to 42,011,536 shares and that it shares dispositive power with respect to 88,078,105 shares. State Street expressly disclaims beneficial ownership of all reported shares.

(6)
Beneficial ownership information is based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2004 by AXA Financial, Inc. ("Financial") on behalf of itself and affiliated entities. According to the schedule, the shares are also beneficially owned by the following French affiliates of AXA Financial, Inc.: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA (collectively with Financial, the "AXA Group"). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 65,754,675 shares, that it shares voting power with respect to 11,135,978 shares and that is has sole dispositive power with respect to 126,290,368 shares. The AXA Group reports that its shares are deemed to be beneficially owned by the following subsidiary of AXA: AXA Investment Managers Den Haag (25,756 shares) and by the following subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. (126,220,121 shares) and The Equitable Life Assurance Society of the United States (44,491 shares).

(7)
Beneficial ownership information is based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 17, 2004 by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 117,465,621 shares. Edward C. Johnson III, FMR Corp. and the Fidelity Funds each has sole power to dispose of the shares. Neither Edward C. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds; such shares are voted by the Board of Trustees for the Fidelity Funds; (b) Fidelity Management Trust Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 5,798,968 shares. Edward C. Johnson III and FMR Corp. each has sole power to dispose of the shares, sole power to vote or direct the voting of 5,382,668 shares and no power to vote or direct the voting of 416,300 shares; (c) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 15 shares. It has the sole power to dispose of the shares and sole power to vote or direct the voting of the shares; (d) Members of the Edward C. Johnson III family own shares of stock of FMR Corp. representing approximately 49% of the voting power of FMR Corp., and Edward C. Johnson III and Abigail P. Johnson own 12.0% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR Corp.; and (e) Fidelity International Limited is the beneficial owner of 997,700 shares. It has sole power to dispose of the shares and sole power to vote or direct the voting of the shares.

(8)
Includes 1,750,000 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(9)
Includes 57,380 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(10)
Includes 14,500 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(11)
Includes 5,500 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(12)
Includes 55,650 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(13)
Includes 57,380 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(14)
Includes 5,500 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(15)
Includes: (a) 20,000 shares owned as trustee for the Frank P. Popoff Revocable Living Trust, and (b) 62,568 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(16)
Includes 100,650 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(17)
Includes 5,500 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(18)
Shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(19)
Includes 706,250 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(20)
Shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date.

(21)
Includes 4,279,878 shares subject to options that are exercisable as of April 15, 2004 or within 60 days from such date by our current directors and executive officers as a group.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We issued the outstanding notes on February 5, 2004 in a private placement to the initial purchasers of the notes. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed, among other things, to file a registration statement and use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC by December 31, 2004, to permit the exchange of the outstanding notes for exchange notes registered under the Securities Act. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use our commercially reasonable efforts to consummate the exchange offer within 45 days after the earlier of December 31, 2004 and the date the registration statement is declared effective. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer; Expiration Date

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are validly tendered on or before the expiration date and are not validly withdrawn as permitted below. The expiration date for the exchange offer is 5:00 p.m., New York City time, on            , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

How to Tender Outstanding Notes for Exchange

        Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to J.P. Morgan Trust Company, National Association, the exchange agent, at the address set forth below under the heading "—The Exchange Agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading "—The Exchange Agent," and the exchange agent must receive, prior to the expiration date, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

  •
  if time will not permit the required documentation to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

        The term "agent's message" means a message which:

  •
  is transmitted by DTC;

  •
  is received by the exchange agent and forms a part of a book-entry transfer;

  •
  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

  •
  states that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  •
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an "eligible institution."

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note not validly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

  •
  waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration date; and

  •
  determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Our determinations, either before or after the expiration date, under and of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date of the exchange offer; or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  on or prior to the expiration date, the exchange agent receives from such eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile (with receipt confirmed by telephone) or by mail, must be received by the exchange agent, at the address set forth below under "—The Exchange Agent," on or prior to the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the series and principal amount of such outstanding notes;

  •
  where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

  •
  bear the signature of the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        All of the conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. On the expiration date we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the series and denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

        If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes or series of notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or which we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus is a part or (2) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  any law, rule or regulation is enacted, adopted, proposed or interpreted which we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes";

  •
  any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

  •
  any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

  •
  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for outstanding notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  our accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

        We have appointed J.P. Morgan Trust Company, National Association, as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:

J.P. Morgan Trust Company, National Association

By hand delivery at:	By mail or overnight courier at:
Institutional Trust Services GIS Unit Trust Window 4 New York Plaza 1st Floor New York, NY 10004	Institutional Trust Services Attn: Frank Ivins 2001 Bryan Street 9th Floor Dallas, TX 75201

or

By Facsimile Transmission
(for eligible institutions only):

(214) 468-6494

Confirm by Telephone:

(800) 275-2048

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Holders of the exchange notes of any series and any outstanding notes of such series which remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

  •
  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

  •
  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

  •
  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

        Under the registration rights agreement we agreed, among other things, that if:

  •
  we determine that an exchange offer registration is not available or may not be consummated as soon as practicable after the expiration of the exchange offer because it would violate applicable law or the applicable interpretations of the SEC's staff;

  •
  the exchange offer registration statement is not declared effective by December 31, 2004;

  •
  any holder notifies us after the commencement of the exchange offer that due to a change in applicable law or SEC policy such holder is not entitled to participate in the exchange offer; or

  •
  if any holder that participates in the exchange offer (and tenders its registrable securities prior to the expiration thereof), does not receive exchange notes on the date of exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours);

        we will file a registration statement under the Securities Act relating to a shelf registration of the outstanding notes for resale by holders and use our commercially reasonable efforts to have such shelf registration statement declared effective by the SEC. We are required to use our commercially reasonable efforts to keep the shelf registration statement effective for the period referenced in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The registration rights agreement provides that we may delay the filing or the effectiveness of a registration statement for a period of up to 30 days during any 90 day period:

  •
  because of the occurrence of other material events or developments with respect to us that would need to be described in the registration statement, and the effectiveness of the registration statement is reasonably required to be suspended while the registration statement is amended or supplemented to reflect such events or developments,

  •
  because of the existence of material events or developments with respect to us, the disclosure of which we determine in good faith would have a material adverse effect on our business, operations or prospects, or

  •
  because we do not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed;

provided that any delay period described above will not alter our obligations to pay Additional Interest with respect to such delay.

        We will, in the event of the shelf registration statement, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable notes has become effective and take certain other actions as are required to permit resales of the applicable notes under the shelf registration statement. A holder of outstanding notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

        Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

Additional Interest

        The registration rights agreement provides that in the event any of the following events occur, each referred to herein as a "registration default," we will pay Additional Interest on the outstanding notes:

  •
  we have not exchanged exchange notes for all outstanding notes validly tendered on or prior to the applicable deadline (and a shelf registration statement has not been declared effective);

  •
  the exchange offer registration statement, or if applicable, the shelf registration statement, has not been declared effective by the SEC on or prior to the applicable deadline; or

  •
  if applicable, the shelf registration statement is filed and declared effective but thereafter ceases to be effective or useable;

provided that the holder has provided us with all required information and subject to our ability to delay effectiveness of the registration statement as described above. In each case, Additional Interest shall accrue on the principal amount of the notes for the period from the occurrence of the registration default at a rate,

  •
  with respect to the first 90-day period immediately following the occurrence of the first registration default, an amount equal to 0.25% per annum; and

  •
  an additional 0.25% per annum, up to a maximum amount of Additional Interest of 0.50% per annum, with respect to each subsequent 90-day period, until the earlier of the date on which all registration defaults have been cured and the date on which all notes became freely tradeable by holders who are not our affiliates.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a brief summary of important terms of our material indebtedness, other than the notes subject to the exchange offer:

2004 QSC Credit Facility

        Availability.    The 2004 QSC Credit Facility provides for $750 million in availability, subject to the restrictions described below.

        Interest Rates.    Borrowings under the 2004 QSC Credit Facility bear interest, at our election, initially at: (a) adjusted LIBOR or (b) a base rate, in each case plus an applicable margin. Such margin varies based upon the credit ratings of the debt issued under the facility and is currently 3% for LIBOR based borrowings and 2% for base rate borrowings. The "base rate" is equal to the higher of (1) the Bank of America prime rate and (2) the federal funds rate plus 0.50%.

        Maturity.    The 2004 QSC Credit Facility will mature on February 5, 2007.

        Prepayments.    The 2004 QSC Credit Facility may be prepaid at anytime in whole or in part without premium or penalty. Each lender under the 2004 QSC Credit Facility may require repayment of its loans and termination of its commitments upon the occurrence of certain changes of control.

        Guarantee.    The 2004 QSC Credit Facility is guaranteed by QCII.

        Security.    The 2004 QSC Credit Facility is secured by a first priority pledge and security interest in the QSC Collateral.

        Covenants.    The 2004 QSC Credit Facility contains financial covenants that require (1) QCII and its consolidated subsidiaries to maintain a debt to consolidated EBITDA ratio (consolidated EBITDA, as defined in the 2004 QSC Credit Facility, is a measure of EBITDA that starts with our net income (loss) and adjusts for taxes, interest and non-cash and certain non-recurring items) of not more than 6.0 to 1.0 and (2) QC and its consolidated subsidiaries to maintain a ratio of consolidated debt to EBITDA of not more than 2.5 to 1.0. These financial covenants will be suspended while the 2004 QSC Credit Facility remains undrawn. The 2004 QSC Credit Facility contains certain other covenants including, but not limited to:

  •
  limitations on incurrence of indebtedness;

  •
  limitations on restricted payments;

  •
  limitations on using any proceeds to pay settlements or judgments relating to investigations and securities actions discussed in "Business—Legal Proceedings" and "Contingencies" in Note 17 to the financial statements included in this prospectus;

  •
  limitations on dividends and other payment restrictions;

  •
  limitations on mergers, consolidations and asset sales;

  •
  limitations on investments; and

  •
  limitations on liens.

        The 2004 QSC Credit Facility also contains provisions for cross acceleration and cross payment default relating to any other of our debt obligations and the debt obligations of our subsidiaries in the aggregate in excess of $100 million. Until our total leverage is 3.5x or less, we must apply 50% of the net cash proceeds of asset sales by QC and certain of its subsidiaries greater than $100 million (subject to a $1 billion threshold) to permanently retire debt of QC, reinvest in similar or other productive assets of QC or its subsidiaries, hold the same in cash or cash equivalents or repay (and reduce) the 2004 QSC Credit Facility and other debt, the repayment of which is required concurrently therewith.

        Events of Default.    The 2004 QSC Credit Facility provides for events of default customary for facilities of this type, including nonpayment of principal, interest or other amounts; material breach of representations and warranties; violation of covenants; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; and certain ERISA events.

Other QCII Notes

        As of December 31, 2003, QCII had $62 million in aggregate principal amount outstanding of its 7.50% Senior Notes due 2008, $8 million aggregate principal amount outstanding of its 7.25% Senior Notes due 2008, and $33 million aggregate principal amount outstanding of other senior notes with various rates ranging from 8.29% to 10.875% and maturities from 2007 to 2008, issued pursuant to several indentures to which QCII is a party. The indentures governing these notes contain no restrictive covenants. The 2008 QCII notes are secured by a lien on the QCII Collateral, and are guaranteed on a senior unsecured basis by QCF and on a senior basis by QSC, with a lien on the QSC Collateral that is junior to the lien securing the QSC Guarantee. The remaining QCII notes are not guaranteed, and are unsecured unsubordinated obligations of QCII.

QSC Notes

        As of December 31, 2003, QSC had approximately $3.37 billion of senior subordinated secured notes outstanding. The 2002 QSC Notes are comprised of three series: approximately $504 million principal amount outstanding of 13.00% senior subordinated secured notes due 2007, approximately $2.232 billion principal amount outstanding of 13.50% senior subordinated secured notes due 2010 and approximately $641 million principal amount outstanding of 14.00% senior subordinated secured notes due 2014. The 2002 QSC Notes are subordinated in right of payment to the QSC Guarantee. QSC's obligations under the 2002 QSC Notes are secured by a junior lien on the QSC Collateral. The 2002 QSC Notes are guaranteed on a senior unsecured basis by QCF and on a senior basis by QCII which guarantee is secured by a lien on the QCII Collateral. The indenture governing the 2002 QSC Notes contains restrictive covenants that limit the ability of QCII, QSC and their restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends or make other distributions or repurchase or redeem our stock;

  •
  sell assets;

  •
  incur liens on collateral;

  •
  enter into agreements restricting QSC's subsidiaries' ability to pay dividends;

  •
  enter into transactions with affiliates; and

  •
  consolidate, merge or sell all or substantially all of QCII's or QSC's assets.

QCF Notes

        As of December 31, 2003, QCF had outstanding $4,952 million aggregate principal amount of its notes, issued in several series. After consummation of the 2004 QCF Tender Offer and the 2004 Debt Exchanges through March 31, 2004, $3,988 million aggregate principal amount of such notes remain outstanding. The QCF notes are unsecured obligations of QCF and are guaranteed by QCII on a senior unsecured basis. The QCF notes bear interest rates between 5.875% and 7.90% and mature between 2004 and 2031. The indentures governing the QCF notes contain two material covenants:

  •
  a prohibition on certain liens that restricts only QCF, which has limited assets, and

  •
  a limitation on mergers or sales of all or substantially all of the assets of QCII and QCF, which requires that the transferee or successor assume the obligations in respect of the QCF notes.

        We have a cash management system using lines of credit between certain of our entities, other intercompany obligations, capital contributions and dividends. As part of this cash management system, QCF provides lines of credit to certain subsidiaries and has intercompany obligations owing to others. On a net basis, including the QCF notes, QCF's liabilities substantially match its assets. However, amounts outstanding under these lines of credit and intercompany obligations vary from time to time.

QCC Notes

        As of December 31, 2003, QCC had outstanding $314 million aggregate principal amount of its 7.25% Senior Notes due 2007. The QCC notes are unsecured obligations of QCC. The indenture governing the QCC notes contains certain covenants, including:

  •
  a limitation on certain liens on the assets of QCC;

  •
  a restriction of sale-leaseback transactions, and

  •
  a restriction on mergers or sales of all, or substantially all, of the assets of QCC, which requires that the transferee or successor assume the obligations in respect of the QCC notes.

        The indenture contains provisions relating to acceleration upon an acceleration of any other debt obligations of QCC in the aggregate in excess of $25 million.

QC Notes

        As of December 31, 2003, QC had outstanding approximately $6.1 billion aggregate principal amount of its notes with various rates ranging from 5.50% to 9.125% and maturities from 2004 to 2043. The QC notes are unsecured obligations of QC. The indentures governing the QC notes contain covenants including:

  •
  a limitation on certain liens on the assets of QC; and

  •
  a restriction on mergers or sales of all or substantially all of the assets of QC, which requires that the transferee or successor assume the obligations in respect of the QC notes.

        These indentures do not contain any cross-default provisions.

        On March 15, 2004 QC notified the trustee of various series of its notes and debentures of its intention to redeem all $100 million outstanding principal amount of its 5.65% Notes due November 1, 2004 and all $40.8 million outstanding principal amount of its 39 Year 5.5% Debentures due June 1, 2005. The redemption date for these redemptions was May 1, 2004, at which time all related interest ceased to accrue.

QC Senior Term Loan

        On June 9, 2003, QC completed a $1.75 billion senior term loan with two tranches: a $1.25 billion floating rate tranche that matures in 2007, and a $500 million fixed rate tranche that matures in 2010. The covenant and default terms are substantially the same as those associated with QC's other long-term debt. The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum.

DESCRIPTION OF THE EXCHANGE NOTES

        The exchange notes are to be issued under an indenture, dated as of February 5, 2004 (the "Indenture") among QCII, as issuer (also referred to herein as the "Company") and QSC and QCF, as guarantors (the "Guarantors"), and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee").

        The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

  •
  will have been registered under the Securities Act;

  •
  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  •
  will not contain provisions relating to the payment of Additional Interest.

        As used below in this "Description of the Exchange Notes" section, "QCII" means Qwest Communications International Inc., a Delaware corporation, and its successors, but not any of its subsidiaries and "QSC" means Qwest Services Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Certain other terms used in the following description are defined under "—Certain Definitions" below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. The outstanding notes are issued in the following series:

  •
  $525 million aggregate principal amount of 7 1/4% Senior Notes due 2011 (the "outstanding 7 1/4% notes");

  •
  $500 million aggregate principal amount of 7 1/2% Senior Notes due 2014 (the "outstanding 7 1/2% notes"); and

  •
  $750 million aggregate principal amount of Floating Rate Senior Notes due 2009 (the "outstanding Floating Rate notes").

        QCII will issue exchange notes under the Indenture in the following series:

  •
  in exchange for the outstanding 7 1/4% notes, up to $525 million aggregate principal amount of 7 1/4% Senior Notes due 2011 (the "exchange 7 1/4% notes" and, together with the outstanding 7 1/4% notes, the "7 1/4% notes");

  •
  in exchange for the outstanding 7 1/2% notes, up to $500 million in aggregate principal amount of 7 1/2% Senior Notes due 2014 (the "exchange 7 1/2% notes" and, together with the outstanding 7 1/2% notes, the "7 1/2% notes"); and

  •
  in exchange for the outstanding Floating Rate notes, up to $750 million in aggregate principal amount of Floating Rate Notes due 2009 (the "exchange Floating Rate notes" and, together with the outstanding Floating Rate notes, the "Floating Rate notes").

        Any outstanding notes of a series that remain outstanding after the completion of the exchange offer, together with the exchange notes of such series issued in connection with the exchange offer, will be treated as a single class of notes under the Indenture.

        The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain copies of the Indenture from QCII at its address set forth under the heading "Where You Can Find More Information." The Indenture permits the issuance of additional notes of any of the series or one or more new series in compliance with the covenants of the Indenture.

        The following description is only a summary of the material provisions of the notes, the Indenture, the registration rights agreement, dated February 5, 2004, by and among QCII, QSC, QCF and the initial purchasers of the notes (the "Registration Rights Agreement") for the benefit of the holders of the Notes. We urge you to read the Indenture, Registration Rights Agreement and the Security Documents because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

Principal, Maturity and Interest

        The Company will issue up to $1.775 billion aggregate principal amount of exchange notes in this offering (up to $525.0 million of which will be 7 1/4% notes, $500.0 million of which will be 7 1/2% notes and $750.0 million of which will be Floating Rate notes). Additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitations on Additional Indebtedness."

        The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

        Fixed Rate Notes.    The 7 1/4% notes will mature on February 15, 2011 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the 7 1/4% notes will accrue at the rate of 7 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2004. The Company will make each interest payment to the holders of record of the 7 1/4% notes on the immediately preceding February 1 and August 1. Interest on the 7 1/4% notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the 7 1/4% notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The 7 1/2% notes will mature on February 15, 2014 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the 7 1/2% notes will accrue at the rate of 7 1/2% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2004. The Company will make each interest payment to the holders of record of the 7 1/2% notes on the immediately preceding February 1 and August 1. Interest on the 7 1/2% exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the 7 1/2% notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Floating Rate Notes.    The Floating Rate notes will mature on February 15, 2009 at their principal amount, plus accrued and unpaid interest to the maturity date. The Floating Rate notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 3.50%, as determined by the calculation agent (the "Calculation Agent")' which shall initially be the Trustee. Interest on the Floating Rate notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on May 15, 2004. The Company will make each interest payment to the holders of record of the Floating Rate notes on the immediately preceding February 1, May 1, and August 1 and November 1. Interest on the Floating Rate exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the Floating Rate notes.

        Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Floating Rate notes.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date with respect to the Floating Rate Notes and end on and include May 14, 2004.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate notes. The amount of interest to be paid on the Floating Rate notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Floating Rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The Calculation Agent will, upon the request of the holder of any Floating Rate note, provide the interest rate then in effect with respect to the Floating Rate notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the Floating Rate notes.

Ranking, Guarantees and Security

        Senior Notes.    The notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other unsubordinated obligations of the Company. The notes will rank senior in right of payment to all existing and future obligations of the Company that are, by their terms, subordinated in right of payment to the notes. The notes will be effectively subordinated to all secured obligations of the Company to the extent of the value of the assets of the Company securing such other obligations. The guarantee by the Company of the Existing QSC Notes, and the remaining Existing 2008 Notes, are presently secured by the capital stock of QSC and QCF.

        Guarantees.    Both QCF and QSC will guarantee the notes.

        The guarantee by QCF (the "QCF Guarantee") of the notes is a senior guarantee, ranking pari passu in right of payment with all other unsubordinated obligations of QCF and ranking senior in right of payment to all existing and future obligations of QCF that are expressly subordinated to the QCF Guarantee.

        The guarantee by QSC (the "QSC Guarantee," together with the QCF Guarantee, the "Guarantees" or the "Note Guarantees") of the notes is initially a senior subordinated guarantee, ranking senior in right of payment to the Existing QSC Notes and all other existing and future obligations of QSC that are expressly subordinated in right of payment to the QSC Guarantee. The QSC Guarantee is initially subordinated in right of payment to all existing and future Senior Debt, but the amount of permitted Senior Debt is limited as set forth in the definition thereof. The QSC Guarantee ranks pari passu in right of payment with all existing and future obligations of QSC that do not constitute Senior Debt and are not expressly subordinated to the QSC Guarantee. Notwithstanding the foregoing, the subordination provisions will terminate once there is a release of the Collateral securing the QSC Guarantee upon a Termination Event, whereupon the QSC Guarantee will become an unsubordinated, or senior, unsecured obligation of QSC.

        QSC's obligations in respect of the QSC Guarantee are initially secured by assets that presently secure the Existing QSC Notes and QSC's guaranty of the Existing 2008 Notes, but the QSC Guarantee is secured on a basis that is senior, or prior, to those obligations. The Lien securing the QSC Guarantee is a "silent" junior priority Lien relative to Senior Debt that is secured by the Collateral, which includes the Credit Agreement. The Collateral includes all of the outstanding Equity Interests in Qwest Corporation, any intercompany debt owing to QSC, certain other assets of QSC constituting Equity Interests in QSC's Restricted Subsidiaries to the extent made subject to a Lien to secure Qualified Senior Debt of QSC in the future, and all proceeds and products of any and all of the foregoing. The Collateral does not include the Equity Interests in QCF or QSC pledged by QCII to secure its guarantee of the Existing QSC Notes. QSC will be permitted to grant further Liens on such assets to the extent provided under "—Certain Covenants—Limitations on Liens," and the Collateral is subject to release in connection with an Asset Sale as described under "—Certain Covenants—Asset Sales." Upon a Termination Event, the Collateral will be released and, thereafter, the notes will be guaranteed on a senior unsecured basis by QSC.

        A "Termination Event", which results in the QSC Guarantee becoming a senior unsecured obligation, is defined as the delivery by QSC, at its option, of a written notice to the Trustee certifying that (i) no Default or Event of Default has occurred and is continuing and (ii) all Liens on the Collateral securing the Existing QSC Notes have been released and discharged pursuant to the Existing QSC Notes Indenture and all Liens on the Collateral securing any other Pari Passu Indebtedness (other than Indebtedness secured by a Lien that would be permitted by, and incurred under, clause (10) of "Permitted Liens") or Subordinated Indebtedness have also been so released and discharged or are being released and discharged simultaneously.

        For a fuller description of the security and subordination provisions, see "—Subordination of QSC Guarantee and Related Security."

        The ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy and those limitations imposed by contract under the Security and Pledge Agreement. Furthermore, in the event a governmental body or official having jurisdiction over any Regulated Entity were to determine that the pledge of the shares of capital stock of such Regulated Entity for the benefit of the Holders of the notes constitutes the acquisition of or a change of control with respect to such Regulated Entity as to which the prior approval of such governmental body or official was required, then, upon notice from such governmental body or official of such determination and without any action on the part of the Collateral Agent or any other Person, such pledge shall be rendered void ab initio and of no effect.

Optional Redemption

        7 1/4% Notes.    Except as set forth below, the 7 1/4% notes may not be redeemed prior to February 15, 2008. At any time on or after February 15, 2008, the Company, at its option, may redeem the 7 1/4% notes in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated.

Year	Optional Redemption Price
2008	103.625%
2009	101.813%
2010 and thereafter	100.000%

        In addition, the Company may redeem all or a part of the 7 1/4% notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount thereof or (2) the present value, as determined by an Independent Financial Advisor, of (A) the applicable percentage set forth above of the principal amount of the 7 1/4% notes being redeemed as of February 15 of the first period set forth above ending on or after the date of such redemption (assuming a 360-day year consisting of twelve 30-day months), plus (B) all required interest payments due on such 7 1/4% notes through February 15 of such period (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest to the redemption date.

        7 1/2% Notes.    Except as set forth below, the 7 1/2% notes may not be redeemed prior to February 15, 2009. At any time on or after February 15, 2009, the Company, at its option, may redeem the 7 1/2% notes in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated.

Year	Optional Redemption Price
2009	103.750%
2010	102.500%
2011	101.250%
2012 and thereafter	100.000%

        In addition, the Company may redeem all or a part of the 7 1/2% notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount thereof or (2) the present value, as determined by an Independent Financial Advisor, of

(A) the applicable percentage set forth above of the principal amount of the 7 1/2% notes being redeemed as of February 15 of the first period set forth above ending on or after the date of such redemption (assuming a 360-day year consisting of twelve 30-day months), plus (B) all required interest payments due on such 7 1/2% notes through February 15 of such period (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest to the redemption date.

        Floating Rate Notes.    Except as set forth below, the Floating Rate notes may not be redeemed prior to February 15, 2006. At any time on or after February 15, 2006, the Company may redeem the Floating Rate notes, in whole or in part, at the redemption prices set forth below (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated:

Year	Redemption Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

        Redemption with the Proceeds of Certain Capital Contributions or Equity Issuances. Notwithstanding the foregoing, (i) at any time prior to February 15, 2007, we may redeem up to 35% of the aggregate principal amount of the 7 1/4% notes outstanding at a redemption price equal to 107.25% of the principal amount thereof, (ii) at any time prior to February 15, 2007, we may redeem up to 35% of the aggregate principal amount of the 7 1/2% notes outstanding at a redemption price equal to 107.5% of the principal amount thereof and (iii) at any time prior to February 15, 2006, we may redeem up to 35% of the aggregate principal amount of the Floating Rate notes outstanding at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Floating Rate notes applicable on the date on which notice of redemption is given, in each case on the redemption date, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions to QCII in respect of Qualified Equity Interests or one or more public or private sales by QCII of Qualified Equity Interests (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

  •
  at least 65% in aggregate of the originally issued principal amount of the notes of the series being redeemed remains outstanding immediately after the occurrence of such redemption; and

  •
  the sale of such Qualified Equity Interests is made in compliance with the terms of the Indenture for the series of notes being redeemed.

Selection and Notice of Redemption

        In the event that less than all of any series of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however; that no notes of a principal amount of $1,000 or less shall be redeemed in part and any redemption from the provisions relating to equity issuances shall be pro rata.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A note of a series in a principal amount equal to the unredeemed portion of the note of such series will be issued in the name of the Holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the notes to be redeemed) pursuant to the Indenture.

Change of Control Triggering Event

        Upon the occurrence of any Change of Control Triggering Event, each Holder will have the right to require that the Company purchase that Holder's notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        Within 45 days following any Change of Control Triggering Event, the Company will mail, or caused to be mailed, to the Holders a notice:

  (1)
  describing the transaction or transactions that constitute the Change of Control Triggering Event;

  (2)
  offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all notes properly tendered by such Holder pursuant to such Change of Control Offer; and

  (3)
  describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control Triggering Event the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. Further, agreements governing Senior Debt may restrict our ability to purchase the notes.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the Holders of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The Company may make a Change of Control Offer in advance of, but conditioned on, the occurrence of a Change of Control Triggering Event but otherwise in accordance with the provisions described above.

        Certain of our outstanding indebtedness, including under the Credit Agreement, will effectively limit the Company's ability to purchase notes, and also provide that certain change of control events with respect to the Company would constitute a default under the agreements governing such indebtedness (or would require the Company to offer to repay or repurchase such indebtedness). Any future credit agreements or other agreements relating to Indebtedness to which the Company or QSC becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the Indenture and other of our Indebtedness. In such circumstances, the subordination provisions applicable to the QSC Guarantee in the Indenture (if in effect) would likely restrict payment to the Holders of notes.

        The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control Triggering Event" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control Triggering Event" provisions of the Indenture by virtue of this compliance.

Certain Covenants

Covenant Suspension; Covenant Fallaway

        During any period of time (a "Suspension Period") that (i) the ratings assigned to the notes by one (but not both) of the Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, QCII and its Restricted Subsidiaries shall not be subject to the terms of the covenants described under "Limitations on Additional Indebtedness," "Limitations on Restricted Payments," "Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries," "Limitations on Transactions with Affiliates," "Limitations on Asset Sales" (to the extent not relating to Collateral), "Limitations on Designation of Unrestricted Subsidiaries," provisions limiting the ability of QSC to grant pari passu or subordinate Liens on the Collateral and clause (3) of the first paragraph under "Limitations on Mergers, Consolidations, Etc." and "Conduct of Business" (collectively, the "Affected Covenants"). Subject to the next paragraph, in the event that QCII and its Restricted Subsidiaries are not subject to the Affected Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, the applicable Rating Agency has in effect, withdrawn or downgraded the ratings assigned to such notes below the required Investment Grade Ratings, then QCII and its Restricted Subsidiaries will thereafter again be subject to the Affected Covenants and compliance with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the provisions of the covenant described under "—Limitations on Restricted Payments" as if such covenant had been in effect since the date of the execution of the Indenture. Notwithstanding the foregoing, neither (a) the continued existence, after the date of such withdrawal or downgrade, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided that (1) QCII and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) QCII and QSC reasonably believed that such incurrence or actions would not result in such a withdrawal or downgrade. For purposes of clauses (1) and (2) in the preceding sentence, anticipation and reasonable belief may be determined by QCII and QSC and shall be conclusively evidenced by a board resolution to such effect adopted in good faith by the Board of Directors of QCII. In reaching their determination, the Board of Directors of QCII may, but need not, consult with the Rating Agencies.

        Notwithstanding anything in the preceding paragraph to the contrary, in the event that (i) the ratings assigned to the notes by both of the Rating Agencies are Investment Grade Ratings at any time and (ii) no Default or Event of Default has occurred and is continuing under the Indenture at such time, QCII and the Restricted Subsidiaries shall immediately cease to be subject to the Affected Covenants and the Affected Covenants shall not be subject to reinstatement for any reason.

Limitations on Additional Indebtedness

        QSC will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness; provided that QSC or any Restricted Subsidiary of QSC may incur additional Indebtedness if, after giving effect thereto, the Consolidated Leverage Ratio would be a positive number that is less than 3.50 to 1.00 (the "Leverage Ratio Exception"). In addition, QCII and its Restricted Subsidiaries (other than QSC and its Restricted Subsidiaries) are not permitted to incur any Indebtedness, unless the QCII Ratio is satisfied; provided that QCII and its Restricted Subsidiaries (other than QSC and its Restricted Subsidiaries) will be permitted to refinance any Indebtedness of QCII or any of its Restricted Subsidiaries to incur Indebtedness that would otherwise constitute Permitted Indebtedness.

        Notwithstanding the above, QSC and its Restricted Subsidiaries are permitted to incur each of the following (the "Permitted Indebtedness"):

  (1)
  Indebtedness under the Credit Agreement or otherwise; provided that the aggregate principal amount at any time outstanding under this clause (1) shall not exceed $2.0 billion;

  (2)
  Indebtedness under any credit facility or otherwise in an aggregate principal amount at any time outstanding not to exceed $750.0 million;

  (3)
  Indebtedness in respect of treasury management arrangements or other cash management services performed by lenders (or their affiliates) under the Credit Agreement or any other credit facility in an aggregate principal amount at any time outstanding not to exceed $350.0 million;

  (4)
  (a) Indebtedness of QSC and the Restricted Subsidiaries of QSC to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1), (2) and (3) above, clause (5) below and the Existing QSC Notes), (b) up to $4.0 billion in aggregate principal amount of the Existing QSC Notes and Additional QSC Notes (including any refinancings thereof under clause (11) below), and (c) up to $1.775 billion of the notes and the Guarantees thereof;

  (5)
  Indebtedness of QSC owed to a Restricted Subsidiary of QSC and Indebtedness of any Restricted Subsidiary of QSC owed to QSC or any other Restricted Subsidiary of QSC; provided that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than QSC or a Restricted Subsidiary of QSC, QSC or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5); and Indebtedness of QSC or any of its Restricted Subsidiaries owed to QCII or QCF as of the Issue Date and any other such Indebtedness owed to QCII or QCF incurred in the ordinary course of business and consistent with past practice; provided that upon any disposition of QCF by QCII or such Indebtedness being owed to any Person other than QCII, QCF or QSC or any Restricted Subsidiary of QSC, the relevant obligor shall be deemed to have incurred Indebtedness not permitted by this clause (5);

  (6)
  Indebtedness under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

  (7)
  Indebtedness in respect of bid, performance or surety bonds or letters of credit issued for the account of QSC or any Restricted Subsidiary of QSC in the ordinary course of business, including guarantees or obligations of QSC or any Restricted Subsidiary of QSC with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

  (8)
  Purchase Money Indebtedness incurred by QSC or any Restricted Subsidiary of QSC;

  (9)
  Indebtedness of QSC or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $750.0 million so long as the net proceeds thereof do not exceed the cash consideration paid to retire unconditional purchase obligations of QCC and QCII outstanding on the Issue Date ("Outstanding UPOs"); provided that such Indebtedness has no scheduled payments of principal greater than the scheduled payments with respect to the replaced Outstanding UPOs as in effect on the Issue Date;

  (10)
  Permitted Subordinated Indebtedness;

  (11)
  Refinancing Indebtedness of QSC or any Restricted Subsidiary of QSC with respect to Indebtedness incurred (a) pursuant to the Leverage Ratio Exception, (b) under clauses (4), (8), (9) and (10) above or (c) during any Suspension Period; and

  (12)
  Indebtedness of QSC or any Restricted Subsidiary of QSC in an aggregate amount not to exceed $1.625 billion at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above (but excluding Indebtedness incurred pursuant to the Leverage Ratio Exception), the Company shall, in its sole discretion, classify or later reclassify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that (i) Indebtedness of the type referred to in clause (3) above outstanding as of the Issue Date shall be deemed to have been incurred under clause (3) above, and (ii) Indebtedness to the extent outstanding on the Issue Date (other than Indebtedness referred to in clause (i) above) or otherwise referred to in clause (4) shall be deemed to have been incurred under clause (4) above.

Limitations on Restricted Payments

        QCII will not, and will not permit any Restricted Subsidiary of QCII to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

  (2)
  QSC cannot incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio Exception; or

  (3)
  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (3), (4), (5) and (6) of the next paragraph), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

  (a)
  the difference between (i) 100% of cumulative Consolidated Cash Flow of QCII for the period (taken as one accounting period) commencing on January 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (the "Measurement Period") (or, if such cumulative Consolidated Cash Flow shall be negative, minus 100% of such negative amount), and (ii) 140% of cumulative Consolidated Interest Expense of QCII for the Measurement Period, plus

    (b)
    in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Cash Flow of QCII) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

    (c)
    upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of QSC's direct or indirect interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of QSC's Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

        The foregoing provisions do not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

  (2)
  the payment of dividends on Disqualified Equity Interests permitted to be incurred under the "—Limitations on Additional Indebtedness" covenant and the other terms of the Indenture;

  (3)
  to the extent constituting a Restricted Payment, the redemption or repayment of Subordinated Indebtedness in exchange for, or out of the proceeds of, the incurrence of other Subordinated Indebtedness otherwise permitted to be incurred under the other terms of the Indenture within 365 days prior to such redemption or repayment;

  (4)
  payments made pursuant to and in accordance with stock or other benefit plans for management employed by QCII and its Subsidiaries so long as such plans are for the benefit of a broad range of management and other employees generally;

  (5)
  so long as QCII could incur $1.00 of Indebtedness pursuant to the second sentence of the first paragraph of the covenant "—Limitations on Additional Indebtedness," QCII or a Restricted Subsidiary of QCII may make Restricted Payments under this clause (5) that, when taken together with all Restricted Payments made after January 1, 2003 (other than Restricted Payments made after the Issue Date under another provision of this covenant), do not exceed the sum of (i) 100% of the aggregate net cash proceeds received as capital contributions by QCII or from the issuance of Qualified Equity Interests of QCII on or after the Start Date and (ii) the aggregate amount by which Indebtedness of QCII has been converted into Qualified Equity Interests (other than by a Subsidiary of QCII) after the Start Date (in each case to the extent such cash proceeds received after the Issue Date are not used to fund an Investment in an Unrestricted Subsidiary of QCII contemplated by the proviso in the covenant "—Conduct of Business"); and

  (6)
  to the extent constituting a Restricted Payment, the refinancing of the Existing QSC Notes and any Additional QSC Notes (including any associated expenses or premiums) otherwise permitted to be incurred under the terms of the Indenture;

provided that in the case of any Restricted Payment pursuant to clause (2), (3), (5) or (6) above, no Default shall have occurred and be continuing or occur as a consequence thereof.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

        QSC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on its ability or the ability of any of its Restricted Subsidiaries to:

  (a)
  pay dividends or make any other distributions on or in respect of its Equity Interests;

  (b)
  make loans or advances or pay any Indebtedness or other obligation owed to QCII or any Restricted Subsidiary; or

  (c)
  transfer any of its assets to QCII or any Restricted Subsidiary;

        except for:

    (1)
    encumbrances or restrictions existing under or by reason of applicable law;

    (2)
    encumbrances or restrictions existing under the Indenture, the notes and the Note Guarantees;

    (3)
    non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

    (4)
    encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement and the Existing QSC Notes) as in effect on that date or any encumbrances or restrictions not more materially restrictive than the Credit Agreement as in effect on the Issue Date;

    (5)
    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

    (6)
    restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

    (7)
    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (8)
    any customary encumbrance or restriction applicable to QSC or a Restricted Subsidiary of QSC that is contained in an agreement or instrument governing Indebtedness incurred under "—Limitations on Additional Indebtedness";

    (9)
    customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

    (10)
    Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on Additional Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired; and

    (11)
    any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of QCII's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

        QCII will not, and will not permit any Restricted Subsidiary of QCII to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to QCII or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by QCII or that Restricted Subsidiary from a Person that is not an Affiliate of QCII or that Restricted Subsidiary; and, with respect to any Affiliate Transaction involving aggregate value in excess of $100.0 million, QCII delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction complies with the provisions of this paragraph and a Secretary's Certificate certifying that such Affiliate Transaction has been approved by either a majority of the Independent Directors of QCII or by a majority of the members of the Audit Committee of the Board of Directors of QCII.

        The foregoing restrictions shall not apply to:

  (1)
  transactions exclusively between or among (a) QCII and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of QCII (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

  (2)
  director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by a majority of the Independent Directors of QCII;

  (3)
  any agreement in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby; provided the terms of any such agreement in effect on the Issue Date have been previously disclosed in QCII's periodic and current reports filed under the Exchange Act in accordance with Rule 404 of Regulation S-K (or its successor);

  (4)
  Restricted Payments which are made in accordance with the covenant described under "—Limitations on Restricted Payments"; or

  (5)
  any transaction with an Affiliate where the only consideration paid by QCII or any Restricted Subsidiary is Qualified Equity Interests.

Limitations on Liens

        QCII will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their assets, whether now owned or hereafter acquired, to secure Indebtedness other than Permitted Liens, unless all payments due under the Indenture, the notes and the Note Guarantees are so secured on an equal and ratable basis with the Indebtedness so secured until such time as the Indebtedness is no longer secured by a Lien; provided that, if the obligations so secured are subordinated by their terms to the notes or a Note Guarantee, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.

Limitations on Asset Sales

        QCII will not, and will not permit any Restricted Subsidiary of QCII to, directly or indirectly, consummate any Asset Sale unless:

  (1)
  QCII or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

  (2)
  at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents; and

  (3)
  if such Asset Sale involves Collateral, it complies with all applicable provisions of the Indenture, and all consideration in any form representing proceeds that would constitute Collateral shall be expressly subject to a Lien securing the notes, subject to Permitted Collateral Liens.

        The provisions of clause (2) will not apply to assets (other than Collateral) of QCII and its Restricted Subsidiaries (other than QSC and its Subsidiaries) owned as of the Issue Date and Investments made by such Persons after the Issue Date in exchange for, or out of the proceeds of, Qualified Equity Interests of QCII issued after the Issue Date. In addition, for purposes of clause (2), the following shall be deemed to be cash:

  (a)
  the amount (without duplication) of any Indebtedness (other than Pari Passu Indebtedness and Subordinated Indebtedness) of QCII or such Restricted Subsidiary of QCII that is expressly assumed by the transferee in such Asset Sale and with respect to which QCII or such Restricted Subsidiary of QCII, as the case may be, is unconditionally released by the holder of such Indebtedness,

  (b)
  the amount of any obligations received from such transferee that are within 90 days converted by QCII or such Restricted Subsidiary of QCII to cash (to the extent of the cash actually so received),

  (c)
  the Fair Market Value of any Telecommunications Assets received by QSC or any Restricted Subsidiary of QCII, and

  (d)
  the amount of any Permitted Investment received pursuant to and in compliance with clause (13) of the definition of Permitted Investments or pursuant to and in compliance with the Restricted Payments Basket or clause (5) or (6) of the second paragraph of the covenant "—Limitations on Restricted Payments."

        If at any time any non-cash consideration or other consideration referred to in clause (b), (c) or (d) of the preceding paragraph received by QCII or any Restricted Subsidiary of QCII, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

        Within 365 days after the receipt of any Net Available Proceeds from an Asset Sale, QCII or such Restricted Subsidiary may, subject to the following paragraph, cause the Net Available Proceeds to be applied as follows:

  (1)
  to the extent the Asset Sale involves Collateral, to any Indebtedness secured by Liens on the assets sold in such Asset Sale which are senior in priority to the Liens securing the notes, in accordance with the applicable Security Documents or governing debt instruments; and

  (2)
  to the extent the Asset Sale does not involve Collateral,

    (a)
    to invest or use all or any part of the Net Available Proceeds thereof in the Telecommunications Business of QSC and its Restricted Subsidiaries; and/or

    (b)
    to redeem any outstanding Indebtedness of QSC and its Restricted Subsidiaries (other than Subordinated Indebtedness or Pari Passu Indebtedness).

        Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company or QSC will:

  (1)
  make an offer to all Holders of notes (an "Asset Sale Offer"); and

  (2)
  at the same time, purchase, retire, redeem or otherwise acquire (or make an offer to do so):

  (a)
  to the extent the Asset Sale involves Collateral, any other Indebtedness secured equally and ratably with the notes by a Lien on the Collateral, and

  (b)
  to the extent the Asset Sale does not involve Collateral, any other Pari Passu Indebtedness,

in each case in accordance with the provisions governing such other Indebtedness to the extent it requires QCII or QSC, as applicable, to purchase, retire, redeem or otherwise acquire such Indebtedness with the proceeds from the applicable Asset Sale (or offer to do so), pro rata in proportion to the respective principal amounts of the notes and such other Indebtedness required to be purchased, retired, redeemed or otherwise acquired for and, in the case of the notes to be purchased pursuant to the Asset Sale Offer, to purchase the maximum principal amount of notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture; provided that, to the extent the holders of Pari Passu Indebtedness do not require the entire pro rata portion allocated thereto to be applied to any purchase, retirement, redemption or other acquisition as contemplated hereunder, such unused proceeds shall be made available as additional Excess Proceeds to the Holders of notes in the Asset Sale Offer.

        To the extent that the aggregate principal amount of notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company or QSC may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture; provided, that, notwithstanding anything to the contrary in the foregoing, to the extent that all or any portion of any remaining Excess Proceeds comprises proceeds of Asset Sales of Collateral, such Excess Proceeds shall be subject to the Lien of the applicable Security Documents in favor of the Holders of notes and any other permitted secured parties (but subject to the subordinated rights of holders of Permitted Liens on the Collateral to receive an offer with Excess Proceeds). If the aggregate principal amount of notes surrendered by Holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase notes and other Indebtedness, the Trustee shall select the notes and the other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        The Company or QSC will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the Indenture, the Company or QSC shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on Asset Sales" provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

        QCII may designate any Subsidiary of QCII (other than QSC) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2)
  (a) QCII would be permitted to make, at the time of such Designation, (i) a Permitted Investment or (ii) an Investment pursuant to the first paragraph of "—Limitations on Restricted Payments" above, in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of QSC's direct or indirect Investment in such Subsidiary on such date and (b) QCII would be permitted to incur $1.00 of additional Indebtedness under the second sentence of the first paragraph of "—Limitations on Additional Indebtedness" above on a pro forma basis after giving effect to such Designation.

        No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with QCII or any Restricted Subsidiary of QCII unless the terms of the agreement, contract, arrangement or understanding comply with the "—Limitations on Transactions with Affiliates" covenant;

  (3)
  is a Person with respect to which neither QCII nor any Restricted Subsidiary of QCII has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results, except if limited to that which would be permitted by its terms as a Permitted Investment under the "—Limitations on Restricted Payments" covenant; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of QCII or any Restricted Subsidiary of QCII, except for any guarantee given solely to support the pledge by QCII or any Restricted Subsidiary of QCII of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to QCII or any Restricted Subsidiary of QCII, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under "—Limitations on Restricted Payments."

        If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on Additional Indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on Liens," QCII shall be in default of the applicable covenant.

        QCII may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

  (2)
  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

        All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of QCII, delivered to the Trustee certifying compliance with the foregoing provisions. Nothing herein shall prevent a Designation of an Unrestricted Subsidiary contemplated by the proviso in "—Conduct of Business' and such a Designation shall not affect any other calculation in this covenant.

Limitations on Mergers, Consolidations, Etc.

        Neither QCII nor QSC will, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into any Person (other than a merger with a Wholly Owned Restricted Subsidiary solely for the purpose of changing QCII's or QSC's, as the case may be, jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of QCII or QCII and its Restricted Subsidiaries (taken as a whole), or QSC or QSC and its Restricted Subsidiaries (taken as a whole), as the case may be, to any Person unless, in either case:

  (1)
  either:

  (a)
  QCII or QSC, as the case may be, will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (the "Successor") is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of QCII or QSC, as the case may be, under the notes, the Guarantees (as applicable), the Indenture, the Registration Rights Agreement and the Security Documents to which it is a party;

  (2)
  immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

  (3)
  immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, QSC (or, in the case of a transaction involving QSC in which QSC is not the surviving entity, QSC's Successor) could incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio Exception, in the case of a transaction involving QSC, or the QCII Ratio, in the case of a transaction involving QCII.

        For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of QCII or QSC, as the case may be, immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

        The following additional conditions shall apply to each transaction described in the above paragraphs:

  (1)
  such Guarantor or the relevant surviving entity, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or Transferred to such Person;

  (2)
  the Collateral owned by or Transferred to QSC, such Guarantor or the relevant surviving entity, as applicable, shall

  (a)
  continue to constitute Collateral under the Indenture and the Security Documents;

    (b)
    be subject to the Lien in favor of the applicable Collateral Agent for the benefit of the Holders; and

    (c)
    not be subject to any Lien other than Liens permitted by the Indenture;

  (3)
  the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

  (4)
  QCII shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of a Person, the Equity Interests of which constitute all or substantially all of the properties and assets of such Person, will be deemed to be the transfer of all or substantially all of the properties and assets of such Person.

        Upon any consolidation, combination or merger of QCII or QSC, or any transfer of all or substantially all of the assets of QCII or QSC in accordance with the foregoing, in which QCII or QSC is not the continuing obligor under the notes or its Note Guarantee, the surviving entity formed by such consolidation or into which QCII or QSC is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, QCII or QSC under the Indenture, the notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as QCII or QSC and, except in the case of a conveyance, transfer or lease, QCII or QSC, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its Note Guarantee, as the case may be, and all of QCII's or QSC's other obligations and covenants under the notes, the Indenture and its Note Guarantee, if applicable.

        The foregoing will not prevent (a) the contribution by QCII of all of the outstanding capital stock of QSC to a Wholly Owned Restricted Subsidiary of QCII; provided such Wholly Owned Subsidiary becomes a Guarantor of the notes to the same extent that QSC guarantees the notes (but without granting a Lien or otherwise being required to provide collateral for such guarantee) by execution of a supplemental indenture to the Indenture, or (b) the merger of any Restricted Subsidiary of QSC into QSC or another Restricted Subsidiary of QSC.

        With respect to any disposition of assets, the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of QCII or QSC.

Conduct of Business

        QCII (and any intermediate company directly or indirectly owning Equity Interests of QSC) will conduct its business as a holding company that will not be permitted to engage in any business or activity other than those incidental to its ownership of the Equity Interests of QSC, QCF and the other direct Subsidiaries of QCII in existence on the Issue Date, functioning as public company and financing activities relating to the foregoing; provided that QCII will be permitted to make Investments in any Person engaged in any business to the extent funded with the net cash proceeds from, or in exchange for, the issuance of Qualified Equity Interests of QCII (to any person other than a Subsidiary of QCII) so long as such Person is Designated as an Unrestricted Subsidiary of QCII and remains as such. In addition, in no event will QCII hold, directly or indirectly, less than 100% of the Equity Interests of QSC. QCF's operations and the operations of any Restricted Subsidiaries of QCII (other than QSC and its Restricted Subsidiaries) are limited to those conducted by it as of and on the Issue Date and activities reasonably related thereto (as well as to Investments referred to in the proviso of the preceding sentence).

Reports

        QCII will file with the Trustee on the date on which it files them with the SEC copies of the annual, quarterly and current reports and the information, documents and other reports that QCII is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") and will file with the SEC and the Trustee substantially equivalent information, whether or not it is required to do so or able to do so (such as filings on Form 8-K containing detailed financial information concerning financial results that are comparable to the information required by a Form 10-Q for the applicable period, consistent with past practice) (unless the SEC will not accept such a filing). In addition, it will publish information in the SEC Reports relating to the Consolidated Leverage Ratio and/or the Senior Leverage Ratio for any quarterly period in which Consolidated Cash Flow of QSC would be materially different from that of QCII and the Leverage Ratio Exception or Senior Leverage Ratio, as applicable, was relied upon for any action during such period. At the time QCII is required to file the SEC Reports with the Trustee, QCII will furnish copies of such SEC Reports to the Holders of the notes who request it in writing.

        QCII, QSC and QCF have agreed that, for so long as any notes remain outstanding, unless QCII is subject to Section 13 or 15(d) of the Exchange Act, QCII will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        Each of the following is an "Event of Default" with respect to any series of notes:

  (1)
  failure to pay interest on such series of notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

  (2)
  failure to pay the principal of such series of notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

  (3)
  failure to comply with any of its agreements or covenants described above under "    Certain Covenants—Limitations on Mergers, Consolidations, Etc.," or in respect of its obligations to make a Change of Control Offer as described above under "—Change of Control Triggering Event" (whether or not such payment is prohibited by the subordination provisions of the Indenture);

  (4)
  failure to comply with any other agreement or covenant in the Indenture and continuance of this failure for 45 days after notice of the failure has been given to QSC by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the series of notes to which such failure relates then outstanding;

  (5)
  default under any mortgage, indenture or other instrument or agreement ("Debt Instrument") under which there may be issued or by which there may be secured or evidenced Indebtedness of QCII, QSC or any Restricted Subsidiary of QCII (other than QCC to the extent that none of QCII, QSC or QCF have outstanding a Debt Instrument governing Debt Securities under which there is a similar default as this clause (5) with respect to QCC that applies to such default) whether such Indebtedness now exists or is incurred after the Issue Date, which default:

  (a)
  is caused by a failure to pay when due principal on such Indebtedness at the final maturity thereof;

  (b)
  results in the acceleration of such Indebtedness prior to its express final maturity or

  (c)
  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of or to cause the sale of, the assets securing such Indebtedness (other than the consensual provision of assets securing non-recourse Indebtedness), and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates to more than $100.0 million;

  (6)
  one or more final and non-appealable judgments or orders that exceed $100.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against QCII, QSC or any Restricted Subsidiary of QCII and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (7)
  QCII, QSC or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

  (a)
  commences a voluntary case,

  (b)
  consents to the entry of an order for relief against it in an involuntary case,

  (c)
  consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

  (d)
  makes a general assignment for the benefit of its creditors;

  (8)
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (a)
  is for relief against QCII, QSC or any Significant Subsidiary as debtor in an involuntary case,

  (b)
  appoints a Custodian of QCII, QSC or any Significant Subsidiary or a Custodian for all or substantially all of the assets of QSC or any Significant Subsidiary, or

  (c)
  orders the liquidation of QCII, QSC or any Significant Subsidiary,

  (d)
  and the order or decree remains unstayed and in effect for 60 days;

  (9)
  (a) any Note Guarantee shall be held in a judicial proceeding before a court of competent jurisdiction not to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared in such a proceeding null and void and unenforceable or found to be invalid or (b) any Guarantor denies its liability under its Note

    Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee); or

  (10)
  default by QSC in the performance of the Security Documents which adversely affects the enforceability or the validity of either Collateral Agent's Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, repudiation or disaffirmation by QSC of its obligations under the Security Documents or the determination in a judicial proceeding before a court of competent jurisdiction that the Security Documents are unenforceable or invalid against QSC for any reason.

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to QCII or QSC) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to QCII, or the Holders of at least 25% in aggregate principal amount of any series of notes then outstanding, by written notice to QCII and the Trustee, may declare all amounts owing under such series of notes to be due and payable immediately; provided that, prior to any Termination Event, if there are any amounts outstanding under the Credit Agreement, such amounts shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or exercise of any remedies against any Collateral therefor or 5 business days after receipt by QSC and the Representative under the Credit Agreement (so long as the name and address of such Representative has been delivered to the Trustee in writing) of such acceleration notice but only if such Event of Default is then continuing.

        Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest and premium, if any, on the outstanding notes of such series shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to QCII or QSC occurs, all principal of and accrued and unpaid interest and premium, if any, on outstanding notes shall become due and payable without any further action or notice.

        The Trustee shall, within 30 days after the occurrence of any Default with respect to any series of notes, give the Holders thereof notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to such notes or a Default in complying with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders thereof.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

  (1)
  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of the affected series of notes then outstanding;

  (2)
  has been offered indemnity satisfactory to it in its reasonable judgment; and

  (3)
  has not received from the Holders of a majority in aggregate principal amount of such outstanding notes of such series a direction inconsistent with such request.

        However, such limitations do not apply to a suit instituted by a Holder of any note for enforcement of payment of the principal of or interest on such note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of Default" section).

        In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if such Event of Default triggering such declaration of acceleration pursuant to clause (5) shall have been remedied or cured by QCII or any of its Subsidiaries or waived by holders of the relevant Indebtedness within 60 days of the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest on the notes that became due and payable solely because of the acceleration of the notes, have been cured or waived.

        QCII is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of QCII becoming aware of any Default, a statement specifying such Default and what action QCII is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

        QCII may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes of any series ("Legal Defeasance"). Legal Defeasance means that QCII and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the applicable series of notes, and the Note Guarantees applicable thereto, and the Indenture shall cease to be of further effect as to all outstanding notes, of such series, except as to:

  (1)
  rights of Holders to receive payments in respect of the principal of and interest on the notes of such series, when such payments are due from the trust funds referred to below,

  (2)
  QCII's obligations with respect to the notes of such series, concerning issuing temporary notes of such series, registration of the notes of such series, mutilated, destroyed, lost or stolen notes of such series, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  compensation, indemnity and replacement of the Trustee, and QCII's obligation in connection therewith, and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

        In addition, QCII may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture with respect to the notes of such series, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including clauses (3) (to the extent covenants survive), (4) (to the extent the covenants survive), (7), (8), (9) and (10) of the first paragraph under "—Events of Default" above) will no longer apply to the series of notes for which such Covenant Defeasance occurs. QCII may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  QCII must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by QCII, to pay the principal of and interest on the applicable series of notes, on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes of such series, and the Holders must have a valid, perfected, exclusive security interest in such trust,

  (2)
  in the case of Legal Defeasance, QCII shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  QCII has received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

    in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (3)
  in the case of Covenant Defeasance, QCII shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

  (5)
  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which QCII, QSC or any of QSC's Subsidiaries is a party or by which QCII or QSC or any of QSC's Subsidiaries is bound,

  (6)
  QCII shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

  (7)
  QCII shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers' Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the applicable series of notes when due, then our obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all notes outstanding of any series when either:

  (1)
  all the notes of such series that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and the notes for whose payment money has been deposited in trust or segregated and held in trust by QCII and thereafter repaid to QCII or discharged from this trust) have been delivered to the Trustee for cancellation; or

  (2)
  (a)    all the notes of such series not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under "—Optional Redemption," and QCII has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes of such series not theretofore delivered to the Trustee for cancellation,

  (b)
  QCII has paid all sums payable by it under the Indenture,

  (c)
  QCII has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes of such series at maturity or on the date of redemption, as the case may be, and

  (d)
  the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, QCII must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

        A Holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of QCII, the Registrar is not required (1) to register the transfer of or exchange any note selected for redemption, (2) to register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or (3) to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

        The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Amendment, Supplement and Waiver

        Subject to certain exceptions described below, (1) the Indenture, the notes, any Note Guarantee thereon or the Security Documents applicable thereto may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in aggregate principal amount of all series of the notes then outstanding, voting together as a single group; provided any such amendment that affects the terms of any of the 7 1/4% notes, the 7 1/2% notes or the Floating Rate notes as distinct from the other series of notes will require the consent of at least a majority in aggregate principal amount of such affected series of notes then outstanding, and (2) any existing Default under, or compliance with any provision of, the Indenture, the notes, any Note Guarantee thereon or the Security Documents applicable thereto may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in principal amount of the affected series of notes then outstanding.

        Notwithstanding the foregoing:

  (1)
  no such amendment may, without the consent of the Holders of 66 2/3% in aggregate principal amount of notes of all series of the notes then outstanding, voting together as a single group, release any Collateral from the Lien of the Security Documents relating thereto, except in accordance with the covenant described under "—Certain Covenants—Limitations on Asset

    Sales" and "—Asset Sale Release" and upon a Termination Event; provided that such a release may be obtained as to a particular series with the consent of Holders of 66 2/3% in aggregate principal amount of such series; and

  (2)
  without the consent of each affected Holder of the affected series of notes, QCII and the Trustee may not:

  (a)
  change the maturity of any of the notes of such series;

  (b)
  reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes of such series;

  (c)
  reduce any premium payable upon optional redemption of the notes, change the date on which any of the notes of such series are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes of such series;

  (d)
  make any of the notes of such series payable in money or currency other than that stated therein;

  (e)
  modify or change any provision of the Indenture or the related definitions to modify the ranking of the notes of such series or any Note Guarantee thereon or the subordination provisions thereof, in a manner that adversely affects the Holders thereof;

  (f)
  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes of such series;

  (g)
  impair the rights of Holders to receive payments of principal of or interest on the notes of such series;

  (h)
  release any Guarantor from any of its obligations under its applicable Note Guarantee or the Indenture, except as permitted by the Indenture; or

  (i)
  make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, QCII, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees, the notes or the Security Documents without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of QCII's or any Guarantor's obligations to the Holders in the case of a merger or acquisition, to make any change that does not materially adversely affect the rights of any Holder, to make any change necessary to conform to the "Description of the Notes" contained in the offering memorandum relating to the outstanding notes or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

Subordination of the QSC Guarantee and Related Security

        The following description of the subordination of, and security for, the QSC Guarantee will only be relevant prior to a Termination Event. Thereafter, the QSC Guarantee will cease to be contractually subordinate in right of payment to any other obligations of QSC and will constitute a senior unsecured obligation of QSC. The amount of Senior Debt is limited in amount as described in the definition thereof.

        Subordination.    The payment of all Obligations on or relating to the QSC Guarantee will be initially subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt whether outstanding on the Issue Date or incurred after that date.

        Prior to a Termination Event, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes (other than Permitted Junior Securities) in the event of any distribution to creditors of QSC:

  •
  in a total liquidation, dissolution or winding up of QSC; or

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to QSC or its assets.

        In addition, prior to a Termination Event, QSC may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes or acquire any notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

  •
  a payment default on any Senior Debt occurs and is continuing; or

  •
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

        Payments on and distributions with respect to any Obligations on or with respect to the notes may and shall be resumed:

  •
  in the case of a payment default in respect of Designated Senior Debt, upon the date on which all payment defaults are cured or waived; and

  •
  in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose. QSC must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under "—Legal Defeasance and Covenant Defeasance" and did not violate the subordination provisions when they were made.

        Security.    Under the security and pledge agreement (the "Security and Pledge Agreement") and any other Security Documents governing Collateral, the collateral agent under the security and pledge agreement securing the Credit Agreement (initially BNY Asset Solutions LLC) was appointed as collateral agent (in such capacity, the "Collateral Agent") with respect to the Collateral, on behalf of the Holders. The following summary of certain provisions of the Security and Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Security and Pledge Agreement. Pursuant to the Security and Pledge Agreement, the Collateral Agent holds the Collateral with sole authority to exercise remedies under the Security Documents.

        Pursuant to the Security and Pledge Agreement, the Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests on behalf of the Holders of the notes even if an event of default has occurred and the notes have been accelerated, except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the notes or (b) as necessary to take certain other actions not adverse to the senior priority Liens in order to preserve or protect its rights in the junior Liens. Following any enforcement, after the discharge of the Obligations under any Senior Debt secured by a prior Lien on the Collateral, the Collateral Agent in accordance with the provisions of the Indenture will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it in accordance with the requirements of the Security and Pledge Agreement for the ratable benefit of the Holders of the notes and any other equal and ratable secured debt. Only thereafter will the holders of the Existing QSC Notes, the QSC guarantee of the Existing 2008 Notes or any other Indebtedness secured on a junior basis be permitted to receive any distributions of remaining cash proceeds.

        The Security and Pledge Agreement provides, among other things, that (1) holders of Senior Debt secured by Collateral have security interests senior and prior to the security interests of the Holders of the notes; (2) all decisions with respect to the time and method of any disposition of or other matters relating to the Collateral will be made by certain holders of Senior Debt (such decision-making authority currently being vested in the lenders under the Credit Agreement, and otherwise to be allocated among them pursuant to future agreements); (3) as between any Obligations in respect of Senior Debt secured by Collateral and the notes, proceeds of the Collateral will be applied, first, to the outstanding Obligations in respect of Senior Debt secured by Collateral on a priority basis in any manner as may be agreed among the holders thereof, and, thereafter, any remaining proceeds will be paid ratably to the Trustee for application in accordance with the Indenture and to any other creditors equally and ratably secured with the notes by the Collateral; (4) in a bankruptcy or insolvency proceeding, (a) the holders of any Senior Debt secured by Collateral on a priority basis may (subject to the allocation of decision-making authority among Senior Debt holders discussed above) consent to any post-petition financing or contest or consent to the use of cash collateral in their sole discretion and may receive Liens on the Collateral superior to those of the Trustee and the Holders of the notes, and none of the Holders of the notes shall oppose such post-petition financing (or the granting of a priority lien on the Collateral in connection therewith); (b) the Holders of the notes shall not oppose or otherwise contest any motion for relief from any automatic stay in respect of any Collateral; (c) the Holders of the notes may not oppose or otherwise contest the use of cash collateral by holders of any Senior Debt secured by Collateral on a priority basis on the basis that their interest in the Collateral is impaired by such use or inadequately protected by such use; (d) the Holders of the notes may not oppose or otherwise contest any sale or other disposition of any assets comprising part of the Collateral on the basis that their interest in the Collateral is impaired by such use or inadequately protected by such use; and (e) the holders of Senior Debt secured by Collateral on a priority basis (or the collateral agent acting on their behalf) may exercise any other rights and take any other action available to them under the existing security and pledge agreement pursuant to which they have been granted the Collateral and any other security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in any or all of the Collateral in favor of holders of Senior Debt secured by Collateral on a priority basis. Notwithstanding the foregoing, Holders of the notes shall be entitled to file any necessary responsive or defensive pleadings in opposition to any claim made by any person objecting to or otherwise seeking the disallowance of their claims.

        Any holder of Indebtedness secured by Permitted Collateral Liens may also become a party to the Security and Pledge Agreement or a substantially similar agreement, subject to the relevant treatment thereunder.

        As a result of the subordination provisions and security arrangements described above in the event of a bankruptcy, liquidation or reorganization of QSC, Holders of the notes will recover less ratably than creditors of QSC who are holders of Senior Debt secured by Collateral on a priority basis. In addition, following a release of the Collateral, Holders of the notes will be subject to the prior claims of secured creditors of QSC to the extent of the value of the assets subject to the Lien in favor of such secured creditors.

Asset Sale Release

        In the event of a sale or other disposition of Collateral in compliance with the Indenture, the Liens securing the QSC Guarantee will terminate as to the assets sold (but not the proceeds thereof, which will continue to be subject to the security interest created by the Security and Pledge Agreement to the extent provided therein). QSC has the right to obtain an automatic release of items of Collateral (the "Released Interest") securing the QSC Guarantee subject to an Asset Sale upon compliance with the condition that QSC delivers to the Trustee and the Collateral Agent the following:

  (1)
  a notice from QSC requesting the release of the Released Interests: (a) describing the proposed Released Interest; (b) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interest; and (c) in the event that any assets other than cash or Cash Equivalents comprise a portion of the consideration received in such Asset Sale, specifically describing such assets;

  (2)
  an Officers' Certificate stating that: (a) (i) the stated Fair Market Value of such Asset Sale of Collateral does not include the sale of assets other than the Released Interest and (ii) such Asset Sale complies with the terms and conditions of the Indenture with respect to Asset Sales; (b) all Net Available Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of the Security and Pledge Agreement and the Indenture and the documents governing any Indebtedness secured by a Lien on the Released Interest senior to the Lien of the notes with respect to Asset Sales; and (c) all conditions precedent in the Indenture relating to the release in question have been complied with;

  (3)
  the Net Available Proceeds and other non-cash consideration from the Asset Sale required to be pledged to secure the notes have been so pledged in a manner that creates a perfected security interest therein of the same priority as the Collateral sold;

  (4)
  all documentation necessary or reasonably requested by the Trustee to evidence the grant to the Collateral Agent, on behalf of the Holders of the notes, a security interest in and Lien (of the same priority as the Lien on the assets subject to the Asset Sale) on all assets comprising a portion of the consideration received in such Asset Sale, if any; and

  (5)
  all documentation required by the Trust Indenture Act prior to the release of Collateral by the Trustee.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of QCII or any Guarantor will have any liability for any obligations of QCII under the notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

        J.P. Morgan Trust Company, National Association is the Trustee under the Indenture and has been appointed by QCII as Registrar and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of QCII, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

        The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

        QCII, QSC and QCF and certain of their affiliates, maintain banking and other business relationships in the ordinary course of business with J.P Morgan Trust Company, National Association. In addition, J.P. Morgan Trust Company, National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QCII, QSC, QCF and their affiliates.

Governing Law

        The Indenture, the notes, the Note Guarantees and the Security Documents are governed by, and will be construed in accordance with, the internal laws of the State of New York.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to QSC or any Restricted Subsidiary of QSC, any Indebtedness of a Person (other than QSC or a Restricted Subsidiary of QSC) existing at the time such Person is merged with or into QSC or a Restricted Subsidiary of QSC, or Indebtedness expressly assumed by QSC or any Restricted Subsidiary of QSC in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Additional QSC Notes" means senior subordinated secured notes of QSC issued under the Existing QSC Notes Indenture or an indenture with substantially equivalent (other than financial) terms; provided the aggregate principal amount of Existing QSC Notes and Additional QSC Notes does not exceed $4.0 billion (including any refinancings thereof, but exclusive of related premiums and expenses).

        "Affected Covenants" has the meaning set forth under "—Certain Covenants—Covenant Suspension; Covenant Fallaway."

        "Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify; and "amendment" shall have a correlative meaning.

        "Asset Acquisition" means:

  (1)
  an Investment by QSC or any Restricted Subsidiary of QSC in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of QSC, or shall be merged with or into QSC or any Restricted Subsidiary of QSC, or

  (2)
  the acquisition by QSC or any Restricted Subsidiary of QSC of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by QCII or any Restricted Subsidiary to any Person other than QCII or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of QCII or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

  (1)
  transfers of cash or Cash Equivalents or any repayment of permitted intercompany Indebtedness;

  (2)
  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.";

  (3)
  the creation or realization of any Lien permitted hereunder;

  (4)
  transfers of damaged, worn-out or obsolete equipment or assets that, in QSC's reasonable judgment, are no longer used or useful in the business of QSC or its Restricted Subsidiaries;

  (5)
  Permitted Telecommunications Capital Asset Dispositions;

  (6)
  Restricted Payments made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitations on Restricted Payments"; or

  (7)
  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $25.0 million.

        "Asset Sale Offer" has the meaning given in "—Certain Covenants—Limitations on Asset Sales."

        "Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to QSC's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

        "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, the board of directors or comparable governing body of such Person.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Calculation Agent" has the meaning the given in "—Principal, Maturity and Interest."

        "Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

  (2)
  demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

  (3)
  commercial paper maturing no more than 365 days from the date of creation thereof issued by a corporation that is not QSC or an Affiliate of QSC, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

  (4)
  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

  (5)
  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

        "Change of Control" means any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Phillip F. Anschutz, Anschutz Company or any of their controlled affiliates, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of QCII. Notwithstanding the foregoing, no "Change of Control" shall have occurred if the aforementioned ultimate beneficial owner is a corporation or other entity in which no one person or group (each, as defined above) beneficially owns (as determined above) more than 50% of the Voting Stock of such corporation or other entity.

        "Change of Control Offer" has the meaning given in "—Change of Control Triggering Event."

        "Change of Control Purchase Price" has the meaning given in "—Change of Control Triggering Event."

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

        "Collateral" means, initially, those assets of QSC pledged to secure the Existing QSC Notes on the Issue Date and such other assets as may be required to be pledged to secure the QSC Guarantee from time to time under the Indenture or the Security and Pledge Agreement. Any asset that has been released from the Liens securing the QSC Guarantee in accordance with the terms of the Indenture shall not constitute Collateral for any purpose hereunder, including without limitation for any purpose for which the term "Collateral" is used, unless thereafter subjected to a Lien to secure the QSC Guarantee.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term to maturity or the applicable redemption date of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to maturity or the applicable redemption date of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if QCII obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Consolidated Amortization Expense" means, with respect to any Person for any period, the amortization expense of the relevant Person and the Restricted Subsidiaries of the relevant Person for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Cash Flow" means, with respect to any Person for any period, without duplication, the sum of the amounts for such period of:

  (1)
  Consolidated Net Income of such Person, plus

  (2)
  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary of such Person,

  (a)
  Consolidated Income Tax Expense of such Person,

  (b)
  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense of such Person),

  (c)
  Consolidated Depreciation Expense of such Person,

  (d)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

  (e)
  all other non-cash items reducing the Consolidated Net Income (excluding, for the period in which they are made (unless previously excluded for purposes of this calculation) any cash payments made with respect to any non-cash charge which is an accrual of a reserve for cash charges in any future period) of such Person for such period, and

  (f)
  other than for purposes of calculating the Restricted Payments Basket, cash restructuring charges for actions taken prior to the Issue Date and cash charges arising from the settlement of the Outstanding UPOs, in each case determined on a consolidated basis in accordance with GAAP, minus

  (3)
  aggregate amount of all non-cash items (including the amortization of revenues for which cash was received in a period prior to the issuance of the notes), determined on a consolidated basis, to the extent such items increased Consolidated Net Income of such Person for such period, minus

  (4)
  solely for purposes of calculating the Consolidated Leverage Ratio when incurring an item of Indebtedness under the covenant "Limitations on Additional Indebtedness" (and not for the purpose of any other covenant), an amount equal to the Consolidated Interest Expense of QCII and its Subsidiaries (other than in respect of Indebtedness (including by way of any guarantees) of QSC and its Subsidiaries) to the extent paid, accrued or scheduled to be paid or accrued for the period and other cash expenses reducing Consolidated Net Income of QCII and its Subsidiaries (other than QSC and its Subsidiaries) paid or scheduled to be paid or accrued by QCII and its Subsidiaries (but no deduction from Consolidated Cash Flow shall be made under this clause to reflect interest expense actually paid by QCII or a Subsidiary of QCII from sources other than QCF or QSC and QSC's Restricted Subsidiaries).

        "Consolidated Depreciation Expense" means, with respect to any Person for any period, the depreciation expense of such Person and the Restricted Subsidiaries of such Person for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for taxes of QSC and the Restricted Subsidiaries of such Person, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of the total interest expense of the relevant Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

  (1)
  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

  (2)
  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings,

  (3)
  the net costs associated with Hedging Obligations,

  (4)
  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

  (5)
  the interest portion of any deferred payment obligations,

  (6)
  all other non-cash interest expense,

  (7)
  capitalized interest,

  (8)
  all interest payable with respect to discontinued operations, and

  (9)
  all interest on any Indebtedness of any other Person guaranteed by the relevant Person or any Restricted Subsidiary of the relevant Person.

        "Consolidated Leverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (the "Transaction Date"), the ratio of (x) the total principal amount of Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of QSC and its Restricted Subsidiaries as of the Transaction Date on a pro forma basis after giving effect to all incurrences and repayments of Indebtedness to occur on or substantially concurrently with such Transaction Date (but excluding any Permitted Subordinated Indebtedness to the extent such Subordinated Indebtedness is also excluded from the definition of "Consolidated Leverage Ratio" contained in the Existing QSC Notes Indenture (as in effect on the

Issue Date) while the Existing QSC Notes are outstanding) ("Total Indebtedness"), determined on a consolidated basis, less the amount of cash and Cash Equivalents held by QCII, QCF and QSC and its Restricted Subsidiaries on the Transaction Date, to (y) the Consolidated Cash Flow of QSC during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the Transaction Date. For purposes of this definition, Total Indebtedness and Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis to:

  (1)
  the elimination from Total Indebtedness of any existing or future intercompany Indebtedness permitted under clause (5) of "Permitted Indebtedness";

  (2)
  any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of QSC or any Restricted Subsidiary of QSC (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

  (3)
  the Designation of an Unrestricted Subsidiary or Redesignation of a Restricted Subsidiary pursuant to "—Limitations on Designation of Unrestricted Subsidiaries" above (as if such designation were an Asset Sale or Asset Acquisition under clause (2) of this definition above).

        If QSC or any Restricted Subsidiary of QSC directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if QSC or such Restricted Subsidiary of QSC had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of any Person and its Restricted Subsidiaries or such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (1)
  the net income (or loss) of any Person (other than a Restricted Subsidiary of the Relevant Person) in which any Person other than the relevant Person and the Restricted Subsidiaries of the Relevant Person has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Relevant Person or any of its Wholly Owned Restricted Subsidiaries during such period;

  (2)
  except to the extent included in the consolidated net income of the relevant Person pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary of the relevant Person or is merged into or consolidated with the relevant Person or any Restricted Subsidiary of the relevant Person or (b) the assets of such Person are acquired by the relevant Person or any Restricted Subsidiary of the relevant Person;

  (3)
  except for purposes of calculating Consolidated Cash Flow, the net income of any Restricted Subsidiary of the relevant Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of the relevant Person of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, except that the relevant Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

  (4)
  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the relevant Person by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

  (5)
  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the relevant Person or any Restricted Subsidiary of the relevant Person upon (a) the other acquisition of any securities, or the extinguishment of any Indebtedness, of the relevant Person or any Restricted Subsidiary of the relevant Person or (b) any Asset Sale by the relevant Person or any Restricted Subsidiary of the relevant Person;

  (6)
  other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the relevant Person or any Restricted Subsidiary of the relevant Person during such period;

  (7)
  any cost, charge or gain (including financing fees and related expenses) arising from the offering of notes, the offering of the Existing QSC Notes and the issuance of Equity Interests or incurrence of Indebtedness; and

  (8)
  the effect of any non-cash gain (or loss) as a result of the impairment of goodwill as required by Statement of Financial Accounting Standards ("SFAS") No. 142 and the impairment of assets as required by SFAS 144.

        In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(b) of the first paragraph under "—Certain Covenants—Limitations on Restricted Payments" or decreased the amount of Investments outstanding pursuant to clause (13) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

        "Consolidated Total Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries.

        "Credit Agreement" means the Credit Agreement dated as of February 2004 among QCII, QSC, Bank of America, N.A., as administrative agent, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Daily Interest Amount" has the meaning given in "—Principal, Maturity and Interest."

        "Debt Securities" means any debt securities, as such term is commonly understood, issued in any public offering or private placement and in an outstanding principal amount of more than $100.0 million.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Designated Senior Debt" means (1) Senior Debt under or in respect of the Credit Agreement or (2) in the event no amounts are outstanding or available under the Credit Agreement, any other Indebtedness constituting Senior Debt in an aggregate amount of $100.0 million or more which, at the time of determination, is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by QSC.

        "Designation" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Designation Amount" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Disqualified Equity Interest" of any Person means any Equity Interest of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the applicable series of notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that is not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require such Person to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of Control Triggering Event" and such Equity Interests specifically provides that such Person will not redeem any such Equity Interests pursuant to such provisions prior to QCII's or QSC's purchase of the notes as required pursuant to the provisions described under "—Change of Control Triggering Event."

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing QSC Notes" means the 13% Senior Subordinated Notes due 2007 of QSC, the 13 1/2% Senior Subordinated Secured Notes due 2010 of QSC and the 14% Senior Subordinated Secured Notes due 2014 of QSC, as the same may be amended and in effect from time to time, unless otherwise specified as in effect on a certain date.

        "Existing QSC Notes Indenture" means the Indenture dated as of December 26, 2002, among QSC, the Guarantors named therein and J.P. Morgan Trust Company, National Association, as

successor-in-interest to Bank One Trust Company, N.A., relating to the Existing Senior Sub Notes, as the same may be amended and in effect from time to time.

        "Existing 2008 Note Indentures" means the Indentures dated as of November 4, 1998 and November 27, 1998, respectively, between QCII and Bankers Trust Company relating to the Existing 2008 Notes, as the same has been amended and in effect from time to time, unless otherwise specified as in effect on a certain date.

        "Existing 2008 Notes" means the 7.50% Senior Notes due 2008 of QCII and the 7.25% Senior Notes due 2008 of QCII issued under the Existing 2008 Note Indentures.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the applicable Board of Directors or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

        "Fixed Rate Notes" means the 2011 Senior Notes and the 2014 Senior Notes issued under the Indenture.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

        "Guarantors" means QSC, QCF and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case until such Person is released from its Guarantee.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

        "Holder" means any registered holder, from time to time, of the notes.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor imputed interest, costs or premiums shall be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication:

  (1)
  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

  (2)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

  (5)
  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person or liquidation preference of any Preferred Stock of any Restricted Subsidiary of such Person;

  (6)
  all Capitalized Lease Obligations of such Person;

  (7)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (8)
  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of such Person or its Subsidiaries that is guaranteed by such Person or its Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of such Person and its Subsidiaries on a consolidated basis;

  (9)
  all Attributable Indebtedness;

  (10)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

  (11)
  all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others and (b) the amount of the Indebtedness secured. For purposes of clause (5), the principal amount of any "Indebtedness" which is in the form of a Preferred Stock or Disqualified Equity Interests shall be the greater of the maximum fixed redemption or repurchase price or liquidation preference thereof. "Indebtedness" shall not include any obligation that did not constitute Indebtedness at the time of its incurrence but is subsequently treated as Indebtedness by reason of a change in GAAP or in the application of GAAP and shall not include the Outstanding UPOs at any time.

        "Independent Director" means a director of QCII who

  (1)
  is independent with respect to the transaction at issue;

  (2)
  does not have any material financial interest in QCII or any of its Affiliates (other than as a result of holding securities of QCII and its Subsidiaries); and

  (3)
  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any material compensation, payment or other benefit, of any type or form, from QCII or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of QCII or any committee thereof or any Affiliate and reimbursement of out-of-pocket expenses for attendance at QCII's or an Affiliate's board and board committee meetings.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of QCII's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to QCII and its Affiliates.

        "Insolvency Event" means an event of the type set forth in clause (7) or (8) of "—Events of Default."

        "interest" means, with respect to the notes, interest and Additional Interest, if any, on the notes.

        "Investment Grade Rating" means (i) with respect to Moody's Investors Service, Inc. (or any successor to the rating agency business thereof), a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof), a rating equal to or higher than BBB- (or the equivalent).

        "Investments" of any Person means:

  (1)
  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

  (2)
  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

  (3)
  all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

  (4)
  the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries." If the relevant Person or any Subsidiary of the relevant Person sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the relevant Person shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors of QCII. The acquisition by the relevant Person or any Restricted Subsidiary of the relevant Person of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the relevant Person or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the relevant Person shall be deemed not to be Investments.

        "Issue Date" means February 5, 2004, the date on which the outstanding notes were originally issued.

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

  (1)
  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

  (2)
  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  except in the case of Collateral, amounts required to be paid to any Person (other than QCII or any Restricted Subsidiary of QCII) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

  (4)
  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

  (5)
  appropriate amounts to be provided by QCII or any Restricted Subsidiary of QCII, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by QCII or any Restricted Subsidiary of QCII, as the case may be, after such Asset Sale, including pensions and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

        "Non-Recourse Debt" means, with respect to any Person, Indebtedness of such Person:

  (1)
  in the case of an Unrestricted Subsidiary, as to which neither QCII nor any Restricted Subsidiary of QCII (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  in the case of an Unrestricted Subsidiary only, no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of QCII or any Restricted Subsidiary of QCII to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  in the case of an Unrestricted Subsidiary only, as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of QCII or any Restricted Subsidiary of QCII (other than the Equity Interests in the Unrestricted Subsidiary).

        "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means for any Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Outstanding UPOs" has the meaning given in "—Certain Covenants—Limitations on Additional Indebtedness."

        "Pari Passu Indebtedness" means, with respect to QCII or any Guarantor, any Indebtedness of such obligor that ranks pari passu as to payment (whether with respect to security or Liens on Collateral) with the notes or the Guarantees, as applicable.

        "Permitted Collateral Liens" means, with respect to the Collateral:

  (1)
  Liens on the Collateral to secure Senior Debt, including Obligations under the Credit Agreement; provided that the aggregate principal amount of Indebtedness secured under this clause (1) and under clause (10) of Permitted Liens does not exceed the amount provided for under clauses (x) and (y) of such clause (10);

  (2)
  Liens on the Collateral to secure the QSC Guarantee;

  (3)
  Liens on the Collateral to secure Indebtedness (other than Subordinated Indebtedness) of QSC and related Obligations initially incurred after the Issue Date; provided that such Liens are junior to Liens to secure Senior Debt and equal and ratable with the Liens to secure the QSC Guarantee in the same manner and at least to the same extent (including with respect to control rights in favor of senior lien holders) as the Liens securing the QSC Guarantee are to Senior Debt; and

  (4)
  Liens on the Collateral to secure Permitted Subordinated Indebtedness, the QSC guaranty of the Existing 2008 Notes, the Existing QSC Notes and any Additional QSC Notes (provided that the aggregate principal amount of Existing QSC Notes and Additional QSC Notes does not exceed $4.0 billion), and Obligations related to the foregoing, to the extent that such Liens on the Collateral are junior and subordinate in priority to the Liens securing the Obligations in respect of the QSC Guarantee referred to in the preceding clause (3) and Senior Debt in the same manner and at least to the same extent (including with respect to control rights in favor of senior lien holders) as the Liens securing the QSC Guarantee and the Indenture are to the Liens securing Senior Debt.

        "Permitted Indebtedness" has the meaning given in "—Certain Covenants—Limitations on Additional Indebtedness."

        "Permitted Investment" means:

  (1)
  Investments by QCII or any Restricted Subsidiary of QCII in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary of QSC or that will merge or consolidate into QSC or a Restricted Subsidiary of QSC;

  (2)
  Investments in QCII by any Restricted Subsidiary of QCII and Investments by QCII in an Unrestricted Subsidiary as permitted by the covenant described under "—Certain Covenants—Conduct of Business";

  (3)
  Investments by QCII in, or Investments in QSC by, a newly formed Wholly Owned Restricted Subsidiary of QCII formed in accordance with the penultimate paragraph under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.";

  (4)
  loans and advances to directors, employees and officers of QCII and the Restricted Subsidiaries of QCII for bona fide business purposes and to purchase Equity Interests of QSC not in excess of $10.0 million at any one time outstanding;

  (5)
  Hedging Obligations incurred pursuant to clause (5) of the covenant described under "—Certain Covenants—Limitations on Additional Indebtedness";

  (6)
  Cash Equivalents;

  (7)
  receivables owing to QCII or any Restricted Subsidiary of QCII if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as QCII or any such Restricted Subsidiary of QCII deems reasonable under the circumstances;

  (8)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9)
  Investments made by QCII or any Restricted Subsidiary of QCII as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "—Certain Covenants—Limitations on Asset Sales" (except to the extent allocated to clause (13) below by the terms thereof);

  (10)
  lease, utility and other similar deposits in the ordinary course of business;

  (11)
  Investments made by QCII or a Restricted Subsidiary of QCII for consideration consisting only of Qualified Equity Interests of QCII;

  (12)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to QCII or any Restricted Subsidiary of QCII or in satisfaction of judgments; and

  (13)
  other Investments in persons other than QCII or any of its Restricted Subsidiaries in an aggregate amount not to exceed 5% of QCII's Consolidated Total Assets at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

        The amount of Investments outstanding at any time pursuant to clause (13) above shall be deemed to be reduced upon the disposition or repayment of or return on any Investment made pursuant to clause (13) above, by an amount equal to the return of capital with respect to such Investment to QCII or any Restricted Subsidiary of QCII (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes. Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, there shall be deemed a return of the Investment by an amount equal to the lesser of (x) the Fair Market Value of QCII's direct or indirect Investment in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that either increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (13) above or reduced Restricted Payments capacity.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in QSC; or

  (2)
  debt securities provided for in a plan of reorganization under any Bankruptcy Law that are subordinated to (a) all Senior Debt and (b) any debt securities issued in exchange for the QSC Guarantee to substantially the same extent as, or to a greater extent than, the QSC Guarantee are subordinated to Senior Debt under the Indenture.

        "Permitted Liens" means (A) with respect to assets constituting Collateral, Permitted Collateral Liens and (B) with respect to assets not constituting Collateral (including any assets that once constituted but no longer constitute Collateral for the QSC Guarantee), the following types of Liens:

  (1)
  Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

  (2)
  other Liens incidental to the conduct of QCII's or its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Indebtedness, and which do not in the aggregate materially detract from the value of QCII's or its Restricted Subsidiaries' property or assets, or materially impair the use thereof in the operation of its business;

  (3)
  Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

  (4)
  Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  (5)
  zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of QCII or its Restricted Subsidiaries;

  (6)
  Liens arising out of judgments or awards against or other court proceedings concerning QCII or its Subsidiaries with respect to which QCII or any of its Subsidiaries is prosecuting an appeal or proceeding for review and QCII or any of its Subsidiaries is maintaining adequate reserves in accordance with generally accepted accounting principles;

  (7)
  any interest or title of a lessor in the property subject to any lease other than a Capitalized Lease;

  (8)
  Liens existing on the Issue Date securing Indebtedness permitted under clause (4) under "—Certain Covenants—Limitations on Additional Indebtedness," and Liens securing any Refinancing Indebtedness of such Indebtedness; provided that such Liens do not extend to any additional assets (other than improvements thereon or replacements thereof);

  (9)
  Liens securing treasury management arrangements or other cash management services as described under clause (3) of "Permitted Indebtedness";

  (10)
  Liens on assets of QSC securing an aggregate principal amount of Indebtedness (other than Subordinated Indebtedness) and related Obligations outstanding at any time, including under the Credit Agreement, not to exceed the greater of (x) $2.50 billion and (y) the maximum amount of Indebtedness, determined at the time of incurrence of the relevant Lien under this clause (10) after giving effect thereto and to the use of proceeds of the Indebtedness to be secured, that may be incurred without exceeding a Senior Leverage Ratio of QSC of 2.90:1.0 (it being understood that monetary obligations not constituting Indebtedness shall not be included in this calculation but shall nonetheless be permitted to be secured); provided that the aggregate principal amount of Indebtedness secured under this clause (10) and under clause (1) of Permitted Collateral Liens does not exceed the amount provided for in the preceding clauses (x) and (y);

  (11)
  Liens in favor of QCII or a Guarantor;

  (12)
  Liens on the assets of a Restricted Subsidiary of QSC other than assets constituting or required to be pledged as Collateral and Liens on assets of Subsidiaries of QCII other than QCF and QSC and its Restricted Subsidiaries;

  (13)
  Liens on Equity Interests in QCF and QSC previously pledged to secure the Existing 2008 Notes and the Existing QSC Notes and related Obligations and any Additional QSC Notes issued after the Issue Date such that the aggregate principal amount of Existing QSC Notes and Additional QSC Notes would not exceed $4.0 billion; and

  (14)
  Liens on Equity Interests of any Restricted Subsidiary held by QSC securing Indebtedness of QSC incurred in compliance with the Indenture that is incurred to finance the acquisition of the relevant Restricted Subsidiary; provided that no material assets of any other Restricted Subsidiary are at the time held by the relevant Restricted Subsidiary.

        "Permitted Subordinated Indebtedness" means Subordinated Indebtedness of QSC (other than the Existing QSC Notes and any Additional QSC Notes); provided that such new Subordinated Indebtedness (1) is subordinated to Senior Debt, the notes and any Pari Passu Indebtedness in the same manner and at least to the same extent as set forth in the Indenture and (2) matures no earlier than the seventh anniversary of the Issue Date.

        "Permitted Telecommunications Capital Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset (including fiber, conduit and related equipment (i) the proceeds of which are treated as revenues by QCII in accordance with GAAP and (ii) that, in the case of the sale of fiber, would not result in QCII and its Restricted Subsidiaries retaining less than 24 fibers per route mile on any segment of QCII's and its Restricted Subsidiaries' network.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

        "Primary Treasury Dealer" means a primary U.S. Government Obligations dealer in The City of New York.

        "principal" means, with respect to the notes, the principal of, and premium, if any, on the notes.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of QSC or any Restricted Subsidiary of QSC incurred after the Issue Date for the purpose of financing all or any part of the cost of the construction, installation, acquisition or improvement by QSC or any Restricted Subsidiary of QSC of any new Telecommunications Assets constructed, installed, acquired or improved after the 270th day prior to the Issue Date; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, and (2) such Indebtedness shall be incurred within 270 days of such acquisition of such asset by QSC or such Restricted Subsidiary or such construction, installation, acquisition or improvement and the proceeds of such Indebtedness are expended for such purposes within such 270-day period.

        "QCF" means Qwest Capital Funding, Inc., and its successors.

        "QCF Guarantee" means the guarantee by QCF of the notes.

        "QCII" means Qwest Communications International Inc., a Delaware corporation, and its successors and assigns.

        "QCII Ratio" means (a) the ratio of (A) the aggregate consolidated principal amount of Indebtedness of QCII outstanding as of the most recent available quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness and the incurrence of any other Indebtedness incurred or repaid since the balance sheet date and the receipt and application of the proceeds thereof, to (B) Consolidated Cash Flow (but determined by reference to QCII and its Restricted Subsidiaries, rather than QSC and its Restricted Subsidiaries) for the four fiscal quarters preceding the incurrence of such Indebtedness for which consolidated financial statements are available, and (b) QCII's Consolidated Capital Ratio (as defined in the Existing 2008 Note Indentures, as in effect at the original issuance date of the Existing QSC Notes) as of the most recent available quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of such Indebtedness and the incurrence of any other Indebtedness incurred or repaid since the balance sheet date and the receipt and application of the proceeds thereof. The QCII Ratio will be satisfied and QCII will be considered as permitted to incur $1.00 of Indebtedness if either (1) the ratio in the preceding clause (a) is less than 5.0:1.0 or (2) the ratio in the preceding clause (b) is less than 2.0:1.0.

        "QSC Guarantee" means the guarantee by QSC of the notes.

        "Qualified Equity Interests" means Equity Interests of QCII other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of QCII or financed, directly or indirectly, using funds (1) borrowed from QCII or any Subsidiary of QCII until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by QCII or any Subsidiary of QCII (including, without limitation, in respect of any employee stock ownership or benefit plan).

        "Qualified Senior Debt" means Senior Debt other than Senior Debt incurred to finance the acquisition of the relevant Restricted Subsidiary whose Equity Interests are to be pledged; provided that no material assets of any other Restricted Subsidiary are at any time held by the relevant Restricted Subsidiary.

        "Qwest Corporation" means Qwest Corporation, a Colorado corporation, and its successors.

        "Rating Agencies" means Moody's Investors Services, Inc. (or any successor to the rating agency business thereof) ("Moody's") and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof) ("S&P").

        "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (x) a Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by QCII to effect a Change of Control.

        "Rating Decline" means the decrease (as compared with the Rating Date) by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) of the rating of the notes by both Rating Agencies on or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention by QCII to effect a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional Redemption."

        "Redesignation" has the meaning given to such term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Reference Treasury Dealer" means each of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC and their respective successors or any of their affiliates; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, QCII shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by QCII, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to QCII by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "refinance" means to refinance, repay, prepay, replace, renew or refund.

        "Refinancing Indebtedness" means, without duplication for any other incurrence of Indebtedness (of any type), Indebtedness (of any type) of QSC or a Restricted Subsidiary of QSC issued in exchange for, or the proceeds of which are in an amount which is to be used within the next 365 days to redeem or refinance in whole or in part, any Indebtedness (of any type) of QSC or any Restricted Subsidiary of QSC (the "Refinanced Indebtedness") in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

  (1)
  if the Refinanced Indebtedness was Subordinated Indebtedness, then such Refinancing Indebtedness, by its terms, is Subordinated Indebtedness (other than if the Refinanced Indebtedness is Existing QSC Notes and any Additional QSC Notes) and such Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness or is otherwise Subordinated Indebtedness;

  (2)
  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the notes; and

  (3)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the notes.

        "Regulated Entity" means a Person as to which the consent of a governmental body or official is required for any acquisition or change of control thereof.

        "Released Interest" has the meaning given in "Asset Sale Release."

        "Representative" means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

        "Restricted Payment" means any of the following:

  (1)
  the declaration or payment of any dividend or any other distribution on Equity Interests of QCII or any Restricted Subsidiary of QCII or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of QCII or any Restricted Subsidiary of QCII, excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries of QCII, dividends or distributions payable to QCII or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

  (2)
  the purchase, retirement, redemption or other acquisition for value of any Equity Interests of QCII or any Restricted Subsidiary of QCII, but excluding any such Equity Interests held by QCII or any Restricted Subsidiary;

  (3)
  any Investment other than a Permitted Investment; or

  (4)
  any purchase, retirement, redemption or other acquisition for value prior to the date which is 365 days prior to any scheduled maturity, scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

        "Restricted Payments Basket" has the meaning given to such term in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Restricted Payments."

        "Restricted Subsidiary" means any Subsidiary of QCII or QSC, as the case may be, other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secretary's Certificate" means a certificate signed by the Secretary of QCII.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Security Documents" means, collectively,

  (1)
  the Security and Pledge Agreement relating to Collateral; and

  (2)
  all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Trustee or the Collateral Agents in any or all of the Collateral, in each case as amended from time to time in accordance with their terms.

        "Senior Debt" means the principal of, premium, if any, interest (including any interest accruing subsequent to (or that would accrue but for) the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

  (1)
  all monetary obligations of QSC of every nature under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

  (2)
  all monetary obligations of QSC of every nature under, or with respect to, any other Indebtedness (other than obligations in respect of Subordinated Indebtedness), including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

  (3)
  all monetary obligations of QSC in respect of treasury management arrangements or other cash management services performed by lenders (or their affiliates) under the Credit Agreement or any other credit facility in an aggregate amount at any time outstanding not to exceed $350.0 million;

in each case whether outstanding on the Issue Date or thereafter incurred; provided, that the aggregate principal amount of Senior Debt outstanding at any time under clause (2), after taking account of clause (1), shall not result in the principal amount of Senior Debt under clauses (1) and (2) exceeding the greater of (x) $2.5 billion or (y) the maximum amount, determined at the time of incurrence of the relevant Indebtedness sought to be designated as Senior Debt and after giving effect thereto and use of proceeds therefrom, that may be incurred without exceeding a Senior Leverage Ratio of 2.90:1.00 (it being understood that monetary obligations not constituting Indebtedness shall not be included in the calculation of this amount but shall nonetheless constitute "Senior Debt"). The foregoing amounts shall be determined only at the time of incurrence of the relevant Indebtedness.

        In addition, without limiting the foregoing, "Senior Debt" shall include all Hedging Obligations in respect of the Credit Agreement and any other Senior Debt.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (1)
  any Indebtedness of QSC to QCII or any of its Subsidiaries;

  (2)
  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of QCII or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

  (3)
  obligations to trade creditors;

  (4)
  Indebtedness represented by Disqualified Equity Interests or Preferred Stock of any Person;

  (5)
  any liability for taxes owed or owing by QSC;

  (6)
  that portion of any Indebtedness incurred in violation of the "—Limitations on Additional Indebtedness" covenant or the Senior Leverage Ratio (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of QCII to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to QSC;

  (8)
  any Indebtedness represented by the Existing QSC Notes or any other Senior Subordinated Notes issued under the Existing QSC Notes Indenture and QSC's guarantee of the Existing 2008 Notes;

  (9)
  any Indebtedness that is secured by a Lien on Collateral that does not rank prior to the Lien on the Collateral securing the notes; and

  (10)
  any Indebtedness (other than Indebtedness secured by any of the Collateral and possessing a priority senior to the QSC Notes) of QSC which is, by its express terms, subordinated in right of payment to any other Indebtedness of QSC (but excluding in any event Indebtedness described in clauses (1) of the definition of "Senior Debt"; it being understood that the mere subordination of liens on Collateral to secure Indebtedness which would otherwise constitute Senior Debt is not disqualifying under this clause (10)).

        "Senior Leverage Ratio" means shall mean the Consolidated Leverage Ratio with the following adjustments: clause (x) of the definition of Consolidated Leverage Ratio shall only include, without duplication, Senior Debt (prior to the Termination Event), Indebtedness of QSC that has a Lien on any of the Collateral that ranks prior to the Lien on the Collateral securing the QSC Guarantee, Indebtedness of a Restricted Subsidiary of QSC and Indebtedness secured by any asset of QSC (other than Collateral); provided that, cash and Cash Equivalents shall not be offset against any Indebtedness.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Start Date" means March 31, 1997.

        "Subordinated Indebtedness" means (1) Indebtedness of QCII or the Guarantors that is subordinated in right of payment to the notes or the Guarantees, as applicable, and (2) any other Indebtedness of QCII and its Subsidiaries (other than QSC and its Restricted Subsidiaries) that is an Obligation solely of a Person or Persons other than QSC and its Restricted Subsidiaries.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "Subsidiary" refers to a Subsidiary of QCII or QSC, as the context requires.

        "tax" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

        "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

        "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, data or video through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) any other activity or opportunity that is in any manner related to those identified in (i) or (ii) above as determined in good faith by the Board of Directors of QCII (which determination shall be conclusive).

        "Termination Event" has the meaning set forth under "—Ranking, Guarantees and Security."

        "Transfer" means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of related transactions.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable Treasury Issue, assuming a price for the comparable Treasury Issue expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as in effect on the date of the Indenture.

        "Unrestricted Subsidiary" means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of QCII in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries" and (2) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Voting Stock" with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by QCII or through one or more Wholly Owned Restricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

        DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued for each series of notes, each in the aggregate principal amount of the notes, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC's participants ("Direct Participants") deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

        The ownership interest of each actual purchaser of the notes (each, a "Beneficial Owner") is recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except as described below.

        The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of QCII or DTC nor its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving us notice that it is unwilling or unable to continue as depository for the notes, or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when it is required to be so registered in order to act as a depository. Under such circumstances, in the event that a successor depository is not obtained within 90 days, note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences associated with the exchange of outstanding notes for exchange notes and of the ownership and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the Internal Revenue Service will agree with the views expressed in this summary, or that a court will not sustain any challenge by the Internal Revenue Service in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of non-U.S. holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

        A non-U.S. holder is a beneficial owner of the notes that is not a U.S. holder. The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

The Exchange Offer

        The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each holder will have the same adjusted issued price, adjusted basis, and holding period in the exchange notes as it had in the outstanding notes immediately prior to the exchange.

Federal Income Tax Consequences of the Ownership and Disposition of the Notes to U.S. Holders

  Interest

        Stated interest on the notes will be taxable to a U.S. holder as ordinary interest income as the interest accrues or is paid in accordance with the U.S. holder's method of tax accounting for United States federal income tax purposes.

  Amortizable Bond Premium

        If a U.S. holder purchases a note for an amount in excess of its principal amount, the note will be considered to have "amortizable bond premium" equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their own tax advisors.

  Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts in respect of accrued and unpaid interest, which will be taxable as such to the extent not already included in income) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's tax basis in a note will generally be the cost of the note to the U.S. holder. Subject to the discussion of market discount below, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note had been held for more than one year.

  Market Discount

        If a U.S. holder purchases a note for an amount that is less than its principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. holder's purchase price will be treated as "market discount."

        Under the market discount rules, a U.S. holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note unless the U.S. holder elects to accrue market discount on a constant yield basis. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions.

        A U.S. holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service. Persons considering making this election should consult their tax advisors.

  Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the holders of the notes and the Internal Revenue Service amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the Internal Revenue Service that that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or, (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to us or our paying agent.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder's United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Federal Income Tax Consequences of the Ownership and Disposition of the Notes to Non-U.S. Holders

  Interest

        Subject to the discussion of backup withholding below, under the "portfolio interest exemption," a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related (directly or indirectly) to us; and

  •
  certain certification requirements are met.

        Under current law, the certification requirement will be satisfied in any of the following circumstances:

  •
  If a non-U.S. holder provides to us or our paying agent a statement on Internal Revenue Service Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

  •
  If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

  •
  If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the Internal Revenue Service and submits an Internal Revenue Service Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

        If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed Internal Revenue Service Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed Internal Revenue Service Form W-8ECI (or suitable successor form).

        If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. and the non-U.S. holder claims the benefit of the treaty by properly submitting an Internal Revenue Service Form W-8BEN. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

  Sale, Exchange or Other Disposition of the Notes

        Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note, unless:

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a "tax home" in the United States and certain other conditions are met;

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual under an applicable income tax treaty); or

  •
  the non-U.S. holder is subject to U.S. federal income tax pursuant to the provisions of U.S. federal income tax law applicable to former citizens or residents of the United States.

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second or third exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

  Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the Internal Revenue Service and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

        Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payment of the proceeds from a sale of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement executed in connection with the offering of the outstanding notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 90 days after the date on which this registration statement is declared effective and participating broker dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, contains an explanatory paragraph that refers to the adoption of new accounting standards.

QWEST COMMUNICATIONS INTERNATIONAL INC.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report

The Board of Directors and Stockholders
Qwest Communications International Inc.:

        We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 2003, and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also, as discussed in note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ KPMG LLP

Denver, Colorado
March 2, 2004, except for Notes 17, 18 and 20,
as to which the date is April 30, 2004

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$14,288	$15,371	$16,530
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	6,386	6,032	6,634
Selling, general and administrative	4,646	5,219	5,496
Depreciation	2,739	3,268	3,704
Goodwill and other intangible assets amortization	428	579	1,660
Goodwill impairment charge	—	8,483	—
Asset impairment charges	230	10,525	251
Restructuring and other charges	113	235	816
Merger-related (credits) charges	—	(53)	321

Total operating expenses	14,542	34,288	18,882

Operating loss	(254)	(18,917)	(2,352)

Other expense (income):
Interest expense—net	1,757	1,789	1,437
Losses and impairment of investment in KPNQwest	—	1,190	3,300
Loss on sale of investments and other investment write-downs—net	13	88	267
(Gain) loss on early retirement of debt	(38)	(1,836)	106
Gain on sales of fixed assets	—	—	(51)
Other income—net	(154)	(33)	(49)

Total other expense	1,578	1,198	5,010

Loss before income taxes, discontinued operations and cumulative effect of changes in accounting principles	(1,832)	(20,115)	(7,362)
Income tax benefit	519	2,497	1,245

Loss from continuing operations	(1,313)	(17,618)	(6,117)
Income from and gain on sale of discontinued operations, net of taxes of $1,658, $1,235 and $311, respectively	2,619	1,950	490

Income (loss) before cumulative effect of changes in accounting principles	1,306	(15,668)	(5,627)
Cumulative effect of changes in accounting principles, net of taxes of $131, $0 and $15, respectively	206	(22,800)	24

Net income (loss)	$1,512	$(38,468)	$(5,603)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.76)	$(10.48)	$(3.68)
Discontinued operations, net of taxes	1.51	1.16	0.30

Income (loss) before cumulative effect of changes in accounting principles	0.75	(9.32)	(3.38)
Cumulative effect of changes in accounting principles, net of taxes	0.12	(13.55)	0.01

Basic and diluted income (loss) per share	$0.87	$(22.87)	$(3.37)

Basic and diluted weighted-average shares outstanding	1,738,766	1,682,056	1,661,133

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,756	$2,253
Accounts receivable—net	1,835	2,344
Inventories	82	68
Deferred income taxes	159	898
Prepaid and other assets	584	494
Assets held for sale	—	315

Total current assets	4,416	6,372
Property, plant and equipment—net	18,149	19,012
Intangible assets—net	1,549	1,612
Deferred income taxes	—	398
Other assets	2,102	1,951

Total assets	$26,216	$29,345

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current borrowings	$1,869	$2,772
Accounts payable	759	921
Accrued expenses and other current liabilities	2,266	2,191
Deferred revenue and advance billings	654	773
Liabilities associated with discontinued operations	—	225

Total current liabilities	5,548	6,882
Long-term borrowings (net of unamortized debt discount of $3 and $129, respectively—See Note 8)	15,639	19,768
Post-retirement and other post-employment benefit obligations	3,325	3,075
Deferred income taxes	121	—
Deferred revenue	762	957
Other long-term liabilities	1,837	1,493

Total liabilities	27,232	32,175
Commitments and contingencies (Notes 17 and 18)
Stockholders' deficit:
Preferred stock-$1.00 par value, 200 million shares authorized, none issued or outstanding	—	—
Common stock-$0.01 par value, 5 billion shares authorized; 1,770,223 and 1,713,592 issued, respectively	18	17
Additional paid-in capital	42,925	43,225
Treasury stock-327 and 14,477 shares, respectively (including 327 and 387 shares, respectively, held in Rabbi trust—Note 13)	(15)	(618)
Accumulated deficit	(43,927)	(45,439)
Accumulated other comprehensive loss	(17)	(15)

Total stockholders' deficit	(1,016)	(2,830)

Total liabilities and stockholders' deficit	$26,216	$29,345

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
OPERATING ACTIVITIES
Net income (loss)	$1,512	$(38,468)	$(5,603)
Adjustments to net income (loss):
Income from and gain on sale of discontinued operations—net of tax	(2,619)	(1,950)	(490)
Depreciation and amortization	3,167	3,847	5,364
Loss on sale of investments and other investment write- downs—net	13	1,278	3,567
Provision for bad debts	304	511	615
Cumulative effect of changes in accounting principles—net of taxes	(206)	22,800	(24)
Goodwill impairment charge	—	8,483	—
Asset impairment charges	230	10,525	251
Tax benefit from stock options	—	—	165
Deferred income taxes	(532)	(2,252)	(733)
Gain on sales of fixed assets	—	—	(51)
(Gain) loss on early retirement of debt—net	(38)	(1,836)	106
Other non-cash charges—net	199	290	255
Changes in operating assets and liabilities:
Accounts receivable	205	57	(439)
Inventories	(13)	117	(62)
Prepaid and other current assets	78	81	(111)
Accounts payable and accrued expenses	(186)	(1,189)	(492)
Current deferred revenue and advanced billings	(314)	14	72
Other non-current assets and liabilities	375	80	611

Cash provided by operating activities	2,175	2,388	3,001

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(2,088)	(2,764)	(8,042)
Proceeds from sale of property and equipment	7	115	117
Proceeds from sale of rural exchanges	—	—	94
Purchase of investment securities	(198)	(5)	(82)
Payments on derivative contracts	—	—	(97)
Other	(61)	(84)	(142)

Cash used for investing activities	(2,340)	(2,738)	(8,152)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	1,729	1,476	6,911
Repayments of long-term borrowings, including current maturities	(5,792)	(2,890)	(2,659)
Net (payments of) proceeds from short-term debt	(750)	809	1,247
Proceeds from issuance of common stock	—	14	286
Repurchase of common stock	—	(12)	(1,000)
Dividends paid on common stock	—	—	(83)
Debt issuance costs	(43)	(186)	(42)

Cash (used for) provided by financing activities	(4,856)	(789)	4,660

CASH AND CASH EQUIVALENTS
Decrease in cash	(5,021)	(1,139)	(491)
Net cash generated by discontinued operations	234	452	470
Proceeds from sale of directory publishing business	4,290	2,754	—
Beginning balance	2,253	186	207

Ending balance	$1,756	$2,253	$186

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Shares of Common Stock	Common Stock and Additional Paid-in Capital	Treasury Stock, at cost	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Comprehensive Loss
	(Shares in thousands)	(Dollars in millions)
Balance, December 31, 2000	1,671,279	$42,951	$(38)	$(1,285)	$(61)	$41,567
Net loss	—	—	—	(5,603)	—	(5,603)	$(5,603)
Other comprehensive loss—net of taxes	—	—	—	—	—	—	—

Total comprehensive loss	—	—	—	—	—	—	$(5,603)

Dividends declared on common stock	—	—	—	(83)	—	(83)
Common stock issuances:
Stock options exercised	12,280	250	—	—	—	250
Employee stock purchase plan	1,761	36	—	—	—	36
Other	1,898	77	—	—	—	77
Tax benefit from stock options	—	165	—	—	—	165
Stock-based compensation expense	—	34	—	—	—	34
Repurchase of stock—BellSouth	(23,439)	(5)	(1,015)	—	—	(1,020)
Rabbi Trust treasury share issuance	187	(6)	12	—	—	6
Share repurchase commitment	—	(16)	—	—	—	(16)

Balance, December 31, 2001	1,663,966	43,486	(1,041)	(6,971)	(61)	35,413
Net loss	—	—	—	(38,468)	—	(38,468)	$(38,468)
Other comprehensive income—net of taxes	—	—	—	—	46	46	46

Total comprehensive loss	—	—	—	—	—	—	$(38,422)

Common stock issuances:
Stock options exercised	34	1	—	—	—	1
Employee stock purchase plan	3,680	13	—	—	—	13
401(k) plan match	21,682	77	—	—	—	77
Other	239	6	—	—	—	6
Stock-based compensation expense	—	18	—	—	—	18
Repurchase of stock—BellSouth	(531)	(20)	(5)	—	—	(25)
Extinguishment of debt	9,880	(333)	420	—	—	87
Rabbi Trust treasury share issuance	165	(6)	8	—	—	2
Cancellation of share repurchase commitment	—	16	—	—	—	16
Other	—	(16)	—	—	—	(16)

Balance, December 31, 2002	1,699,115	43,242	(618)	(45,439)	(15)	(2,830)
Net income	—	—	—	1,512	—	1,512	$1,512
Other comprehensive loss—net of taxes	—	—	—	—	(2)	(2)	(2)

Total comprehensive income	—	—	—	—	—	—	$1,510

Common stock issuances:
401(k) plan match	18,260	76	—	—	—	76
Other	(21)	—	—	—	—	—
Stock-based compensation expense	—	6	—	—	—	6
Extinguishment of debt	52,482	(396)	598	—	—	202
Rabbi Trust treasury share issuance	60	(5)	5	—	—	—
Other	—	20	—	—	—	20

Balance, December 31, 2003	1,769,896	$42,943	$(15)	$(43,927)	$(17)	$(1,016)

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

Note 1: Business and Background

Description of business

        We provide local telecommunications and related services, IntraLATA and InterLATA long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We also provide InterLATA long-distance services and reliable, scalable and secure broadband data, voice and video communications services outside our local service area as well as globally. We also provided, until September 2003, directory publishing services in our local service area. In November 2002, we completed the first half of the sale of our directory publishing business; and in September 2003, we completed the sale of the remaining portion. As a consequence, the results of operations of our directory publishing business are included in income from discontinued operations in our consolidated statements of operations.

        On June 30, 2000, we completed the acquisition of U S WEST, Inc. ("U S WEST") (the "Merger"). U S WEST (our pre-Merger parent) was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, have been carried forward as the predecessor of the combined company. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting with U S WEST being deemed the accounting acquirer and Qwest (prior to the Merger, "pre-Merger Qwest") the acquired entity.

Note 2: Summary of Significant Accounting Policies

        Basis of presentation.    The accompanying consolidated financial statements include the accounts of Qwest Communications International Inc. and its subsidiaries over which we exercise control. All intercompany amounts and transactions have been eliminated. Investments where we exercise significant influence, but do not control the investee, are accounted for under the equity method of accounting.

        Use of estimates.    Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation and if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates. See Note 17—Commitments and Contingencies.

        Reclassifications.    Certain prior year balances have been reclassified to conform to the current year presentation.

        Revenue recognition.    Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, which ranges from one to ten years. Expected customer relationship periods are estimated using historical data of actual customer retention patterns. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

        We have periodically transferred optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the consideration received on transfers of optical capacity assets for cash and on all of the other elements deliverable under an IRU as revenue ratably over the term of the agreement. We do not recognize revenue on contemporaneous exchanges of our optical capacity assets for other optical capacity assets. See our accounting policy for contemporaneous transactions in our property, plant and equipment policy below.

        Revenue related to equipment sales is recognized upon acceptance by the customer and when all the conditions for revenue recognition have been satisfied. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

        Directory publishing accounting.    Directory publishing revenue and costs are recognized ratably over the life of each directory, which is generally one year, commencing in the month of delivery. Such revenue and costs are included in our accompanying consolidated statements of operations as income from discontinued operations.

        Advertising costs.    Costs related to advertising are expensed as incurred. Advertising expense was $335 million, $344 million and $378 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in selling, general and administrative on our consolidated statements of operations.

        Legal costs.    In our normal course of business, we incur costs to hire and retain external legal counsel to advise us on regulatory and litigation matters. We expense these costs as such services are received.

        Income taxes.    The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Investment tax credits are accounted for under the deferral method and are amortized as reductions in income tax expense over the lives of the assets which gave rise to the credits and are included in other long-term liabilities in our consolidated balance sheets. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities as well as for operating loss and tax credit carryforwards using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be recovered.

        We use the deferral method of accounting for investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. We amortize these credits over the estimated service lives of the related assets as an increase to our income tax benefit in our consolidated statement of operations.

        Cash and cash equivalents.    Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

        Allowance for doubtful accounts.    The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

        Inventories.    Inventories, primarily wireless handsets and customer premises equipment ("CPE"), are carried at the lower of cost or market on a first-in, first-out basis. Market is determined based upon estimated replacement cost.

        Assets held for sale and discontinued operations.    Assets to be disposed of that meet all of the criteria to be classified as held for sale are reported at the lower of their carrying amounts or fair values less cost to sell. Assets are not depreciated while they are classified as held for sale. Assets held for sale that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our assets are reported in discontinued operations when (a) it is determined that the operations and cash flows of the assets will be eliminated from our ongoing operations and (b) we will not have any significant continuing involvement in the operations of the assets after the disposal transaction.

        Property, plant and equipment.    Property, plant and equipment is carried at cost and, effective January 1, 2003, with our adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", ("SFAS No. 143"), is adjusted for legal retirement obligations. Property, plant and equipment is depreciated using the straight-line group method. Under the straight-line group method, assets dedicated to providing regulated telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups of similar assets for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal; unusual; when a sale involves land; assets associated with the sale of customer contracts; or assets constructed or acquired for sale. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

        We have periodically entered into agreements to acquire optical capacity assets from other telecommunications service carriers. These acquisitions of optical capacity assets expanded our fiber optic broadband network both domestically and internationally and enables us to provide broadband communications services to our customers. Several of these other carriers have also acquired optical capacity from us, principally in the United States of America. Optical capacity transactions in which we transfer capacity to and acquire capacity from the same third party at or about the same time are referred to as "contemporaneous transactions." We record the contemporaneous transactions as non-monetary exchanges of similar assets at book value, as these transactions do not represent the culmination of an earnings process. Contemporaneous transactions do not result in the recognition of revenue. Net cash or other monetary assets paid or received in contemporaneous transactions are recorded as an adjustment to the book value of the transferred property. The adjusted book value becomes the carrying value of the transferred property, plant and equipment.

        Impairment of long-lived assets.    We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset's carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

        Prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", ("SFAS No. 142") and SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", ("SFAS No. 144"), on January 1, 2002, we reviewed our long-lived assets, such as goodwill, intangibles and property, plant and equipment for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", ("SFAS No. 121"). Under SFAS No. 121, we reviewed our long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset might not be recoverable. We evaluated the recoverability of our long-lived assets based on estimated undiscounted future cash flows and provided for impairment when such undiscounted cash flows were insufficient to recover the carrying amount of the long-lived asset.

        Software capitalization.    Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with internally developed software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Capitalized software development costs are included in intangible assets in our consolidated balance sheets.

        Goodwill and other intangible assets.    Intangible assets arising from business combinations, such as goodwill, customer lists, trademarks and trade names, are initially recorded at fair value. Other intangible assets not arising from business combinations, such as wireless spectrum licenses and capitalized software, are recorded at cost.

        Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and such intangible assets are not amortized. Prior to the adoption of SFAS No. 142, intangible assets were amortized on a straight-line basis over their estimated useful lives.

        Impairment of goodwill and other indefinite-lived intangible assets.    Goodwill and other long-lived intangible assets with indefinite lives, such as trademarks, trade names and wireless spectrum licenses are reviewed for impairment annually or whenever an event occurs or circumstances change that would more likely than not reduce fair value below carrying value. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, goodwill and other indefinite lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

        Investments.    Investments where we exercise significant influence, but do not control the investee are accounted for under the equity method of accounting. Under the equity method, investments are recorded at initial cost and are adjusted for contributions, distributions and our share of the investee's income or losses as well as impairment write-downs for other-than-temporary declines in value.

        Equity investments where we cannot exercise significant influence over the investee are carried at cost or, if the security is publicly traded, at fair-market value. For publicly traded securities, unrealized gains or losses, net of taxes, are included in other comprehensive income (loss) until realized upon sale or other disposition of the securities. Realized gains and losses on securities and other-than-temporary declines in value are determined on the specific identification method and are reclassified from other comprehensive income (loss) and included in the determination of net income (loss).

        We review our equity investments on a quarterly basis to determine whether a decline in value on individual securities is other-than-temporary. Many factors are considered in assessing whether a decline in value is other-than-temporary, including, as may be appropriate: earnings trends and asset quality; near-term prospects and financial condition of the issuer; financial condition and prospects of the issuer's region and industry; the cause and severity of the decline in market price; analysts' recommendations and stock price projections; the length of time (generally six to nine months) that fair value has been less than the carrying value; stock-price volatility and near-term potential for recovery; and our intent and ability to retain the investment. If we conclude that a decline in value of an equity investment is other-than-temporary, we record a charge to our consolidated statement of operations to reduce the carrying value of the security to its estimated fair value.

        Marketable debt securities are classified as held-to-maturity as we have intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

        Derivative instruments.    Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS No. 133"). SFAS No. 133 requires that all derivatives be measured at fair value and recognized as either assets or liabilities on our consolidated balance sheets. Changes in the fair values of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in our consolidated statement of operations in the current period. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognized in earnings (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in earnings (losses) when the hedged item is recognized in earnings (losses).

        Restructuring and Merger-related charges.    Periodically, we commit to exit certain business activities, eliminate administrative and network locations and/or reduce our number of employees. At the time a restructuring plan is approved, we record a charge to our consolidated statement of operations for our estimated costs associated with the plan. Charges associated with these exit or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. We also record a charge when we permanently cease use of a leased location. Estimates of charges associated with abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and net amounts that we estimate we will pay in the future. In accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", ("SFAS No. 146") charges associated with abandoned operating leases recorded in 2003 were measured using the present value of the estimated net amounts we will pay and charges recorded in 2002 and 2001 were measured on an undiscounted basis. We utilize real estate brokers to assist in assessing market conditions and net amounts that we expect to pay.

        Fair value of financial instruments.    Our financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and borrowings. The carrying values of cash and cash equivalents, accounts receivable, marketable debt securities, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. Our equity investments are also recorded at their estimated fair market value. Our borrowings had a fair value of approximately $18.8 billion and $18.5 billion at December 31, 2003 and 2002, respectively. The fair values of our borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

        Stock-based compensation.    Our stock option plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") under which no compensation expense is recognized for our options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans", ("FIN No. 28").

        Had compensation cost for our stock-based compensation plans been determined under the fair-value method in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123"), our net loss and basic and diluted loss per share would have been changed to the pro forma amounts indicated below:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions, except per share amounts)
Net income (loss):
As reported	$1,512	$(38,468)	$(5,603)
Add: Stock-based employee compensation expense included in net income (loss), net of related tax effects	6	71	21
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(104)	(201)	(203)

Pro forma	$1,414	$(38,598)	$(5,785)

Earnings (loss) per share:
As reported—basic and diluted	$0.87	$(22.87)	$(3.37)
Pro forma—basic and diluted	$0.81	$(22.95)	$(3.48)

        The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly. See Note 12—Stock Incentive Plans for further information.

Recently Adopted Accounting Pronouncements and Cumulative Effects of Adoption

        FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was issued in November 2002. The interpretation provides guidance on the guarantor's accounting and disclosure of guarantees, including indirect guarantees of indebtedness of others. We adopted the disclosure requirements of FIN No. 45 as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued or modified after December 31, 2002, and required that we record a liability for the fair value of such guarantees on our consolidated balance sheet. The adoption of this interpretation had no material effect on our consolidated financial statements.

        On January 1, 2003, we adopted SFAS No. 143. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation. If a reasonable estimate of fair value can be made, the fair value of the liability will be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We have determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $28 million (an asset retirement obligation of $43 million, net of an incremental adjustment to the historical cost of the underlying assets of $15 million) in 2003.

        Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense and therefore recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No.143. The net income impact of the adoption is $206 million ($365 million less the $28 million charge disclosed above, net of income taxes of $131 million) in 2003. Beginning January 1, 2003, the net costs of removal related to these assets are charged to our consolidated statement of operations in the period in which the costs are incurred.

        We are adopting the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") in 2004. FIN 46R requires an evaluation of three criteria to determine if consolidation of a thinly capitalized entity is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria are met, consolidation is required.

        Upon adoption of FIN 46R, we identified two relationships that may be subject to consolidation by us under the provisions of FIN 46R. Both relationships are with groups of entities that provide internet port access and services to their customers. The first relationship is with special purpose entities created and wholly owned by KMC Telecom Holdings, Inc. (the "KMC Entities"). Our previously disclosed service contracts and consent agreements with the KMC Entities may be variable interests under FIN 46R. We do not currently have sufficient information about the special purpose entities to complete our analysis under FIN 46R. We have requested this information, but have not received any reply. Until further information about their financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. Our maximum exposure to loss related to the KMC Entities is the total remaining amount due under our service contracts which was approximately $448 million as of December 31, 2003. Payments made under our service contracts, which are included in cost of sales, were $304 million, $318 million and $270 million, respectively for the years ended December 31, 2003, 2002 and 2001.

        We previously recorded a liability and charge associated with our relationship with the second entity. We do not currently have sufficient information about this entity to complete our analysis under FIN 46R. We have requested the information; however, the management of this entity has stated that financial information is not readily available. Until further information about the entity's financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. As a result of previously recording a liability and charge associated with this relationship, we believe that our maximum exposure excluding interest accretion has been reflected in our financial statements.

Note 3: Accounts Receivable

        The following table presents details of our accounts receivable balances:

	December 31,
	2003	2002
	(Dollars in millions)
Trade receivables	$1,485	$1,991
Earned and unbilled receivables	337	353
Purchased receivables	88	104
Other receivables	205	256

Total accounts receivables	2,115	2,704
Less: Allowance for bad debts	(280)	(360)

Accounts receivable, net	$1,835	$2,344

        We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a non-recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant losses related to these purchased receivables.

Note 4: Property, Plant and Equipment

        The components of property, plant and equipment are as follows:

		December 31,
	Depreciable Lives
		2003	2002
		(Dollars in millions)
Land	N/A	$113	$116
Buildings	30-38 years	3,559	3,532
Communications equipment	2-25 years	18,913	18,947
Other network equipment	8-57 years	19,324	18,642
General purpose computers and other	3-11 years	2,942	3,008
Construction in progress	N/A	243	352

Total property, plant and equipment		45,094	44,597
Less: accumulated depreciation		(26,945)	(25,585)

Property, plant and equipment—net		$18,149	$19,012

        A summary of asset impairments recognized is as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Property, plant and equipment and internal use software projects	$230	$10,493	$134
Real estate assets held for sale	—	28	—
Capitalized software due to restructuring and Merger activities (Note 5—Goodwill and Intangible Assets)	—	4	101
Other Merger-related	—	—	16

Total asset impairments	$230	$10,525	$251

2003 Activities

        In August 2003, Qwest Wireless LLC ("Qwest Wireless") entered into a services agreement with a subsidiary of Sprint Corporation ("Sprint") that allows us to resell Sprint wireless services, including access to Sprint's nationwide personal communications service ("PCS") wireless network, to consumer and business customers, primarily within our local service area. We began offering these Sprint services under our brand name in March 2004. Under the services agreement, we retain control of all sales and marketing, customer service, billing and collection, pricing, promotion and product offerings relating to the Sprint services that we resell. The services agreement provides that Sprint will be our exclusive wireless provider and has an initial term of five years (with automatic renewal for successive one-year terms until either party provides notice of non-renewal). Through Qwest Wireless, we continue to operate a PCS wireless network that serves select markets within our local service area, including Denver, Seattle, Phoenix, Minneapolis, Portland, Salt Lake City and other smaller markets. Our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network over time. Due to the anticipated decrease in usage of our own wireless network following the transition of our customers onto Sprint's network, in the third quarter of 2003 we performed an evaluation of the recoverability of the carrying value of our long-lived wireless network assets.

        In accordance with SFAS No. 144, we compared gross undiscounted cash flow projections to the carrying value of the wireless network assets and determined that the carrying value of those assets were not expected to be recovered through future projected cash flows. We then estimated the fair value using recent selling prices for comparable assets and determined that our cell sites, switches, related tools and equipment inventory and certain capitalized software that support the wireless network were impaired by an aggregate amount of $230 million.

        In accordance with SFAS No. 144, the fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $25 million in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments is expected to reduce our annual depreciation and amortization expense by approximately $40 million, beginning October 1, 2003.

2002 Activities

        Effective June 30, 2002, a general deterioration of the telecommunications market, downward revisions to our expected future results of operations and other factors indicated that our investments in long-lived assets may have been impaired at that date. We performed an evaluation of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. For impairment analysis purposes, we grouped our property, plant and equipment, capitalized software and customer lists and then projected cash flows as follows: traditional telephone network, national fiber optic broadband network, international fiber optic broadband network, wireless network, web hosting and application service provider ("ASP"), assets held for sale and out-of-region digital subscriber line ("DSL"). Based on the gross undiscounted cash flow projections, we determined that all of our asset groups, except our traditional telephone network, were impaired at June 30, 2002. For those asset groups that were impaired, we then estimated the fair value using a variety of techniques, which are presented in the table below. For those asset groups that were impaired, we determined that the fair values were less than our carrying amount by $10.613 billion in the aggregate of which $120 million has been reclassified to income from and gain on sale of discontinued operations for certain web hosting centers in our consolidated statements of operations for the year ending December 31, 2002.

Asset Group	Impairment Charge	Fair Value Methodology
	(Dollars in millions)
National fiber optic broadband network	$8,505	Discounted cash flows
International fiber optic broadband network	685	Comparable market data
Wireless network	825	Comparable market data and discounted cash flows
Web hosting and ASP assets	88	Comparable market data
Assets held for sale	348	Comparable market data
Out-of-region DSL	42	Discounted cash flows

Total impairment charges	$10,493

        Calculating the estimated fair value of the asset groups as listed above involved significant judgment and a variety of assumptions. For calculating fair value based on discounted cash flows, we forecasted future operating results and future cash flows, which included long-term forecasts of revenue growth, gross margins and capital expenditures. We also used a discount rate based on an estimate of the weighted-average cost of capital for the specific asset groups. Comparable market data was obtained by reviewing recent sales of similar asset types in third-party market transactions.

        A brief description of the underlying business purpose of each of the asset groups that were impaired as a result of our analysis as of June 30, 2002 is as follows:

  •
  Our national fiber optic broadband network provides long-distance voice services, data and Internet services and wholesale services to business, residential and wholesale customers outside of our local service area;

  •
  Our international fiber optic broadband network ("International Network") provides the same services to the same types of customers, only outside of the United States;

  •
  Our wireless network provides PCS in select markets in our local service area;

  •
  Our web hosting and ASP assets provide business customers shared and dedicated hosting on our servers as well as application hosting services to help design and manage customers' websites and hosting applications;

  •
  Assets held for sale primarily consist of excess network supplies; and

  •
  Our out-of-region DSL assets provide DSL service to customers outside our local service area.

        In accordance with SFAS No. 144, the fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $1.9 billion in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments reduced our annual depreciation and amortization expense by approximately $1.3 billion, beginning July 1, 2002.

        In 2002, we recorded other asset impairment charges of $28 million associated with the write-down of other real estate assets that were held for sale.

2001 Activities

        As part of our restructuring activities in 2001, we analyzed the feasibility of our web hosting centers and other internal use construction projects. As a result of this analysis, we decided to abandon certain web hosting centers and terminate certain projects that were no longer feasible. We recorded an asset impairment charge of $134 million related to the abandonment of web hosting centers and termination of certain internal use construction projects.

        Subsequent to the Merger, we re-evaluated all of our assets for potential impairment and, in certain instances, we concluded that the fair value of some of our assets were below their carrying value. As a result, we recorded impairment charges in 2001 of $16 million, writing off the full carrying value of certain internal use construction projects and equipment.

Asset Retirement Obligations

        As discussed in Note 2—Summary of Significant Accounting Policies, we adopted SFAS No. 143 on January 1, 2003.

        Our asset retirement obligations primarily relate to the costs of removing circuit equipment and wireless towers from leased properties when the leases expire. The following table reconciles the change in asset retirement obligations during the year:

Change in Asset Retirement Obligations
(Dollars in millions)
Liability recognized upon adoption on January 1, 2003	$43
Liability incurred	—
Liability settled	—
Accretion expense	6

Balance as of December 31, 2003	$49

        If the provisions of SFAS No. 143 had been adopted for the prior years presented, net loss would have increased by approximately $50 million and $45 million for the years ended December 31, 2002 and 2001, respectively, and loss per share would have increased by $0.03 and $0.03, respectively. The asset retirement obligation would have been approximately $37 million and $31 million at December 31, 2001 and December 31, 2000, respectively.

Note 5: Goodwill and Intangible Assets

        The components of intangible assets are as follows:

		December 31,
		2003		2002
	Amortizable Lives	Carrying Cost	Accumulated Amortization	Carrying Cost	Accumulated Amortization
		(Dollars in millions)
Intangibles with indefinite lives:
Wireless spectrum licenses and other		$152	$—	$146	$—

Intangibles with finite lives:
Capitalized software	1.5-5 years	2,351	(961)	2,032	(577)
Customer lists and other	5 years	35	(28)	33	(22)

Total intangibles with finite lives		2,386	(989)	2,065	(599)

Total intangible assets		$2,538	$(989)	$2,211	$(599)

        We recorded amortization expense of $428 million in 2003 for intangibles assets with finite lives. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the succeeding 5 years is as follows:

Estimated Amortization Expense
(Dollars in millions)
2004	$489
2005	394
2006	296
2007	162
2008	56

Total	$1,397

Adoption of SFAS No. 142

        Effective January 1, 2002, we adopted SFAS No. 142, which requires companies to cease amortizing goodwill and intangible assets which have indefinite useful lives. SFAS No. 142 also requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption and annually thereafter, or more often if events or circumstances warrant. Under SFAS No. 142, goodwill impairment may exist if the carrying value of the reporting unit to which it is allocated exceeds its estimated fair value.

        We ceased amortizing our intangible assets with indefinite lives, including trademarks, trade names and wireless spectrum licenses on January 1, 2002. Upon adoption of SFAS No. 142, we reviewed the useful lives of our amortizable intangible assets, primarily capitalized software and customer lists, and determined that they remained appropriate.

        In accordance with SFAS No. 142, we performed a transitional impairment test of goodwill and intangible assets with indefinite lives as of January 1, 2002. The first step of the transitional test of impairment was performed by comparing the fair value of our reporting units to the carrying values of the reporting units to which goodwill was assigned. Because we do not maintain balance sheets at the reporting unit level, we allocated all assets and liabilities to each of our reporting units based on various methodologies that included specific identification and allocations based primarily on revenue, voice grade equivalents (the amount of capacity required to carry one telephone call) and relative number of employees. Goodwill was allocated to reporting units based on the relative fair value of each reporting unit. We did not allocate any goodwill to our wireless and directory publishing reporting units because they were not expected to benefit significantly from the synergies of the Merger and are not considered sources of the goodwill which arose from the Merger.

        Upon implementation of SFAS No. 142, we identified 13 reporting units. Goodwill was allocated to four of these reporting units on a relative fair value basis. Reporting units that were non-revenue producing or that were not expected to benefit significantly from the synergies of the Merger were not allocated goodwill. In addition, insignificant reporting units were not allocated goodwill. As discussed in Note 15—Segment Information, operating segments were changed in the fourth quarter of 2002 after goodwill had already been reduced to zero through the impairments discussed in the following paragraphs.

        We estimated the implied fair value of goodwill for each reporting unit by subtracting the fair value of the reporting unit's assets, including any unrecognized intangibles, from the total fair value of the reporting unit. The excess was deemed the implied fair value of goodwill. The implied fair value of the goodwill was then compared to the carrying amount of goodwill for the reporting unit. Based on this analysis, we recorded a charge for the cumulative effect of adopting SFAS No. 142 of $22.8 billion on January 1, 2002. This charge related to the reporting units in the table below:

Reporting Unit	Impairment Charge
(Dollars in millions)
Global	$5,151
National	2,147
Consumer	4,856
Wholesale	10,646

Total	$22,800

        Due to changes in market conditions, downward revisions to our projections of future operating results and other factors, we preformed an impairment analysis as of June 30, 2002 and determined that goodwill was impaired. We recorded an impairment charge to write-off the remaining goodwill balance of $8.483 billion on June 30, 2002. We performed the annual impairment test for 2003 and no further impairment was indicated.

        The following table adjusts loss from continuing operations, net loss and the related per share amounts in 2001 to exclude amortization, net of any related tax effects, of goodwill and indefinite lived intangible assets.

Year Ended December 31, 2001
(Dollars in millions, except per share amounts)
Reported loss from continuing operations	$(6,117)
Amortization associated with goodwill	797
Amortization associated with excess basis in investment in KPNQwest	205
Amortization associated with trade name	9
Amortization associated with assembled workforce	20
Amortization associated with wireless spectrum licenses	1

Total amortization associated with intangible assets with indefinite lives	1,032

Adjusted loss from continuing operations	$(5,085)

Reported net loss	$(5,603)
Amortization associated with goodwill	797
Amortization associated with excess basis in investment in KPNQwest	205
Amortization associated with trade name	9
Amortization associated with assembled workforce	20
Amortization associated with wireless spectrum licenses	1

Total amortization associated with intangible assets with indefinite lives	1,032

Adjusted net loss	$(4,571)

Basic and diluted loss per share:
Reported loss per share from continuing operations	$(3.68)
Amortization associated with goodwill	0.48
Amortization associated with excess basis in investment in KPNQwest	0.12
Amortization associated with trade name	0.01
Amortization associated with assembled workforce	0.01
Amortization associated with wireless spectrum licenses	—

Total amortization associated with intangible assets with indefinite lives	0.62

Adjusted loss per share from continuing operations	$(3.06)

Reported net loss per share	$(3.37)
Amortization associated with goodwill	0.48
Amortization associated with excess basis in investment in KPNQwest	0.12
Amortization associated with trade name	0.01
Amortization associated with assembled workforce	0.01
Amortization associated with wireless spectrum licenses	—

Total amortization associated with intangible assets with indefinite lives	0.62

Adjusted net loss per share	$(2.75)

Intangible Asset Impairment

        In June 2002, as discussed in Note 4—Property, Plant and Equipment, we recorded an asset impairment charge to property, plant and equipment of $10.493 billion which includes impairment to capitalized software development costs of $411 million and customer lists of $812 million. Also, in September 2003, as discussed in Note 4—Property, Plant and Equipment, we recorded an asset impairment charge to property, plant and equipment for $230 million which includes impairment to capitalized software development costs of $15 million.

        We recorded asset impairment charges of $4 million and $101 million in 2002 and 2001, respectively, related to internal software projects that we terminated.

        In 2002, realization of a $396 million tax benefit ($647 million on a pre-tax basis) became probable as a result of the completion of the first phase of the sale of our directory publishing business. The tax benefit existed at the time of the Merger, but was not recognized in the purchase because at that time it was not apparent that the temporary difference would be realized in the foreseeable future. In 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", ("SFAS No. 109"), we recorded the tax benefit, on a pre-tax basis, as a $555 million reduction to our trade name intangible asset and as a $92 million reduction to our customer lists intangible asset. The tax benefits were applied to these two non-current intangible assets because these assets were created in connection with the original purchase price allocation.

Note 6: Assets Held for Sale Including Discontinued Operations

        The following table presents the summarized results of operations for each of the years in the three-year period ended December 31, 2003 related to our discontinued operations. These results primarily relate to our directory publishing business.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Revenue	$648	$1,549	$1,621
Costs and expenses:
Cost of sales	232	524	586
Selling, general and administrative	93	400	198
Depreciation and amortization	—	29	31

Income from operations	323	596	806
Gain on sale of directory publishing business	4,065	2,615	—
Other expense	(111)	(26)	(5)

Income before income taxes	4,277	3,185	801
Income tax provision	1,658	1,235	311

Income from and gain on sale of discontinued operations	$2,619	$1,950	$490

        The following table presents the assets and liabilities associated with our discontinued operations, primarily our directory publishing business, as of December 31, 2003 and 2002:

	December 31,
	2003	2002
	(Dollars in millions)
Current assets held for sale	$—	$239
Property, plant and equipment, net	—	58
Other assets	—	18

Total assets held for sale	$—	$315

Current portion of liabilities associated with discontinued operations	$—	$175
Other long-term liabilities	—	50

Total liabilities associated with discontinued operations	$—	$225

Discontinued Directory Publishing Business

        During the second quarter of 2002, we began actively pursuing the sale of our directory publishing business ("Dex"). On November 8, 2002, we completed the first stage of the sale of our directory publishing business to a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (the "Dex Sale"). The sales price for the first stage of the Dex Sale, which involved the sale of Dex operations in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota ("Dex East") was $2.75 billion and was paid in cash. We recognized a gain of $1.6 billion (net of $1.0 billion in taxes) from the Dex East sale.

        The sale of Dex in the remaining states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming ("Dex West") was completed in September 2003. We received approximately $4.3 billion in gross cash proceeds and recognized a gain of $2.5 billion (net of $1.6 billion in taxes) from the Dex West sale.

Excess Network Supplies Held for Sale

        We periodically review our network supplies against our usage requirements to identify potential excess supplies for disposal. During the second quarter of 2002, we identified $359 million of excess supplies and engaged a third-party broker to conduct a sale of those assets. An impairment charge of $348 million was recorded on June 30, 2002 to reduce the carrying amount of the supplies to their net estimated fair value. Fair value was based upon market values of similar equipment. The impairment charge of $348 million is included in asset impairment charges in our 2002 consolidated statement of operations.

Other Assets Held for Sale

        Prior to and during 2000, U S WEST agreed to sell approximately 800,000 access lines to third-party telecommunications services providers, including approximately 570,000 access lines in nine states to Citizens Communications Company ("Citizens"). Because these access lines were "held for sale", U S WEST discontinued recognizing depreciation expense on the related assets and carried them at the lower of their cost or fair value, less estimated cost to sell. These access lines are part of our wireline segment.

        On July 20, 2001, we terminated the agreement with Citizens under which the majority of the remaining access lines in eight states were to have been sold and ceased actively marketing the remaining access lines. As a result, the remaining access lines and related assets were reclassified to "held for use" as of June 30, 2001. In connection with the change in use and this reclassification, the access lines and related assets were measured individually at the lower of their (a) carrying value before they were classified as held for sale, adjusted for any depreciation expense or impairment losses that would have been recognized had the assets been continuously classified as held for use, or (b) their fair value at June 30, 2001. This resulted in a charge to depreciation in 2001 of $222 million to "catch up" the depreciation on these access lines and related assets for the period they were classified as held for sale. The required adjustments to the carrying value of the individual access lines and related assets were included in our 2001 consolidated statement of operations.

        In 2001, we sold approximately 41,000 access lines in Utah and Arizona resulting in $94 million in cash proceeds and a gain of $51 million.

Note 7: Investments

        The following table summarizes the carrying value of our investments as of December 31, 2003 and 2002:

	December 31,
	2003	2002
	(Dollars in millions)
Short-term publicly traded marketable debt securities	$174	$—
Non-current investments:
Publicly traded marketable debt securities	24	—
Publicly traded marketable equity securities	—	1
Investments in private companies	6	22

Total investments	$204	$23

Equity Method Investments

        As discussed in Note 2—Summary of Significant Accounting Policies, investments where we exercise significant influence, but do not control the investee, are accounted for under the equity method of accounting. Under the equity method, investments are stated at initial cost and are adjusted for contributions, distributions, our share of the investee's income or losses as well as impairment write-downs for other-than-temporary declines in value. The following table summarizes the 2002 and 2001 changes in our investments that were accounted for using the equity method of accounting. At December 31, 2003, we did not have any significant equity method investments.

	KPNQwest	Qwest Digital Media	Total
	(Dollars in millions)
Balance as of December 31, 2000	$7,803	$113	$7,916
Equity share of loss	(96)	(20)	(116)
Purchase price allocation adjustment	(3,180)	—	(3,180)
Impairment charges	(3,204)	(9)	(3,213)
Capital contributions	65	12	77
Forgiveness of promissory note	—	(85)	(85)
Amortization of excess basis	(205)	—	(205)
Currency translation	(33)	—	(33)

Balance as of December 31, 2001	1,150	11	1,161
Equity share of loss	(131)	(14)	(145)
Impairment charges	(1,059)	(2)	(1,061)
Capital contributions	—	5	5
Currency translation	40	—	40

Balance as of December 31, 2002	$—	$—	$—

        Investment in KPNQwest.    In April 1999, pre-Merger Qwest and KPN Telecom B.V. ("KPN") formed a joint venture, KPNQwest N.V. ("KPNQwest"), to create a pan-European Internet Protocol-based fiber optic broadband network, linked to our North American network, for data and multimedia services. We and KPN each initially owned 50% of KPNQwest. In November 1999, KPNQwest consummated an initial public offering in which 50.6 million shares of common stock were issued to the public generating approximately $1.0 billion in proceeds. As a result of KPNQwest's initial public offering, the public owned approximately 11% of KPNQwest's shares and the remainder was owned equally by us and KPN. Originally, contractual provisions restricted our ability to sell or transfer any of our shares through 2004. In November 2001, we purchased approximately 14 million additional shares and Anschutz Company purchased approximately six million shares of KPNQwest common stock from KPN for $4.58 per share. Anschutz Company's stock purchase was at our request and with the approval of the disinterested members of our Board of Directors (the "Board"). After giving effect to this transaction, we held approximately 47.5% of KPNQwest's outstanding shares. Because we have never had the ability to designate a majority of the members of the supervisory board or to vote a majority of the voting securities, we have accounted for our investment in KPNQwest using the equity method of accounting.

        In connection with the allocation of the Merger purchase price, we assigned a preliminary value of $7.935 billion to our investment in KPNQwest at June 30, 2000. Prior to the Merger, Qwest's investment in KPNQwest had a book value of $552 million. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", the excess basis related to our investment in KPNQwest of $7.383 billion was attributed to goodwill. This goodwill was initially assigned an estimated life of 40 years and was being amortized ratably over that period. The final determination of the estimated fair value of our investment in KPNQwest was completed in June 2001. This final determination resulted in an estimated fair value of $4.755 billion, or $3.180 billion less than our preliminary estimate of fair value. As a result, we recorded a $3.180 billion reduction to our investment in KPNQwest effective in the second quarter of 2001. Also at that time we changed the estimated life of the revised goodwill balance of $4.203 billion from 40 years to 10 years. Beginning January 1, 2002, in accordance with the adoption of SFAS No. 142, we ceased amortization of goodwill and other intangible assets with indefinite lives. In addition, as of December 31, 2002, all goodwill has been fully impaired. See discussion at Note 5—Goodwill and Intangible Assets.

        Beginning in June 2001, we performed periodic evaluations of our investment in KPNQwest and concluded that there had been a decline in fair value that was other than temporary. Factors considered in reaching our conclusions that the decline was other-than-temporary included, among others, the following: a decline in the price of KPNQwest's publicly traded stock and the period of time over which such price had been below the carrying value of our investment; the change in analysts' expectations released during the second quarter of 2001 indicating significant declines from their first quarter expectations; and the severe deterioration of the European telecommunications sector that began during the second quarter of 2001, including a number of bankruptcies, making the near-term prospects of a recovery of KPNQwest's stock less certain beginning on June 30, 2001. As a result of those evaluations, we recorded an impairment loss of $3.048 billion in June 2001 to write down the carrying amount of our investment in KPNQwest.

        After a similar evaluation in December 2001, we again concluded that a further other-than-temporary decline in value had occurred and recorded an additional impairment of $156 million, reducing the estimated fair value of our KPNQwest investment to $1.150 billion as of December 31, 2001.

        In 2002, we recorded a further impairment to our investment for an other-than-temporary decline in value in the first quarter of 2002. In May 2002, KPNQwest filed for bankruptcy protection and ceased operations. Consequently, we did not expect to recover any of our investment in KPNQwest and in the second quarter of 2002, we wrote-off our remaining investment in KPNQwest to our consolidated statement of operations.

        Investment in Qwest Digital Media, LLC.    In October 1999, pre-Merger Qwest and Anschutz Digital Media, Inc. ("ADMI"), a subsidiary of Anschutz Company, formed a joint venture called Qwest Digital Media, LLC ("QDM"), which provided advanced digital production, post-production and transmission facilities; digital media storage and distribution services; and telephony-based data storage and enhanced access and routing services. Pre-Merger Qwest contributed capital of approximately $84.8 million in the form of a promissory note payable over nine years at an annual interest rate of 6%. At inception, pre-Merger Qwest and ADMI each owned 50% equity and voting interest in QDM. In June 2000, pre-Merger Qwest acquired an additional 25% interest in QDM directly from ADMI and paid $48.2 million for the interest; $4.8 million in cash at closing and the remaining $43.4 million in the form of a promissory note payable in December 2000, with an annual interest rate of 8%. As a result of this transaction, subsequent to the Merger, we owned a 75% economic interest and 50% voting interest in QDM, and ADMI owned the remaining 25% economic interest and 50% voting interest. We paid the note associated with this additional 25% interest in full, including approximately $1.8 million in accrued interest, in January 2001. Because we have never controlled QDM, we have accounted for our investment in QDM using the equity method of accounting for all periods presented.

        Also in October 1999, pre-Merger Qwest entered into a long-term Master Services Agreement with QDM under which QDM agreed to purchase approximately $119 million of telecommunication services through October 2008 and we agreed to extend credit to QDM for the purpose of making payments to us for the telecommunications services provided. Each October, QDM was required to pay an amount equal to the difference between certain specified annual commitment levels and the amount of services actually purchased under the Master Services Agreement at that time. In October 2001, we agreed to terminate the Master Services Agreement and release QDM from its obligation under such agreement to acquire telecommunications services from us. At the same time, QDM agreed to forgive the $84.8 million that we owed on the promissory note related to the original capital contribution from pre-Merger Qwest. Prior to the termination of the Master Services Agreement, we advanced QDM $3.8 million which was the amount owed to us under the agreement for accrued telecommunications services. QDM used that advance to pay us the amount owed, including interest on amounts past due. Concurrent with termination of the Master Services Agreement, QDM repaid us the $3.8 million advance under the Master Services Agreement with interest.

Marketable Securities

        We have investments in publicly traded equity securities and private company equity securities, which are classified as "available-for-sale" under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In accordance with SFAS No. 115, we are required to carry these investments at their fair value. Unrealized gains and losses on these securities are recorded in other comprehensive income (loss), net of related income tax effects, in the consolidated statement of stockholders' (deficit) equity.

        We also had investments in publicly traded debt securities made during 2003 which are classified as "held-to-maturity." In accordance with SFAS No. 115, held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

        In addition, we have investments in certain derivative instruments on marketable securities. As discussed in Note 2—Summary of Significant Accounting Policies, derivative financial instruments are measured at fair value and recognized as either assets or liabilities on our consolidated balance sheets. Changes in the fair values of derivative instruments that do not qualify as hedges and/or any portion of a hedge that is not effective as a hedge, are recognized as a gain or loss in the consolidated statement of operations in the current period.

        The following table summarizes information related to our investments in marketable equity securities for the years ended December 31, 2003, 2002 and 2001.

	Publicly Traded	Private Company	Total
	(Dollars in millions)
Balance as of December 31, 2000	$87	$144	$231
Additions	13	3	16
Dispositions	(21)	(3)	(24)
Unrealized mark-to-market gains	62	—	62
Unrealized mark-to-market losses	(29)	—	(29)
Other-than-temporary declines in value and mark-to-market adjustment of warrants	(69)	(115)	(184)

Balance as of December 31, 2001	43	29	72
Dispositions	(50)	—	(50)
Unrealized mark-to-market gains	41	—	41
Unrealized mark-to-market losses	(5)	—	(5)
Other-than-temporary declines in value and mark-to-market adjustment of warrants	(28)	(7)	(35)

Balance as of December 31, 2002	1	22	23
Additions	198	—	198
Unrealized mark-to-market gains	—	3	3
Other-than-temporary declines in value and mark-to-market adjustment of warrants	(1)	(19)	(20)

Balance as of December 31, 2003	$198	$6	$204

Investments in Publicly Traded Securities

        As of December 31, 2003, our portfolio of publicly traded marketable securities consisted principally of U.S. Government Agency debt securities which had an amortized cost and a fair market value of approximately $198 million. In accordance with SFAS No. 115, we accrete the discount of these bonds and recognize interest income in our consolidated statement of operations. Bonds of $174 million are classified as short-term and are included in prepaids and other current assets and $24 million is included as non-current in other assets on our consolidated balance sheet as of December 31, 2003.

        As of December 31, 2002 our portfolio of publicly traded marketable securities consisted principally of the warrants we held to purchase various public company equity securities. In accordance with SFAS No. 133 and SFAS No. 115, we mark the warrants to market and any changes in the fair value of these warrants are charged to the consolidated statement of operations. We recorded losses of $1 million, $20 million and $6 million, for the years ended December 31, 2003, 2002 and 2001, respectively, related to changes in the fair value of these warrants. We had no other significant derivative financial instruments as of December 31, 2003 or 2002.

        We recorded charges related to other-than-temporary declines in value relating to our investments in publicly traded marketable securities during 2002 and 2001 totaling $8 million and $63 million, respectively. There were no charges recorded during 2003. During 2002 and 2001, we sold various holdings in our public and non-public investments for approximately $12 million and $2 million, respectively. We recorded a loss of $37 million in 2002 and a loss of $22 million in 2001 associated with these sales. We had no significant sales of investments in 2003.

Note 8: Borrowings

Current Borrowings

        As of December 31, 2003 and 2002, our current borrowings consisted of:

	December 31,
	2003	2002
	(Dollars in millions)
Short-term notes	$—	$750
Current portion of credit facility	—	750
Current portion of long-term borrowings	1,834	1,180
Current portion of capital lease obligations and other	35	92

Total current borrowings	$1,869	$2,772

        In August 2002, Dex borrowed $750 million under a term loan agreement ("Dex Term Loan") due September 2004. Borrowings under the Dex Term Loan were completed in two tranches: Tranche A and Tranche B. As of December 31, 2002, Tranche A borrowings were $213 million and Tranche A bore interest at either (i) an adjusted London interbank offered rates ("LIBOR") plus 11.50% per annum, as calculated in accordance with the term loan agreement; or (ii) the base rate under the agreement plus 8.75% per annum. Tranche B borrowings were $537 million and bore a fixed interest rate of 14.0%. On August 12, 2003, the $750 million Dex Term Loan was paid in full. See Note 18—Subsequent Events—Debt-related matters, for a description of transactions affecting our current borrowings that occurred subsequent to December 31, 2003.

Long-term Borrowings

        At December 31, 2003, $133 million of our long-term borrowings, including the current portion, were held at Qwest and the remainder was held in four of our wholly owned subsidiaries: Qwest Corporation ("QC"), Qwest Services Corporation ("QSC"), Qwest Communications Corporation ("QCC") and Qwest Capital Funding ("QCF"). See Note 18—Subsequent Events—Debt-related matters, for a description of transactions affecting our long-term borrowings that occurred subsequent to December 31, 2003.

        As of December 31, 2003 and 2002, long-term borrowings consisted of the following (for all notes with unamortized discount or premium, the face amount of the notes and the unamortized discount or premium are presented separately):

	December 31,
	2003	2002
	(Dollars in millions)
Qwest Corporation:
Notes with various rates ranging from 5.50% to 9.125% including LIBOR + 4.75% and maturities from 2004 to 2043	$7,887	$7,316
Unamortized discount and other	(157)	(142)
Capital lease obligations and other	25	97
Less: current portion	(881)	(1,255)
Qwest Services Corporation:
Notes with various rates ranging from 13.00% to 14.00% and maturities from 2007 to 2014	3,377	3,298
Unamortized premium	174	70
Credit facility due 2005 with rate of LIBOR + 3.50%	750	2,000
Less: current portion	—	(750)
Qwest Communications Corporation:
7.25% Senior Notes due in 2007	314	350
Unamortized discount and other	(7)	(7)
Capital lease obligations and other	40	50
Less: current portion	(2)	(6)
Qwest Capital Funding:
Notes with various rates ranging from 5.875% to 7.90% and maturities from 2004 to 2031	4,952	7,665
Unamortized discount	(11)	(20)
Less: current portion	(963)	—
Qwest Communications International Inc.:
7.50% Senior Notes due in 2008	62	750
7.25% Senior Notes due in 2008	8	300
Unamortized discount and other	(2)	(30)
Senior Notes with various rates ranging from 8.29% to 10.875% and maturities from 2007 to 2008	33	33
Note payable to ADMI (Note 16—Related Party Transactions)	30	35
Less: current portion	(4)	(1)
Other:
Capital lease obligations	33	25
Less: current portion	(19)	(10)

Total—net long-term borrowings	$15,639	$19,768

        Our long-term borrowings had the following interest rates and maturities at December 31, 2003:

	Maturities
Interest Rates
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Up to 5%	$—	$750	$—	$—	$—	$—	$750
Above 5% to 6%	1,084	46	6	77	328	—	1,541
Above 6% to 7%	—	595	—	1,340	171	2,872	4,978
Above 7% to 8%	750	—	485	314	71	3,364	4,984
Above 8% to 9%	—	—	—	—	22	250	272
Above 9% to 10%	—	—	—	11	—	1,500	1,511
Above 10%	—	—	—	504	—	2,873	3,377

Total	$1,834	$1,391	$491	$2,246	$592	$10,859	17,413

Capital leases and other							98
Unamortized discount and other							(3)
Less current borrowings							(1,869)

Total long-term debt							$15,639

  QC Notes

        At December 31, 2003 and 2002, QC had notes with aggregate principal amounts outstanding of $7.887 billion and $7.316 billion, excluding unamortized discounts of $157 million and $142 million, respectively, of unsecured notes at interest rates ranging from 5.50% to 9.125% including floating rate debt at LIBOR + 4.75% and with maturities from 2004 to 2043. The indentures governing these QC notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QC and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QC, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2003. Included in the amounts listed above are the following issuances:

        On June 9, 2003, QC completed a senior term loan in two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of QC's current indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with QC's other long-term debt. The net proceeds were used to refinance approximately $1.1 billion of QC's debt due in 2003 and fund or refinance our investment in telecommunications assets. Also, in connection with this QC issuance, we reduced the QSC Credit Facility (as described below) by approximately $429 million to a balance of $1.57 billion.

        The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.50% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        In March 2002, QC issued $1.5 billion in bonds with a ten-year maturity and an 8.875% interest rate. At December 31, 2003, the interest rate was 9.125%. Once we have registered the notes with the Securities and Exchange Commission, ("SEC"), the interest rate will return to 8.875%, the original stated rate.

  QSC Notes

        At December 31, 2003 and 2002, QSC had notes with aggregate principal amounts outstanding of $3.377 billion and $3.298 billion, consisting of 13.0% Notes due in 2007 ("2007 Notes"), 13.5% Notes due in 2010 ("2010 Notes") and 14.0% Notes due in 2014 ("2014 Notes") pursuant to an indenture issued on December 26, 2002. The total unamortized premium for these notes was $174 million and $70 million at December 31, 2003 and 2002, respectively. Since December 26, 2003, we have been incurring additional interest of 0.25% per annum on these notes. Once we register the notes with the SEC, the interest rates will return to the original stated rates. We will be required to pay an additional 0.25% per annum of interest starting March 25, 2004, for a total of 0.50% of additional interest, until the notes are registered. The 2007 Notes, 2010 Notes and 2014 Notes are callable on December 15 of 2005, 2006 and 2007 at 106.5%, 106.75% and 107%, respectively. The QSC notes are subordinated in right of payment to all senior debt of QSC, including the 2004 QSC Credit Facility, and the QSC guarantee of the 2009, 2011 and 2014 Qwest notes. The QSC notes are secured by a lien on the stock of QC, which lien is junior to the liens on such collateral securing QSC's senior debt, including the 2004 QSC Credit Facility and QSC's guarantee of the 2009, 2011 and 2014 Qwest notes (See Note 18—Subsequent Events, Debt-related matters, for a discussion of new debt issued in 2004). The QSC notes are guaranteed by QCF and Qwest on a senior basis and the guarantee by Qwest is secured by liens on the stock of QSC and QCF.

        The QSC indenture contains certain covenants including, but not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on dividends and other payment restrictions; (iv) limitations on asset sales; (v) limitations on transactions with affiliates; (vi) limitations on liens; and (vii) limitations on business activities. Under the QSC indenture we must repurchase the notes upon certain changes of control. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in the aggregate in excess of $100 million. We were in compliance with all of the covenants as of December 31, 2003.

        On December 22, 2003, we completed a cash tender offer (the "December 2003 Tender Offer") for the purchase of approximately $3 billion aggregate face amount of outstanding debt of Qwest, QSC and QCF for approximately $3 billion in cash. As a result, we recorded a loss of $15 million on the early retirement of this debt. In connection with the December 2003 Tender Offer, QSC purchased $327 million face amount of its debt for $386 million in cash resulting in a loss of $42 million. QSC also offered to purchase its notes for par under the asset sale repurchase requirement as required by the indentures governing the QSC notes. The details relating to Qwest's and QCF's portion of the December 2003 Tender Offer are discussed below in their respective sections.

        During 2003, we also exchanged $406 million of new QSC notes for $560 million face amount of QCF notes. These debt-for-debt exchanges were accounted for in accordance with the guidance in Emerging Issues Task Force Issue No. 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments", ("EITF Issue No. 96-19"). On the date of the exchanges, the present value of the cash flows under the terms of the revised debt instruments were compared to the present value of the remaining cash flows under the original debt instruments. The cash flows were not considered "substantially" different to that of the exchanged debt; therefore, no gain was recognized on the exchanges and the difference of $144 million between the face amount of the new debt and the carrying amount of the exchanged debt is being amortized as a credit to interest expense using the effective interest rate method over the life of the new debt. The new QSC notes have interest rates ranging from 13.0% to 13.5% with maturities of 2007 and 2010, while the QCF notes had interest rates ranging from 6.875% to 7.90%.

  QSC Credit Facility

        Until February 2002, we maintained commercial paper programs to finance the short-term operating cash needs of our business. We had a $4.0 billion syndicated credit facility available to support our commercial paper programs. As a result of reduced demand for our commercial paper, in February 2002 we borrowed the full amount under this credit facility and used the proceeds to repay $3.2 billion or all of the commercial paper outstanding and terminated our commercial paper program. The remainder of the proceeds was used to pay maturities and capital lease obligations and to fund operations.

        At December 31, 2003 and 2002, we had $750 million and $2.0 billion, respectively, outstanding under the credit facility, which had been reconstituted as a revolving credit facility in August 2002, with QSC as the primary borrower ("QSC Credit Facility"). The QSC Credit Facility was secured by a senior lien on the stock of QC. The QSC Credit Facility was paid down by $429 million concurrently with QC's $1.75 billion term loan completed in June 2003. Proceeds from the completed sale of the Dex West business during September 2003 were used to reduce the QSC Credit Facility by another $321 million. In December 2003, the QSC Credit facility was reduced by an additional $500 million. At December 31, 2003, the QSC Credit Facility bore interest of 4.65%. We obtained extensions under the QSC Credit Facility for the delivery of certain annual and quarterly financial information. The waivers extended the compliance date to provide certain annual and quarterly financial information to March 31, 2004. On February 5, 2004, the QSC Credit Facility was paid off and terminated (See Note 18—Subsequent Events, Debt related matters, for a discussion of the payoff of the QSC Credit Facility).

  QCC Notes

        At December 31, 2003 and 2002, QCC had notes with aggregate principal amounts outstanding of $314 million and $350 million, respectively, excluding unamortized discount of $7 million, in each year, of unsecured 7.25% Senior Notes, due 2007. During 2003, $36 million of these notes were exchanged for $33 million of cash resulting in a gain of $3 million.

        The indenture governing these notes contains certain covenants including, but not limited to: (i) a prohibition on certain liens on assets of QCC and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QCC, which requires that a successor assume the obligation with regard to these notes. This indenture contains provisions relating to acceleration upon an acceleration of any other debt obligations of QCC in the aggregate in excess of $25 million. We were in compliance with all of the covenants as of December 31, 2003.

  QCF Notes

        At December 31, 2003 and 2002, QCF had notes with aggregate principal amounts outstanding of $4.952 billion and $7.665 billion, excluding unamortized discounts of $11 million and $20 million, respectively, of unsecured notes at rates ranging from 5.875% to 7.9% and with maturities from 2004 to 2031. The QCF notes are guaranteed by Qwest on a senior unsecured basis. The indentures governing these QCF notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QCF and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QCF or us, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants as of December 31, 2003.

        In connection with the December 2003 Tender Offer, QCF purchased $1.735 billion face amount of its debt for $1.637 billion in cash resulting in a gain of $79 million.

        During 2003, we also exchanged $418 million face amount of existing QCF notes for $165 million of cash and 52.5 million shares of our common stock with an aggregate value of $202 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $3.22 per share to $5.11 per share. As a result, a gain of $50 million was recorded on this debt extinguishment. We also exchanged $406 million of new QSC notes for $560 million face amount of QCF notes. See the QSC section above for a discussion of this debt for debt exchange.

        On December 26, 2002, we completed an offer to exchange up to $12.9 billion in aggregate face amount of outstanding unsecured debt securities of QCF for new secured debt securities of QSC and Qwest. (Because of the amount tendered no Qwest notes were required to be issued.) We received valid tender offers of approximately $5.2 billion in total principal amount of the QCF notes and issued in exchange $3.3 billion in face amount of new debt securities of QSC under the indenture described above. This transaction was accounted for in accordance with the guidance in EITF Issue No. 96-19. On December 26, 2002, the present value of the cash flows under the terms of the revised debt instruments were compared to the present value of the remaining cash flows under the original debt instruments. The cash flows for nine of the new debt securities were considered "substantially" different to that of the exchanged debt securities. Accordingly, these debt exchanges were accounted for as debt extinguishments resulting in the recognition of a $1.8 billion gain in 2002. The cash flows for two of the new debt securities were not considered "substantially" different to that of the exchanged debt and therefore no gain was realized upon exchange. For these two debt instruments, the difference between the fair value of the new debt and the carrying amount of the exchanged debt of approximately $70 million is being amortized as a credit to interest expense using the effective interest method over the life of the new debt.

        During the first quarter of 2002, we exchanged $97 million in face amount of debt that was issued by QCF. In exchange for the debt, we issued approximately 9.88 million shares of our common stock with a fair value of $87 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $8.29 per share to $9.18 per share. As a result, a gain of $9 million was recorded on this extinguishment of debt.

  Qwest 2008 Notes

        At December 31, 2003 and 2002, we had notes with aggregate principal amounts outstanding of $70 million and $1.05 billion, respectively, of senior notes due in 2008, excluding unamortized discount of $2 million and $30 million, respectively. At December 31, 2002, these notes consisted of $750 million issued with an interest rate of 7.50% and $300 million issued with an interest rate of 7.25%. As of December 26, 2002, these senior notes have been secured equally and ratably with the QSC notes discussed above by a lien on the stock of QSC and QCF. These notes are also guaranteed on a senior basis by QCF and QSC and the QSC guarantee is secured by a junior lien on the stock of QC. In connection with the December 2003 Tender Offer, we purchased $981 million face amount of our 2008 notes for $1.006 billion in cash resulting in a loss of $52 million and amended the indentures governing the notes that remain outstanding to eliminate restrictive covenants and certain default provisions. At the same time, Qwest also offered to purchase these notes for par under the asset sale repurchase requirement as required by the indentures governing these notes and accepted $32 million that was tendered under this offer, which is included in the purchase and loss amounts above.

  Other Qwest Notes

        At December 31, 2003 and 2002 we had notes with aggregate principal amounts of other notes outstanding of $33 million, consisting of 8.29% Senior Notes due in 2008, 9.47% Senior Notes due in 2007 and 10.875% Senior Notes due in 2007. In March 2001, we completed a cash tender offer to buy back some of these notes. In this tender offer, we purchased $995 million in principal of the outstanding notes in exchange for $1.1 billion in cash, resulting in a loss of $106 million. In connection with this tender offer, the remaining outstanding indentures governing the notes were amended to eliminate restrictive covenants and certain default provisions.

Interest

        The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Gross interest expense	$1,776	$1,830	$1,624
Capitalized interest	(19)	(41)	(187)

Net interest expense	$1,757	$1,789	$1,437

Cash interest paid	$1,839	$1,829	$1,260

Note 9: Restructuring and Merger-related Charges

        The restructuring reserve balances discussed below are included in our consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. As of December 31, 2003 and 2002, the amounts included as current liabilities are $147 million and $127 million and the long-term portions are $377 million and $420 million, respectively.

2003 Activities

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, we reviewed employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $131 million to cover the costs associated with these actions, as more fully described below.

        An analysis of activity associated with the 2003 restructuring reserve, as well as prior period restructuring and Merger reserves, is as follows:

		Year Ended December 31, 2003
	January 1, 2003 Balance				December 31, 2003 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2003 restructuring plan	$—	$131	$14	$—	$117
2002 restructuring plan	164	—	62	6	96
2001 restructuring plan	361	—	38	12	311
Merger-related	22	—	22	—	—

Total	$547	$131	$136	$18	$524

        The 2003 restructuring reserve included charges of $107 million for severance benefits pursuant to established severance policies and $24 million for real estate exit obligations, which primarily include estimated future net payments on abandoned operating leases. We identified approximately 2,300 employees from various functional areas to be terminated as part of this restructuring. Through December 31, 2003, approximately 1,600 of the planned reductions had been completed. The remaining 700 reductions are expected to occur over the next year, with severance payments generally extending from two to 12 months. The real estate exit costs include the net present value of rental payments due over the remaining term of the leases, net of estimated sublease rentals and estimated costs to terminate the leases. Through December 31, 2003 we had utilized $12 million of the 2003 restructuring reserves for severance payments and $2 million for real estate exit costs.

        SFAS No. 146 establishes standards for reporting information about restructuring activities. Effective for exit or disposal activities initiated after December 31, 2002, SFAS No. 146 requires disclosure of the total amount of costs expected to be incurred in connection with these activities for each reportable segment. The 2003 restructuring provisions for our wireline, wireless and other segments are $87 million, $0 million and $44 million, respectively.

        During the year ended December 31, 2003, we utilized $43 million of the 2002 restructuring plan (as described below) reserves for employee severance payments and $19 million for real estate exit-related payments. We had identified 4,500 employees to be terminated as part of the 2002 restructuring plan and as of December 31, 2003, these employee reductions were complete. As the 2002 plan was complete and actual costs were less than originally estimated, we reversed $6 million of the restructuring reserve during the year ended December 31, 2003. This reversal included $4 million of severance reserves and $2 million of real estate exit reserves. The remaining restructuring reserve for the 2002 restructuring plan includes $7 million for severance payments, which we expect to utilize during 2004, and $89 million for real estate exit costs. The real estate exit costs are to be utilized over the next several years.

        During the year ended December 31, 2003, we utilized $38 million of the 2001 restructuring plan reserves. This utilization includes $4 million for severance-related costs and $34 million for real estate exit costs. As the employee severance-related activities related to the 2001 restructuring plan were complete and as actual costs were less than originally estimated, the remaining severance-related reserve of $11 million as well as $1 million of over-accrued real estate exit-related reserves were reversed during the year ended December 31, 2003. The remaining restructuring reserve for 2001 of $311 million represents remaining real estate exit obligations, which will be utilized over the next several years.

        During the year ended December 31, 2003, we utilized the remaining Merger-related reserve established during 2000.

2002 Activities

        During the year ended December 31, 2002, in response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below) and due to continued declines in our revenue and general economic conditions, we identified employee reductions in various functional areas and permanently exited a number of operating and administrative facilities. In connection with that restructuring, we established a restructuring reserve and recorded a charge of $299 million to our 2002 consolidated statement of operations to cover the costs associated with these actions, as more fully described below.

		Year Ended December 31, 2002
	January 1, 2002 Balance				December 31, 2002 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2002 restructuring plan	$—	$299	$135	$—	$164
2001 restructuring plan	790	71	365	135	361
Merger-related	111	—	36	53	22

Total	$901	$370	$536	$188	$547

        The 2002 restructuring reserve included $179 million related to severance and $120 million for real estate exit costs. During the year ended December 31, 2002, $123 million of the reserve was utilized for severance benefits and $12 million was utilized for real estate exit costs. Relative to our 2001 plan, $172 million of the reserve was utilized for severance payments and $193 million was utilized for real estate exit costs. Also, during the year ended December 31, 2002, we accrued an additional $71 million for additional 2001 restructuring plan real estate exit costs and reversed $135 million of the 2001 restructuring plan reserves. The 2001 restructuring plan reversal was comprised of $113 million of severance costs and $22 million of over accrued real estate exit costs. The 2001 plan included 10,000 anticipated terminations and as of December 31, 2002, we had terminated 7,000 employees.

        During the year ended December 31, 2002, we utilized $36 million of Merger-related reserves established during 2000, primarily for contractual and legal settlements and reversed $53 million of the Merger-related reserves as the employee reductions and contractual settlements were complete. The remaining Merger-related reserve represents contractual obligations paid in 2003.

2001 Activities

        During the year ended December 31, 2001, we established a reserve and charged to our consolidated statement of operations $825 million for restructuring activities in conjunction with our 2001 restructuring plan. This reserve was comprised of $332 million for severance-related costs and $493 million for real estate exit costs. This reserve was partially offset by a reversal of $9 million of other restructure-related real estate exit costs. During the year ended December 31, 2001, in relation to the Merger as earlier described, we charged to our consolidated statement of operations $321 million, which is comprised of $115 million for additional contractual settlement, legal contingency and other related costs, $132 million for additional severance charges and $74 million for other Merger-related costs, net of reserve reversals. The additional provisions and reversals of Merger-related costs were due to additional Merger-related activities and modifications to previously accrued Merger-related activities.

        The following table outlines our cumulative utilization of the 2003, 2002 and 2001 restructuring and Merger-related plans through December 31, 2003.

	December 31, 2003— Cumulative Utilization
	Severance and Related	Real Estate Exit and Related	Total
	(Dollars in millions)
2003 restructuring plan	$12	$2	$14
2002 restructuring plan	166	31	197
2001 restructuring plan	208	230	438
Merger-related	736	1,013	1,749

Total cumulative utilization	$1,122	$1,276	$2,398

Note 10: Other Financial Information

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2003	2002
	(Dollars in millions)
Accrued interest	$285	$402
Employee compensation	543	333
Accrued property and other taxes	392	456
Accrued facilities costs	358	199
Current portion of state regulatory and legal liabilities	196	182
Restructuring and Merger-related reserves	147	127
Other	345	492

Total accrued expenses and other current liabilities	$2,266	$2,191

Other Long-Term Liabilities

        Other long-term liabilities include a deferred credit associated with our November 12, 2003 settlement of the disputes with certain of our insurance carriers related to, among other things, the investigations and securities and derivative actions described in Note 17—Commitments and Contingencies. The settlement involved, among other things, an additional payment by us of $157.5 million, and in return, the insurance carriers paid $350 million into trust. Of the $350 million, $150 million in cash is available for our benefit and has been used in large part to reimburse defense costs incurred by us in connection with these matters. Another $143 million in cash and $57 million in irrevocable letters of credit, totaling $200 million, is set aside to cover losses we may incur and the losses of current and former directors and officers and others who release the insurance carriers in connection with the settlement. The use and allocation of these proceeds has yet to be resolved between us and individual insureds. We consolidated the trust assets and related deferred credit into our consolidated balance sheet as of December 31, 2003. We have also recorded a reserve in our consolidated financial statements for the estimated minimum liability associated with certain of these matters. We have classified the assets, deferred credit and loss reserve as non-current.

        Other long-term liabilities also includes $221 million related to the termination of our Calpoint LLC ("Calpoint") services agreement. We entered into a services agreement with Calpoint in 2001. In connection with this arrangement, we also agreed to pay monthly services fees directly to the trustee that serves as a paying agent on debt instruments issued by special purpose entities sponsored by Calpoint. This unconditional purchase obligation required us to pay at least 75% of the monthly service fees for the entire term of the agreement, regardless of whether Calpoint provided us service. In September 2003, we terminated our services arrangement with Calpoint. We paid to terminate the services agreement, but will continue to make payments to a trustee related to the unconditional purchase obligation. As a result of this transaction, in September 2003, we recorded a liability of $346 million for the net present value of the remaining obligation which will be paid through 2006. Our total remaining liability related to the Calpoint transaction is $322 million as of December 31, 2003.

Note 11: Employee Benefits

Pension, Post-retirement and Other Post-employment Benefits

        We have a noncontributory defined benefit pension plan (the "Pension Plan") for substantially all management and occupational (union) employees. In addition to this qualified Pension Plan we also operate a non-qualified pension plan for certain highly compensated employees and executives (the "Non-Qualified Pension Plan"). We maintain post-retirement healthcare and life insurance plans that provide medical, dental, vision and life insurance benefits for certain retirees. We also provide post-employment benefits for certain other former employees. As of December 31, 2003 and 2002, shares of our common stock and ownership of our debt accounted for less than 0.5% of the assets held in the pension plans and post-retirement benefit plans.

        Management employees who retain the retiree medical and life benefits and retire after September 6, 2000 will begin paying contributions toward retiree medical and life benefits in 2004. The current collective bargaining agreement for our occupational (union) employees provides that those who retire after December 31, 1990 will begin paying contributions toward retiree medical benefits once they exceed our healthcare cost caps, but no sooner than January 2006.

        We modified the Pension Plan benefits, effective January 1, 2001, for all former U S WEST management employees who did not have 20 years of service by December 31, 2000 or who would not be service pension eligible by December 31, 2003. For employees who did not meet these criteria (the "unprotected group"), no additional years of service will be credited under the defined lump sum formula for years worked after December 31, 2000. These employees' pension benefits will only be adjusted for changes in the employees' future compensation levels. Future benefits for the unprotected group are based on 3% of pay while actively employed plus a return as defined in the Pension Plan. The minimum return an employee can earn on their account in a given year is based upon the Treasury Rate and the employee's account balance at the beginning of the year. All management employees, other than those who remain eligible under the previous formulas, will be eligible to participate in the 3%-of-pay plan.

        Effective August 11, 2000, the Pension Plan was amended to provide additional pension benefits to certain plan participants who were involuntarily separated from us between August 11, 2000 and June 30, 2001. The Pension Plan was subsequently amended to provide termination benefits through June 30, 2003. The amount of the benefit is based on pay and years of service. For 2003, 2002 and 2001, the amounts of additional termination benefits paid were $73 million, $226 million and $154 million, respectively. In addition, special termination benefits of $0 million, $3 million and $6 million were paid from the Non-Qualified Pension Plan to certain executives during 2003, 2002 and 2001, respectively.

        Pension and post-retirement health care and life insurance benefits earned by employees during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Pension and post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined using the projected unit credit method.

        Our funding policy is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due. No pension funding was required in 2003 or 2002 and as of December 31, 2003 and 2002, the fair value of the assets in the qualified pension trust exceeded the accumulated benefit obligation of the qualified Pension Plan. During 2003, we made contributions of $8 million to the post-retirement healthcare plan; however, we did not contribute to the post-retirement healthcare or life insurance plans in 2002. We expect to contribute approximately $13 million to the post-retirement healthcare plan during 2004.

        The components of the net pension credit, non-qualified pension benefit cost and post-retirement benefit cost are as follows:

	Pension Cost (Credit) Years Ended December 31,			Non-Qualified Pension Cost Years Ended December 31,			Post-retirement Benefit Cost Years Ended December 31,
	2003	2002	2001	2003	2002	2001	2003	2002	2001
	(Dollars in millions)
Service Cost	$170	$154	$187	$4	$3	$2	$23	$27	$29
Interest Cost	601	601	686	3	5	5	389	328	307
Expected return on plan assets	(858)	(925)	(1,101)	—	—	—	(135)	(191)	(224)
Amortization of transition asset	(71)	(76)	(79)	2	2	2	—	—	—
Amortization of prior service cost	—	—	—	—	—	—	(20)	(20)	(20)
Plan settlement	—	11	—	—	2	6	—	—	—
Special termination benefits	—	—	—	—	3	6	—	—	—
Recognized net actuarial (gain) loss	—	—	(53)	—	2	1	101	(23)	(91)

Net (credit) cost included in current earnings (loss)	$(158)	$(235)	$(360)	$9	$17	$22	$358	$121	$1

        The net pension cost (credit) is allocated between cost of sales and selling, general and administrative expense in the consolidated statements of operations.

        The measurement dates used to determine pension and other postretirement benefit measurements for the plans are December 31, 2003, 2002 and 2001. The actuarial assumptions used to compute the net pension cost (credit), non-qualified pension benefit cost and post-retirement benefit cost are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Cost (Credit)			Non-Qualified Pension Cost			Post-retirement Benefit Cost
	2003	2002	2001	2003	2002	2001	2003	2002	2001
Beginning of the year:
Discount rate	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
Rate of compensation increase	4.65%	4.65%	4.65%	4.65%	4.65%	4.65%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	9.00%	9.40%	9.40%	N/A	N/A	N/A	9.00%	9.40%	9.40%
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	10.00%	8.25%	8.25%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	N/A	N/A	2013	2007	2007

N/A—not applicable

        Following is an analysis of the change in the projected benefit obligation for the pension, non-qualified pension plans and post-retirement benefit plan obligation for the years ended December 31, 2003 and 2002:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2003	2002	2003	2002	2003	2002
	(Dollars in millions)
Benefit obligation accrued at beginning of year	$8,741	$9,625	$71	$70	$5,708	$4,700
Service cost	170	154	4	3	23	27
Interest cost	601	601	3	5	389	328
Actuarial loss (gain)	513	(164)	(18)	3	378	1,012
Plan amendments	(40)	—	—	—	(15)	—
Special termination benefits	73	226	—	3	—	—
Plan settlements	8	—	—	—	—	—
Business divestitures	(91)	(88)	—	—	(24)	(27)
Benefits paid	(1,015)	(1,613)	(12)	(13)	(383)	(332)

Benefit obligation accrued at end of year	$8,960	$8,741	$48	$71	$6,076	$5,708

Accumulated benefit obligation	$8,470	$8,129	$41	$41	$6,076	$5,708

        The actuarial assumptions used to compute the funded (unfunded) status for the plans are based upon information available as of the end of the respective year and are as follows:

	Pension Plan		Non-Qualified Pension Plan		Post-retirement Benefit Plan
	2003	2002	2003	2002	2003	2002
End of the year:
Discount rate	6.25%	6.75%	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	4.65%	4.65%	4.65%	4.65%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	2014	2013

N/A—not applicable

        Following is an analysis of the change in the fair value of plan assets for the pension, non-qualified pension and post-retirement benefit plans for the years ended December 31, 2003 and 2002:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2003	2002	2003	2002	2003	2002
	(Dollars in millions)
Fair value of plan assets at beginning of year	$8,427	$11,121	$—	$—	$1,565	$2,045
Actual gain (loss) on plan assets	1,702	(1,001)	—	—	333	(191)
Net employer contributions	—	—	12	13	144	43
Business divestitures	(104)	(80)	—	—	—	—
Benefits paid	(1,015)	(1,613)	(12)	(13)	(383)	(332)

Fair value of plan assets at year end	$9,010	$8,427	$—	$—	$1,659	$1,565

        The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans as of December 31, 2003 and 2002:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2003	2002	2003	2002	2003	2002
	(Dollars in millions)
Funded (unfunded) status	$50	$(314)	$(48)	$(71)	$(4,417)	$(4,143)
Unrecognized net actuarial loss	1,142	1,460	6	24	1,312	1,257
Unamortized prior service cost (benefit)	(40)	—	1	1	(113)	(118)
Unrecognized transition (asset) obligation	(63)	(134)	7	9	—	—

Prepaid benefit (accrued cost)	$1,089	$1,012	$(34)	$(37)	$(3,218)	$(3,004)

        The weighted-average asset allocations for the benefit plans at December 31, 2003 and 2002, by asset category are as follows:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-Retirement Benefit Plan Years Ended December 31,
	2003	2002	2003	2002	2003	2002
Equity Securities	63%	59%	N/A	N/A	59%	57%
Debt Securities	24%	29%	N/A	N/A	35%	38%
Real Estate	6%	6%	N/A	N/A	1%	1%
Other	7%	6%	N/A	N/A	5%	4%

Total	100%	100%	N/A	N/A	100%	100%

N/A—not applicable

        The investment objective for the benefit plans is to provide an attractive risk-adjusted return that will ensure the payment of benefits and protect against the risk of substantial investment losses. The asset mix, or the percent of the trust held in each asset class, is the primary determinant of the total fund return. The asset mix takes into account benefit obligations, risk/return requirements and the outlook for the financial markets. As of year-end, the actual asset mix is within the 50%-70% policy allocation range for equities and 30%-50% for non-equities (debt, real estate and other).

        In computing the pension and post-retirement benefit costs, we must make numerous assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets and expected future cost increases. Two of these items generally have the most significant impact on the level of cost: (1) discount rate and (2) expected rate of return on plan assets.

        Annually, we set our discount rate primarily based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination we consider, among other things, the yields on Moody's AA corporate bonds as of year-end.

        The expected rate of return on plan assets is the long-term rate of return we expect to earn on trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets.

        To compute the expected return on Pension Plan assets, we apply an expected rate of return to the market-related asset value of the Pension Plan assets. The market-related asset value is a computed value that recognizes changes in fair value of plan assets over a period of time, not to exceed five years. This method has the effect of smoothing market volatility that may be experienced from year to year. As a result, our expected return is not significantly impacted by the actual return on Pension Plan assets experienced in any given year.

        A change of one percent in the assumed initial healthcare cost trend rate would have had the following effects in 2003:

	One Percent Change
	Increase	Decrease
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$27	$(23)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$459	$(389)

        On January 5, 2001, we announced an agreement with our major unions, the Communications Workers of America ("CWA") and the International Brotherhood of Electrical Workers ("IBEW"), to extend the existing union contracts for another two years, through August 2003. The extensions include a 3.5% wage increase in 2001, a 5% wage increase in 2002, a 6% pension increase in 2002 and a 10% pension increase in 2003. The appropriate changes were reflected in the pension and post-retirement benefit computations. In August 2003, we reached an agreement with the CWA and IBEW on a new two-year contract expiring on August 13, 2005. The new agreements did not have a material impact on our pension and post-retirement benefit computations.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position No. 106-1. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", we elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information. Currently, we do not believe we will need to amend our plan to benefit from the Act. The measurement date used to determine pension and other postretirement benefit measures for the pension plan and the postretirement benefit plan is December 31.

Other Benefit Plans

  401(k) Plan

        We currently sponsor a defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service ("IRS"). Currently, we match a percentage of employee contributions in our common stock. As a result of our failure to file in a timely manner various of our quarterly reports on Form 10-Q and our failure to file our Annual Report on Form 10-K, beginning in August 2002, we temporarily suspended the investment of employee contributions in our common stock. During the fourth quarter of 2003, we filed with the SEC our 2003 quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2002, (the "2002 Form 10-K"). We then restored the discretionary investment of employee contributions in our common stock beginning in February 2004. As of December 31, 2003, the assets of the plan included approximately 88 million shares of our common stock as a result of the combination of our employer match and participant directed contributions. We made cash contributions in connection with our 401(k) plan of $8 million and $83 million for 2002 and 2001, respectively. In addition, we made contributions of our common stock of $76 million and $77 million in 2003 and 2002, respectively.

  Deferred Compensation Plans

        We sponsor several deferred compensation plans for a group that includes certain of our current and former management and highly compensated employees, certain of which are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices including our common stock.

        Our deferred compensation obligation is included in our consolidated balance sheet in other long-term liabilities. Shares of our common stock owned inside the plans are treated as treasury stock and are included at cost in the consolidated balance sheet in treasury stock. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statement of operations. The deferred compensation liability as of December 31, 2003 and 2002 was $24 million and $36 million, respectively. The value of the deferred compensation plans' assets were $33 million and $41 million at December 31, 2003 and 2002, respectively and are included in other long-term assets in the consolidated balance sheets.

  Deferred Compensation Plan for Non-employee Directors

        We sponsor a deferred directors' fees plan for members of our current and former Board. Under this plan, directors may, at their discretion, elect to defer all or any portion of the directors' fees for the upcoming year for services they perform as directors of the Company. In the plan for the members of the current Board, we match 50% of the fees that are contributed to the plan. Participants in the plan are fully vested in both their deferred fees and the matching contribution. Participants can suspend or change the amount of deferred fees at their discretion.

        Quarterly, we credit the director's account with "phantom units", which are held in a notational account. Each phantom unit represents a value equivalent to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and the like that affect shares of our common stock outstanding. The account is ultimately distributed at the time elected by the director or at the end of the plan and is paid, at the director's election, either in: (1) a lump-sum payment; (2) annual cash installments over periods up to 10 years; or (3) some other form selected by our Executive Vice President—Human Resources (or his or her designee). A change in our stock price of one dollar would not result in a significant expense impact to our consolidated financial statements.

        Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the value of our common stock are recorded in our consolidated statement of operations. The deferred compensation liability as of December 31, 2003, for the plan was $6 million and the expense associated with this plan was not significant during 2003. However, depending on the extent of appreciation in the value of our common stock, expenses incurred under this plan could become significant in subsequent years.

Note 12: Stock Incentive Plans

Stock Options

        Prior to the Merger, U S WEST adopted stock plans under which it could grant awards in the form of stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards. In connection with the Merger, all U S WEST options outstanding prior to the Merger announcement became fully vested. Options granted after that date and prior to June 30, 2000 continue to vest according to the vesting requirements in the plan.

        On June 23, 1997, pre-Merger Qwest adopted the Equity Incentive Plan. This plan was most recently amended and restated on October 4, 2000 and permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants. The maximum number of shares of our common stock that may be issued under the Equity Incentive Plan at any time pursuant to awards is equal to 10% of the aggregate number of our common shares issued and outstanding reduced by the aggregate number of options and other awards then outstanding under the Equity Incentive Plan or otherwise. Issued and outstanding shares are determined as of the close of trading on the New York Stock Exchange on the preceding trading day. Since the Merger, all option grants have been issued from this plan. As of December 31, 2003, the maximum number of shares of our common stock available for issuance under the Equity Incentive Plan was 177 million, with 126 million shares underlying outstanding options and 51 million shares available for issuance pursuant to new awards.

        As a result of our failure to file with the SEC various of our quarterly reports on Form 10-Q and our failure to file our 2002 Form 10-K, beginning in August 2002, we temporarily suspended the ability of option holders to exercise their vested options. During the fourth quarter of 2003, we filed with the SEC our 2003 quarterly reports on Form 10-Q and our 2002 Form 10-K. We then restored the ability of option holders to exercise vested options beginning in January 2004.

        The Compensation and Human Resources Committee of our Board, or its delegate, approves the exercise price for each option. Stock options generally have an exercise price that is at least equal to the fair market value of the common stock on the date the stock option is granted, subject to certain restrictions. Stock option awards generally vest in equal increments over the vesting period of the granted option (generally three to five years). Unless otherwise provided by the Compensation and Human Resources Committee, our Equity Incentive Plan provides that, on a "change in control", all awards granted under the Equity Incentive Plan will vest immediately. Options that we granted to our employees from June 1999 to September 2002 typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Since September 2002, options that we grant to our executive officers (vice president level and above) typically provide for accelerated vesting and an extended exercise period upon a change of control and options that we grant to all other employees typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Options granted in 2003, 2002 and 2001 have ten-year terms.

        On October 31, 2001, we announced a voluntary stock option exchange offer. Under the terms of the offer and subject to certain restrictions, our employees could exchange all or a portion of their stock options that had an exercise price of $35 or more. The offer was available only to our full-time, non-union employees (excluding 15 senior executives), for options granted by us or U S WEST. Options surrendered by employees were cancelled on November 30, 2001 and new options were issued on June 3, 2002 on a share-for-share basis. On June 3, 2002, 9,655 employees received 26 million stock options in the exchange. The exercise price on the new options is $5.10, the closing market price on the day the new options were granted. The new options vest ratably over a four-year period commencing on June 3, 2002.

        Our stock incentive plans are accounted for using the intrinsic-value method under which no compensation expense is recognized for options granted to employees with a strike price that equals or exceeds the value of the underlying security on the measurement date. In certain instances, the strike price has been established prior to the measurement date, in which event any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests, in accordance with FIN No. 28. We recorded stock-based compensation expense of $6 million, $18 million and $34 million in the years ended December 31, 2003, 2002 and 2001, respectively.

        Summarized below is the activity of our stock option plans for the three years ended December 31, 2003:

	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding January 1, 2001	133,610	$32.32
Granted	33,015	24.21
Exercised	(12,280)	20.62
Tendered for cancellation	(29,129)	43.45
Canceled or expired	(19,722)	37.92

Outstanding December 31, 2001	105,494	27.01
Granted	49,701	4.66
Exercised	(34)	5.90
Canceled or expired	(42,841)	19.97

Outstanding December 31, 2002	112,320	19.81
Granted	31,549	3.60
Exercised	—	—
Canceled or expired	(18,145)	18.13

Outstanding December 31, 2003	125,724	$15.98

        Options to purchase 54.0 million, 49.3 million and 45.4 million shares of Qwest common stock at weighted-average exercise prices of $25.38, $28.62 and $28.40 were exercisable at December 31, 2003, 2002 and 2001, respectively.

        The outstanding options at December 31, 2003 have the following characteristics (shares in thousands):

	Outstanding Options			Exercisable Options
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.01 - $ 5.00	35,379	9.10	$3.36	1,997	$2.69
$ 5.01 - $10.00	30,501	7.65	5.22	6,602	5.25
$10.01 - $20.00	15,090	4.84	16.58	11,422	16.83
$20.01 - $30.00	18,484	4.97	27.33	11,268	26.74
$30.01 - $40.00	16,381	5.87	33.41	14,269	33.30
$40.01 - $60.00	9,889	6.30	43.34	8,467	42.79

Total	125,724	6.99	$15.98	54,025	$25.38

        As required by SFAS No. 123 and SFAS No. 148, "Accounting for Stock-based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123", we have disclosed in Note 2—Summary of Significant Accounting Policies the pro forma amounts as if the fair value method of accounting had been used. These pro forma amounts may not be representative of the effects on reported net income or loss in future years because, the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

        Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of options granted in 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
Risk-free interest rate	2.7%	4.1%	4.1%
Expected dividend yield	0.0%	0.0%	0.2%
Expected option life (years)	4.4	4.4	4.4
Expected stock price volatility	88.0%	57.6%	41.4%
Weighted-average grant date fair value	$2.37	$2.25	$9.40

        Two of the more significant assumptions used in this estimate are the expected option life and the expected volatility, both of which we estimated based on historical information.

Restricted Stock

        In 2003, we did not grant any shares of restricted stock under the Equity Incentive Plan. In 2002 and 2001, we granted 400,000 and 650,000 shares of restricted stock under the Equity Incentive Plan with weighted-average grant date fair values of $6.85 and $16.81 per share, respectively. Restricted stock awards granted in 2002 and 2001 generally vest ratably over four years. Compensation expense of $2 million, $13 million and $6 million was recognized for restricted stock grants in 2003, 2002 and 2001, respectively.

Growth Share Plan

        Pre-Merger Qwest had a Growth Share Plan for certain of its employees and directors. A "Growth Share" was a unit of value based on the increase in value of our common stock over a specified measurement period. Upon vesting, settlement of each Growth Share was made in our common stock. All Growth Share grants were made based on a beginning value of our common stock that was greater than or equal to the fair value of our common stock at the grant date.

        Due to the change in control as a result of the Merger, all Growth Shares were vested at June 30, 2000. In the first quarter of 2001, we issued 356,723 shares of our common stock in settlement of all remaining vested Growth Shares.

Employee Stock Purchase Plan

        We have an Employee Stock Purchase Plan ("ESPP") that we are authorized to issue shares of our common stock to eligible employees. As a result of our failure to file with the SEC various of our quarterly reports on Form 10-Q and our failure to file our 2002 Form 10-K, we temporarily suspended the ESPP in August 2002. In December 2003, an amended and restated ESPP was approved by the shareholders. Under the amended plan, we are authorized to issue 27 million shares of our common stock to eligible employees. Enrollment in the amended ESPP plan began in January 2004, with the first distribution of stock scheduled to occur during the first week of March 2004. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase our common stock at a price of 85% of the fair market value of our common stock on the last trading day of the month in which our common stock is purchased. No shares were purchased under this plan in the year ended December 31, 2003 due to the suspension; however, 3,680,443 and 1,761,470 shares were purchased under this plan at weighted-average purchase prices of $4.12 and $21.24 per share, respectively, during the years ended December 31, 2002 and 2001, respectively. In accordance with APB No. 25, we do not recognize compensation expense for the difference between the employees' purchase price and the fair market value of the stock.

Note 13: Stockholders' Equity

Common Stock ($0.01 par value)

        We are authorized to issue up to 5.0 billion shares of common stock, par value $0.01 per share. As of December 31, 2003 and 2002, there were 1.770 billion and 1.714 billion shares issued and 1.770 billion and 1.699 billion shares outstanding, respectively.

Preferred Stock ($1.00 par value)

        Under our charter, our Board has the authority, without stockholder approval, to (1) create one or more classes or series within a class of preferred stock, (2) issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized and (3) determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

        As of December 31, 2003, 2002 and 2001, there were 200 million shares of preferred stock authorized but no shares issued or outstanding.

Treasury Stock

  BellSouth Repurchase

        In January 2001, we repurchased 22.22 million shares of our common stock at fair value from BellSouth Corporation ("BellSouth") for $1.0 billion in cash. As part of this transaction, we entered into an agreement with BellSouth in January 2001 under which BellSouth agreed to purchase services valued at $250 million from us over a five-year period (the "2001 Agreement"). The 2001 Agreement included provisions that allowed for termination of the arrangement prior to satisfaction of the entire purchase commitment. The 2001 Agreement also provided that BellSouth could make payments for the services in our common stock based upon values as specified in the 2001 Agreement. This provision in the 2001 Agreement represented a written put option. For accounting purposes the written put option vests as we provide services pursuant to the 2001 Agreement. Based on services performed, the value of put options vested in 2001 was $38 million, which was recorded in our consolidated statement of operations as a reduction in revenue and an increase in additional paid-in capital in our consolidated statement of stockholders' (deficit) equity.

        During 2001, BellSouth acquired services valued at approximately $92 million related to the 2001 Agreement. We recognized net revenue for such services of approximately $54 million. BellSouth paid for these services by remitting cash throughout the year of $18 million and, on December 10, 2001, tendering 1.2 million shares of our common stock. The fair value of the tendered shares at December 10, 2001 of $15 million was recorded in treasury stock. The $43 million difference between (i) the fair value of the shares at December 10, 2001 and (ii) the value of $58 million assigned to the shares under the 2001 Agreement was recorded as a reduction to additional paid-in capital. The unpaid balance of $16 million was recorded in accounts receivable. At December 31, 2001, we reclassified $16 million from stockholders' equity to share repurchase commitment, a temporary equity classification in our consolidated balance sheet, to reflect the value of receivables that could be satisfied by BellSouth delivering shares of our common stock.

        During the first quarter of 2002, we received approximately 278,000 shares of our common stock valued at $13 million from BellSouth in partial satisfaction of the $16 million accounts receivable outstanding at December 31, 2001. In addition, in accordance with the 2001 Agreement, we used $12 million of the $18 million in cash received from certain BellSouth affiliates to purchase approximately 253,000 shares of our common stock. The fair value of the stock tendered in the first quarter of 2002 of $5 million was recorded in treasury stock. The $20 million difference between (i) the fair value of the shares and (ii) the value assigned to the shares in the 2001 Agreement of $25 million was recorded as a reduction to additional paid-in capital.

        The 2001 Agreement was cancelled as of January 16, 2002. At that time, we entered into a second agreement with BellSouth under which BellSouth committed to purchase from us $350 million in services payable in cash over a four-year period. In consideration for terminating the 2001 Agreement, we gave BellSouth a non-cash credit of $71 million that we have included in our consolidated balance sheet as a deferred sales discount. The deferred sales discount will reduce revenue from BellSouth proportionately as we provide services under the new agreement. We reduced our revenue by $17 million in 2003 and 2002 related to the amortization of the deferred sales discount.

  Debt for Equity Exchange

        During the first quarter of 2002, we issued 9.88 million shares of our common stock in exchange for certain outstanding debt. During 2003, the remaining treasury shares related to the BellSouth repurchase were issued in connection with certain debt-for-stock exchanges. The weighted-average cost of treasury shares issued was $42.53 per share.

        During 2003, we issued 52.5 million shares of our common stock with an aggregate value of $202 million in exchange for certain outstanding debt.

  Deferred Compensation—Rabbi Trust

        Rabbi trusts established in 2000 for two of our deferred compensation plans held 327,000 and 387,000 shares of our common stock with a cost of $15 million and $18 million at December 31, 2003 and 2002, respectively. Our shares held by the Rabbi trusts are accounted for as treasury stock, which are considered outstanding for legal purposes.

Other Comprehensive (Loss) Income

        Other comprehensive (loss) income in the consolidated statement of stockholders' (deficit) equity includes the following components:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Unrealized gains on available-for-sale marketable securities, net of reclassification adjustments	$3	$36	$33
Foreign currency translation (losses) gains	(4)	40	(33)
Income tax (provision) benefit related to items of other comprehensive income	(1)	(30)	—

Other comprehensive (loss) income	$(2)	$46	$—

        Embedded in net unrealized gains and losses on available-for-sale marketable securities are reclassification adjustments. Reclassification adjustments are comprised of amounts that have been removed from other comprehensive income (loss) in the consolidated statement of stockholders' deficit and recognized in income or loss from operations in our consolidated statements of operations during the periods cited below:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Reversal of unrealized net gains on investments sold during the period	$3	$39	$19
Other-than-temporary gains charged to income or loss	—	—	44
Reversal of foreign currency translation gain	—	40	—
Income tax expense related to items reclassified into income or loss	(1)	(31)	(24)

Total reclassification adjustments	$2	$48	$39

Earnings Per Share

        The weighted-average number of shares used in computing basic and diluted income (loss) per share for the years ended December 31, 2003, 2002 and 2001 was 1.739 billion, 1.682 billion and 1.661 billion, respectively. For the years ended December 31, 2003, 2002 and 2001, the effect of approximately 126 million, 112 million and 105 million, respectively of outstanding stock options were excluded from the calculation of diluted income (loss) per share because the effect was anti-dilutive.

Dividends

        We did not declare any dividends during 2003 and 2002. We declared and paid dividends of $0.05 per share of common stock during 2001.

Note 14: Income Taxes

        The components of the income tax benefit from continuing operations are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Current tax (benefit) provision:
Federal	$—	$(239)	$(492)
State and local	6	6	—

	6	(233)	(492)

Deferred tax (benefit) provision:
Federal	(607)	(3,299)	(569)
State and local	(113)	(642)	(184)
Change in valuation allowance	195	1,677	—

	(525)	(2,264)	(753)

Income tax benefit	$(519)	$(2,497)	$(1,245)

        The effective tax rate for our continuing operations differs from the statutory tax rate as follows:

	Years Ended December 31,
	2003	2002	2001
	(in percent)
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect	3.8	2.1	1.6
Non-deductible KPNQwest investment write down and losses	—	(1.5)	(16.7)
Non-deductible goodwill impairment and amortization	—	(14.8)	(3.8)
Other	0.1	(0.1)	0.8
Change in valuation allowance, state and federal	(10.6)	(8.3)	—

Effective income tax rate	28.3%	12.4%	16.9%

        The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(Dollars in millions)
Net operating loss carryforwards	$1,615	$2,028
Post-retirement benefits and pensions	822	737
State deferred taxes-net of federal effect	281	372
Property, plant and equipment	—	164
Other	648	496

	3,366	3,797
Valuation allowance on deferred tax assets	(1,872)	(1,677)

Net deferred tax assets	1,494	2,120

Property, plant and equipment	(805)	—
State deferred taxes-net of federal effect	(126)	(80)
Other	(525)	(744)

Total deferred tax liabilities	(1,456)	(824)

Net deferred tax assets	$38	$1,296

        We received $67 million, $272 million and $574 million in net income tax refunds in 2003, 2002 and 2001, respectively.

        As of December 31, 2003, we had a net operating loss carryforward of $4.6 billion that will expire between 2004 and 2023. Unused net operating losses generated by pre-Merger Qwest are subject to special rules in the Internal Revenue Code ("IRC"). IRC Section 382 limits the amount of income that may be offset each year by unused net operating losses arising prior to a merger. The annual limitations are based upon the value of the acquired company at the time of the Merger multiplied by the federal long-term tax-exempt interest rate in effect at that date. Any unused limitation may be carried forward and added to the next year's limitations. We do not expect this limitation to impact Qwest's ability to utilize its net operating losses against future taxable income.

        Prior to the purchase of an additional equity interest in KPNQwest in November 2001, our investment in KPNQwest was deemed a foreign corporate joint venture whose basis difference was exempt from the recording of a deferred tax liability. At the end of 2001, the remaining unrecorded deferred tax liability associated with that exempt basis difference was $320 million. In 2002, the remaining book investment in KPNQwest was written off resulting in a $124 million recognized deferred tax asset. We also own a foreign subsidiary with a deductible temporary basis difference for which a $19 million deferred tax asset has not been recorded because the basis difference is essentially permanent in duration and it is not apparent that it will be deducted in the foreseeable future.

        In the second quarter of 2002, we recorded a non-cash charge of $1.677 billion, to establish a valuation allowance against the 2002 net federal and state deferred tax assets. In 2003, we charged an additional $195 million to maintain the valuation allowance at a level sufficient to reduce our 2003 deferred tax assets to an amount we believe is recoverable. The valuation allowance is determined in accordance with the provisions of SFAS No. 109, which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance.

        We had unamortized investment tax credits of $97 million and $104 million as of December 31, 2003 and 2002, respectively, included in other long-term liabilities on our consolidated balance sheets and as discussed in Note 2—Summary of Significant Accounting Policies. These investment tax credits are amortized over the lives of the related assets. At the end of 2003 we also have $62 million ($38 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2010 and 2016, if not utilized.

Note 15: Segment Information

        Our three segments are (1) wireline, (2) wireless and (3) other services. Until September 2003, we operated a fourth segment, our directory publishing business which, as described in Note 6—Assets Held for Sale including Discontinued Operations, has been classified as discontinued operations and accordingly is not presented in our segment results below. Our chief operating decision maker ("CODM"), regularly reviews the results of operations at a segment level to evaluate the performance of each segment and allocate capital resources based on segment income as defined below.

        Segment income consists of each segment's revenue and direct expenses. Segment revenue is based on the types of products and services offered as described below. Segment expenses include employee and service-related costs, facility costs, network expenses and non-employee related costs such as customer support, collections and marketing. We manage indirect administrative services costs such as finance, information technology, real estate and legal centrally; consequently, these costs are allocated to the other services segments. Our network infrastructure is designed to be scalable and flexible to handle multiple products and services. As a result, we do not allocate network infrastructure costs, which include all engineering expense, design, repair and maintenance costs and all third-party facilities costs, to individual products. We manage depreciation, amortization, interest expense, interest income and other income (expense) on a total company basis. As a result, these charges are not allocated to any segment.

        SFAS No. 146 establishes standards for reporting information about restructuring activities. Effective for exit or disposal activities initiated after December 31, 2002, SFAS No. 146 requires disclosure of the total amount of costs expected to be incurred in connection with these activities for each reportable segment. We do not include restructuring costs in the segment results which are reviewed by our CODM. As a result, we have excluded restructuring costs from our presentation below.

For additional information on restructuring costs by segment, see Note 9—Restructuring and Merger-related Charges.

        Our wireline segment includes revenue from the provision of voice services and data and Internet services. Voice services consist of local voice services (such as basic local exchange services), long-distance voice services (such as IntraLATA long-distance services and InterLATA long-distance services) and other voice services (such as operator services, public telephone service, enhanced voice services, CPE and collocation services). Voice services revenue is also generated on a wholesale basis from network transport and billing services, wholesale long-distance service revenue (included in long-distance services revenue) and wholesale access revenue (included in local voice services revenue). Data and Internet services include data services (such as traditional private lines, wholesale private lines, frame relay, asynchronous transfer mode and related CPE) and Internet services (such as DSL, dedicated Internet access ("DIA"), virtual private network ("VPN"), Internet dial access, web hosting, professional services and related CPE). Revenue from optical capacity transactions are also included in revenue from data services. Depending on the product or service purchased, a customer may pay an up-front fee, a monthly fee, a usage charge or a combination of these fees and charges.

        Our wireless services are provided through our wholly owned subsidiary, Qwest Wireless. In August 2003, Qwest Wireless entered into a services agreement with a subsidiary of Sprint that allows us to resell Sprint wireless services, including access to Sprint's nationwide PCS wireless network, to consumer and business customers, primarily within our local service area. We began offering these Sprint services under our brand name in March 2004. Through Qwest Wireless, we continue to operate a PCS wireless network that serves select markets within our local service area, including Denver, Seattle, Phoenix, Minneapolis, Portland, Salt Lake City and other smaller markets. Our wireless customers who are currently being serviced through our proprietary wireless network will be transitioned onto Sprint's network over time.

        Our other services segment consists of revenue and expenses from other operating segments and functional departments that do not meet quantitative threshold requirements. Other services revenue is predominately derived from subleases of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties. Our other services segment expenses include unallocated corporate expenses for functions such as finance, information technology, real estate, legal, marketing services and human resources, which we centrally manage.

        Other than as already described herein, the accounting principles used are the same as those used in our consolidated financial statements. The revenue shown below for each segment is derived from transactions with external customers. Internally, we do not separately track the total assets of our wireline or other segments. As such, total asset information for the three segments shown below is not presented.

        Segment information for the three years ended December 31, 2003 is summarized as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Operating revenues:
Wireline	$13,650	$14,635	$15,803
Wireless	594	694	688
Other services	44	42	39

Total operating revenue	$14,288	$15,371	$16,530

Operating expenses:
Wireline	$7,840	$8,130	$8,996
Wireless	349	507	751
Other services	2,843	2,614	2,383

Total segment expenses	$11,032	$11,251	$12,130

Segment income (loss):
Wireline	$5,810	$6,505	$6,807
Wireless	245	187	(63)
Other services	(2,799)	(2,572)	(2,344)

Total segment income	$3,256	$4,120	$4,400

Capital expenditures:
Wireline	$1,560	$1,833	$7,146
Wireless	13	55	310
Other services	554	903	967

Total capital expenditures	2,127	2,791	8,423
Non-cash investing activities	(39)	(27)	(381)

Total cash capital expenditures	$2,088	$2,764	$8,042

        The following table reconciles segment operating income to net loss for each of the years ended December 31, 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Segment income	$3,256	$4,120	$4,400
Depreciation	(2,739)	(3,268)	(3,704)
Goodwill and other intangible assets amortization	(428)	(579)	(1,660)
Goodwill impairment charge	—	(8,483)	—
Asset impairment charges	(230)	(10,525)	(251)
Restructuring and other charges	(113)	(235)	(816)
Merger-related (charges) credits	—	53	(321)
Total other expense—net	(1,578)	(1,198)	(5,010)
Income tax benefit	519	2,497	1,245
Income and gain from sale of discontinued operations	2,619	1,950	490
Cumulative effect of accounting change	206	(22,800)	24

Net income (loss)	$1,512	$(38,468)	$(5,603)

        Set forth below is revenue information for the years ended December 31, 2003, 2002 and 2001 for revenue derived from external customers for our products and services.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Operating revenues:
Wireline voice services	$9,859	$10,838	$11,897
Wireline data and Internet services	3,791	3,797	3,906
Wireless services	594	694	688
Other services	44	42	39

Total operating revenues	$14,288	$15,371	$16,530

        We provide a variety of telecommunications services on a national and international basis to global and national businesses, small businesses, governmental agencies and residential customers. It is impractical for us to provide revenue information about geographic areas.

        We do not have any single major customer that provides more than ten percent of the total of our revenues derived from external customers.

Note 16: Related Party Transactions

        As discussed in Note 7—Investments, pre-Merger Qwest and ADMI, a subsidiary of Anschutz Company, formed QDM in October 1999. At inception, pre-Merger Qwest and ADMI each owned 50% equity and voting interest in QDM. In June 2000, pre-Merger Qwest acquired an additional 25% interest in QDM directly from ADMI. Following this transaction, pre-Merger Qwest owned a 75% economic interest and 50% voting interest in QDM and ADMI owned the remaining 25% economic interest and 50% voting interest. During 2002 and 2001, in connection with the operation and subsequent shutdown of QDM's business, ADMI and we made several loans to QDM generally in accordance with our respective economic interests in QDM. Neither ADMI or us made any loans to QDM during 2003. As of December 31, 2003, the aggregate principal balance and accrued interest outstanding on loans to QDM from ADMI and us was $4.4 million and $12.3 million, respectively. All outstanding balances on loans we made to QDM have been written off as of December 31, 2002.

        Also in October 1999, pre-Merger Qwest entered into a long-term Master Services Agreement with QDM under which QDM agreed to purchase approximately $119 million of telecommunication services through October 2008 and we agreed to extend credit to QDM for the purpose of making payments to us for the telecommunications services provided. Each October, QDM was required to pay an amount equal to the difference between certain specified annual commitment levels and the amount of services actually purchased under the Master Services Agreement at that time. In October 2001, we agreed to terminate the Master Services Agreement and release QDM from its obligation under such agreement to acquire telecommunications services from us. At the same time, QDM agreed to forgive the $84.8 million that we owed on the promissory note related to the original capital contribution from pre-Merger Qwest. Prior to the termination of the Master Services Agreement, we advanced QDM $3.8 million which was the amount owed to us under the agreement for accrued telecommunications services. QDM used that advance to pay us the amount owed, including interest on amounts past due. Concurrent with termination of the Master Services Agreement, QDM repaid us the $3.8 million advance under the Master Services Agreement with interest. QDM made purchases of $700,000 and $3.3 million during 2002 and 2001, respectively.

        In October 1999, we agreed to purchase certain telephony-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from ADMI in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2003, 2002 and 2001, respectively, we paid $4.0 million, $0 and $2.0 million in interest and $3.4 million, $0 and $340,000 in principal, on the note. At December 31, 2003, the outstanding accrued interest on the note was approximately $350,000 and the outstanding principal balance on the note was $30.3 million.

        As discussed in Note 7—Investments, pre-Merger Qwest and KPN formed a joint venture, KPNQwest, in April 1999. In November 2001, we purchased approximately 14 million additional shares and Anschutz Company purchased approximately six million shares of KPNQwest common stock from KPN for $4.58 per share. Anschutz Company's stock purchase was at our request and with the approval of the disinterested members of our Board. After giving effect to this transaction, we held approximately 47.5% of KPNQwest's outstanding shares.

        During 2002 and 2001, we entered into several transactions with KPNQwest for the purchase and sale of optical capacity assets and the provisioning of services, including but not limited to private line, web hosting, Internet protocol transit and DIA. We made purchases of these assets and services from KPNQwest totaling $169 million and $218 million in 2002 and 2001, respectively. We recognized revenue on products and services sold to KPNQwest in the amount of $12 million and $18 million in 2002 and 2001, respectively. Pricing for these services was based on what we believed to be the fair market value at the time the transactions were consummated. Some of KPNQwest's sales to us were in accordance with the distribution agreement with KPNQwest, whereby we were, in certain circumstances, the exclusive distributor of certain of KPNQwest's services in North America. As of December 31, 2001, we had a remaining commitment to purchase up to 81 million Euros (or $72 million based on a conversion rate at December 31, 2001) worth of network capacity through 2002 from KPNQwest. In connection with KPNQwest's bankruptcy, as discussed in Note 7—Investments, the purchase commitment terminated during June 2002.

        In March 2002, KPNQwest acquired certain assets of Global TeleSystems Europe B.V. ("GTS") for convertible notes of KPNQwest with a face amount of 211 million Euros ($186 million based on a conversion rate at March 18, 2002), among other consideration, under an agreement entered into in October 2001. As disclosed to our Board, a subsidiary of Anschutz Company had become a creditor of GTS in 2001. We understand that in 2002 and 2001, as part of a group of GTS bondholders, an Anschutz Company subsidiary also provided interim financing to GTS. In connection with the consummation of KPNQwest's acquisition of the GTS assets, the Anschutz Company subsidiary received a distribution of notes with a face amount of approximately 37 million Euros ($33 million based on a conversion rate at March 18, 2002). We understand that the allocation of notes to the Anschutz Company subsidiary was determined by a creditor committee for GTS which did not include any representatives of Anschutz Company and neither the KPNQwest notes nor the shares referenced above, both of which are still held by Anschutz Company, have any current value.

Note 17: Commitments and Contingencies

Commitments

  Future Contractual Obligations

        The following table summarizes our future commitments, excluding repayments of debt, as of December 31, 2003:

	Payments Due by Period
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Capital leases and other	$47	$28	$5	$5	$5	$34	$124
Operating leases	325	313	268	247	219	1,534	2,906
Purchase commitment obligations:
Telecommunications commitments	706	517	158	65	60	10	1,516
IRU operating and maintenance obligations	54	52	52	52	52	776	1,038
Advertising and promotion	53	50	32	26	26	219	406
Services	282	259	234	199	196	254	1,424

Total commitments	$1,467	$1,219	$749	$594	$558	$2,827	$7,414

  Capital Leases

        We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2003, 2002 and 2001 were $36 million, $36 million and $1.215 billion, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $183 million, $391 million and $2.011 billion of cost less accumulated amortization of $80 million, $191 million and $362 million at December 31, 2003, 2002 and 2001, respectively.

        The future minimum payments under capital leases as of December 31, 2003 are reconciled to our balance sheet as follows:

Capital Lease Obligations
(Dollars in millions)
Total minimum payments	$124
Less: amount representing interest	(26)

Present value of minimum payments	98
Less: current portion	(35)

Long-term portion	$63

  Operating Leases

        Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. Rent expense under these operating leases was $479 million, $504 million and $696 million during 2003, 2002 and 2001, respectively, net of sublease rentals of $33 million, $25 million and $21 million respectively. Minimum operating lease payments have not been reduced by minimum sublease rentals of $173 million due in the future under non-cancelable subleases. In 2003, 2002 and 2001, contingent rentals representing the difference between the fixed and variable rental payments were not material.

  Purchase Commitment Obligations

        We have purchase commitments with competitive local exchange carriers ("CLECs"), interexchange carriers ("IXCs") and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage.

        Also included in the telecommunications commitments are purchase commitments that we entered into with KMC Telecom Holdings, Inc. ("KMC") in connection with sales of equipment at the time we entered into facilities management service agreements with them. In connection with the KMC arrangements, we also agreed to pay the monthly service fees directly to a trustee that serves as paying agent on debt instruments issued by special purpose entities sponsored by KMC. These unconditional purchase obligations require us to pay at least 75% of the monthly service fees for the entire term of the agreements, regardless of whether KMC provides us services. Our remaining unconditional purchase obligations under these agreements were $418 million as of December 31, 2003.

        A portion of our fiber optic broadband network includes facilities that were purchased or are leased from third parties in the form of IRUs. These agreements are generally 20 to 25 years in length and generally include the requirement for us to pay operating and maintenance fees to a third party for the term of the agreement.

        We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas, and other venues and events. We have service-related commitments with various vendors for data processing, technical and software support. Future payments under certain services contracts will vary depending on our actual usage. In the table above, we estimated payments for these service contracts based on the level of services we expect to use.

  Letters of Credit and Guarantees

        We maintain letter of credit arrangements with various financial institutions for up to $67 million. At December 31, 2003, the amount of letters of credit outstanding was $67 million and we had outstanding guarantees of approximately $2 million.

Contingencies

        For descriptions of new matters that have arisen subsequent to December 31, 2003, please see Note 18—Subsequent Events.

  Investigations, Securities Actions and Derivative Actions

        The investigations and securities actions described below present material and significant risks to us. The size, scope and nature of the recent restatements of our consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these matters, and we can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from these matters. As we have previously disclosed, we have engaged in preliminary discussions for purposes of resolving certain of these matters. We recently concluded that a reserve should be provided. Accordingly, we have recorded a reserve in our consolidated financial statements for the estimated minimum liability associated with certain of these matters. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss we ultimately incur could be substantially more than the reserve we have provided.

        We believe that it is probable that all but $100 million of the recorded reserve will be recoverable out of a portion of $200 million of insurance proceeds, consisting of $143 million of cash and $57 million of irrevocable letters of credit, that were placed in a trust to cover our losses and the losses of individual insureds following our November 12, 2003 settlement of disputes with certain of our insurance carriers related to, among other things, the investigations and securities and derivative actions described below. However, the use and allocation of these proceeds has yet to be resolved between us and individual insureds. See Note 10—Other Financial Information to the consolidated financial statements contained in this prospectus.

        The securities actions are in a preliminary phase and we continue to defend against these matters vigorously. We have not yet conducted discovery on damages and other relevant issues. We are currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment in one or more of these matters in excess of our recorded reserves could be significant, and we can give no assurance that we will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, our ability to meet our debt service obligations and our financial condition could be materially and adversely affected.

  Investigations

        On April 3, 2002, the SEC issued an order of investigation that made formal an informal investigation of Qwest initiated on March 8, 2002. We are continuing in our efforts to cooperate fully with the SEC in its investigation. The investigation includes, without limitation, inquiry into several specifically identified Qwest accounting practices and transactions and related disclosures that are the subject of the various adjustments and restatements described in our 2002 Form 10-K. The investigation also includes inquiry into disclosure and other issues related to transactions between us and certain of our vendors and certain investments in the securities of those vendors by individuals associated with us.

        On July 9, 2002, we were informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of Qwest's business. We believe the U.S. Attorney's Office is investigating various matters that include the subjects of the investigation by the SEC. We are continuing in our efforts to cooperate fully with the U.S. Attorney's Office in its investigation.

        During 2002, the United States Congress held hearings regarding us and matters that are similar to those being investigated by the SEC and the U.S. Attorney's Office. We cooperated fully with Congress in connection with those hearings.

        While we are continuing in our efforts to cooperate fully with the SEC and the U.S. Attorney's Office in each of their respective investigations, we cannot predict the outcome of those investigations. We have engaged in discussions with the SEC staff in an effort to resolve the issues raised in the SEC's investigation of us. Such discussions are preliminary and we cannot predict the likelihood of whether those discussions will result in a settlement and, if so, the terms of such settlement. However, settlements typically involve, among other things, the SEC making claims under the federal securities laws in a complaint filed in United States District Court that, for purposes of the settlement, the defendant neither admits nor denies. Were such a settlement to occur, we would expect such claims to address many of the accounting practices and transactions and related disclosures that are the subject of the various restatements we have made as well as additional transactions. In addition, any settlement with the SEC may also involve, among other things, the imposition of disgorgement and a civil penalty, the amounts of which could be substantially in excess of our recorded reserve, and the entry of a court order that would require, among other things, that we and our officers and directors comply with provisions of the federal securities laws as to which there have been allegations of prior violations.

        In addition, as previously reported, the SEC has conducted an investigation concerning our earnings release for the fourth quarter and full year 2000 issued on January 24, 2001. The release provided pro forma normalized earnings information that excluded certain nonrecurring expense and income items resulting primarily from the Merger. On November 21, 2001, the SEC staff informed us of its intent to recommend that the SEC authorize an action against us that would allege we should have included in the earnings release a statement of our earnings in accordance with GAAP. At the date of this filing, no action has been taken by the SEC. However, we expect that if our current discussions with the staff of the SEC result in a settlement, such settlement will include allegations concerning the January 24, 2001 earnings release.

        Also, as the GSA previously announced in July 2002, it is conducting a review of all contracts with Qwest for purposes of determining present responsibility. On September 12, 2003, we were informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether Qwest and its subsidiaries should be considered for debarment. We have been informed that the basis for the referral was the February 2003 indictment against four former Qwest employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc. in 2000. We are cooperating fully with the GSA and believe that Qwest and its subsidiaries will remain suppliers of the government, although we cannot predict the outcome of this referral.

Securities Actions and Derivative Actions

        Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against Qwest alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action."

        On August 21, 2002, plaintiffs in the consolidated securities action filed their Fourth Consolidated Amended Class Action Complaint, or the Fourth Consolidated Complaint, which defendants moved to dismiss. On January 13, 2004, the United States District Court for the District of Colorado granted the defendants' motions to dismiss in part and denied them in part. In that order, the court allowed plaintiffs to file a proposed amended complaint seeking to remedy the pleading defects addressed in the court's dismissal order and ordered that discovery, which previously had been stayed during the pendency of the motions to dismiss, proceed regarding the surviving claims. On February 6, 2004, plaintiffs filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. The Fifth Consolidated Complaint attempts to expand the putative class period previously alleged in the Fourth Consolidated Complaint, seeks to restore the claims dismissed by the court, including claims against certain individual defendants who were dismissed as defendants by the court's dismissal order, and to add additional individual defendants who have not been named as defendants in plaintiffs' previous complaints. The Fifth Consolidated Complaint also advances allegations related to a number of matters and transactions that were not pleaded in the earlier complaints. The Fifth Consolidated Complaint is purportedly brought on behalf of purchasers of publicly traded securities of Qwest between May 24, 1999 and July 28, 2002, and names as defendants Qwest, Qwest's former Chairman and Chief Executive Officer, Joseph P. Nacchio, Qwest's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of Qwest's former officers and current directors and Arthur Andersen LLP. The Fifth Consolidated Complaint alleges, among other things, that during the putative class period, Qwest and certain of the individual defendants made materially false statements regarding the results of Qwest's operations in violation of section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act, that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and that certain of the individual defendants sold some of their shares of Qwest's common stock in violation of section 20A of the Exchange Act. The Fifth Consolidated Complaint further alleges that Qwest and certain other defendants violated section 11 of the Securities Act of 1933, as amended, or the Securities Act, by preparing and disseminating false registration statements and prospectuses for the registration of Qwest common stock to be issued to U S WEST shareholders in connection with the merger of the two companies, and for the exchange of $3 billion of Qwest's notes pursuant to a registration statement dated January 17, 2001, $3.25 billion of Qwest's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of Qwest's notes pursuant to a registration statement dated October 30, 2001. Additionally, the Fifth Consolidated Complaint alleges that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on the Company's Board of Directors, or the Board. The Fifth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the purported class will seek damages in the tens of billions of dollars. On March 8, 2004, Qwest and other defendants filed motions to dismiss the Fifth Consolidated Complaint.

        Since March 2002, seven putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until the present. By court order, five of these putative class actions have been consolidated and the claims made by the plaintiff in the sixth case were subsequently included in the Second Amended and Consolidated Complaint, or the Second Consolidated Complaint, filed on May 21, 2003 and referred to as the "consolidated ERISA action". Qwest expects the seventh putative class action to be consolidated with the other cases since it asserts substantially the same claims. Defendants in this matter include Qwest, several former and current directors and certain former officers of Qwest, as well as Qwest Asset Management, Qwest's Plan Design Committee, the Plan Investment Committee and the Plan Administrative Committee of the pre-Merger Qwest 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act alleges, among other things, that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the Plan's assets invested in Qwest's stock, requiring certain participants in the Plan to hold the matching contributions received from Qwest in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in Qwest's stock, continuing to offer Qwest's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing Plan participants from acquiring Qwest's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of Qwest's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. Plaintiffs moved for class certification on January 15, 2003, and Qwest has opposed that motion, which is pending before the court. Defendants filed motions to dismiss the consolidated ERISA action on August 22, 2002. Those motions are also pending before the court.

        On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of Qwest's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that Qwest and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make Qwest appear successful and to inflate the value of Qwest's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified above. The plaintiffs have moved to remand the lawsuit back to state court. Defendants have opposed that motion, which is pending before the court.

        On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against Qwest, certain of Qwest's former officers and certain of Qwest's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. CalSTRS alleged that the defendants engaged in fraudulent conduct that caused CalSTRS to lose in excess of $150 million invested in Qwest's equity and debt securities. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate Qwest's revenue and decrease its expenses so that Qwest would appear more successful than it actually was during the period in which CalSTRS purchased and sold Qwest securities. The complaint purported to state causes of action against Qwest for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. Qwest and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against Qwest with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against Qwest for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. Qwest filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

        On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, filed a lawsuit similar to the CalSTRS action in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that Qwest, certain of Qwest's former officers and certain current directors and Arthur Andersen LLP caused Qwest's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about Qwest's business, revenues and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against Qwest for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. On November 17, 2003, Qwest filed a motion to dismiss. That motion is pending before the court.

        On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit similar to the CalSTRS and New Jersey lawsuits in the Circuit Court of Cook County, Illinois. SURSI filed suit against Qwest, certain of Qwest's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in Qwest's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate Qwest's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V., and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against Qwest: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement. All the individual defendants moved to dismiss the action against them for lack of personal jurisdiction. To date, neither Qwest nor the individual defendants have filed a response to the second amended complaint, and the Illinois' court's schedule does not contemplate that answers or motions to dismiss be filed until after the challenges to jurisdiction have been resolved.

        On October 22, 2001, a purported derivative lawsuit was filed in the United States District Court for the District of Colorado, or the Federal Derivative Litigation. On February 6, 2004, a third amended complaint was filed in the Federal Derivative Litigation, naming as defendants certain of Qwest's present and former directors and certain former officers and naming Qwest as a nominal defendant. The Federal Derivative Litigation is based upon the allegations made in the consolidated securities action and alleges, among other things, that the defendants breached their fiduciary duties to Qwest by engaging in self-dealing, insider trading, usurpation of corporate opportunities, failing to oversee implementation of securities laws that prohibit insider trading, failing to maintain appropriate financial controls within Qwest, and causing or permitting Qwest to commit alleged securities violations, thus (1) causing Qwest to be sued for such violations and (2) subjecting Qwest to adverse publicity, increasing its cost of raising capital and impairing earnings. On March 26, 2004, a proposed fourth amended complaint was filed in the Federal Derivative Litigation, which names additional defendants, including a former Qwest officer, Citigroup Inc. and corporations affiliated with Citigroup, Inc. The proposed fourth amended complaint contains allegations in addition to those set forth in the third amended complaint, including that certain individual defendants violated securities laws as a result of the filing of false and misleading proxy statements by Qwest from 2000 through 2003, and that the Citigroup defendants aided and abetted breaches of fiduciary duties owed to Qwest. The Federal Derivative Litigation has been consolidated with the consolidated securities action. Plaintiff seeks, among other remedies, disgorgement of alleged insider trading profits.

        On August 9, 2002, a purported derivative lawsuit was filed in the Court of Chancery of the State of Delaware. A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware on or about August 28, 2002. On October 30, 2002, these two alleged derivative lawsuits, or collectively, the Delaware Derivative Litigation, were consolidated. The Second Amended Complaint in the Delaware Derivative Litigation was filed on or about January 23, 2003, naming as defendants certain of Qwest's current and former officers and directors and naming Qwest as a nominal defendant. In the Second Amended Complaint the plaintiffs allege, among other things, that the individual defendants: (i) breached their fiduciary duties by allegedly engaging in illegal insider trading in Qwest's stock; (ii) failed to ensure compliance with federal and state disclosure, anti-fraud and insider trading laws within Qwest, resulting in exposure to it; (iii) appropriated corporate opportunities, wasted corporate assets and self-dealt in connection with investments in initial public offering securities through Qwest's investment bankers; and (iv) improperly awarded severance payments to Qwest's former Chief Executive Officer, Mr. Nacchio and Qwest's former Chief Financial Officer, Mr. Woodruff. The plaintiffs seek recovery of incentive compensation allegedly wrongfully paid to certain defendants, all severance payments made to Messrs. Nacchio and Woodruff, disgorgement, contribution and indemnification, repayment of compensation, injunctive relief, and all costs including legal and accounting fees. On March 17, 2003, defendants moved to dismiss the Second Amended Complaint, or, in the alternative, to stay the action. As described below, a proposed settlement of the Delaware Derivative Litigation has been reached.

        On each of March 6, 2002 and November 22, 2002, a purported derivative action was filed in Denver District Court, which we refer to collectively as the Colorado Derivative Litigation. On February 5, 2004, plaintiffs in one of these cases filed an amended complaint naming as defendants certain of Qwest's current and former officers and directors and Anschutz Company, and naming Qwest as a nominal defendant. The two purported derivative actions were consolidated on February 17, 2004. The amended complaint alleges, among other things, that various of the individual defendants breached their legal duties to Qwest by engaging in various kinds of self-dealings, failing to oversee compliance with laws that prohibit insider trading and self-dealing, and causing or permitting Qwest to commit alleged securities laws violations, thereby causing Qwest to be sued for such violations and subjecting Qwest to adverse publicity, increasing its cost of raising capital and impairing earnings.

        Beginning in May 2003, the parties to the Colorado Derivative Litigation and the Delaware Derivative Litigation participated in a series of mediation sessions with former United States District Judge Layn R. Phillips. On November 14, 2003, as a result of this process, the parties agreed in principle upon a settlement of the claims asserted in the Colorado Derivative Litigation and the Delaware Derivative Litigation, subject to approval and execution of formal settlement documents, approval by the Denver District Court and dismissal with prejudice of the Colorado Derivative Litigation, the Delaware Derivative Litigation and the Federal Derivative Litigation. From November 14, 2003 until February 17, 2004, the parties engaged in complex negotiations to resolve the remaining issues concerning the potential settlement. On February 17, 2004, the parties reached a formal Stipulation of Settlement, which was filed with the Denver District Court. The stipulation of settlement provides, among other things, that if approved by the Denver District Court and upon dismissal with prejudice of the Delaware Derivative Litigation and the Federal Derivative Litigation, $25 million of the $200 million fund from the insurance settlement with certain of our insurance carriers will be designated for the exclusive use of Qwest to pay losses and Qwest will implement a number of corporate governance changes. (The $200 million has been placed in trust to cover losses we may incur and the losses of current and former directors and officers and others who release the carriers in connection with the settlement.) The Stipulation of Settlement also provides that the Denver District Court may enter awards of attorneys' fees and costs to derivative plaintiffs' counsel from the $25 million in amounts not to exceed $7.5 million and $125,000, respectively. On February 17, 2004, the Denver District Court entered a Preliminary Approval Order and scheduled a hearing to take place on June 15, 2004, to consider final approval of the proposed settlement and derivative plaintiffs' counsels' request for an award of fees and costs.

        On or about February 23, 2004, plaintiff in the Federal Derivative Litigation filed a motion in the United States District Court for the District of Colorado to enjoin further proceedings relating to the proposed settlement of the Colorado Derivative Litigation, or alternatively, to enjoin the enforcement of a provision in the Preliminary Approval Order of the Denver District Court which plaintiff claims would prevent the Federal Derivative Litigation from being prosecuted pending a final determination of whether the settlement of the Colorado Derivative Litigation shall be approved. On March 8, 2004, the individual defendants in the Federal Derivative Litigation filed a motion to stay all proceedings in that action pending a determination by the Denver District Court whether to approve the proposed settlement of the derivative claims asserted in the Colorado Derivative Litigation.

Regulatory Matters

        On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that we, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that we committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that we agreed to provide and did provide to McLeodUSA, Inc. and Eschelon Telecom, Inc.

discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

        On February 28, 2003, the Minnesota Commission issued its initial written decision imposing fines and penalties, which was later revised on April 8, 2003 to include a fine of nearly $26 million and ordered us to:

  •
  grant a 10% discount off all intrastate Minnesota wholesale services to all CLECs other than Eschelon and McLeodUSA; this discount would be applicable to purchases made by these CLECs during the period beginning on November 15, 2000 and ending on May 15, 2002;

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  grant all CLECs other than Eschelon and McLeodUSA monthly credits of $13 to $16 per UNE-P line (subject to certain offsets) purchased during the months of November 2000 through February 2001;

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  pay all CLECs other than Eschelon and McLeodUSA monthly credits of $2 per access line (subject to certain offsets) purchased during the months of July 2001 through February 2002; and

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  allow CLECs to opt-in to agreements the Minnesota Commission determined should have been publicly filed.

        The Minnesota Commission issued its final, written decision setting forth the penalties and credits described above on May 21, 2003. On June 19, 2003, we appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. The appeal is pending.

        Arizona, Colorado, New Mexico, Washington, Iowa and South Dakota have also initiated formal proceedings regarding our alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain of our contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado PUC submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. During an open meeting on April 21, 2004, the Arizona Corporation Commission entered final orders upon consideration of recommended orders of the administrative law judge and a settlement between Qwest and three CLECs that was filed with the Commission on April 14, 2004. The Commission ordered Qwest to issue bill credits or pay cash totaling approximately $11.7 million to Arizona CLECs on the basis of the settlement, and also ordered Qwest to pay penalties of $9 million to the state treasury. On June 26, 2003, we received from the FCC a letter of inquiry seeking information about related matters. We submitted our initial response to this inquiry on July 31, 2003. On March 12, 2004, the FCC issued a Notice of Apparent

Liability which recommended penalties of $9 million for alleged delays in filing 46 agreements in Arizona and Minnesota. Our response is due May 12, 2004. The proceedings and investigations in New Mexico, Colorado and Washington and at the FCC could result in the imposition of fines and other penalties against us that could be material. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        Illuminet, Inc., a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota and New Mexico, alleging that they are entitled to refunds due to our purported improper implementation of tariffs governing certain signaling services we provide in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $4.8 million, respectively. We sought reconsideration in both states, which was denied and subsequently we perfected appeals in both states. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services.

        As a part of the approval by the FCC of the Merger, the FCC required us to engage an independent auditor to perform an attestation review of our compliance with our divestiture of in-region InterLATA services and our ongoing compliance with Section 271 of the Telecommunications Act. In 2001, the FCC began an investigation of our compliance with the divestiture of in-region InterLATA services and our ongoing compliance with Section 271 for the audit years 2000 and 2001. In connection with this investigation, Qwest disclosed certain matters to the FCC that occurred in 2000, 2001, 2002 and 2003. These matters were resolved with the issuance of a consent decree on May 7, 2003, by which the investigation was concluded. As part of the consent decree, Qwest made a voluntary payment to the U.S. Treasury in the amount of $6.5 million, and agreed to a compliance plan for certain future activities. Separate from this investigation, Qwest disclosed matters to the FCC in connection with its 2002 compliance review, including a change in traffic flow related to wholesale transport for operator services traffic and certain toll-free traffic, certain bill mis-labeling for commercial credit card bills, and certain billing errors for public telephone services originating in South Dakota and for toll free services. If the FCC institutes an investigation into the latter categories of matters, it could result in the imposition of fines and other penalties against us. Separately, the FCC has also instituted an investigation into whether we may have impermissibly engaged in the marketing of InterLATA services in Arizona prior to receiving FCC approval of our application to provide such services in that state.

        We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        In January 2001, an amended purported class action complaint was filed in Denver District Court against Qwest and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that Qwest had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim

Qwest denies. In September 2002, Qwest filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. The case is now in the class certification stage, which Qwest is challenging.

        From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. In 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

        Several purported class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against Qwest on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in Qwest's favor. A new Louisiana class action complaint has recently been filed. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois proceeding. Class certification has not been resolved yet in the other proceedings. The complaints challenge Qwest's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge Qwest's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenges Qwest's right to install fiber optic cable in any right-of-way, including public highways. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit Qwest to install Qwest's fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which Qwest's network passes. The Alabama, California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which Qwest's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, Qwest filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions are stayed. The settlement and the court's injunction are opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. At this time, Qwest cannot determine whether such settlement will be ultimately approved or the final cost of the settlement if it is approved.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. Qwest is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On January 27, 2004, the Arizona Superior Court granted Qwest's motion to dismiss the state and federal securities law claims. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims.

        The Internal Revenue Service, or the IRS, has proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves our allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by us. The IRS disputes our allocation of the costs between us and third parties for whom we were building similar network assets during the same time period. Similar claims have been asserted against us with respect to 1997 and 1998, and it is possible that claims could be made against us for other periods. We are contesting these claims and do not believe they will be successful. Even if they are, we believe that any significant tax obligations will be substantially offset as a result of available net operating losses and tax sharing arrangements. However, the ultimate outcomes of these matters are uncertain and we can give no assurance as to whether they will have a material effect on our financial results.

        We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

Intellectual Property

        We frequently receive offers to take licenses for patent and other intellectual rights, including rights held by competitors in the telecommunications industry, in exchange for royalties or other substantial consideration. We also regularly are the subject of allegations that our products or services infringe upon various intellectual property rights, and receive demands that we discontinue the alleged infringement. We normally investigate such offers and allegations and respond appropriately, including defending our self vigorously when appropriate. There can be no assurance that, if one or more of these allegations proved to have merit and involved significant rights, damages or royalties, this would not have a material adverse effect on us. We have provided for certain of the above intellectual property matters in our consolidated financial statements as of December 31, 2003. Although the ultimate resolution of these claims is uncertain, we do not expect any material adverse impacts as a result of the resolution of these matters.

Rights of Way

        We have transferred optical capacity assets on our network primarily to other telecommunications service carriers in the form of IRU transactions involving specific channels on our "lit" network or specific dark fiber strands. These IRUs provide for the exclusive right to use a specified amount of capacity or fiber for a specified period reflecting the estimated useful life of the optical capacity asset, typically 20 years or more. Typically, at or before the end of the IRU term, ownership of the optical capacity asset will have passed to the customer. Our fiber optic broadband network is generally located in real property pursuant to an agreement with the property owner or another person with rights to the property. It is possible that we may lose our rights under one or more of such agreements, due to their termination or their expiration. If we lose any such rights of way and are unable to renew them, we may find it necessary to move or replace the affected portions of the network. However, we do not expect any material adverse impacts as a result of the loss of any such rights.

Note 18: Subsequent Events

Contingencies

  Debt-related Matters

        On February 5, 2004, Qwest issued a total of $1.775 billion of senior notes which consisted of $750 million in floating rate notes due in 2009 with interest at LIBOR plus 3.50%, $525 million fixed rate notes due in 2011 with an interest rate of 7.25%, and $500 million fixed rate notes due in 2014 with an interest rate of 7.50%. These notes are guaranteed by QCF and QSC. The guarantee by QCF is on a senior unsecured basis and the guarantee by QSC is on a senior subordinated secured basis. The QSC guarantee is secured by a lien on the stock of QC. This collateral also secures other obligations of QSC, but the lien securing the QSC guarantee is (1) junior to the lien securing senior debt secured by the collateral, including the 2004 QSC Credit Facility, and (2) senior to the lien securing the 2007, 2010 and 2014 QSC notes and certain other obligations. Upon the release of the liens securing the 2007, 2010 and 2014 QSC notes and certain other obligations, subject to certain conditions, this collateral will be released and the subordinated provisions will terminate such that the 2009, 2011 and 2014 Qwest notes will be guaranteed on a senior unsecured basis by QSC. The covenant and default terms of these notes include but are not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on dividends and loans and other payment restrictions; (iv) limitations on asset sales or transfers; (v) limitations on transactions with affiliates; (vi) limitations on liens; (vii) limitations on mergers and consolidations and (viii) limitations on business activities. If the notes receive investment grade ratings, most of the covenants with respect to the notes will be subject to suspension or termination. Under the indenture governing the notes, we must repurchase the notes upon certain changes of control. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in the aggregate in excess of $100 million.

        The net proceeds from the notes were used for general corporate purposes, including repayment of indebtedness. Concurrent with the issuance of the notes, QSC paid off in full the outstanding balance of $750 million and terminated the QSC Credit Facility and QSC also established a new three-year $750 million revolving credit facility, (the "2004 QSC Credit Facility"). If drawn, the 2004 QSC Credit Facility would, at our election, bear interest at a rate of adjusted LIBOR or a base rate, in each case plus an applicable margin. Such margin varies based upon the credit ratings of the facility and is currently 3% for LIBOR based borrowings and 2% for base rate borrowings. The 2004 QSC Credit Facility is guaranteed by Qwest Communications International Inc.

        The 2004 QSC Credit Facility contains financial covenants that (i) require Qwest and its consolidated subsidiaries to maintain a debt-to-Consolidated EBITDA ratio (Consolidated EBITDA as defined in the 2004 QSC Credit Facility is a measure of EBITDA that starts with our net income (loss) and adjusts for taxes, interest and non-cash and certain non-recurring items) of not more than 6.0-to-1.0 and (ii) require QC and its consolidated subsidiaries to maintain a debt-to-consolidated

EBITDA ratio of not more than 2.5-to-1.0. These financial covenants will be suspended while the 2004 QSC Credit Facility remains undrawn. The 2004 QSC Credit Facility contains certain other covenants including, but not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on using any proceeds to pay settlements or judgments relating to investigations and securities actions discussed in "Contingencies" in Note 17; (iv) limitations on dividends and other payment restrictions; (v) limitations on mergers, consolidations and asset sales; (vi) limitations on investments; and (vii) limitations on liens. We must pay down the 2004 QSC Credit Facility upon certain changes of control. The 2004 QSC Credit Facility also contains provisions for cross acceleration and cross payment default relating to any other of our debt obligations and the debt obligations of our subsidiaries in the aggregate in excess of $100 million. We have not borrowed against the 2004 QSC Credit Facility. The 2004 QSC Credit Facility is secured by a senior lien on the stock of QC.

        On February 26, 2004, we completed a cash tender offer for the purchase of up to $963 million of aggregate principal amount of QCF's 5.875% notes due in August 2004. We received and accepted tenders of approximately $921 million in total principal amount of the QCF notes for $939 million in cash.

        On March 15, 2004, QC notified the trustee of various series of its notes and debentures of its intention to redeem all $100 million outstanding principal amount of its 5.65% Notes due November 1, 2004 and all $40.8 million outstanding principal amount of its 39 Year 5.5% Debentures due June 1, 2005. The redemption date for each of these redemptions is May 1, 2004, at which time all related interest will cease to accrue.

  Legal Matters

        On February 9, 2004, Stichting Pensioenfonds ABP ("SPA"), filed suit against us, certain of our current and former directors, officers, and employees, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. SPA alleges that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in Qwest's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of Qwest's revenues and growth prospects. SPA alleges claims against Qwest and certain of the individual defendants for violations of sections 18 and 10(b) of the Exchange Act, and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, misrepresentation and conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause Qwest to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act and alleges other claims against defendants other than Qwest. SPA seeks among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. On April 19, 2004, defendants filed motions to dismiss, which are pending before the court.

        On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which we were a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants us, certain of our former executives who were also on the supervisory board of KPNQwest, and others.

        On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against us, certain of our former employees, and certain unidentified persons in the District Court for the City and County of Denver. SHC alleges that the defendants engaged in fraudulent conduct by a variety of actions, including issuing false and misleading financial statements. The complaint alleges claims against us and the other defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation. SHC alleges damages of $17 million. SHC seeks compensatory and punitive damages, interests, costs and attorneys' fees. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado, where it is now pending.

        On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against us in the District Court for the City and County of Denver. The allegations of the TRSL complaint are substantially the same as the suit filed against us by SHC, except that TRSL alleges damages of $17 to 23 million. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado, where it is now pending.

Note 19: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2003
Operating revenue	$3,624	$3,596	$3,570	$3,498	$14,288
Operating income (loss)	183	177	(523)	(91)	(254)
Loss from continuing operations*	(120)	(125)	(686)	(382)	(1,313)
Net income (loss)	152	(64)	1,831	(407)	1,512
Basic and diluted earnings (loss) per share:
Loss from continuing operations*	(0.07)	(0.07)	(0.39)	(0.22)	(0.76)
Net income (loss)	0.09	(0.04)	1.05	(0.23)	0.87
2002
Operating revenue	$3,983	$3,911	$3,772	$3,705	$15,371
Operating (loss) income	(94)	(19,276)	76	377	(18,917)
(Loss) income from continuing operations*	(975)	(17,458)	(238)	1,053	(17,618)
Net (loss) income	(23,650)	(17,430)	(123)	2,735	(38,468)
Basic and diluted earnings (loss) per share:
(Loss) income from continuing operations*	(0.59)	(10.41)	(0.14)	0.62	(10.48)
Net (loss) income	(14.19)	(10.39)	(0.07)	1.61	(22.87)

*
Income (loss) from continuing operations is before results from discontinued operations and cumulative effect of changes in accounting principle.

First Quarter 2003

        Included in net income (loss) is after-tax gain of $13 million on the early retirement of debt; an after-tax income of $66 million primarily related to the operation of our directory publishing business that was recorded as income from discontinued operations and an after-tax gain of $206 million resulting from the adoption of SFAS No. 143, relating to the reversal of net removal costs where there was not a legal removal obligation.

Second Quarter 2003

        Included in net income (loss) is after-tax income of $61 million primarily related to the operation of our directory publishing business that was recorded as income from discontinued operations.

Third Quarter 2003

        Included in net income (loss) is an after-tax charge of $140 million for impairment of assets (primarily cell sites, switches, related tools and equipment inventory and certain information technology systems supporting the wireless network); after-tax income of $2.517 billion primarily related to the operation and gain associated with the sale of the remaining part of our directory publishing business that was recorded as income from discontinued operations; an after-tax charge of $241 million resulting from the termination of services arrangements with Calpoint and another service provider and includes an after-tax charge of $23 million for restructuring charges.

Fourth Quarter 2003

        Included in net income (loss) is an after-tax charge of $29 million for restructuring charges and an after-tax charge of $61 million for litigation related losses.

First Quarter 2002

        Included in net income (loss) is an after-tax charge of $614 million for losses and impairment of investment in KPNQwest; after-tax income of $125 million related to the operation of our directory publishing business which was recorded as income from discontinued operations; and an after-tax charge of $22.8 billion relating to the reduction in the carrying value of goodwill recorded as a cumulative effect of adopting SFAS No. 142 effective January 1, 2002.

Second Quarter 2002

        Included in net income (loss) is an after-tax charge of $8.483 billion for impairment under SFAS No. 142 of the entire remaining balance of goodwill; an after-tax charge of $6.429 billion for the impairment of assets (primarily property, plant and equipment) under SFAS No. 144; an after-tax charge of $576 million for losses and impairment of the investment in KPNQwest; a non-cash charge of $1.7 billion to establish a valuation allowance against the 2002 deferred tax assets; and after-tax income of $28 million related to the operation of our directory publishing business which was recorded as income from discontinued operations.

Third Quarter 2002

        Included in net income (loss) is an after-tax charge of $83 million for restructuring charges and after-tax income of $115 million related to the operation of our directory publishing business that was recorded as income from discontinued operations.

Fourth Quarter 2002

        Included in net income (loss) is an after-tax gain of $1.117 billion on the early retirement of debt and after-tax income and gain of $1.682 billion related to the operation and partial sale of our directory publishing services business that was recorded as income and gain from discontinued operations.

Note 20: Supplemental Guarantor Information

        On February 5, 2004, Qwest (issuer) issued a total of $1.775 billion of senior notes which consisted of $750 million in floating rate notes due in 2009 with interest at LIBOR plus 3.50%, $525 million fixed rate notes due in 2011 with an interest rate of 7.25%, and $500 million fixed rate notes due in 2014 with an interest rate of 7.50%. These notes are guaranteed by QCF and QSC (Subsidiary Guarantors), see further discussion in Note 8—Borrowings. The guarantees are full and unconditional, and joint and several. A significant amount of the issuer's income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the issuer's debt service obligations are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as our financial condition and operating requirements and those of our subsidiaries, could limit the issuer's ability to obtain cash for the purpose of meeting its debt service obligation including the payment of principal and interest on the notes.

        The following information sets forth our Condensed Consolidating Balance Sheets as of December 31, 2003 and 2002 and the condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2003, 2002 and 2001.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

		Subsidiary Guarantors		Non-Guarantors
	Issuer of Notes	Qwest Capital Funding	Qwest Services Corp.	Issuer Subsidiary	QSC Subsidiaries	Eliminations	QCII Consolidated
	(Dollars in millions)
Total operating revenues	$—	$—	$1,537	$39	$14,283	$(1,571)	$14,288
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	—	—	1,489	—	6,342	(1,445)	6,386
Selling, general and administrative	174	—	—	37	4,561	(126)	4,646
Depreciation and amortization	—	—	1	—	3,166	—	3,167
Asset impairment charges	—	—	—	—	230	—	230
Restructuring and merger related charges	—	—	—	—	113	—	113

Total operating expenses	174	—	1,490	37	14,412	(1,571)	14,542

Operating (loss) income	(174)	—	47	2	(129)	—	(254)

Other expense (income):
Interest expense—net	99	849	578	—	1,947	(1,716)	1,757
Loss (gain) on early retirement of debt	52	(129)	—	—	39	—	(38)
Other (income) expense—net	(34)	(1,298)	(372)	1	(154)	1,716	(141)
Income from equity investments in subsidiaries	(1,584)	—	(289)	—	—	1,873	—

Total other (income) expense—net	(1,467)	(578)	(83)	1	1,832	1,873	1,578

Income (loss) before tax, discontinued operations and change in accounting principle	1,293	578	130	1	(1,961)	(1,873)	(1,832)
Income tax benefit (expense)	219	(220)	1,094	1	(575)	—	519

Income (loss) from continuing operations	1,512	358	1,224	2	(2,536)	(1,873)	(1,313)
Discontinued operations:
Income from and gain on sale of discontinued operations, net of taxes	—	—	—	—	2,619	—	2,619

Income before cumulative effect of change in accounting principle	1,512	358	1,224	2	83	(1,873)	1,306
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	206	—	206

Net income	$1,512	$358	$1,224	$2	$289	$(1,873)	$1,512

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

		Subsidiary Guarantors		Non-Guarantors
	Issuer of Notes	Qwest Capital Funding	Qwest Services Corp.	Issuer Subsidiary	QSC Subsidiaries	Eliminations	QCII Consolidated
	(Dollars in millions)
Total operating revenues	$—	$—	$1,585	$33	$15,367	$(1,614)	$15,371
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	—	—	1,509	—	6,007	(1,484)	6,032
Selling, general and administrative	79	—	—	34	5,236	(130)	5,219
Depreciation and amortization	—	—	4	—	3,843	—	3,847
Goodwill impairment charge	—	—	—	—	8,483	—	8,483
Asset impairment charges	—	—	—	—	10,525	—	10,525
Restructuring and merger related charges	—	—	—	—	182	—	182

Total operating expenses	79	—	1,513	34	34,276	(1,614)	34,288

Operating loss (income)	(79)	—	72	(1)	(18,909)	—	(18,917)

Other expense (income):
Interest expense—net	9	1,193	77	—	1,952	(1,442)	1,789
Gain on early retirement of debt	—	(1,836)	—	—	—	—	(1,836)
Other expense (income)—net	1,046	(1,387)	(160)	(1)	305	1,442	1,245
Loss from equity investments in subsidiaries	38,174	—	43,417	—	—	(81,591)	—

Total other expense (income)—net	39,229	(2,030)	43,334	(1)	2,257	(81,591)	1,198

(Loss) income before tax, discontinued operations and change in accounting principle	(39,308)	2,030	(43,262)	—	(21,166)	81,591	(20,115)
Income tax benefit (expense)	840	(772)	3,830	—	(1,401)	—	2,497

(Loss) income from continuing operations	(38,468)	1,258	(39,432)	—	(22,567)	81,591	(17,618)
Discontinued operations:
Income from and gain on sale of discontinued operations, net of taxes	—	—	—	—	1,950	—	1,950

(Loss) income before cumulative effect of change in accounting principle	(38,468)	1,258	(39,432)	—	(20,617)	81,591	(15,668)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	(22,800)	—	(22,800)

Net (loss) income	$(38,468)	$1,258	$(39,432)	$—	$(43,417)	$81,591	$(38,468)

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

		Subsidiary Guarantors		Non-Guarantors
	Issuer of Notes	Qwest Capital Funding	Qwest Services Corp.	Issuer Subsidiary	QSC Subsidiaries	Eliminations	QCII Consolidated
	(Dollars in millions)
Total operating revenues	$—	$—	$1,221	$20	$16,528	$(1,239)	$16,530
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	—	—	1,238	—	6,586	(1,190)	6,634
Selling, general and administrative	1	—	—	26	5,518	(49)	5,496
Depreciation and amortization	—	—	7	—	5,357	—	5,364
Asset impairment charges	—	—	—	—	251	—	251
Restructuring and merger related charges	—	—	—	—	1,137	—	1,137

Total operating expenses	1	—	1,245	26	18,849	(1,239)	18,882

Operating loss	(1)	—	(24)	(6)	(2,321)	—	(2,352)

Other expense (income):
Interest expense—net	—	1,040	8	—	1,498	(1,109)	1,437
Loss on early retirement of debt	—	—	—	—	106	—	106
Other (income) expense—net	3,491	(1,109)	(80)	(2)	58	1,109	3,467
Loss from equity investments in subsidiaries	2,110	—	4,292	—	—	(6,402)	—

Total other expense (income)—net	5,601	(69)	4,220	(2)	1,662	(6,402)	5,010

(Loss) income before tax, discontinued operations and change in accounting principle	(5,602)	69	(4,244)	(4)	(3,983)	6,402	(7,362)
Income tax (expense) benefit	(1)	(26)	2,094	1	(823)	—	1,245

(Loss) income from continuing operations	(5,603)	43	(2,150)	(3)	(4,806)	6,402	(6,117)
Discontinued operations:
Income from and gain on sale of discontinued operations, net of taxes	—	—	—	—	490	—	490

(Loss) income before cumulative effect of change in accounting principle	(5,603)	43	(2,150)	(3)	(4,316)	6,402	(5,627)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	24	—	24

Net (loss) income	$(5,603)	$43	$(2,150)	$(3)	$(4,292)	$6,402	$(5,603)

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2003

		Subsidiary Guarantors		Non-Guarantors
	Issuer of Notes	Qwest Capital Funding	Qwest Services Corp.	Issuer Subsidiary	QSC Subsidiaries	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$499	$55	$1,202	$—	$1,756
Accounts receivable—net	—	—	—	—	1,835	—	1,835
Accounts receivable—affiliates	1,054	20,164	12,697	—	1,108	(35,023)	—
Deferred income taxes	—	—	(24)	—	183	—	159
Prepaid and other assets	—	—	44	3	619	—	666

Total current assets	1,054	20,164	13,216	58	4,947	(35,023)	4,416

Property, plant and equipment—net	—	—	4	—	18,145	—	18,149
Other intangible assets—net	—	—	—	—	1,549	—	1,549
Investments in subsidiaries	(2,257)	—	(15,522)	—	—	17,779	—
Other assets	348	46	282	—	1,436	(10)	2,102

Total assets	$(855)	$20,210	$(2,020)	$58	$26,077	$(17,254)	$26,216

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current borrowings	$4	$963	$1	$—	$901	$—	$1,869
Current borrowings—affiliates	789	12,091	—	—	21,877	(34,757)	—
Accounts payable and other current liabilities	26	198	1,234	12	2,485	(276)	3,679
Current taxes payable	(1,035)	1,042	(1,566)	(7)	1,566	—	—

Total current liabilities	(216)	14,294	(331)	5	26,829	(35,033)	5,548

Long-term borrowings	127	3,978	4,301	—	7,233	—	15,639
Post-retirement and other post-employment benefit obligations	—	—	249	—	3,076	—	3,325
Deferred income taxes	3	—	(2,355)	—	2,473	—	121
Other long-term liabilities	247	—	323	41	1,988	—	2,599

Total liabilities	161	18,272	2,187	46	41,599	(35,033)	27,232

Stockholders' (deficit) equity	(1,016)	1,938	(4,207)	12	(15,522)	17,779	(1,016)

Total liabilities and stockholders' (deficit) equity	$(855)	$20,210	$(2,020)	$58	$26,077	$(17,254)	$26,216

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

FOR THE YEAR ENDED DECEMBER 31, 2002

		Subsidiary Guarantors		Non-Guarantors
	Issuer of Notes	Qwest Capital Funding	Qwest Services Corp.	Issuer Subsidiary	QSC Subsidiaries	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$1,689	$44	$520	$—	$2,253
Accounts receivable—net	—	—	—	(3)	2,347	—	2,344
Accounts receivable—affiliates	1,086	17,489	8,828	4	(114)	(27,293)	—
Deferred income taxes	—	—	647	—	251	—	898
Prepaid and other assets	—	—	(192)	3	751	—	562
Assets held for sale	—	—	—	—	315	—	315

Total current assets	1,086	17,489	10,972	48	4,070	(27,293)	6,372

Property, plant and equipment—net	—	—	3	—	19,009	—	19,012
Other intangible assets—net	—	—	—	—	1,612	—	1,612
Investments in subsidiaries	(3,578)	—	(10,828)	—	—	14,406	—
Deferred income taxes	(28)	24	2,722	1	(2,321)	—	398
Other assets	133	40	101	—	1,673	4	1,951

Total assets	$(2,387)	$17,553	$2,970	$49	$24,043	$(12,883)	$29,345

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current borrowings	$1	$—	$750	$—	$2,021	$—	$2,772
Current borrowings—affiliates	150	7,480	2,248	5	16,441	(26,324)	—
Accounts payable and other current liabilities	21	229	1,267	8	3,345	(985)	3,885
Current taxes payable	(816)	823	(1,413)	(7)	1,413	—	—
Liabilities associated with discontinued operations	—	—	—	—	225	—	225

Total current liabilities	(644)	8,532	2,852	6	23,445	(27,309)	6,882

Long-term borrowings	1,087	7,645	4,618	—	6,418	—	19,768
Post-retirement and other post-employment benefit obligations	—	—	228	—	2,847	—	3,075
Other long-term liabilities	—	—	235	34	2,161	20	2,450

Total liabilities	443	16,177	7,933	40	34,871	(27,289)	32,175

Stockholders' (deficit) equity	(2,830)	1,376	(4,963)	9	(10,828)	14,406	(2,830)

Total liabilities and stockholders' (deficit) equity	$(2,387)	$17,553	$2,970	$49	$24,043	$(12,883)	$29,345

Independent Auditors' Report

The Board of Directors and Stockholders
Qwest Communications International Inc.:

        The audits referred to in our report dated March 2, 2004, except for notes 17, 18 and 20, as to which the date is April 30, 2004, included the related consolidated financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Denver, Colorado
March 2, 2004

QWEST COMMUNICATIONS INTERNATIONAL INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(dollars in millions)

	Balance at beginning of period	Charged to expense	Deductions	Balance at end of period
Allowance for doubtful accounts:
2003	$360	$304	$384	$280
2002	402	511	553	360
2001	305	615	518	402

PROSPECTUS

$1,775,000,000

Qwest Communications International Inc.

Guaranteed by
Qwest Services Corporation and
Qwest Capital Funding, Inc.

Exchange Offer for All Outstanding

7 1/4% Senior Notes due 2011
(CUSIP Nos. 749121BNS and 474905AT4)
for new
7 1/4% Senior Notes due 2011
which have been registered under the Securities Act of 1933

and
7 1/2% Senior Notes due 2014
(CUSIP Nos. 749121BQ1 and 474905AU1)
for new
7 1/2% Senior Notes due 2014
which have been registered under the Securities Act of 1933

and
Floating Rate Senior Notes due 2009
(CUSIP Nos. 749121BS7 and 474905AV9)
for new
Floating Rate Senior Notes due 2009
which have been registered under the Securities Act of 1933

              , 2004

PART II

Item 20. Indemnification of Directors and Officers

        The following summaries are subject to the complete text of the statutes and organizational documents of the registrants described below and are qualified in their entirety by reference thereto.

        Qwest Communications International Inc. ("QCII"), the issuer of the notes, is a Delaware corporation. Qwest Services Corporation ("QSC"), and Qwest Capital Funding, Inc. ("QCF"), each guarantors of the notes, are Colorado corporations.

  Qwest Communications International Inc., a Delaware corporation

        QCII's Amended and Restated Bylaws provide for indemnification of its directors and officers against any liability incurred in connection with any proceeding in which such person may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an indemnified capacity, except to the extent that any such indemnification against a particular liability is expressly prohibited by applicable law or where a judgment or other final adjudication adverse to such person establishes, or where it is determined in accordance with applicable law, that his or her acts or omissions (i) were in breach of such person's duty of loyalty to QCII or its stockholders, (ii) were not in good faith or involved intentional misconduct or a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit.

        Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in part that a Delaware corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Further subsections of DGCL Section 145 provide that:

  (1)
  to the extent a present or former director of officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith;

  (2)
  the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; or

  (3)
  the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        As used in the discussion of Delaware law in this Item 20, the term "proceeding" means any threatened, pending or completed action, suit, or proceeding, whether or not by or in the right of QCII, and whether civil, criminal, administrative, investigative or otherwise.

        Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of QCII under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

        Under Section 102(b)7 of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, QCII may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company. As permitted by Section 102 of the DGCL, QCII's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to QCII and its stockholders except for liability for any breach of the director's duty of loyalty to QCII or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, arising under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

  Qwest Services Corporation and Qwest Capital Funding, Inc., each a Colorado corporation

        The Bylaws of QSC and the Bylaws of QCF each provide for the indemnification of directors and officers to the extent permissible under applicable law. Section 7-109-102 of the Colorado Business Corporation Act (the "CBCA") specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses incurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding. The rights granted by the Bylaws of QSC and the Bylaws of QCF will not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of expenses may be entitled under any statute, articles of incorporation, agreement, contract of insurance, vote of shareholders or disinterested directors, or otherwise. The rights of indemnification and advancement of expenses provided by or granted pursuant to the Bylaws of QSC or the Bylaws of QCF will continue as to a person who has ceased to be an indemnified representative in respect of matters arising before such time and will inure to the benefit of the heirs, executors, administrators, and personal representatives of such a person. The Amended and Restated Articles of Incorporation of QSC and QCF eliminate the personal liability of any director of the corporation to the corporation and its shareholders for monetary damages for any breaches of fiduciary duties as a director, to the fullest extent permitted by the CBCA.

        The directors and officers of QSC, QCF and QCII are covered by insurance policies insuring them against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

  (b)
  Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts

Item 22. Undertakings

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Qwest Communications International Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 3, 2004.

QWEST COMMUNICATIONS INTERNATIONAL INC.
By:	/s/ OREN G. SHAFFER
	Name:	Oren G. Shaffer
	Title:	Vice Chairman and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Richard C. Notebaert	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	May 3, 2004
/s/ OREN G. SHAFFER Oren G. Shaffer	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 3, 2004
* John W. Richardson	Controller and Senior Vice President (Principal Accounting Officer)	May 3, 2004
* Linda G. Alvarado	Director	May 3, 2004
* Philip F. Anschutz	Director	May 3, 2004
Charles L. Biggs	Director	May 3, 2004
K. Dane Brooksher	Director	May 3, 2004

* Thomas J. Donohue	Director	May 3, 2004
* Jordan L. Haines	Director	May 3, 2004
* Cannon Y. Harvey	Director	May 3, 2004
* Peter S. Hellman	Director	May 3, 2004
* Vinod Khosla	Director	May 3, 2004
* Frank P. Popoff	Director	May 3, 2004
* Craig D. Slater	Director	May 3, 2004
* W. Thomas Stephens	Director	May 3, 2004
*By:	/s/ OREN G. SHAFFER Oren G. Shaffer Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Qwest Services Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 3, 2004.

QWEST SERVICES CORPORATION
By:	/s/ OREN G. SHAFFER
	Name:	Oren G. Shaffer
	Title:	Vice Chairman and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD C. NOTEBAERT Richard C. Notebaert	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	May 3, 2004
/s/ OREN G. SHAFFER Oren G. Shaffer	Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 3, 2004
/s/ JOHN W. RICHARDSON John W. Richardson	Controller and Senior Vice President (Principal Accounting Officer)	May 3, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act, Qwest Capital Funding, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 3, 2004.

QWEST CAPITAL FUNDING, INC.
By:	/s/ OREN G. SHAFFER
	Name:	Oren G. Shaffer
	Title:	Vice Chairman and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD C. NOTEBAERT Richard C. Notebaert	Chief Executive Officer (Principal Executive Officer)	May 3, 2004
/s/ OREN G. SHAFFER Oren G. Shaffer	Sole Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 3, 2004
/s/ JOHN W. RICHARDSON John W. Richardson	Controller and Senior Vice President (Principal Accounting Officer)	May 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
(3.1)	Restated Certificate of Incorporation of Qwest Communications International Inc. (incorporated by reference to Qwest Communications International Inc.'s Registration Statement on Form S-4/A, filed September 17, 1999, File No. 333-81149).
(3.2)
Amended and Restated Bylaws of Qwest Communications International Inc., adopted as of July 1, 2002 (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).
(3.3)	Amended and Restated Articles of Incorporation of Qwest Services Corporation (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115).
(3.4)
Amended and Restated Bylaws of Qwest Services Corporation, effective as of February 13, 2003 (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115).
(3.5)	Amended and Restated Articles of Incorporation of Qwest Capital Funding, Inc. (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115).
(3.6)
Amended and Restated Bylaws of Qwest Capital Funding, Inc., effective as of February 13, 2003 (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115).
(4.1)
Indenture, dated as of February 5, 2004, among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and J.P. Morgan Trust Company (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
4.2	Security and Pledge Agreement, dated as of February 5, 2004, between Qwest Services Corporation and BNY Asset Solutions LLC, as Collateral Agent.
(4.3)
Registration Rights Agreement, dated February 5, 2004, among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and the Initial Purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
5.1	Opinion of Gibson, Dunn & Crutcher LLP.**
(10.1)
Agreement and Plan of Merger, dated as of July 18, 1999 between U S West, Inc. and Qwest Communications International Inc. (incorporated by reference to Qwest Communications International Inc.'s Form S-4/A filed on August 13, 1999, File No. 333-81149).
(10.2)	Equity Incentive Plan, as amended (incorporated by reference to Qwest Communications International Inc.'s 2000 Proxy Statement for the Annual Meeting of Stockholders, File No. 001-15577).*
(10.3)	Employee Stock Purchase Plan (incorporated by reference to Qwest Communications International Inc.'s 2003 Proxy Statement for the Annual Meeting of Stockholders, File No. 001-15577).*

(10.4)	Nonqualified Employee Stock Purchase Plan (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.5)	Deferred Compensation Plan (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, File No. 000-22609).*
(10.6)
Equity Compensation Plan for Non-Employee Directors (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-22609).*
(10.7)
Deferred Compensation Plan for Nonemployee Directors (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 001-15577).*
(10.8)	Qwest Savings & Investment Plan, as amended and restated (incorporated by reference to Qwest Communications International Inc.'s Form S-8 filed on January 15, 2004, File No. 333-111923).*
(10.9)
Registration Rights Agreement, dated as of April 18, 1999, with Anschutz Company and Anschutz Family Investment Company LLC (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K/A, filed April 28, 1999, File No. 000-22609).
(10.10)
Common Stock Purchase Agreement, dated as of April 19, 1999, with BellSouth Enterprises, Inc. (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K/A, filed April 28, 1999, File No. 000-22609).
(10.11)
Securities Purchase Agreement, dated January 16, 2001, with BellSouth Corporation (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 001-15577).
(10.12)	Employee Matters Agreement between MediaOne Group and U S WEST, dated June 5, 1998 (incorporated by reference to U S WEST's Current Report on Form 8-K/A, dated June 26, 1998, File No. 1-14087).
(10.13)	Tax Sharing Agreement between MediaOne Group and U S WEST, dated June 5, 1998 (incorporated by reference to U S WEST's Current Report on Form 8-K/A, dated June 26, 1998, File No. 1-14087).
(10.14)
Indenture, dated as of October 15, 1997, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 9.47% Senior Discount Notes due 2007 and 9.47% Series B Senior Discount Notes due 2007 as an exhibit thereto) (incorporated by reference to exhibit 4.1 of Qwest Communications International Inc.'s Form S-4 as declared effective on January 5, 1998, File No. 333-42847).
(10.15)
Indenture, dated as of August 28, 1997, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 10 7/8% Series B Senior Discount Notes due 2007 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-22609).

(10.16)
Indenture, dated as of January 29, 1998, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 8.29% Senior Discount Notes due 2008 and 8.29% Series B Senior Discount Notes due 2008 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-22609).
(10.17)
Indenture, dated as of November 4, 1998, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 7.50% Senior Discount Notes due 2008 and 7.50% Series B Senior Discount Notes due 2008 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Registration Statement on Form S-4, filed February 2, 1999, File No. 333-71603).
(10.18)
Indenture, dated as of November 27, 1998, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 7.25% Senior Discount Notes due 2008 and 7.25% Series B Senior Discount Notes due 2008 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Registration Statement on Form S-4, filed February 2, 1999, File No. 333-71603).
(10.19)
Indenture, dated as of June 23, 1997, between LCI International, Inc. and First Trust National Association, as trustee, providing for the issuance of Senior Debt Securities, including Resolutions of the Pricing Committee of the Board of Directors establishing the terms of the 7.25% Senior Notes due June 15, 2007 (incorporated by reference to LCI's Current Report on Form 8-K, dated June 23, 1997, File No. 001-12683).
(10.20)
Indenture, dated as of June 29, 1998, by and among U S WEST Capital Funding, Inc., U S WEST, Inc., and The First National Bank of Chicago (now known as Bank One Trust Company, N. A.), as Trustee (incorporated by reference to U S WEST's Current Report on Form 8-K, dated November 18, 1998, File No. 1-14087).
(10.21)
First Supplemental Indenture, dated as of June 30, 2000, by and among U S WEST Capital Funding, Inc., U S WEST, Inc., Qwest Communications International Inc., and Bank One Trust Company, as Trustee (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 001-15577).
(10.22)
First Supplemental Indenture, dated as of February 16, 2001, to the Indenture, dated as of January 29, 1998, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 8.29% Senior Discount Notes due 2008 and 8.29% Series B Senior Discount Notes due 2008 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, File No. 001-15577).
(10.23)
First Supplemental Indenture, dated as of February 16, 2001, to the Indenture, dated as of October 15, 1997, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 9.47% Senior Discount Notes due 2007 and 9.47% Series B Senior Discount Notes due 2007 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, File No. 001-15577).

(10.24)
First Supplemental Indenture, dated as of February 16, 2001, to the Indenture, dated as of August 28, 1997, with Bankers Trust Company (including form of Qwest Communications International Inc.'s 10 7/8% Series B Senior Discount Notes due 2007 as an exhibit thereto) (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, File No. 001-15577).
(10.25)
Indenture, dated as of December 26, 2002, between Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K filed on January 10, 2003, File No. 001-15577).
(10.26)
First Supplemental Indenture, dated as of December 26, 2002, by and among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), supplementing the Indenture, dated as of November 4, 1998, with Bankers Trust Company (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.27)
First Supplemental Indenture, dated as of December 26, 2002, by and among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), supplementing the Indenture, dated as of November 27, 1998, with Bankers Trust Company (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.28)
Second Supplemental Indenture, dated as of December 4, 2003, by and among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Bank One Trust Company, N.A. (as successor in interest to Bankers Trust Company), supplementing the Indenture, dated as of November 4, 1998, with Bankers Trust Company (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.29)
Second Supplemental Indenture, dated as of December 4, 2003, by and among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Bank One Trust Company, N.A. (as successor in interest to Bankers Trust Company), supplementing the Indenture, dated as of November 27, 1998, with Bankers Trust Company (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.30)
Purchase Agreement, dated July 3, 2000, among Qwest Communications International Inc., Qwest Capital Funding, Inc. and Salomon Smith Barney Inc. (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 001-15577).

(10.31)
Purchase Agreement, dated August 16, 2000, among Qwest Communications International Inc., Qwest Capital Funding, Inc., Salomon Smith Barney Inc. and Lehman Brothers Inc., as Representatives of the several initial purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 001-15577).
(10.32)
Purchase Agreement, dated February 7, 2001, among Qwest Communications International Inc., Qwest Capital Funding, Inc., Banc of America Securities LLC and Chase Securities Inc. as Representatives of the several initial purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 001-15577).
(10.33)
Purchase Agreement, dated July 25, 2001, among Qwest Communications International Inc., Qwest Capital Funding, Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Inc., as Representatives of the several initial purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 001-15577).
(10.34)
Registration Rights Agreement, dated July 30, 2001, among Qwest Communications International Inc., Qwest Capital Funding, Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Inc., as Representatives of the several initial purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 001-15577).
(10.35)
Registration Rights Agreement, dated as of December 26, 2002, among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K, dated January 10, 2003, File No. 001-15577).
(10.36)
Purchase Agreement, dated as of August 19, 2002, between Qwest Communications International Inc., Qwest Services Corporation, Qwest Dex, Inc. and Dex Holdings LLC (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K, dated August 22, 2002, File No. 001-15577).
(10.37)
Purchase Agreement, dated as of August 19, 2002, between Qwest Communications International Inc., Qwest Services Corporation, Qwest Dex, Inc. and Dex Holdings LLC (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K, dated August 22, 2002, File No. 001-15577).
(10.38)
Term Loan Agreement, dated as of June 9, 2003, by and among Qwest Corporation, the Lenders listed therein, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole book-runner, joint lead arranger and syndication agent, and Credit Suisse First Boston, acting through its Cayman Islands branch as joint lead arranger and administrative agent, and Deutsche Bank Trust Company Americas, as documentation agent and Deutsche Bank Securities, Inc. as arranger (incorporated by reference to Qwest Communications International Inc.'s Current Report on Form 8-K, dated June 10, 2003, File No. 001-15577).

(10.39)
Purchase Agreement, dated January 30, 2004, by and among Qwest Communications International Inc., Qwest Services Corporation, Qwest Capital Funding, Inc. and the Initial Purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.40)
Credit Agreement, dated as of February 5, 2004, among Qwest Communications International Inc., Qwest Services Corporation, the Lenders listed therein and Bank of America, N.A., as Administrative Agent (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, File No. 001-15577).
(10.41)
Employment Agreement, dated May 14, 2003, by and between Richard C. Notebaert and Qwest Services Corporation (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.42)
Aircraft Time Sharing Agreement, dated November 11, 2003, by and between Qwest Resources, Inc. and Richard C. Notebaert (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 001-15577).
(10.43)
Employment Agreement, dated May 14, 2003, by and between Oren G. Shaffer and Qwest Services Corporation (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.44)
Retention Agreement, dated May 8, 2002, by and between Qwest Communications International Inc. and Richard N. Baer (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.45)
Severance Agreement, dated July 21, 2003, by and between Qwest Communications International Inc. and Richard N. Baer (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.46)
Severance Agreement, dated July 21, 2003, by and between Qwest Communications International Inc. and Clifford S. Holtz (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.47)
Letter Agreement, dated April 19, 2001, by and between Qwest Communications International Inc. and Annette M. Jacobs (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.48)
Severance Agreement and General Release, dated September 17, 2003, by and between Qwest Communications International Inc. and Annette M. Jacobs (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*

(10.49)
Letter Agreement, dated August 20, 2003, by and between Qwest Communications International Inc. and Paula Kruger (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.50)
Severance Agreement, dated September 8, 2003, by and between Qwest Communications International Inc. and Paula Kruger (incorporated by reference to Qwest Communications International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-15577).*
(10.51)
Employment Agreement, dated May 14, 2003, by and between Barry K. Allen and Qwest Services Corporation (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115)*
(10.52)
Letter Agreement, dated March 27, 2003, by and between Qwest Communications International Inc. and John W. Richardson (incorporated by reference to Qwest Services Corporation's Registration Statement on Form S-4, File No. 333-115115) *
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the Registrants.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).**
23.2	Consent of KPMG LLP.
24.1	Qwest Communications International Inc. Power of Attorney.
25.1	Statement of Eligibility of Trustee, J.P. Morgan Trust Company, National Association, on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.3	Form of Notice of Guaranteed Delivery.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(
)     Previously filed.

*
Executive Compensation Plans and Arrangements.

**
To be filed by pre-effective amendment hereto.